Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SPIRIT AEROSYSTEMS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MERGER PROPOSED — YOUR VOTE IS IMPORTANT

Dear Stockholders of Spirit AeroSystems Holdings, Inc.:

On June 30, 2024, Spirit AeroSystems Holdings, Inc. (“Spirit”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), with The Boeing Company (“Boeing”) and Sphere Acquisition Corp., a wholly owned subsidiary of Boeing (“Merger Sub”), providing for the merger of Merger Sub with and into Spirit (the “Merger”), and for Spirit to be the surviving corporation in the Merger. Upon completion of the Merger, Spirit would be a wholly owned subsidiary of Boeing.

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Class A Common Stock, par value $0.01 per share, of Spirit (“Spirit Common Stock”) that is issued and outstanding immediately prior to the Effective Time (other than shares of Spirit Common Stock owned by Spirit, Boeing or any of their respective wholly owned subsidiaries, in each case not held on behalf of third parties) will be automatically cancelled and cease to exist and will be converted into the right to receive a number of shares of common stock, par value $5.00 per share, of Boeing (“Boeing Common Stock,” and such number of shares of Boeing Common Stock, the “Per Share Merger Consideration”) equal to an exchange ratio (the “Exchange Ratio”), which will depend on the volume weighted average price per share of Boeing Common Stock on the New York Stock Exchange for the 15 consecutive trading days ending on and including the second full trading day prior to the Effective Time (the “Boeing Stock Price”). If the Boeing Stock Price is greater than $149.00 but less than $206.94, the Exchange Ratio will be the quotient obtained by dividing $37.25 by the Boeing Stock Price, rounded to four decimal places; if the Boeing Stock Price is greater than or equal to $206.94, the Exchange Ratio will be 0.1800; and if the Boeing Stock Price is equal to or less than $149.00, the Exchange Ratio will be 0.2500. Accordingly, if the Boeing Stock Price were between $149.00 and $206.94, the implied value of the Per Share Merger Consideration would be $37.25; if the Boeing Stock Price were greater than $206.94, the implied value of the Per Share Merger Consideration would be greater than $37.25; and if the Boeing Stock Price were less than $149.00, the implied value of the Per Share Merger Consideration would be less than $37.25. The Boeing Stock Price and the actual value of the Per Share Merger Consideration will depend on the trading price of Boeing Common Stock, which is subject to fluctuation, including during the period until the Effective Time. For illustrative purposes only, the following table presents the Exchange Ratio and the implied value of the Per Share Merger Consideration based on different values for the Boeing Stock Price:

Boeing Stock Price	Exchange Ratio	Implied Value of the Per Share Merger Consideration
$ 130.00	0.2500	$32.50
$149.00	0.2500	$37.25
$168.00	0.2217	$37.25
$187.00	0.1992	$37.25
$206.94	0.1800	$37.25
$ 226.00	0.1800	$40.68

Shares of Spirit Common Stock are listed on the New York Stock Exchange under the symbol “SPR.” Shares of Boeing Common Stock are listed on the New York Stock Exchange under the symbol “BA.” We encourage you to obtain current market quotations for both Spirit Common Stock and Boeing Common Stock.

In connection with the proposed Merger, Spirit will hold a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the holders of Spirit Common Stock will be asked to vote on (i) a proposal to adopt the Merger Agreement (the “Merger Agreement Proposal”), (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the Merger (the “Advisory Compensation Proposal”) and (iii) a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Merger Agreement Proposal (the “Adjournment Proposal”). Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Spirit Common Stock entitled to vote thereon, and approval of the Advisory Compensation Proposal and Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively and negatively on the applicable proposal, assuming a quorum is present. The Special Meeting will be held virtually via live audio webcast at www.virtualshareholdermeeting.com/SPR2025SM, on January 31, 2025, at 11:30 a.m. Central Time. The board of directors of Spirit unanimously recommends that stockholders of Spirit vote (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Advisory Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

Your vote is very important. The obligations of Spirit and Boeing to complete the Merger are subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including approval of the Merger Agreement Proposal by the stockholders of Spirit. We cannot complete the Merger unless the stockholders of Spirit vote to approve the Merger Agreement Proposal.

This proxy statement/prospectus contains or references detailed information about Spirit, Boeing, the Special Meeting, the Merger, the Merger Agreement and the business to be considered by the stockholders of Spirit at the Special Meeting. Please carefully read this entire proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 28 of this proxy statement/prospectus for a discussion of the risks relating to the Merger. You also can obtain information about Boeing and Spirit from documents that they have filed with the Securities and Exchange Commission.

Sincerely,

Robert D. Johnson

Chair of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated December 20, 2024 and is first being mailed to stockholders of Spirit on or about December 26, 2024.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

3801 South Oliver Street

Wichita, Kansas 67210

(316) 526-9000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 31, 2025

To the Stockholders of Spirit AeroSystems Holdings, Inc.:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Spirit AeroSystems Holdings, Inc. (“Spirit”), which will be conducted virtually via live audio webcast at www.virtualshareholdermeeting.com/SPR2025SM, on January 31, 2025, at 11:30 a.m. Central Time. There will be no physical location for the Special Meeting. The record date for the Special Meeting is December 20, 2024 (the “Record Date”). Only holders of record of Class A Common Stock, par value $0.01 per share, of Spirit (“Spirit Common Stock”) on the Record Date are entitled to receive notice of, and to vote at, the Special Meeting.

At the Special Meeting, we plan to ask you to vote on:

1.

a proposal (the “Merger Agreement Proposal”) to adopt the Agreement and Plan of Merger, dated June 30, 2024 (as it may be amended from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the accompanying proxy statement/prospectus, among Spirit, The Boeing Company (“Boeing”) and Sphere Acquisition Corp., a wholly owned subsidiary of Boeing (“Merger Sub”), providing for the merger of Merger Sub with and into Spirit (the “Merger”);

2.

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the Merger (the “Advisory Compensation Proposal”); and

3.

a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Merger Agreement Proposal (the “Adjournment Proposal”).

The accompanying proxy statement/prospectus describes the proposals listed above in more detail. You should carefully read and consider the accompanying proxy statement/prospectus in its entirety, including the annexes to the proxy statement/prospectus, and the documents incorporated by reference in the proxy statement/prospectus, as they contain important information about, among other things, the Merger and how it affects you.

The board of directors of Spirit (the “Spirit Board”) has unanimously (a) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (b) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Spirit and its stockholders, (c) resolved to recommend adoption of the Merger Agreement by the stockholders entitled to vote thereon and (d) directed that the Merger Agreement be submitted to stockholders of Spirit for adoption at a meeting of stockholders of Spirit to be held to consider the adoption of the Merger Agreement. The Spirit Board recommends that stockholders of Spirit vote (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Advisory Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

You will be able to attend the Special Meeting by visiting the Special Meeting website at www.virtualshareholdermeeting.com/SPR2025SM and entering a 16-digit control number. If you hold your shares of Spirit Common Stock as a stockholder of record, your 16-digit control number will be printed on your proxy card. If instead you hold your shares of Spirit Common Stock through an account with a bank, broker or other nominee, your bank, broker or other nominee may provide you with your 16-digit control number on the voting instruction form it furnishes to you; otherwise, you should contact your bank, broker or other nominee (preferably at least five business days before the date of the Special Meeting) for instructions on attending the Special Meeting. Refer to the section entitled “Questions and Answers” beginning on page 1 of the accompanying proxy statement/prospectus for additional information on how to participate in the Special Meeting.

Your vote is very important, regardless of the number of shares that you own. The Merger cannot be completed unless Spirit Stockholders adopt the Merger Agreement.

Please vote as promptly as possible, whether or not you expect to attend the Special Meeting via the Special Meeting website. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction form furnished by the bank, broker or other nominee. If you hold shares in your own name, please submit a proxy to have your shares voted as promptly as possible by (i) logging onto the website shown on your proxy card and following the instructions to vote online, (ii) dialing the toll-free number shown on your proxy card and following the instructions to vote by telephone or (iii) completing, dating, signing and returning the enclosed proxy card in the postage-prepaid envelope provided, so that your shares may be represented and voted at the Special Meeting if you later decide not to attend or become unable to attend. Submitting a proxy will also help to secure a quorum and avoid added solicitation costs. Submitting a proxy will not prevent you from voting at the Special Meeting via the Special Meeting website; any stockholder who is present at the Special Meeting via the Special Meeting website may vote, thereby revoking any previously submitted proxy. In addition, a proxy may also be revoked in writing before the Special Meeting in the manner described in the accompanying proxy statement/prospectus.

If you have questions about the matters to be voted on at the Special Meeting, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of Spirit Common Stock, please contact Spirit’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Ave., 20th Floor

New York, New York 10022

Stockholders, please call toll-free: (877) 456-3513

Banks and Brokerage Firms, please call: (212) 750-5833

By Order of the Board of Directors,

David E. Myers

Vice President, General Counsel and Corporate Secretary

December 20, 2024

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about The Boeing Company (“Boeing”) and Spirit AeroSystems Holdings, Inc. (“Spirit”) from other documents that is not included in or delivered with this proxy statement/prospectus, as permitted by the rules of the Securities and Exchange Commission (the “SEC”). For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find More Information” beginning on page 204 of this proxy statement/prospectus.

Copies of any of the documents incorporated by reference herein, excluding exhibits to those documents unless specifically incorporated by reference herein, are available without charge to stockholders of Spirit (“Spirit Stockholders”) upon written or oral request. To receive a copy of any such documents, please contact Boeing, Spirit or Spirit’s proxy solicitor at the following addresses and telephone numbers:

Mail Services, The Boeing Company P.O. Box 3707, Mail Code 3T-00 Seattle, Washington 98124-2207 (425) 965-4550

Spirit AeroSystems Holdings, Inc.

Attention: Corporate Secretary

3801 South Oliver Street

Wichita, Kansas 67210

(316) 526-9000

Innisfree M&A Incorporated

501 Madison Ave., 20th Floor

New York, New York 10022

Stockholders, please call toll-free: (877)  456-3513

Banks and Brokerage Firms, please call: (212) 750-5833

If you would like to request any of the documents that are incorporated by reference into this proxy statement/prospectus, please do so by January 24, 2025, which is five business days prior to the date of the special meeting of Spirit Stockholders (the “Special Meeting”), in order to receive them before the meeting.

You may also obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge through the SEC’s website at www.sec.gov. In addition, you may obtain copies of documents filed by Boeing with the SEC by accessing Boeing’s website at http://investors.boeing.com/investors and documents filed by Spirit with the SEC by accessing Spirit’s website at www.investor.spiritaero.com/corporate-profile/default.aspx. Boeing and Spirit are not incorporating the contents of the websites of the SEC, Boeing or Spirit into this proxy statement/prospectus. Boeing and Spirit are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Boeing, constitutes a prospectus of Boeing under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock, par value $5.00 per share, of Boeing (“Boeing Common Stock”) to be issued to Spirit Stockholders in connection with the Agreement and Plan of Merger, dated June 30, 2024 (as it may be amended from time to time, the “Merger Agreement”), among Spirit, Boeing and Sphere Acquisition Corp., a wholly owned subsidiary of Boeing (“Merger Sub”), providing for the merger of Merger Sub with and into Spirit (the “Merger”). This proxy statement/prospectus also constitutes a proxy statement of Spirit under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the Special Meeting.

Information contained in this proxy statement/prospectus regarding Boeing has been provided by Boeing, and information contained in this proxy statement/prospectus regarding Spirit has been provided by Spirit. Boeing and Spirit have both contributed to the information related to the Merger contained in this proxy statement/prospectus.

Boeing and Spirit have not authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated December 20, 2024, and you should assume that the information contained in this proxy statement/prospectus is accurate only as of such date unless the information specifically indicates that another date applies. You should also assume that the information incorporated by reference into this proxy statement/prospectus is accurate only as of the date of the incorporated document unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to Spirit Stockholders nor the issuance by Boeing of shares of Boeing Common Stock in connection with the Merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

QUESTIONS AND ANSWERS

The following are some questions that you, as a Spirit Stockholder, may have regarding the Merger, the issuance of shares of Boeing Common Stock to Spirit Stockholders in connection with the Merger and the matters being considered at the Special Meeting, accompanied by the answers to those questions. We urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger, the issuance of shares of Boeing Common Stock in connection with the Merger and the matters being considered at the Special Meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	Why am I receiving this document?

A:

You are receiving this proxy statement/prospectus because Boeing and Spirit have entered into the Merger Agreement, pursuant to which, among other things, on the terms and subject to the conditions set forth therein, Boeing will acquire Spirit in an all-stock transaction. Upon the terms and subject to the conditions set forth in the Merger Agreement, which is attached as Annex A hereto, Merger Sub will merge with and into Spirit, with Spirit surviving as a wholly owned subsidiary of Boeing. For Spirit to complete the Merger, the holders of a majority of outstanding shares of Class A Common Stock, par value $0.01 per share, of Spirit (“Spirit Common Stock”) entitled to vote on the matter must approve a proposal to adopt the Merger Agreement (the “Merger Agreement Proposal”).

This proxy statement/prospectus, which you should read carefully, contains important information about the Merger, the Special Meeting and the matters being considered at the Special Meeting, including the Merger Agreement Proposal. This proxy statement/prospectus constitutes both a proxy statement of Spirit and a prospectus of Boeing. It is a proxy statement because the board of directors of Spirit (the “Spirit Board”) is soliciting proxies from Spirit Stockholders in connection with the Special Meeting. It is a prospectus because Boeing will issue shares of Boeing Common Stock in exchange for outstanding shares of Spirit Common Stock in the Merger.

Q:	Why are Boeing stockholders not being asked to vote on the Merger?

A:

Applicable Delaware law, Boeing’s certificate of incorporation and the rules of the New York Stock Exchange (the “NYSE”) do not require the stockholders of Boeing (the “Boeing Stockholders”) to approve the Merger, adopt the Merger Agreement or approve the issuance of the shares of Boeing Common Stock that will be issued in connection with the Merger. Therefore, the vote of Boeing Stockholders is not required and is not being sought. We are not asking Boeing Stockholders for a proxy, and Boeing Stockholders are requested not to send us a proxy.

Q:	What are Spirit Stockholders being asked to vote on?

A:

At the Special Meeting, the holders of Spirit Common Stock will be asked to vote on (i) the Merger Agreement Proposal, (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the Merger (the “Advisory Compensation Proposal”) and (iii) a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Merger Agreement Proposal (the “Adjournment Proposal”).

Q:	What will holders of Spirit Common Stock receive for their shares of Spirit Common Stock in the Merger?

A:

If the Merger is completed, each share of Spirit Common Stock that is issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of Spirit Common Stock owned by Spirit, Boeing or any of their respective wholly owned subsidiaries, in each case not held on behalf of third parties) (such shares, “Excluded Shares”) will be automatically cancelled and cease to exist and will be converted into the right to receive a number of shares of Boeing Common Stock (the “Per Share Merger Consideration”) equal to an exchange ratio (the “Exchange Ratio”), which will depend on the volume weighted average price per share of Boeing Common Stock on the NYSE for the 15 consecutive trading days ending on and including the second full trading day prior to the Effective Time (the “Boeing Stock Price”). If the Boeing Stock Price is greater than $149.00 but less than $206.94, the Exchange Ratio will be the quotient obtained by dividing $37.25 by the Boeing Stock Price, rounded to four decimal places; if the Boeing Stock Price is greater than or equal to $206.94, the Exchange Ratio will be 0.1800; and if the Boeing Stock Price is equal to or less than $149.00, the Exchange Ratio will be 0.2500. Accordingly, if the Boeing Stock Price were between $149.00 and $206.94, the implied value of the Per Share Merger Consideration would be $37.25; if the Boeing Stock Price were greater than $206.94, the implied value of the Per Share Merger Consideration would be greater than $37.25; and if the Boeing Stock Price were less than $149.00, the implied value of the Per Share Merger Consideration would be less than $37.25. Each Spirit Stockholder will receive cash in lieu of any fractional share of Boeing Common Stock that such stockholder would otherwise be entitled to receive in the Merger. The aggregate number of shares of Boeing Common Stock to be issued to the Spirit Stockholders (the “Merger Consideration Shares”), together with any cash to be paid in lieu of any fractional shares of Boeing Common Stock that Spirit Stockholders would otherwise be entitled to receive in the Merger, in accordance with the terms of the Merger Agreement, is referred to as the “Merger Consideration.”

The number of Merger Consideration Shares is subject to fluctuation with the market value of Boeing Common Stock until the Boeing Stock Price has been determined. The Boeing Stock Price and the actual value of the Per Share Merger Consideration will depend on the trading price of Boeing Common Stock, which is subject to fluctuation, including during the period until the Effective Time. For illustrative purposes only, the following table presents the Exchange Ratio and the implied value of the Per Share Merger Consideration based on different values for the Boeing Stock Price:

Boeing Stock Price	Exchange Ratio	Implied Value of the Per Share Merger Consideration
$ 130.00	0.2500	$32.50
$149.00	0.2500	$37.25
$168.00	0.2217	$37.25
$187.00	0.1992	$37.25
$206.94	0.1800	$37.25
$ 226.00	0.1800	$40.68

The market price of shares of Boeing Common Stock that Spirit Stockholders receive at the Effective Time could be greater than, less than or the same as the market price of shares of Boeing Common Stock on the date of this proxy statement/prospectus or at the time of the Special Meeting. In addition, the difference between the value, immediately following the Merger, of the consideration that Spirit Stockholders will receive in the Merger and the value of Spirit Common Stock immediately prior to the Merger will depend on the market price of shares of Boeing Common Stock and Spirit Common Stock at the Effective Time. Accordingly, you should obtain current market quotations for Boeing Common Stock and Spirit Common Stock before deciding how to vote with respect to the Merger Agreement Proposal. Shares of Spirit Common

Stock are listed on the NYSE under the symbol “SPR.” Shares of Boeing Common Stock are listed on the NYSE under the symbol “BA.”

Q:	If I am a Spirit Stockholder, how will I receive the portion of the Merger Consideration to which I am entitled?

A:

If you hold your shares of Spirit Common Stock through The Depository Trust Company (“DTC”) in book-entry form, you will not be required to take any specific actions to exchange your shares of Spirit Common Stock for shares of Boeing Common Stock. After the completion of the Merger, an exchange agent (the “Exchange Agent”) will deliver to DTC or its nominees the Per Share Merger Consideration, together with cash in lieu of any fractional shares of Boeing Common Stock to which DTC is entitled under the Merger Agreement.

If you hold your shares of Spirit Common Stock in certificated form, or in book-entry form but not through DTC, after receiving the proper documentation from you, following the Effective Time, the Exchange Agent will deliver to you the Per Share Merger Consideration and a check in the amount of any cash in lieu of fractional share of Boeing Common Stock to which you are entitled under the Merger Agreement.

Q:	What will holders of Spirit equity and equity-based awards receive in the Merger?

A:

Outstanding Spirit equity and equity-based long-term incentive awards will be treated as set forth in the Merger Agreement, as described in more detail in the section entitled “The Merger—Treatment of Spirit Equity Awards and the ESPP” beginning on page 114 of this proxy statement/prospectus. In general, at the Effective Time, the restricted stock units and performance stock units of Spirit will be assumed and converted into a number of time-based vesting restricted stock units with respect to shares of Boeing Common Stock.

Q:	What will happen to the Spirit Employee Stock Purchase Plan (“ESPP”)?

A:

The Merger Agreement requires that Spirit take action to provide that, except for the offering period that commenced on May 1, 2024 and that ended on September 30, 2024 (the “Final Offering”), no offering period will be authorized or commence under the ESPP on or after the date of the Merger Agreement and that the ESPP will terminate at the Effective Time and no further rights will be granted or exercised under the ESPP thereafter.

Q:	Are there any risks that I should consider as a Spirit Stockholder in deciding how to vote?

A:

Yes. You should read and carefully consider the risks set forth in the section entitled “Risk Factors” beginning on page 28 of this proxy statement/prospectus. You also should read and carefully consider the risks that are described in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	How important is my vote as a Spirit Stockholder?

A:

Your vote “FOR” each proposal presented at the Special Meeting is very important, and you are encouraged to submit a proxy or voting instruction form, as applicable, as soon as possible. The Merger cannot be completed without the approval by Spirit Stockholders of the Merger Agreement Proposal.

Q:	What vote is required to approve each proposal at the Special Meeting?

A:

Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Spirit Common Stock entitled to vote thereon. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Approval of the Advisory Compensation Proposal and the Adjournment Proposal requires, in each case, the affirmative vote of the holders of a majority of the votes cast affirmatively and negatively on the applicable proposal. Abstentions and broker non-votes, if any, will have no effect on the Advisory Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

Q:	How does the Spirit Board recommend that Spirit Stockholders vote?

A:

The Spirit Board has unanimously (a) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (b) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Spirit and its stockholders, (c) resolved to recommend adoption of the Merger Agreement by the stockholders entitled to vote thereon and (d) directed that the Merger Agreement be submitted to stockholders of Spirit for adoption at a meeting of stockholders of Spirit to be held to consider the adoption of the Merger Agreement. Accordingly, the Spirit Board unanimously recommends that Spirit Stockholders vote (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Advisory Compensation Proposal and (iii) “FOR” the Adjournment Proposal. For a detailed description of the various factors considered by the Spirit Board in reaching this decision, see the section entitled “The Merger—Recommendation of the Spirit Board and Its Reasons for the Merger” beginning on page 80 of this proxy statement/prospectus.

Q:

Why am I being asked to consider and vote on a proposal to approve, on an advisory (non-binding) basis, certain compensation arrangements for Spirit’s named executive officers in connection with the Merger (the Advisory Compensation Proposal)?

A:

Under SEC rules, Spirit is required to seek a non-binding, advisory vote of its stockholders with respect to the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the Merger, also known as “golden parachute” compensation.

Q:	What happens if the Advisory Compensation Proposal is not approved?

A:

Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on either Spirit or Boeing. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the merger-related compensation will be payable to Spirit’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of advisory vote on the Advisory Compensation Proposal.

Q:	Do any of the executive officers or directors of Spirit have interests in the Merger that may differ from or be in addition to my interests as a Spirit Stockholder?

A:

In considering the recommendation of the Spirit Board that Spirit Stockholders vote to approve the Merger Agreement Proposal, to approve the Advisory Compensation Proposal and to approve the Adjournment Proposal, Spirit Stockholders should be aware that some of Spirit’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Spirit Stockholders generally. The Spirit Board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement and the transactions contemplated thereby, in approving the Merger and in recommending that Spirit

Stockholders approve the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

For more information regarding these interests, see the sections entitled “The Merger—Interests of Certain Spirit Directors and Executive Officers in the Merger” and “Risk Factors—Risks Related to the Merger—Spirit’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Spirit Stockholders generally” beginning on pages 98 and 34, respectively, of this proxy statement/prospectus.

Q:	What will happen to Spirit as a result of the Merger?

A:

Upon the terms and subject to the conditions set forth in the Merger Agreement, Boeing will acquire all of the outstanding shares of Spirit Common Stock at the Effective Time. After completion of the Merger, Spirit Common Stock will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.

In addition, the Merger Agreement includes provisions to facilitate the disposition by Spirit to Airbus SE (“Airbus”) of certain portions of Spirit’s business related to the performance by Spirit and its subsidiaries of their obligations under their supply contracts with Airbus (the “Spirit Airbus Business”), as contemplated by a term sheet entered into on June 30, 2024 between Airbus and Spirit AeroSystems, Inc., a wholly owned subsidiary of Spirit (the “Airbus Term Sheet”). The Merger Agreement also includes provisions to facilitate the potential sale, subject to certain Boeing consent rights, by Spirit to other third parties of specified assets and businesses, some of which include or comprise parts of the Spirit Airbus Business. Such specified assets and businesses, which include, among others, Spirit’s operations in Belfast, Northern Ireland (other than the operations that are part of the Spirit Airbus Business) and Subang, Malaysia, certain of Spirit’s operations in Prestwick, Scotland and Spirit’s Fiber Materials, Inc. business, are referred to herein together with the Spirit Airbus Business as the “Divestiture Assets.”

Q:	Who will own Boeing immediately following the completion of the Merger?

A:

If the Boeing Stock Price were equal to the closing price of Boeing Common Stock on the NYSE on December 19, 2024, the last trading day before the date of this proxy statement/prospectus, each share of Spirit Common Stock would be converted into 0.2104 shares of Boeing Common Stock. At this Exchange Ratio, it is estimated that, immediately after completion of the Merger, Boeing Stockholders as of immediately prior to the Merger would hold approximately 96.7% and Spirit Stockholders as of immediately prior to the Merger (disregarding any shares of Boeing Common Stock held by Spirit Stockholders immediately prior to the Merger) would hold approximately 3.3% of the outstanding shares of Boeing Common Stock, each on a fully diluted basis. The exact equity stake of Spirit Stockholders in Boeing immediately following the completion of the Merger will depend on the number of shares of Boeing Common Stock and shares of Spirit Common Stock issued and outstanding immediately prior to the Effective Time. For more information, see the section entitled “Risk Factors—Risks Related to the Merger—Current Boeing Stockholders and current Spirit Stockholders will have a reduced share of ownership in the combined company” beginning on page 34 of this proxy statement/prospectus.

Q:	How will Boeing Stockholders be affected by the Merger?

A:

Upon completion of the Merger, each Boeing Stockholder will hold the same number of shares of Boeing Common Stock that such stockholder held immediately prior to completion of the Merger. As a result of the Merger, Boeing Stockholders will own shares in a larger company with more assets. However, because in connection with the Merger, Boeing will be issuing additional shares of Boeing Common Stock to Spirit Stockholders in exchange for their shares of Spirit Common Stock, each outstanding share of Boeing Common Stock immediately prior to the Merger will represent a smaller percentage of the aggregate number of shares of Boeing Common Stock outstanding after the Merger. For more information, see the section entitled “Risk Factors—Risks Related to the Merger—Current Boeing Stockholders and current Spirit Stockholders will have a reduced share of ownership in the combined company” beginning on page 34 of this proxy statement/prospectus.

Q:	What are the U.S. federal income tax consequences of the Merger?

A:

The U.S. federal income tax consequences of the Merger will depend primarily upon whether the Merger qualifies as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). As discussed in more detail in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 109 of this proxy statement/prospectus, there is significant uncertainty as to the treatment of the Merger for U.S. federal income tax purposes.

It is not a condition to the Merger that Boeing or Spirit receive a private letter ruling from the Internal Revenue Service (the “IRS”) regarding the qualification of the Merger as a “reorganization” under Section 368(a) of the Code. Nevertheless, Boeing and Spirit filed with the IRS on December 20, 2024 a request (the “Ruling Request”) for a private letter ruling to the effect that the Merger qualifies as a “reorganization” under Section 368(a) of the Code (the “Ruling”). For additional details, please refer to the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger—IRS Private Letter Ruling” beginning on page 111 of this proxy statement/prospectus.

If Boeing and Spirit do not ultimately receive the Ruling, U.S. Holders (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 109 of this proxy statement/prospectus) should assume that the Merger will not qualify as a “reorganization” under Section 368(a) of the Code and that the Merger will be treated as a taxable transaction. If Boeing and Spirit timely receive the Ruling to the satisfaction of Boeing and Spirit, Boeing and Spirit intend to report the Merger consistent with the qualification of the Merger as a “reorganization” under Section 368(a) of the Code.

Each U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 109 of this proxy statement/prospectus) should consult its own tax advisor with respect to the particular tax consequences of the Merger to such holder. See the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 109 of this proxy statement/prospectus for more information.

Q:	When do Boeing and Spirit expect to complete the Merger?

A:

Boeing and Spirit currently expect to complete the Merger in mid-2025. Neither Boeing nor Spirit, however, can predict the actual date on which the Merger will be completed, and they cannot assure that the Merger will be completed, because completion of the Merger is subject to conditions beyond the control of each of Boeing and Spirit. See the sections entitled “The Merger—Regulatory Approvals,” “The Merger Agreement—Conditions to the Closing of the Merger” and “Risk Factors—Risks Related to the Merger—The Merger is subject to conditions, including certain conditions that are beyond Boeing’s and Spirit’s control and may not be satisfied on a timely basis or at all. Failure to complete the Merger could have material adverse effects on Boeing and Spirit” beginning on pages 113, 147 and 29, respectively, of this proxy statement/prospectus for more information.

Q:	What are the conditions to the Closing?

A:

Under the terms of the Merger Agreement, the completion of the Merger is subject to the satisfaction or waiver of certain closing conditions, including (a) the approval of the Merger Agreement Proposal by the holders of a majority of the outstanding shares of Spirit Common Stock entitled to vote thereon at the Special Meeting (the “Spirit Stockholder Approval”); (b) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of other specified regulatory approvals (collectively, including the expiration or termination of any such waiting periods, the “Regulatory Approvals”); (c) the absence of any law or order issued by a governmental entity prohibiting the completion of the Merger; (d) the effectiveness of the registration statement relating to the Merger Consideration Shares; (e) the approval for listing on the NYSE of the Merger Consideration Shares; (f) solely with respect to the obligations of Boeing and Merger Sub to effect the closing of the transactions contemplated by the Merger Agreement, not including the Airbus Term Sheet, the transactions contemplated thereby, any definitive agreements with respect to such transactions or other divestitures by Spirit and its subsidiaries contemplated by the Merger Agreement (the “Merger Agreement Transactions”), (1) the accuracy (subject to materiality qualifiers in certain cases) of the representations and warranties of Spirit contained in the Merger Agreement, (2) Spirit having performed in all material respects the obligations required to be performed by it under the Merger Agreement at or prior to the closing of the Merger Agreement Transactions (the “Closing”), (3) the Regulatory Approvals having been obtained without the imposition of a Burdensome Condition (as defined in the section entitled “The Merger Agreement—Cooperation; Regulatory Approvals and Efforts to Close the Merger” beginning on page 137 of this proxy statement/prospectus), (4) the absence of a Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 122 of this proxy statement/prospectus) or any event that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect since the date of the Merger Agreement and (5) Spirit’s having completed the divestiture of the Spirit Airbus Business (the “Divestiture Condition”); and (g) solely with respect to the obligation of Spirit to effect the Closing, (1) the accuracy (subject to materiality qualifiers in certain cases) of the representations and warranties of Boeing and Merger Sub contained in the Merger Agreement, (2) each of Boeing and Merger Sub having performed in all material respects the obligations required to be performed by it under the Merger Agreement at or prior to the Closing and (3) the absence of a Boeing Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 122 of this proxy statement/prospectus) or any event that would reasonably be expected to have, individually or in the aggregate, a Boeing Material Adverse Effect since the date of the Merger Agreement.

Either party may waive one or more of the conditions to its obligations to effect the Closing to the extent permitted by applicable law, including, in the case of Boeing, the conditions regarding the accuracy (subject to materiality qualifiers in certain cases) of the representations and warranties of Spirit contained in the Merger Agreement and the absence of a Material Adverse Effect and, in the case of Spirit, the conditions regarding the accuracy (subject to materiality qualifiers in certain cases) of the representations and warranties of Boeing and Merger Sub contained in the Merger Agreement and the absence of a Boeing Material Adverse Effect.

The completion of the Merger is not subject to the approval of Boeing Stockholders or the receipt of financing by Boeing.

See the sections entitled “The Merger Agreement—Conditions to the Closing of the Merger” and “Risk Factors—Risks Related to the Merger—The Merger is subject to conditions, including certain conditions that are beyond Boeing’s and Spirit’s control and may not be satisfied on a timely basis or at all. Failure to complete the Merger could have material adverse effects on

Boeing and Spirit” beginning on pages 147 and 29, respectively, of this proxy statement/prospectus for more information.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement Proposal is not approved by Spirit Stockholders or the Merger is not completed for any other reason, Spirit Stockholders will not receive any consideration pursuant to the Merger Agreement for shares of Spirit Common Stock they own. Instead, Spirit will remain an independent public company, and Spirit Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act.

Upon termination of the Merger Agreement, Spirit may be required to pay Boeing a termination fee of $150 million if the Merger Agreement is terminated under specified circumstances in which the Spirit Board changes its recommendation that Spirit Stockholders adopt the Merger Agreement, Spirit terminates the Merger Agreement in order to accept a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation” beginning on page 133 of this proxy statement/prospectus), or Spirit completes a Qualifying Transaction (as defined in the section entitled “The Merger Agreement—Termination Fees” beginning on page 151 of this proxy statement/prospectus) following the termination of the Merger Agreement. Boeing may be required to pay Spirit a termination fee of $300 million (reduced (but not to less than zero) by the aggregate then-outstanding amount of cash advances to be repaid by Spirit and its subsidiaries to Boeing, whether or not then due and payable, pursuant to the applicable agreements governing cash advances by Boeing to Spirit and its subsidiaries) if the Merger Agreement is terminated by Spirit or Boeing under certain specified circumstances in which the Merger Agreement is terminated as a result of failing to obtain the required regulatory approvals by March 31, 2025 (subject to three automatic three-month extensions if on each such date all of the closing conditions except those relating to regulatory approvals have been satisfied or waived) (the “Outside Date”) or as a result of a law or order related to the required regulatory approvals or any applicable antitrust law or foreign investment law that prohibits the completion of the Merger. See the section entitled “The Merger Agreement—Termination Fees” beginning on page 151 of this proxy statement/prospectus for more information.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will be conducted virtually via live audio webcast at www.virtualshareholdermeeting.com/SPR2025SM, on January 31, 2025, at 11:30 a.m. Central Time. There will be no physical location for the Special Meeting.

Q:	How can I attend the Special Meeting?

A:

The Special Meeting will be a virtual-only meeting conducted exclusively via live audio webcast at www.virtualshareholdermeeting.com/SPR2025SM. There will be no physical location for the Special Meeting.

You will be able to attend the Special Meeting by visiting the Special Meeting website at www.virtualshareholdermeeting.com/SPR2025SM and entering a 16-digit control number. If you hold your shares of Spirit Common Stock as a stockholder of record, your 16-digit control number will be printed on your proxy card. If instead you hold your shares of Spirit Common Stock through an account with a bank, broker or other nominee (that is, if you are the beneficial owner of shares held in “street name”), your bank, broker or other nominee may provide you with your 16-digit control number on the voting instruction form it furnishes to you; otherwise, you should contact your bank, broker or other nominee (preferably at least five business days before the date of the Special Meeting) to obtain a legal proxy that will permit you to attend, and vote at, the

Special Meeting. If you join the Special Meeting by using your 16-digit control number or obtaining a legal proxy and logging in to the Special Meeting website, you will be able to attend and participate in the Special Meeting, submit your questions during the Special Meeting, and vote your shares online during the Special Meeting.

Spirit Stockholders who participate in the Special Meeting via the Special Meeting website will be considered to have attended the Special Meeting and to have been present at the Special Meeting “in person,” including for purposes of determining a quorum and counting votes.

Q:	Who do I contact if I am encountering difficulties attending the Special Meeting?

A:

If you encounter technical difficulties attending the Special Meeting, please call the technical support telephone number that will be posted at www.virtualshareholdermeeting.com/SPR2025SM. Technicians will be available to assist you.

Q:	Who can vote at, and what is the record date of, the Special Meeting?

A:

Only Spirit Stockholders who held shares of Spirit Common Stock of record at the close of business on December 20, 2024, the record date for the Special Meeting (the “Record Date”), are entitled to receive notice of, and to vote the shares of Spirit Common Stock they held on the Record Date at, the Special Meeting.

If you hold your shares of Spirit Common Stock through an account with a bank, broker or other nominee (that is, if you are the beneficial owner of shares held in “street name”), your bank, broker or other nominee that is the holder of record of those shares can give you the right to vote those shares at the Special Meeting. See the answer to the question “How can I attend the Special Meeting?” above for additional information.

Q:	How many votes may I cast?

A:	Each outstanding share of Spirit Common Stock entitles its holder of record to one vote on each matter considered at the Special Meeting.

Q:	What constitutes a quorum at the Special Meeting?

A:

The presence, in person or by proxy, of Spirit Stockholders entitled to cast at least a majority of the votes which all Spirit Stockholders are entitled to vote upon a matter at the Special Meeting constitutes a quorum for the transaction of business on such matter at the Special Meeting. For business to be conducted at the Special Meeting, a quorum must be present. For purposes of determining whether there is a quorum, all shares that are present, including abstentions, will count towards the quorum.

Q:	What do I need to do now?

A:

After you have carefully read and considered the information contained or incorporated by reference into this proxy statement/prospectus, please vote your shares as soon as possible so that your shares of Spirit Common Stock will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or, if your shares of Spirit Common Stock are held in “street name,” on the voting instruction form provided by your bank, broker other nominee.

Additional information on voting procedures can be found in the section entitled “The Special Meeting” beginning on page 42 of this proxy statement/prospectus.

Q:	If a stockholder gives a proxy, how are the shares of Spirit Common Stock voted?

A:

The individuals named on the enclosed proxy card will vote your shares of Spirit Common Stock in the way that you indicate. When completing the proxy card or the Internet or telephone processes, you may specify whether your shares of Spirit Common Stock should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:	How will my shares of Spirit Common Stock be voted if I return a blank proxy?

A:

If you sign, date, and return your proxy card and do not indicate how you want your shares of Spirit Common Stock to be voted, then your shares of Spirit Common Stock will be voted “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Q:	Who will count the votes?

A:

Spirit has appointed Broadridge Financial Solutions, Inc. (“Broadridge”) to serve as inspector of election for the Special Meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

Q:	What should I do if I receive more than one set of voting materials for the Special Meeting?

A:	You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms.

If, for example, you hold your shares of Spirit Common Stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares of Spirit Common Stock. In that case, you should follow the procedures specified by your bank, broker or other nominee to make sure that you vote all of your shares held in those brokerage accounts.

If, for example, you are a holder of record and your shares of Spirit Common Stock are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy card that you receive (or cast your vote via the Internet or by telephone) by following the instructions set forth in each separate proxy card to ensure that you vote all of the shares of which you are a holder of record.

Q:	What’s the difference between holding shares as a stockholder of record and holding shares as a beneficial owner?

A:

If your shares of Spirit Common Stock are registered directly in your name with Spirit’s transfer agent, Computershare, Inc., you are considered the stockholder of record of those shares. The proxy materials for the Special Meeting will be sent directly to you by Spirit, and you are entitled to attend and vote at the Special Meeting as a stockholder of record.

If your shares of Spirit Common Stock are held through a bank, broker or other nominee, you are considered the beneficial owner of the shares of Spirit Common Stock held in “street name.” In that case, the proxy materials for the Special Meeting have been forwarded to you by your bank, broker or other nominee that is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting, and you are also invited to attend and vote at the Special Meeting as described in the answer to the question “How can I attend the Special Meeting?” above.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:

No. If your shares are held in the name of a bank, broker or other nominee, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. The availability of Internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, broker or other nominee and follow the voting procedures provided by your bank, broker or other nominee on your voting instruction form.

You should instruct your broker, bank or other nominee how to vote your shares. Banks, brokers and other nominees that hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees that hold shares in street name for a beneficial owner of those shares are not allowed to exercise voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. “Broker non-votes” occur when shares held in street name are present at a stockholder meeting at which at least one item of business is a routine proposal, but the bank, broker or other nominee is not instructed by the beneficial owner of those shares to vote on a particular proposal for which the bank, broker or other nominee does not have discretionary voting power. Under applicable rules, each of the proposals to be voted on at the Special Meeting will be “non-routine,” and therefore, it is expected that there will be no broker non-votes at the Special Meeting. Accordingly, if you are a Spirit Stockholder that beneficially owns shares of Spirit Common Stock held in street name, and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may not vote your shares on the Merger Agreement Proposal, the Advisory Compensation Proposal or the Adjournment Proposal, and your shares will not be considered present and entitled to vote at the Special Meeting for the purpose of determining whether a quorum is present at the Special Meeting.

Q:	What do I do if I am a Spirit Stockholder and I want to revoke my proxy?

A:	If you are a Spirit Stockholder of record, you may revoke your proxy prior to its exercise at the Special Meeting by:

•	voting again by properly submitting a revised proxy card or voting by Internet or telephone, as applicable, on a date later than your prior proxy;

•

sending a written notice of revocation to Spirit at 3801 South Oliver Street, Wichita, Kansas 67210, Attention: Corporate Secretary, which must be received prior to 11:59 p.m. Eastern Time, on January 30, 2025; or

•

attending the Special Meeting and voting via the Special Meeting website during the Special Meeting, although attendance at the Special Meeting alone is not sufficient to revoke a prior properly submitted proxy.

If you are a beneficial owner of Spirit Common Stock held through a bank, broker or other nominee, you must follow the specific instructions provided to you by your bank, broker or other nominee to change or revoke any instructions you have already given to your bank, broker or other nominee. You may also change your vote by attending the Special Meeting and voting via the Special Meeting website during the Special Meeting. See the answer to the question “How can I attend the Special Meeting?” above for additional information.

Q:	What happens if I sell or otherwise transfer my shares of Spirit Common Stock after the Record Date but before the Special Meeting?

A:	The Record Date is December 20, 2024, which is earlier than the date of the Special Meeting. If you sell or otherwise transfer your shares of Spirit Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares, and each of you notifies Spirit in writing of those special arrangements, you will retain your right to vote those shares at the Special Meeting, but will otherwise transfer ownership of those shares.

Q:	What happens if I sell or otherwise transfer my shares of Spirit Common Stock before the completion of the Merger?

A:

Only holders of shares of Spirit Common Stock at the Effective Time will be entitled to receive the Per Share Merger Consideration. If you sell or otherwise transfer your shares of Spirit Common Stock prior to the completion of the Merger, you will not be entitled to receive the Per Share Merger Consideration by virtue of the Merger.

Q:	Where can I find voting results of the Special Meeting?

A:

Spirit intends to announce preliminary voting results at the Special Meeting and to publish the final voting results in a Current Report on Form 8-K that will be filed with the SEC within four business days following certification of the final voting results.

Q:	Do Boeing Stockholders and Spirit Stockholders have appraisal rights?

A:	Neither Boeing Stockholders nor Spirit Stockholders are entitled to appraisal rights in connection with the Merger.

Q:	Who will solicit and pay the cost of soliciting proxies in connection with the Special Meeting?

A:

Spirit and the Spirit Board are soliciting Spirit Stockholders’ proxies in connection with the Special Meeting, and Spirit will bear the cost of soliciting such proxies. Proxies in connection with the Special Meeting may be solicited by officers, directors and regular supervisory and executive employees of Spirit, none of whom will receive any additional compensation for such solicitation. Spirit has retained Innisfree M&A Incorporated (“Innisfree”) as proxy solicitor to assist with the solicitation of proxies in connection with the Special Meeting, for which Spirit estimates it will pay Innisfree a fee of $62,500 plus reasonable out-of-pocket costs and expenses. Spirit will supply banks, brokers and other nominees that hold shares of Spirit Common Stock of record for beneficial owners with copies of proxy soliciting material in connection with the Special Meeting to be sent to such beneficial owners, in which case these parties will be reimbursed by Spirit for their reasonable expenses for completing the sending of such material to beneficial owners.

Q:	How can I find more information about Boeing and Spirit?

A:

You can find more information about Boeing and Spirit from various sources described in the section entitled “Where You Can Find More Information” beginning on page 204 of this proxy statement/prospectus.

Q:	Who can answer any questions I may have about the Special Meeting or the Merger?

A:

If you have any questions about the Special Meeting, the Merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus, you may contact Spirit’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Ave., 20th Floor

New York, New York 10022

Stockholders, please call toll-free: (877) 456-3513

Banks and Brokerage Firms, please call: (212) 750-5833

SUMMARY

The following summary highlights selected information described in more detail elsewhere in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus and may not contain all the information that may be important to you. To understand the Merger and the matters being voted on by Spirit Stockholders at the Special Meeting more fully, and to obtain a more complete description of the terms of the Merger Agreement, you should carefully read this entire document, including the annexes, and the documents to which Boeing and Spirit refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See the section entitled “Where You Can Find More Information” beginning on page 204 of this proxy statement/prospectus for more information.

The Parties to the Merger (see page 51)

The Boeing Company

Boeing is one of the world’s major aerospace firms and a leading manufacturer of commercial airplanes and defense, space and security systems. Boeing’s products and tailored services include commercial and military aircraft, satellites, weapons, electronic and defense systems, launch systems, advanced information and communication systems, and performance-based logistics and training.

Boeing was originally incorporated in the State of Washington in 1916 and reincorporated in Delaware in 1934. Boeing’s common stock is listed and traded on the NYSE under the symbol “BA,” and its principal executive offices are located at 929 Long Bridge Drive, Arlington, Virginia 22202; its telephone number at that location is (703) 465-3500.

Sphere Acquisition Corp.

Merger Sub is a wholly owned subsidiary of Boeing and was formed solely for the purpose of effecting the Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Spirit, with Spirit surviving as a wholly owned subsidiary of Boeing. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.

Merger Sub was incorporated in Delaware on June 28, 2024. Merger Sub’s principal executive offices are located at 929 Long Bridge Drive, Arlington, Virginia 22202; its telephone number at that location is (703) 465-3500.

Spirit AeroSystems Holdings, Inc.

Spirit, incorporated in Delaware with its headquarters in Wichita, Kansas, is one of the world’s largest non-Original Equipment Manufacturer manufacturers of aerostructures, serving markets for commercial airplanes, military platforms and business/regional jets. With expertise in aluminum and advanced composite manufacturing solutions, Spirit’s core products include fuselages, integrated wings and wing components, pylons and nacelles. Spirit also serves the aftermarket for commercial and military platforms.

Boeing is the largest customer of Spirit. For the 12 months ended December 31, 2023, approximately 64% of Spirit’s net revenues were generated from sales to Boeing. In addition, Boeing has, from time to time, made advance payments to Spirit of amounts due to be paid pursuant to Spirit’s supply agreements with Boeing, including under the April 18, 2024 memorandum of agreement and the November 8, 2024 advance payments agreement, each between Spirit AeroSystems, Inc. and Boeing and as amended from time to time.

Airbus and its affiliates (“Airbus Group”) collectively constitute Spirit’s second largest customer. For the 12 months ended December 31, 2023, approximately 19% of Spirit’s net revenues were generated from sales to Airbus Group. Airbus Group has, from time to time, made advance payments to Spirit in connection with Spirit’s supply contracts with Airbus Group.

Spirit was incorporated in Delaware in 2005. Spirit’s common stock is listed and traded on the NYSE under the symbol “SPR” and its principal executive offices are located at 3801 South Oliver Street, Wichita, Kansas 67210; its telephone number at that location is (316) 526-9000.

The Merger and the Merger Agreement (see pages 51 and 117)

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the primary legal document that governs the Merger.

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Spirit, with Spirit surviving as a wholly owned subsidiary of Boeing. Following the Merger, Spirit Common Stock will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.

Merger Consideration (see page 52)

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of Spirit Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be automatically cancelled and cease to exist and will be converted into the right to receive a number of shares of Boeing Common Stock equal to (a) if the Boeing Stock Price, is greater than $149.00 but less than $206.94, the quotient obtained by dividing $37.25 by the Boeing Stock Price, rounded to four decimal places, (b) if the Boeing Stock Price is greater than or equal to $206.94, 0.1800 or (c) if the Boeing Stock Price is equal to or less than $149.00, 0.2500.

Expected Timing of the Merger (see page 114)

Boeing and Spirit currently expect to complete the Merger in mid-2025. Neither Boeing nor Spirit, however, can predict the actual date on which the Merger will be completed, and they cannot assure that the Merger will be completed, because completion of the Merger is subject to conditions beyond the control of each of Boeing and Spirit.

Special Meeting (see page 42)

Date, Time and Place of the Special Meeting

The Special Meeting will be conducted virtually via live audio webcast at www.virtualshareholdermeeting.com/SPR2025SM, on January 31, 2025, at 11:30 a.m. Central Time. There will be no physical location for the Special Meeting.

Attending the Special Meeting

You will be able to attend the Special Meeting by visiting the Special Meeting website at www.virtualshareholdermeeting.com/SPR2025SM and entering a 16-digit control number. If you hold your shares of Spirit Common Stock as a stockholder of record, your 16-digit control number will be printed on your proxy card. If instead you hold your shares of Spirit Common Stock through an account with a bank, broker or other nominee (that is, if you are the beneficial owner of shares held in “street name”), your bank, broker or other nominee may provide you with your 16-digit control number on the voting instruction form it furnishes to you; otherwise, you should contact your bank, broker or other nominee (preferably at least five business days before the date of the Special Meeting) to obtain a legal proxy that will permit you to attend, and vote at, the Special Meeting. If you join the Special Meeting by using your 16-digit control number or obtaining a legal proxy and logging in to the Special Meeting website, you will be able to attend and participate in the Special Meeting, submit your questions during the Special Meeting, and vote your shares online during the Special Meeting.

Spirit Stockholders who participate in the Special Meeting via the Special Meeting website will be considered to have attended the Special Meeting and to have been present at the Special Meeting “in person,” including for purposes of determining a quorum and counting votes.

Purpose of the Special Meeting

At the Special Meeting, Spirit Stockholders will be asked to consider and vote on (i) the Merger Agreement Proposal, (ii) the Advisory Compensation Proposal and (iii) the Adjournment Proposal.

Record Date, Outstanding Shares, Stockholders Entitled to Vote and Voting Rights

Only Spirit Stockholders who held shares of Spirit Common Stock of record on the Record Date, which is the close of business on December 20, 2024, are entitled to receive notice of, and to vote the shares of Spirit Common Stock they held on the Record Date at, the Special Meeting. As of the Record Date, 117,266,121 shares of Spirit Common Stock were outstanding and entitled to be voted at the Special Meeting. Each outstanding share of Spirit Common Stock entitles its holder of record to one vote on each matter considered at the Special Meeting.

As of the Record Date, Spirit’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, 656,565 shares of Spirit Common Stock, or approximately 0.6% of the shares of Spirit Common Stock outstanding as of the Record Date.

Quorum

For business to be conducted at the Special Meeting, a quorum must be present. The presence, in person or by proxy, of Spirit Stockholders entitled to cast at least a majority of the votes which all Spirit Stockholders are entitled to vote upon a matter at the Special Meeting constitutes a quorum for the transaction of business on such matter at the Special Meeting. Shares for which a Spirit Stockholder directs an “abstention” from voting will be counted for purposes of determining the presence of a quorum for the transaction of business at the Special Meeting.

As of the Record Date, 117,266,121 shares of Spirit Common Stock were outstanding and entitled to be voted at the Special Meeting; accordingly, the presence, in person or by proxy, at the Special Meeting of at least 58,633,061 shares of Spirit Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum.

Vote Required

Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Spirit Common Stock entitled to vote thereon. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Approval of the Advisory Compensation Proposal and the Adjournment Proposal requires, in each case, the affirmative vote of the holders of a majority of the votes cast affirmatively and negatively on the applicable proposal. Abstentions and broker non-votes, if any, will have no effect on the Advisory Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

Recommendation of the Spirit Board and Its Reasons for the Merger (see page 80)

The Spirit Board has unanimously (a) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (b) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Spirit and its stockholders, (c) resolved to recommend adoption of the Merger Agreement by the stockholders entitled to vote thereon and (d) directed that the Merger Agreement be submitted to stockholders of Spirit for adoption at a meeting of stockholders of Spirit to be held to consider the adoption of the Merger Agreement. Accordingly, the Spirit Board unanimously recommends that Spirit Stockholders vote (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Advisory Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

Opinion of Moelis & Company LLC, Financial Advisor to Spirit (see page 88 and Annex B)

At a meeting of the Spirit Board on June 30, 2024 to evaluate and approve the Merger, Moelis & Company LLC (“Moelis”) delivered an oral opinion, which was confirmed by delivery of a written opinion, dated June 30, 2024, addressed to the Spirit Board to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the written opinion, the Per Share Merger Consideration to be received by holders of Spirit Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Moelis’s written opinion, dated June 30, 2024, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Moelis’s opinion was provided for the use and benefit of the Spirit Board (solely in its capacity as such) in its evaluation of the Merger. Moelis’s opinion is limited solely to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of Spirit Common Stock (other than Excluded Shares) pursuant to the Merger Agreement and does not address Spirit’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Spirit. Moelis’s opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Merger or any other matter.

For a description of the opinion issued by Moelis to the Spirit Board, see the section entitled “The Merger—Opinion of Moelis & Company LLC, Financial Advisor to Spirit” beginning on page 88 of this proxy statement/prospectus.

Interests of Certain Spirit Directors and Executive Officers in the Merger (see page 98)

The Spirit Board and executive officers may have interests in the Merger that may be different from, or in addition to, those of Spirit Stockholders generally. The members of the Spirit Board were aware of and considered these interests in reaching the determination to approve and adopt the Merger Agreement and other related agreements and recommend to Spirit Stockholders that they vote in favor of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

Treatment of Spirit Equity Awards and the ESPP (see page 114)

Under the terms of the Merger Agreement, at the Effective Time:

•

Each Spirit restricted stock unit (“Spirit RSU”) that is outstanding (and is not a Specified Award (as defined below)) will automatically be converted into a restricted stock unit denominated in shares of Boeing Common Stock (a “Boeing Stock-Based RSU”). The number of shares of Boeing Common Stock subject to each such Boeing Stock-Based RSU will be equal to the product (rounded to the nearest whole number) of the total number of shares of Spirit Common Stock subject to such Spirit RSU immediately prior to the Effective Time multiplied by the Per Share Merger Consideration, and any accrued but unpaid dividend equivalents with respect to such Spirit RSU will be assumed and become an obligation with respect to the applicable Boeing Stock-Based RSU. Except as specifically provided in the Merger Agreement, following the Effective Time, each such Boeing Stock-Based RSU will continue to be governed by the same terms and conditions (including vesting terms) as were applicable to such Spirit RSU immediately prior to the Effective Time.

•

Each Spirit performance stock unit (“Spirit PSU”) that is outstanding (and is not a Specified Award) will automatically be converted into a Boeing Stock-Based RSU. The number of shares of Boeing Common Stock subject to each such Boeing Stock-Based RSU will be equal to the product (rounded to the nearest whole number) of the total number of shares of Spirit Common Stock subject to such Spirit PSU immediately prior to the Effective Time based on the attainment of the applicable performance metrics at the actual level of performance, determined as specified in the Merger Agreement, multiplied by the Per Share Merger Consideration. Except as specifically provided in the Merger Agreement, following the Effective Time, each such Boeing Stock-Based RSU will continue to be governed by the same terms and conditions (including vesting terms but excluding performance conditions) as were applicable to such Spirit PSU immediately prior to the Effective Time.

•

Each outstanding Spirit RSU, Spirit PSU or restricted share of Spirit Common Stock granted under Spirit’s omnibus incentive plans that (a) is vested but not yet settled as of immediately prior to the Effective Time, (b) is outstanding, as of immediately prior to the Effective Time, and was granted to a nonemployee member of the Spirit Board, (c) vests effective as of the Effective Time in accordance with its terms or (d) is outstanding immediately prior to the Effective Time and held by a person who, as of immediately prior to the Effective Time, is no longer an employee or other service provider to Spirit (each, a “Specified Award”) will be cancelled, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes or other amounts required to be withheld by applicable law) the Per Share Merger Consideration multiplied by the number of shares of Spirit Common Stock subject to such Specified Award immediately prior to the Effective Time, provided that the number of shares of Spirit Common Stock subject to those Specified Awards that are Spirit PSUs will be determined based on the attainment of the applicable performance metrics at the actual level of performance, determined as specified in the Merger Agreement.

Additionally, the Merger Agreement requires that Spirit take action to provide that, except for the Final Offering, no offering period will be authorized or commence under the ESPP on or after the date of the Merger Agreement and that the ESPP will terminate at the Effective Time and no further rights will be granted or exercised under the ESPP thereafter.

Regulatory Approvals (see page 113)

The completion of the Merger is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act, under which the Merger may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”), and the applicable waiting period has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR notifications or the early termination of that waiting period. The parties’ HSR Act notifications were filed with the FTC and the DOJ on July 29, 2024. On August 28, 2024, prior to the expiration of the initial waiting period, the FTC issued a Second Request (as defined in the section entitled “Risk Factors—Risks Related to the Merger—The Merger is subject to certain regulatory approvals that, if delayed, not granted or granted with burdensome or unacceptable conditions, could delay, impair or prevent completion of the Merger or result in additional costs or reduce the anticipated benefits of the Merger” beginning on page 30 of this proxy statement/prospectus) to Boeing and Spirit, which provides that the parties must observe a second 30-day waiting period, which will begin to run only after both parties have complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period (or commit not to complete the Merger for a specified period of time).

Under the Merger Agreement, the transaction is also subject to clearance or approval by competition and foreign investment regulatory authorities in certain other jurisdictions, including from competition authorities in the United Kingdom, European Union, Morocco, Saudi Arabia, and Ukraine and foreign investment authorities in France and the United Kingdom. On December 5, 2024, Boeing received foreign investment approval in the United Kingdom.

See the section entitled “The Merger Agreement—Cooperation; Regulatory Approvals and Efforts to Close the Merger” beginning on page 137 of this proxy statement/prospectus for more information.

No Solicitation of Acquisition Proposals (see page 133)

The Merger Agreement requires that Spirit terminate any solicitations, discussions and negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation” beginning on page 133 of this proxy statement/prospectus) and that Spirit enforce, and not terminate, waive, amend or modify, any confidentiality or standstill obligations (or other similar restrictions that would prevent the making or pursuing of any Acquisition Proposal), except that Spirit may release or waive standstill obligations (or such similar restrictions) to permit a person to make and pursue any confidential, non-public Acquisition Proposal to the extent that the Spirit Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law.

Under the terms of the Merger Agreement, until the earlier of the Effective Time and the termination of the Merger Agreement, Spirit will be subject to restrictions on soliciting Acquisition Proposals, participating in any discussions or negotiations with third parties regarding any Acquisition

Proposal and sharing information with third parties in connection with any Acquisition Proposal, except that, in response to an unsolicited Acquisition Proposal not resulting from a material breach of the non-solicitation provisions of the Merger Agreement, Spirit may request clarification of the terms of such Acquisition Proposal and, if the Spirit Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, participate in discussions and negotiations regarding, and share information in connection with, such Acquisition Proposal.

The Merger Agreement requires that the Spirit Board recommend that Spirit Stockholders vote in favor of adoption of the Merger Agreement (and that Spirit use its reasonable best efforts to solicit Spirit Stockholders to obtain the Spirit Stockholder Approval) and provides that the Spirit Board is not permitted to withhold, withdraw, qualify or modify its recommendation in any manner adverse to Boeing. However, on the terms set forth in the Merger Agreement, the Spirit Board may, prior to obtaining the Spirit Stockholder Approval, in response to an unsolicited Acquisition Proposal not resulting from a material breach of the non-solicitation provisions of the Merger Agreement make a Change of Recommendation (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation” beginning on page 133 of this proxy statement/prospectus) or terminate the Merger Agreement and concurrently enter into an Alternative Acquisition Agreement (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation” beginning on page 133 of this proxy statement/prospectus) with respect to such Acquisition Proposal if it determines in good faith and after consultation with Spirit’s financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that failure to make a Change of Recommendation or terminate the Merger Agreement and concurrently with such termination enter into an Alternative Acquisition Agreement would be inconsistent with the directors’ fiduciary duties under applicable law. Additionally, on the terms set forth in the Merger Agreement, the Spirit Board may, prior to obtaining the Spirit Stockholder Approval, in response to an Intervening Event (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation” beginning on page 133 of this proxy statement/prospectus), make a Change of Recommendation if it determines in good faith, after consultation with Spirit’s financial advisor and outside legal counsel, that the failure to make a Change of Recommendation in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable law.

For a more information, see the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation” beginning on page 133 of this proxy statement/prospectus.

Conditions to the Closing of the Merger (see page 147)

Under the terms of the Merger Agreement, the completion of the Merger is subject to various conditions, including: (a) the receipt of the Spirit Stockholder Approval; (b) the Regulatory Approvals having been obtained; (c) the absence of any law or order issued by a governmental entity prohibiting the completion of the Merger; (d) the effectiveness of the registration statement relating to the Merger Consideration Shares; (e) the approval for listing on the NYSE of the Merger Consideration Shares; (f) solely with respect to the obligations of Boeing and Merger Sub to effect the closing of the Merger Agreement Transactions, (1) the accuracy (subject to materiality qualifiers in certain cases) of the representations and warranties of Spirit contained in the Merger Agreement, (2) Spirit having performed in all material respects the obligations required to be performed by it under the Merger Agreement at or prior to the Closing, (3) the Regulatory Approvals having been obtained without the imposition of a Burdensome Condition, (4) the absence of a Material Adverse Effect or any event that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect since the date of the Merger Agreement and (5) the completion of the Divestiture Condition; and (g) solely with respect to the obligation of Spirit to effect the Closing, (1) the accuracy (subject to materiality qualifiers in certain cases) of the representations and warranties of Boeing and Merger Sub contained in the Merger Agreement, (2) each of Boeing and Merger Sub having performed in all material respects the obligations required to be performed by it under the Merger Agreement at or prior to the Closing and (3) the absence of a Boeing Material Adverse Effect or any event that would reasonably be expected to have, individually or in the aggregate, a Boeing Material Adverse Effect since the date of the Merger Agreement.

The completion of the Merger Agreement Transactions is not subject to the approval of Boeing Stockholders or to the receipt of financing by Boeing.

Termination of the Merger Agreement (see page 149)

The Merger Agreement provides that either Spirit or Boeing may terminate the Merger Agreement in various circumstances, including if (a) the Merger has not been completed by the Outside Date, (b) the Spirit Stockholder Approval is not obtained at the Special Meeting (or any postponement or adjournment thereof, taken in accordance with the Merger Agreement) at which the Merger Agreement has been voted upon or (c) any governmental entity has enacted or issued a final and non-appealable law or order that is in effect and prohibiting the Merger.

The Merger Agreement provides that Spirit may terminate the Merger Agreement in various circumstances, including if (d) the Spirit Board has authorized Spirit to enter into, and Spirit substantially concurrently enters into, a definitive agreement with respect to a Superior Proposal (so long as Spirit has complied in all material respects with its obligations under certain specified provisions relating to Spirit’s obligations not to solicit Acquisition Proposals, the Spirit Board’s effecting a Change of Recommendation or terminating the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to an Acquisition Proposal) or (e) if Boeing or Merger Sub breaches or fails to perform any of their respective representations, warranties or covenants under the Merger Agreement such that the related conditions to Spirit’s obligation to complete the Merger would not be satisfied, and such breach or failure is not curable by the Outside Date or, if curable by the Outside Date, has not been cured within 30 days following notice thereof.

The Merger Agreement also provides that Boeing may terminate the Merger Agreement if (f) Spirit breaches or fails to perform any of its representations, warranties or covenants under the Merger Agreement such that the related conditions to the obligations of Boeing and Merger Sub to complete the Merger would not be satisfied, and such breach or failure is not curable by the Outside Date or, if curable by the Outside Date, has not been cured within 30 days following notice thereof or (g) at any time prior to the Spirit Stockholder Approval having been obtained, (1) the Spirit Board has made and not withdrawn a Change of Recommendation, (2) Spirit did not include in the proxy statement relating to the Spirit Stockholder Approval the Spirit Board’s recommendation that Spirit Stockholders vote in favor of adoption of the Merger Agreement or (3) Spirit has committed a material breach of specified provisions relating to the Spirit Board’s effecting a Change of Recommendation or terminating the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to an Acquisition Proposal.

Termination Fees (see page 151)

Termination Fee Payable by Boeing

In the event the Merger Agreement is terminated by either Spirit or Boeing pursuant to the provisions described in clauses (a) or (c) (to the extent related to the Regulatory Approvals or any applicable antitrust or foreign investment law) above in “—Termination of the Merger Agreement” and certain other conditions are satisfied, Boeing will be required to pay to Spirit a termination fee of $300 million, reduced (but not to less than zero) by the aggregate then-outstanding amount of cash advances to be repaid by Spirit and its subsidiaries to Boeing, whether or not then due and payable, pursuant to the applicable agreements governing cash advances by Boeing to Spirit and its subsidiaries.

Termination Fee Payable by Spirit

In the event the Merger Agreement is terminated pursuant to the provisions described in clauses (d) or (g), above in “—Termination of the Merger Agreement,” Spirit would be required to pay to Boeing a termination fee of $150 million (the “Spirit Termination Fee”). The Spirit Termination Fee is also payable to Boeing if (a) after the date of the Merger Agreement and prior to the Special Meeting, a third party announces and does not withdraw a proposal for a Qualifying Transaction, (b) the Merger Agreement is subsequently terminated by Spirit or Boeing because (i) the Merger has not been completed by the Outside Date, (ii) the Spirit Stockholder Approval is not obtained or (iii) Spirit breaches or fails to perform any of its representations, warranties or covenants under the Merger Agreement, at a time when the Qualifying Transaction has not been withdrawn, and (c) within 12 months of such termination, Spirit enters into a definitive agreement for any Qualifying Transaction that is ultimately completed.

Specific Performance (see page 152)

In addition to any other remedy that may be available to each party, including monetary damages, each of the parties will be entitled to an injunction or injunctions or equitable relief to prevent breaches of the Merger Agreement and to enforce specifically its terms and provisions.

U.S. Federal Income Tax Consequences of the Merger (see page 109)

The U.S. federal income tax consequences of the Merger will depend primarily upon whether the Merger qualifies as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is possible that, because it is structured as a transaction involving Spirit Stockholders’ receipt of consideration solely in the form of Boeing Common Stock (other than cash received in lieu of fractional shares of Boeing Common Stock), the Merger may qualify as such a “reorganization.” There are also significant legal and factual doubts concerning the qualification of the Merger as a “reorganization” under Section 368(a) of the Code. However, the completion of the Merger is not conditioned on a ruling from the IRS or the receipt of an opinion of counsel to the effect that the Merger will qualify as a “reorganization” under Section 368(a) of the Code, and neither Boeing nor Spirit or any of their respective advisors or affiliates makes any representations or provides any assurances in the Merger Agreement regarding the tax consequences of the Merger, including whether the Merger qualifies as a “reorganization” under Section 368(a) of the Code.

Although, as we discuss in further detail in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger—IRS Private Letter Ruling” below, Boeing and Spirit filed with the IRS on December 20, 2024 the Ruling Request to request a private letter ruling to the effect that the Merger qualifies as a “reorganization” under Section 368(a) of the Code, there are no assurances as to whether or when Boeing and Spirit will receive such a ruling.

Accordingly, and for the reasons discussed in further detail in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” below, no assurance can be given that the IRS will not challenge the treatment of the Merger as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge.

Moreover, the Merger Agreement does not include any agreement, statement or intent regarding the qualification of the Merger as such. Further, the Merger Agreement does not contain agreements by Boeing, Spirit, or Merger Sub to use efforts to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code, nor does the Merger Agreement require such parties to take any actions required to support, or to refrain from any actions that would jeopardize, the Merger’s qualification as a “reorganization” under Section 368(a) of the Code.

Consequently, there is significant uncertainty as to the treatment of the Merger for U.S. federal income tax purposes, and there is no representation made as to whether Boeing and Spirit will ultimately report the Merger as a “reorganization” under Section 368(a) of the Code.

Accordingly, unless Boeing and Spirit receive a private letter ruling from the IRS that the Merger qualifies as a “reorganization” under Section 368(a) of the Code, Spirit Stockholders that are U.S. Holders (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 109 of this proxy statement/prospectus) should assume that the Merger will not qualify as a “reorganization” under Section 368(a) of the Code and that the Merger will be treated as a taxable transaction.

None of Spirit, Boeing or Merger Sub makes any representation that the Merger will qualify as a “reorganization,” that such tax treatment will apply or that Boeing and Spirit will ultimately report the Merger consistent with such treatment. Each Spirit Stockholder that is a U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 109 of this proxy statement/prospectus) should consult its own tax advisor with respect to the particular tax consequences of the Merger to such holder, including the consequences if the IRS successfully challenged the treatment of the Merger as a “reorganization” under Section 368(a) of the Code or if Boeing and Spirit do not ultimately report the Merger consistent with such treatment.

Prior to the Closing, Boeing and Spirit intend to provide Spirit Stockholders that are U.S. Holders (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 109 of this proxy statement/prospectus) with additional information regarding whether or not they intend to treat the Merger as a “reorganization” under Section 368(a) of the Code.

Accounting Treatment of the Merger (see page 113)

Boeing and Spirit prepare their financial statements in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). The Merger will be accounted for using the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations, with Boeing considered as the accounting acquirer and Spirit as the accounting acquiree. Accordingly, consideration to be given by Boeing to complete the Merger will be allocated to the identifiable tangible and intangible assets acquired and liabilities assumed of Spirit based on their estimated fair values as of the date of the completion of the Merger, with any excess merger consideration being recorded as goodwill.

Comparison of Stockholder Rights (see page 188)

Spirit Stockholders receiving shares of Boeing Common Stock in connection with the Merger will have different rights once they become Boeing Stockholders due to differences between the governing corporate documents of Boeing and Spirit. These differences are described in more detail in the section entitled “Comparison of Stockholder Rights” beginning on page 188 of this proxy statement/prospectus.

No Appraisal Rights (see page 199)

Under the General Corporation Law of the State of Delaware (the “DGCL”), Spirit Stockholders are not entitled to appraisal rights in connection with the Merger.

For further information relating to appraisal rights, see the sections entitled “The Merger—No Appraisal Rights” and “No Appraisal Rights” beginning on pages 116 and 199, respectively, of this proxy statement/prospectus.

Litigation Relating to the Merger (see page 116)

Since the public announcement of the Merger, one lawsuit has been filed by a purported Spirit Stockholder against Spirit and the Spirit Board alleging certain purported deficiencies in the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and Spirit has received letters from additional purported Spirit Stockholders including similar allegations. Additional lawsuits may be filed against Boeing, Boeing’s board of directors (the “Boeing Board”), Boeing’s officers, Spirit, the Spirit Board or Spirit’s officers in connection with the Merger or the other Merger Agreement Transactions, which could prevent or delay completion of the Merger and result in substantial costs to Boeing or Spirit, including any costs associated with indemnification obligations of Boeing or Spirit.

See the section entitled “The Merger—Litigation Relating to the Merger” beginning on page 116 of this proxy statement/prospectus for more information.

Recent Developments

On November 4, 2024, the International Association of Machinists and Aerospace Workers District 751 (“IAM 751”) voted to ratify a new contract, thereby ending the labor strike that began September 13, 2024. See “Risk Factors—Risks Related to Boeing’s Business and Operations” beginning of page 41 of this proxy statement/prospectus for more information.

Risk Factors (see page 28)

Before voting at the Special Meeting, you should carefully read all of the information contained in or incorporated by reference into this proxy statement/prospectus and give special consideration to the risk factors discussed in the section entitled “Risk Factors” beginning on page 28 of this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 204 of this proxy statement/prospectus for more information about the SEC filings incorporated by reference into this proxy statement/prospectus.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDENDS

Market Prices

Boeing Common Stock is listed on the NYSE under the symbol “BA,” and Spirit Common Stock is listed on the NYSE under the symbol “SPR.”

The following table sets forth the last sales price per share of Boeing Common Stock and per share of Spirit Common Stock as reported on the NYSE on June 28, 2024, the trading day before the public announcement of the execution of the Merger Agreement, and on December 19, 2024, the last trading day before the date of this proxy statement/prospectus. The table also shows the number of shares of Boeing Common Stock to be received for each share of Spirit Common Stock and the implied value per share of Spirit Common Stock calculated based on the price of Boeing Common Stock, in each case as of the same two dates.

	Boeing Common Stock	Spirit Common Stock	Number of Shares of Boeing Common Stock to Be Received per Share of Spirit Common Stock	Implied Value per Share of Spirit Common Stock
June 28, 2024	$182.01	$32.87	0.2047	$37.26
December 19, 2024	$177.04	$33.17	0.2104	$37.25

The market prices of Boeing Common Stock and Spirit Common Stock have fluctuated since the date of the announcement of the execution of the Merger Agreement and will continue to fluctuate prior to the completion of the Merger and, in the case of Boeing Common Stock thereafter. No assurance can be given concerning the market prices of Boeing Common Stock or Spirit Common Stock before completion of the Merger or of Boeing Common Stock after completion of the Merger. Accordingly, these comparisons may not provide meaningful information to stockholders in determining how to vote with respect to the proposals described in this proxy statement/prospectus. We urge you to obtain current market quotations for Boeing Common Stock and Spirit Common Stock and to review carefully the other information contained in this proxy statement/prospectus. Please see the section entitled “Risk Factors—Risks Related to the Merger—Because the market prices of Boeing Common Stock and Spirit Common Stock will fluctuate prior to the completion of the Merger, Spirit Stockholders cannot be sure of the market value of shares of Boeing Common Stock that they will receive in the Merger or the difference between the market value of shares of Boeing Common Stock that they will receive in the Merger and the market value of shares of Spirit Common Stock immediately prior to the Merger” beginning on page 28 of this proxy statement/prospectus.

Dividends

The Boeing Board suspended the declaration and/or payment of cash dividends in March 2020, and Boeing has not declared or paid dividends on shares of Boeing Common Stock since March 6, 2020 when it paid a dividend of $2.055 per share. Boeing last paid a dividend of $2.055 per share on March 6, 2020. The terms of the Merger Agreement limit Boeing’s ability to declare or pay dividends prior to the completion of the Merger.

The Spirit Board suspended Spirit’s quarterly cash dividend in the fourth quarter of 2022, and Spirit has not declared or paid dividends on shares of Spirit Common Stock in 2023. Spirit last paid its stockholders a quarterly dividend of $0.01 per share on October 3, 2022. The terms of the Merger Agreement limit Spirit’s ability to declare or pay dividends prior to the completion of the Merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “cause,” “continue,” “could,” “depend,” “develop,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “have,” “impact,” “implement,” “increase,” “intends,” “lead,” “maintain,” “may,” “might,” “plans,” “potential,” “possible,” “projects,” “reduce,” “remain,” “result,” “scheduled,” “seek,” “should,” “targets,” “will,” “would” and other similar words or expressions, or the negative thereof. The absence of such words or expressions does not necessarily mean the statements are not forward-looking. Forward-looking statements are not statements of historical fact and reflect Boeing’s and Spirit’s current views about future events. Forward-looking statements are based on expectations and assumptions that Boeing and/or Spirit believe to be reasonable when made, but that may not prove to be accurate. These statements are not guarantees and are subject to numerous assumptions, risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements.

These factors include, but are not limited to: the timely satisfaction of the conditions to the Closing; realizing the anticipated benefits of the Merger (including anticipated synergies and quality improvements) in the expected timeframe or at all; the successful integration of Spirit into Boeing’s business and operations; the occurrence of any event, change or other circumstance that could give rise to the right of Boeing or Spirit to terminate the Merger Agreement; the ability of Spirit to enter into definitive agreements with Airbus, and consummate the transactions contemplated by the Airbus Term Sheet, for the disposition of Spirit Airbus Business; reputational risk and potential adverse reactions of Boeing’s or Spirit’s customers, regulators, employees or business partners, including those resulting from the announcement or completion of the Merger; the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the diversion of management’s attention and time from ongoing business operations and opportunities on Merger-related matters; legal, regulatory, tax and economic developments affecting Boeing, Spirit and their respective businesses; the ability of Boeing and Spirit to obtain the Regulatory Approvals or to satisfy any of the other conditions to the Closing in a timely manner or at all; general conditions in the economy and Boeing’s industry, including those due to regulatory changes; Boeing’s reliance on its commercial airline customers; the overall health of Boeing’s aircraft production system, production quality issues, commercial airplane production rates, Boeing’s ability to successfully develop and certify new aircraft or new derivative aircraft, and the ability of Boeing’s aircraft to meet stringent performance and reliability standards; changing budget and appropriation levels and acquisition priorities of the U.S. government, as well as significant delays in U.S. government appropriations; Boeing’s dependence on subcontractors and suppliers, as well as the availability of highly skilled labor and raw materials; work stoppages or other labor disruptions; competition within Boeing’s markets; Boeing’s non-U.S. operations and sales to non-U.S. customers; changes in accounting estimates; realizing the anticipated benefits of other mergers, acquisitions, joint ventures/strategic alliances or divestitures; Boeing’s dependence on U.S. government contracts; Boeing’s reliance on fixed-price contracts; Boeing’s reliance on cost-type contracts; contracts that include in-orbit incentive payments; unauthorized access to Boeing’s, Boeing’s customers’ and/or Boeing’s suppliers’ information and systems; potential business disruptions, including threats to physical security or Boeing’s information technology systems, extreme weather (including effects of climate change) or other acts of nature, and pandemics or other public health crises; potential adverse developments in new or pending litigation and/or government inquiries or investigations; potential environmental liabilities; effects of climate change and legal, regulatory or market responses to such change; credit rating agency actions and changes in Boeing’s ability to obtain debt financing on commercially reasonable terms, at competitive rates and in sufficient amounts; substantial pension and other postretirement benefit obligations; the adequacy of Boeing’s insurance coverage; and customer and aircraft concentration in Boeing’s customer financing portfolio.

Actual outcomes and results may differ materially from those stated or implied in forward-looking statements contained in, or incorporated by reference into, this proxy statement/prospectus due to a number of risks and uncertainties, including those risk factors described in the section entitled “Risk Factors” beginning on page 28 of this proxy statement/prospectus and in Boeing’s and Spirit’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other filings with the SEC incorporated herein by reference. Additional risks or uncertainties that are not currently known to Boeing or Spirit, that Boeing or Spirit currently deem to be immaterial, or that could apply to any company could also cause actual outcomes and results to differ materially from those stated or implied in forward-looking statements. See the section entitled “Where You Can Find More Information” beginning on page 204 of this proxy statement/prospectus for more information about the SEC filings incorporated by reference into this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning Boeing, Spirit, the Merger, the combined company or other matters attributable to Boeing or Spirit or any person acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Neither Boeing nor Spirit undertakes any obligation to publicly update any of the forward-looking statements contained in, or incorporated by reference into, this proxy statement/prospectus to reflect new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made.

RISK FACTORS

In deciding how to vote, you should carefully consider the following risk factors as well as the other information contained in, or and incorporated by reference into, this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” References in this section to “Boeing,” the “Company,” “we,” “us” and “our” refer to The Boeing Company.

Risks Related to the Merger

Because the market prices of Boeing Common Stock and Spirit Common Stock will fluctuate prior to the completion of the Merger, Spirit Stockholders cannot be sure of the market value of shares of Boeing Common Stock that they will receive in the Merger or the difference between the market value of shares of Boeing Common Stock that they will receive in the Merger and the market value of shares of Spirit Common Stock immediately prior to the Merger.

At the Effective Time, each share of Spirit Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be automatically cancelled and cease to exist and will be converted into the right to receive a number of shares of Boeing Common Stock equal to (a) if the Boeing Stock Price, is greater than $149.00 but less than $206.94, the quotient obtained by dividing $37.25 by the Boeing Stock Price, rounded to four decimal places, or (b) if the Boeing Stock Price is greater than or equal to $206.94, 0.1800 or (c) if the Boeing Stock Price is equal to or less than $149.00, 0.2500. The respective market prices of both Boeing Common Stock and Spirit Common Stock have fluctuated since the date on which the Merger Agreement was signed and will continue to fluctuate. The market price of Boeing Common Stock, when received by Spirit Stockholders after the Merger is completed, could be greater than, less than or the same as the market price of Boeing Common Stock at the time of the Special Meeting. For that reason, the market price of Boeing Common Stock on the date of the Special Meeting may not be indicative of the value of the shares of Boeing Common Stock that Spirit Stockholders will receive upon completion of the Merger, and, at the time of the Special Meeting, Spirit Stockholders will not know, or be able to determine, the number of shares of Boeing Common Stock or the market value of such shares that they will receive in the Merger as compared to the market value of the Spirit Common Stock immediately prior to the Merger.

The market prices of Boeing Common Stock and Spirit Common Stock are subject to fluctuations due both to factors affecting market prices for publicly traded equity securities generally and to factors affecting Boeing Common Stock or Spirit Common Stock or Spirit Common Stock in particular. Market prices of Boeing Common Stock and Spirit Common Stock have been volatile at times in the past, and may be volatile in the future. Neither Boeing nor Spirit is permitted to terminate the Merger Agreement or re-solicit the vote of Spirit Stockholders solely because of changes in the market price of Boeing Common Stock or Spirit Common Stock. Stock price changes may result from a variety of factors, including:

•	general and industry-specific market and economic conditions and changes in factors specific to each of Spirit’s and Boeing’s business, operations and prospects;

•	regulatory and legal developments;

•	market assessments of the benefits of the Merger and the likelihood that the Merger will be completed;

•	timing of the Merger and receipt of required regulatory approvals; and

•	other factors described elsewhere in, or incorporated by reference into, this “Risk Factors” section.

The Merger is subject to conditions, including certain conditions that are beyond Boeing’s and Spirit’s control and may not be satisfied on a timely basis or at all. Failure to complete the Merger could have material adverse effects on Boeing and Spirit.

Completion of the Merger is subject to a number of conditions set forth in the Merger Agreement. Some of the conditions, such as adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Spirit Common Stock entitled to vote thereon and receipt of certain regulatory approvals, are beyond Boeing’s and Spirit’s control, resulting in uncertainty as to the timing of completion of the Merger and as to whether the Merger will be completed at all. The governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the Merger, require changes to the terms of the Merger Agreement, prevent the completion of the Merger or make the completion of the Merger illegal. In addition, the Merger Agreement contains certain termination rights for both Spirit and Boeing that, if exercised, will also result in the Merger not being completed.

As described under “—The Merger is subject to certain regulatory approvals that, if delayed, not granted or granted with burdensome or unacceptable conditions, could delay, impair or prevent completion of the Merger or result in additional costs or reduce the anticipated benefits of the Merger,” below, the completion of the Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act and the receipt of other specified regulatory approvals. Regulatory review under the HSR Act and other applicable regulations may result in regulatory authorities imposing conditions on the granting of such approvals. Such conditions and the process of obtaining regulatory approvals could have the effect of delaying completion of the Merger or of imposing additional costs or limitations on the combined company following the completion of the Merger, and such conditions could result in a closing condition under the Merger Agreement not being satisfied. The regulatory approvals may not be received at all, may not be received in a timely fashion, or may contain conditions on the completion of the Merger that are unacceptable to Boeing.

Boeing and Spirit cannot assure you that the various conditions to the Closing will be satisfied or will not result in the abandonment or delay of the Merger. Any delay in completing the Merger could cause Boeing and Spirit not to realize, or to be delayed in realizing, some or all of the benefits that Boeing and Spirit expect to achieve if the Merger is completed within the time currently expected. See the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 147 of this proxy statement/prospectus for more information.

If the Merger is not completed, Boeing’s and Spirit’s ongoing businesses could be adversely affected, and, without realizing any of the benefits of having completed the Merger, Boeing and Spirit would be subject to a number of risks, including:

•

time and resources committed by Boeing’s and Spirit’s management to matters relating to the Merger could otherwise have been devoted to day-to-day operations or pursuing other beneficial opportunities;

•

Boeing, Spirit and their respective subsidiaries and/or joint ventures could experience negative reactions from their respective employees, customers, suppliers, vendors, landlords, joint venture co-members and financing sources, from other persons with whom they have important business relationships and from regulators and credit rating agencies;

•

the market price of Boeing Common Stock or Spirit Common Stock could decline as a result, particularly if the then-current market price were elevated based on a market assumption that the Merger would be completed;

•	Boeing or Spirit could be required to pay a termination fee as required by the Merger Agreement;

•

litigation related to the failure to complete the Merger or related to any enforcement proceeding that may be commenced against Boeing or Spirit to perform their respective obligations pursuant to the Merger Agreement; and

•

if the Merger Agreement were terminated, and Spirit were to seek another business combination, Spirit might not be able to negotiate or complete a transaction on terms comparable to or more attractive than the terms of the Merger Agreement.

The Merger is subject to certain regulatory approvals that, if delayed, not granted or granted with burdensome or unacceptable conditions, could delay, impair or prevent completion of the Merger or result in additional costs or reduce the anticipated benefits of the Merger.

The completion of the Merger is subject to the expiration or termination of all waiting periods (and any agreed upon extensions of any waiting period or commitment not to complete the Merger for any period of time) applicable to the completion of the Merger under the HSR Act and the receipt of certain additional regulatory approvals.

With respect to United States antitrust and competition laws, under the HSR Act, the Merger may not be completed until Notification and Report Forms have been filed with the FTC and the DOJ and the applicable waiting period (or any extension thereof) has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of the applicable 30-day waiting period following the parties’ filing of their respective HSR Act notifications or the early termination of that waiting period, at the earliest. Each of Boeing and Spirit filed an HSR Notification and Report Form with the FTC and the DOJ on July 29, 2024. On August 28, 2024, prior to the expiration of the waiting period, the FTC issued a Request for Additional Information and Documentary Material (a “Second Request”) to Boeing and Spirit, which provides that the parties must observe an additional 30-day waiting period, which will begin to run only after both parties have complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period (or commit not to complete the Merger for a specified period of time).

At any time before or after completion of the Merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the DOJ or the FTC could take such action under antitrust or competition laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or to terminate existing relationships and contractual rights. Under certain circumstances, private parties may also seek to take legal action against the Merger under antitrust or competition laws.

The Merger is also subject to clearance or approval by foreign investment authorities in France and the United Kingdom. In deciding whether to grant foreign investment approval, consent or clearance, foreign investment authorities generally will consider the effect of the transactions on national security or national interest within their jurisdictions, in particular with respect to sensitive sectors, critical infrastructure, critical technology, and access to personal identifiable information or sensitive personal data. The relevant foreign investment authorities could take such actions under the applicable foreign investment laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights or impose limitations or restrictions on, or prohibit, investments by certain investors (including, but not limited to, the imposition of limits on purchasing Boeing securities, limits on its ability to share information with certain investors, governance modifications, or forced divestiture, among other things).

Many jurisdictions have recently adopted, expanded, and/or are continuing to expand their foreign investment review regimes, and foreign investment authorities can have significant discretion in the interpretation and enforcement of such regimes. If new or existing regimes are enacted or updated prior to the Closing, or a foreign investment authority determines that the parties have failed to make a mandatory notification, the parties may be required to make additional foreign investment filings and/or be subject to fines, penalties, divestiture, or other regulatory actions. In addition, other foreign investment authorities may take action under the laws of their jurisdictions, even where we do not believe we meet the thresholds for filing, which could require additional filings or review processes and which could include seeking to enjoin the completion of the Merger.

Any one of these requirements, limitations, costs, divestitures or restrictions imposed by antitrust or foreign investment authorities could jeopardize or delay the completion, or reduce the anticipated benefits, of the Merger. There is no assurance that Boeing and Spirit will obtain all required regulatory consents or approvals on a timely basis, or at all. Failure to obtain the necessary consents and approvals could substantially delay or prevent the completion of the Merger, which could negatively affect both Boeing and Spirit.

Spirit may not be able to complete the disposition of the Spirit Airbus Business.

Boeing’s obligation to complete the Merger is subject to, among other conditions, the Divestiture Condition, which requires that Spirit have completed the divestiture of the Spirit Airbus Business. Spirit and Airbus have entered into a binding term sheet under which they have agreed to negotiate in good faith definitive agreements (the “Definitive Agreements”), including a purchase agreement, providing for the acquisition by Airbus or its affiliates of the Spirit Airbus Business on the terms set forth in the term sheet with the goal of permitting Boeing and Spirit to complete the Merger prior to the Outside Date. Execution of the Definitive Agreements is subject to and conditioned upon, among other things, the completion to the satisfaction of Airbus of its due diligence. As a result, there can be no assurance that Spirit will be able to enter into the Definitive Agreements on the expected timeline, or at all. Further, even if Spirit is able to negotiate and enter into the Definitive Agreements, there can be no assurance that Spirit would satisfy the closing conditions in the Definitive Agreements, including receipt of regulatory approvals, or be able to complete the disposition of the Spirit Airbus Business as contemplated by the term sheet or the Definitive Agreements. If Spirit faces difficulty in completing the disposition of the Spirit Airbus Business, Spirit could be unable to satisfy the Divestiture Condition in a timely matter or at all.

The Merger Agreement limits Spirit’s abilities to pursue alternatives to the Merger and could discourage a potential competing acquiror or other strategic transaction partner from making a favorable alternative transaction proposal.

Under the Merger Agreement, Spirit is required, subject to certain exceptions with respect to unsolicited proposals and the Divestiture Assets, not to directly or indirectly solicit competing Acquisition Proposals or to enter into discussions concerning, or provide confidential information in connection with, any unsolicited alternative Acquisition Proposals. In addition, upon termination of the Merger Agreement under certain circumstances, Spirit may be required to pay Boeing a termination fee of $150 million. See the sections entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation,” “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees” beginning on pages 133, 149 and 151 of this proxy statement/prospectus, respectively. These provisions could discourage a potential acquirer or other strategic transaction partner that might have an interest in acquiring all or a significant portion of Spirit from considering or pursuing an alternative transaction with Spirit or proposing such a transaction, even if the potential acquirer or other strategic transaction partner were prepared to pay consideration with a higher per share cash or market value than the per share market value proposed to be received or realized in the Merger. These provisions might also result in a potential acquirer or other strategic transaction partner proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable by Spirit in certain circumstances. If the Merger Agreement were terminated, and Spirit were to seek another business combination, Spirit might not be able to negotiate or complete a transaction on terms comparable to or more attractive than the terms of the Merger Agreement.

The Merger, and uncertainty regarding the Merger, may adversely affect Boeing’s and Spirit’s relationships with customers, suppliers, strategic partners and others and could adversely affect each company’s ability to effectively manage its respective business.

The Merger will occur only if the Merger Agreement’s conditions to the Closing are satisfied or waived. Accordingly, there may be uncertainty regarding the completion of the Merger. This uncertainty and the prospect of the Merger itself may cause customers, suppliers, strategic partners and others that deal with Boeing or Spirit to delay or defer entering into contracts with Boeing or Spirit or making other decisions concerning Boeing or Spirit or to seek changes in or cancellation of existing business relationships with Boeing or Spirit. Delays or deferrals of contracts or other decisions or changes in or cancellations of existing agreements or relationships could in some individual cases or in the aggregate have an adverse impact on the respective businesses of Boeing and Spirit, regardless of whether the Merger is ultimately completed. See the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 128 of this proxy statement/prospectus for more information regarding the restrictive covenants to which Boeing and Spirit are subject.

In addition, under the terms of the Merger Agreement, Spirit and its subsidiaries are subject to certain restrictions on the conduct of their business prior to the completion of the Merger, including being obligated to use their reasonable best efforts to conduct their business in all material respects in the ordinary course of business and being limited in their ability in certain cases to pursue certain business opportunities or acquire certain assets, which could delay or otherwise adversely affect Spirit’s and its subsidiaries’ ability to execute certain of their business strategies or limit their ability to respond to competitive or other developments that arise prior to the completion of the Merger and could negatively affect their business and operations.

Uncertainties associated with the Merger may result in a loss of management and other key personnel of Boeing or Spirit, which could adversely affect the future business and operations of the combined company following the Merger or the business of Boeing or Spirit should the Merger not be completed.

Boeing and Spirit are dependent on the experience and industry knowledge of their respective officers and other key management, technical and professional personnel to execute their business plans. The combined company’s success after the Merger will depend in part upon its ability to retain key management and other key personnel of Boeing and Spirit. Current and prospective employees of Boeing and Spirit may experience uncertainty about their roles within the combined company following the Merger or have other concerns regarding the timing and completion of the Merger or the operations of the combined company following the Merger, any of which may have an adverse effect on the ability of Boeing and Spirit to retain, attract or motivate key management and other key personnel. If Boeing and Spirit are unable to retain personnel, including key management, who are critical to the future operations of the companies, Boeing and Spirit could face disruptions in their operations, loss of customers, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Merger or delay the completion of the Merger.

The Merger might be completed even if material adverse changes, such as industry-wide changes or other events, subsequent to the announcement of the Merger were to occur.

Although one of the conditions to the Closing is there not having occurred any Material Adverse Effect or Boeing Material Adverse Effect since the date of the Merger Agreement, some types of changes would not constitute a basis for the parties to refuse to complete the Merger, even if such changes would have a material adverse effect on either of the parties. For example, a worsening of Spirit’s financial position, results of operations and cash flows due to general economic conditions would not give Boeing the right to refuse to complete the Merger. In such a case, Boeing’s business and financial position, results of operations and cash flows after the Merger might be negatively affected as a result of the Merger.

Boeing and Spirit are expected to incur significant transaction costs in connection with the Merger, which may be in excess of those anticipated by them.

Boeing and Spirit have incurred and are expected to continue to incur a number of non-recurring costs associated with negotiating and completing the Merger, combining the operations of the two companies and working to achieve desired synergies, including fees paid to financial, legal, accounting and other advisors, employee retention, severance and benefit costs, filing fees and, potentially, termination fees. These fees and costs have been, and will continue to be, substantial and, in many cases, will be borne by Boeing and Spirit whether or not the Merger is completed, and could have an adverse effect on Boeing’s financial position, results of operations and cash flows following the completion of the Merger. The elimination of duplicative costs, as well as the realization of other potential efficiencies related to the integration of Boeing’s and Spirit’s businesses, may not offset transaction-related costs and achieve a net benefit in the near term, or at all.

Spirit Stockholders will not be entitled to appraisal rights in the Merger.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from an extraordinary transaction, such as a merger, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the Merger Agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because Boeing Common Stock and Spirit Common Stock are listed on the NYSE, a national securities exchange, and because Spirit Stockholders are not required by the terms of the Merger Agreement to accept for their shares of Spirit Common Stock anything other than shares of Boeing Common Stock and cash in lieu of fractional shares, holders of Spirit Common Stock are not entitled to appraisal rights in connection with the Merger. See the section entitled “No Appraisal Rights” beginning on page 199 of this proxy statement/prospectus for more information.

Completion of the Merger may trigger change in control or other provisions in certain agreements to which Spirit or any of its subsidiaries or joint ventures is a party.

The completion of the Merger may trigger change in control or other provisions in certain agreements to which Spirit or any of its subsidiaries or joint ventures is a party. If Spirit, its subsidiaries or its joint ventures, as applicable, are unable to negotiate modifications, consents or waivers of those provisions, following completion of the Merger, the counterparties may exercise their rights and remedies under such agreements, potentially terminate such agreements or seek monetary damages. Even if Spirit, its subsidiaries or its joint ventures, as applicable, are able to negotiate modifications, consents or waivers, the counterparties may require a fee for such modifications, consents or waivers or seek to renegotiate such agreements on terms less favorable to Spirit or the applicable subsidiary or joint venture.

Boeing and Spirit may be a target of securities class action and derivative lawsuits, which could result in substantial costs and could delay or prevent the completion of the Merger.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition or merger agreements. As of November 21, 2024, one lawsuit challenging the Merger was filed on behalf of a purported Spirit Stockholder, as described in the section entitled “The Merger—Litigation Relating to the Merger” beginning on page 116 of this proxy statement/prospectus. Even if such lawsuits are without merit, defending against, settling or otherwise resolving these claims can result in substantial costs, including costs associated with indemnification of directors and officers, and divert management time and resources. An adverse judgment in any such litigation could result in monetary damages, which could have a negative impact on Boeing’s and Spirit’s respective liquidity and financial condition. Additionally, if a plaintiff were successful in obtaining an injunction prohibiting completion of the Merger, that injunction could delay or prevent the Merger from being completed, which could adversely affect Boeing’s and Spirit’s businesses, financial position, results of operations and cash flows, as described above under “—The Merger is subject to conditions, including certain conditions that are beyond Boeing’s and Spirit’s control and may not be satisfied on a timely basis or at all. Failure to complete the Merger could have material adverse effects on Boeing and Spirit.”

Current Boeing Stockholders and current Spirit Stockholders will have a reduced share of ownership in the combined company.

If the Boeing Stock Price were equal to the closing price of Boeing Common Stock on the NYSE on December 19, 2024, the last trading day before the date of this proxy statement/prospectus, each share of Spirit Common Stock would be converted into 0.2104 shares of Boeing Common Stock. At this Exchange Ratio, it is estimated that, immediately after completion of the Merger, Boeing Stockholders as of immediately prior to the Merger would hold approximately 96.7% and Spirit Stockholders as of immediately prior to the Merger (disregarding any shares of Boeing Common Stock held by Spirit Stockholders immediately prior to the Merger) would hold approximately 3.3% of the outstanding shares of Boeing Common Stock, each on a fully diluted basis. As a result, Boeing Stockholders and Spirit Stockholders will have a reduced share of ownership and voting interests, resulting in less influence on the policies of the combined company than they currently have on the policies of Boeing and Spirit, respectively. In addition, Boeing may from time to time engage in issuances of equity or equity-linked securities, which would result in additional dilution.

The exact equity stake of Spirit Stockholders in Boeing immediately following the completion of the Merger will depend on the number of shares of Boeing Common Stock and shares of Spirit Common Stock issued and outstanding immediately prior to the Effective Time. The issuance of these new shares could have the effect of depressing the market price of Boeing Common Stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, Boeing’s earnings per share could cause the price of Boeing Common Stock to decline or to increase at a reduced rate.

Spirit’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Spirit Stockholders generally.

In considering the recommendation of the Spirit Board that Spirit Stockholders vote in favor of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, Spirit Stockholders should be aware of the fact that, aside from their interests as Spirit Stockholders, certain Spirit directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Spirit Stockholders generally. These interests include:

•	rights to continuing indemnification and directors’ and officers’ liability insurance;

•	certain executive officers (including certain of Spirit’s named executive officers) and other employees of Spirit may receive cash retention bonuses in connection with the Merger;

•

at the Effective Time, each Spirit equity award held by a director or executive officer will receive the treatment described in the section entitled “The Merger Agreement—Spirit Equity Awards and Employee Stock Purchase Plan” beginning on page 119 of this proxy statement/prospectus;

•

in the event an executive officer’s employment with Spirit is terminated upon or following the Closing, vesting and payout of outstanding equity awards previously granted may be accelerated in accordance with the terms of the omnibus incentive plan and applicable award agreements, as described in the section entitled “The Merger—Interests of Certain Spirit Directors and Executive Officers in the Merger—Treatment and Quantification of Spirit Equity Awards” beginning on page 99 of this proxy statement/prospectus; and

•

eligibility of Spirit’s executive officers to receive severance payments and benefits either under their employment agreement with Spirit or under the Spirit senior management severance plan, as described in the section entitled “The Merger—Interests of Certain Spirit Directors and Executive Officers in the Merger—Severance Payments Upon a Qualifying Termination Prior to or Following the Effective Time” beginning on page 100 of this proxy statement/prospectus.

See the section entitled “The Merger—Interests of Certain Spirit Directors and Executive Officers in the Merger” beginning on page 98 of this proxy statement/prospectus for a more detailed description of the interests of Spirit’s directors and executive officers. The Spirit Board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement, the Merger and the other Merger Agreement Transactions, in approving the Merger and in recommending that Spirit Stockholders approve the Merger Agreement Proposal.

Boeing and Spirit may waive one or more of the conditions to the Closing without resoliciting stockholder approval of the Merger Agreement Proposal and may terminate the Merger Agreement even if it has been adopted by Spirit Stockholders.

Certain conditions to the Closing may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Boeing and Spirit if the condition is a condition to both parties’ obligation to complete the Merger or by the party for which such condition is a condition of its obligation to complete the Merger. If either party determines to waive any of the conditions to the Closing, such decision may have an adverse effect on Boeing, Spirit and/or their respective stockholders. For example, if Boeing waives the condition regarding the accuracy (subject to materiality qualifiers in certain cases) of the representations and warranties of Spirit contained in the Merger Agreement or the condition regarding the absence of a Material Adverse Effect, or if Spirit waives the condition regarding the accuracy (subject to materiality qualifiers in certain cases) of the representations and warranties of Boeing and Merger Sub contained in the Merger Agreement or the condition regarding the absence of a Boeing Material Adverse Effect, then the value of the Merger Consideration Shares could be materially diminished.

In addition, Boeing and Spirit can agree to terminate the Merger Agreement even if Spirit Stockholders have already voted to adopt the Merger Agreement.

Risks Related to Boeing After Completion of the Merger

The market price for Boeing Common Stock following the Closing may be affected by factors different from those that historically have affected or currently affect Boeing Common Stock and Spirit Common Stock.

Following the Merger, Boeing Stockholders and former Spirit Stockholders will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Boeing’s financial position after the Merger may differ from its financial position before the Merger, and the financial position, results of operations and cash flows of the combined company may be affected by factors that are different from those currently or historically affecting the results of operations of Boeing and those currently or historically affecting the results of operations of Spirit. Accordingly, the market price and performance of Boeing Common Stock is likely to be different from the performance of Boeing Common Stock or Spirit Common Stock in the absence of the Merger, which may adversely affect the value of a Spirit Stockholder’s investment following completion of the Merger, regardless of the combined company’s actual operating performance.

Following completion of the Merger, the market price of Boeing Common Stock may be volatile, and holders of Boeing Common Stock could lose a significant portion of their investment due to drops in the market price of Boeing Common Stock following completion of the Merger.

Following the Merger, the market price of Boeing Common Stock may be volatile, and stockholders may not be able to resell their shares of Boeing Common Stock at or above the price at which they acquired their shares pursuant to the Merger Agreement or otherwise due to fluctuations in its market price, including changes in price caused by factors unrelated to Boeing’s performance or prospects.

Specific factors that may have a significant effect on the market price of Boeing Common Stock include:

•	changes in stock market analyst recommendations or earnings estimates regarding Boeing Common Stock or other comparable companies;

•	actual or anticipated fluctuations in Boeing’s revenue stream or future prospects;

•	actual or anticipated fluctuations in raw material prices (such as aluminum, titanium and composites) or service costs;

•	reaction to public announcements by Boeing before or after the Merger;

•	strategic actions taken by Boeing or its competitors, such as acquisitions;

•	potential future public offerings of Boeing Common Stock, which may dilute stockholders;

•

the failure of Boeing to achieve the perceived benefits of the Merger, including expected financial results and anticipated synergies, as rapidly as or to the extent anticipated by Boeing or financial or industry analysts;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to Boeing’s business and operations or the aerospace industry;

•	changes in tax or accounting standards, policies, guidance, interpretations or principles; and

•	adverse conditions in the financial markets or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events.

Also, Boeing Stockholders and Spirit Stockholders may not wish to continue to invest in the combined company or may wish to reduce their investment in the combined company, including in order to comply with institutional investing guidelines, to increase diversification, to track any rebalancing of stock indices in which Boeing Common Stock is included, to respond to the risk profile of the combined company or to realize a gain. If large amounts of Boeing Common Stock are sold, the price of Boeing Common Stock could decline.

If the Merger is completed, Boeing may not achieve the anticipated benefits of the Merger, including anticipated synergies.

There can be no assurance that Boeing will be able to successfully integrate Spirit, and the anticipated benefits of the Merger, including the anticipated operational and other synergies between the companies, may not be realized fully or at all or may take longer to realize than expected or may have unanticipated adverse results. Anticipated benefits are based on expectations about the future that are subject to change (such as assumptions about Boeing’s future production and manufacturing activity, service costs, future operational plans which have not yet been developed and which may vary from past experiences operating the same assets or recent experiences operating in the same areas). If Boeing is not able to realize the anticipated benefits expected from the Merger within the anticipated timing or at all, Boeing’s business, financial position, results of operations and cash flows may be adversely affected, Boeing’s earnings per share may be diluted, the accretive effect of the Merger may decrease or be delayed and the market price of Boeing Common Stock may be negatively impacted.

The integration of the two companies will require significant time and focus from management following the Merger and could result in performance shortfalls as a result of the diversion of management’s attention to such integration efforts. Difficulties in integrating Spirit into Boeing may result in the combined company performing differently than expected, in operational challenges or in the failure to realize anticipated benefits, including anticipated operational and other synergies between the two companies, in whole or in part, on the anticipated timeline or at all. Potential difficulties that may be encountered in the integration process include:

•	complexities associated with managing a larger, more complex, integrated business;

•	potential unknown liabilities and unforeseen expenses associated with Spirit and its integration into Boeing;

•	potential unknowns with respect to future operational plans; and

•	inconsistencies between the two company’s standards, controls, procedures and policies.

In addition, Boeing’s business may be negatively impacted following the Merger if it is unable to effectively manage the expanded operations of the combined company. Actual growth and any potential cost savings, if achieved, may be lower than what Boeing and Spirit expect and may take longer to achieve than anticipated. If Boeing and Spirit are not able to adequately address integration challenges, they may be unable to successfully integrate their operations or realize the anticipated benefits of the integration of the two companies.

Boeing and Spirit, including their respective subsidiaries, have operated and, until the completion of the Merger, will continue to operate independently. It is possible that the pendency of the Merger, as well as the integration process, could result in the loss of key personnel, the loss of customers, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs, an overall post-completion integration process that takes longer than originally anticipated, as well as the disruption of each company’s ongoing businesses. Any or all of those occurrences could adversely affect the combined company’s operations, including the ability to maintain relationships with customers and employees prior to, or after, the Merger or to achieve the anticipated benefits of the Merger.

The combined company may not be able to retain Boeing and Spirit’s existing customers, which could have an adverse effect on the combined company’s business and operations, and third parties may terminate or alter existing contracts or relationships with Boeing or Spirit.

As a result of the Merger, the combined company may experience impacts on relationships with customers that may harm the combined company’s business, financial position, results of operations and cash flows. Certain customers may seek to terminate or modify contractual obligations following the Merger, whether or not contractual rights are triggered as a result of the Merger. There can be no guarantee that customers will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the Merger. If any customers seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business, financial position, results of operations and cash flows may be harmed.

Boeing and Spirit also have contracts with landlords, licensors and other business partners which may require Boeing or Spirit, as applicable, to obtain consent from these other parties in connection with the Merger, or which may otherwise contain limitations applicable to such contracts following the Merger. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue, incur costs and lose rights that may be material to the combined company’s business. In addition, third parties with whom Boeing or Spirit currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the Merger. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the Merger. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the Merger or by a termination of the Merger Agreement.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business, financial position, results of operations and cash flows.

The combined company may be exposed to increased litigation from stockholders, customers, suppliers, distributors and other third parties due to the combination of Boeing’s and Spirit’s businesses following the Merger. Such litigation may have an adverse impact on the combined company’s business, financial position, results of operations and cash flows, or may cause disruptions to the combined company’s operations.

If the Merger does not qualify as “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, Spirit Stockholders may be required to pay substantial U.S. federal income taxes.

It is possible that, because it is structured as a transaction involving Spirit Stockholders’ receipt of consideration solely in the form of Boeing Common Stock (other than cash received in lieu of fractional shares of Boeing Common Stock), the Merger may qualify as a “reorganization” under the Code. There are significant legal and factual doubts concerning the qualification of the Merger as a “reorganization” under Section 368(a) of the Code. However, the completion of the Merger is not conditioned on a ruling from the IRS or the receipt of an opinion of counsel to the effect that the Merger will qualify as a “reorganization” under Section 368(a) of the Code, and neither Boeing nor Spirit or any of their respective advisors or affiliates makes any representations or provides any assurances in the Merger Agreement regarding the tax consequences of the Merger, including whether the Merger qualifies as a “reorganization” under Section 368(a) of the Code. Accordingly, and for the reasons discussed below, no assurance can be given that the IRS will not challenge the qualification of the Merger as a “reorganization” or that a court would not sustain such a challenge.

Although, as we discuss in further detail in the section entitled “U.S. Federal Income Tax Consequences of the Merger—IRS Private Letter Ruling” beginning on page 111 of this proxy statement/prospectus, Boeing and Spirit filed with the IRS on December 20, 2024 the Ruling Request to request a private letter ruling to the effect that the Merger qualifies as a “reorganization” under Section 368(a) of the Code, there are no assurances that Boeing and Spirit will receive such a ruling prior to the Special Meeting or the Effective Time or at all. Accordingly, unless Boeing and Spirit receive a private letter ruling from the IRS that the Merger qualifies as a “reorganization” under Section 368(a) of the Code, Spirit Stockholders that are U.S. Holders (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 109 of this proxy statement/prospectus)) should assume that the Merger will not qualify as a “reorganization” under Section 368(a) of the Code and that the Merger will be treated as a taxable transaction.

Moreover, the Merger Agreement does not include any agreement, statement or representation regarding the qualification of the Merger as such. Further, the Merger Agreement does not contain agreements by Boeing, Spirit, or Merger Sub to use efforts to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code, nor does the Merger Agreement require such parties to refrain from taking any actions that would cause the Merger to fail to or cease to qualify as a “reorganization” under Section 368(a) of the Code.

Consequently, there is significant uncertainty as to the treatment of the Merger for U.S. federal income tax purposes, and there is no representation made as to whether Boeing and Spirit will ultimately report the Merger as a “reorganization” under Section 368(a) of the Code.

If the Merger does not qualify as a “reorganization” under Section 368(a) of the Code, then the receipt of Boeing Common Stock (and cash in lieu of a fractional share of Boeing Common Stock) in exchange for Spirit Common Stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. In such case, a U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 109 of this proxy statement/prospectus)) of Spirit Common Stock generally would recognize taxable gain or loss upon the exchange of Boeing Common Stock for Spirit Common Stock (and cash in lieu of a fractional share of Boeing Common Stock) pursuant to the Merger. See the section entitled “U.S. Federal Income Tax Consequences of the Merger” beginning on page 109 of this proxy statement/prospectus.

The financial forecasts are based on various assumptions that may not be realized.

The unaudited prospective financial information set forth in the forecasts included under the section entitled “The Merger—Spirit Unaudited Forecasted Financial Information” beginning on page 85 of this proxy statement/prospectus was prepared solely for internal use and is subjective in many respects. Spirit’s prospective financial information was based solely upon assumptions of, and information available to, Spirit’s management when prepared. These estimates and assumptions are subject to uncertainties, many of which are beyond Spirit’s control and may not be realized. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this proxy statement/prospectus will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from Boeing’s and Spirit’s estimates. In view of these uncertainties, the inclusion of prospective financial information in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

The unaudited prospective financial information set forth in the forecasts included under the section entitled “The Merger—Spirit Unaudited Forecasted Financial Information” beginning on page 85 of this proxy statement/prospectus was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Further, any forward-looking statement speaks only as of the date on which it is made, and neither Boeing nor Spirit undertakes any obligation, other than as required by applicable law, to update, correct or otherwise revise the unaudited prospective financial information included in this proxy statement/prospectus to reflect events or circumstances after the date such prospective financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances, even in the event that any or all of the assumptions underlying any such prospective financial information are no longer appropriate (even in the short term).

The unaudited prospective financial information of Spirit included in this proxy statement/prospectus has been prepared by, and is the responsibility of, the management of Spirit. Ernst & Young LLP has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information, and accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The reports of Ernst & Young LLP with respect to Spirit incorporated by reference in this proxy statement/prospectus relate to the previously issued financial statements of Spirit. These reports do not extend to Spirit’s unaudited prospective financial information and should not be read to do so. Neither Boeing’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. See the section entitled “The Merger—Spirit Unaudited Forecasted Financial Information” beginning on page 85 of this proxy statement/prospectus for more information.

The opinion of Spirit’s financial advisor will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.

Spirit has received an opinion from its financial advisor, Moelis, in connection with the signing of the Merger Agreement, but has not obtained any updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Spirit, general market and economic conditions and other factors that may be beyond the control of Boeing or Spirit and on which Spirit’s financial advisor’s opinion was based, may significantly alter the value of Spirit or the prices of the shares of Spirit Common Stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Because Spirit currently does not anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the number of shares of Boeing Common Stock that will be received by holders of Spirit Common Stock from a financial point of view at the time the Merger is completed. The Spirit Board’s recommendation that Spirit Stockholders vote in favor of the Merger Agreement Proposal, the Advisory Compensation Proposal and Adjournment Proposal, however, are made as of the date of this proxy statement/prospectus.

After the Merger is completed, Spirit Stockholders will have their rights as stockholders governed by Boeing’s organizational documents.

Upon completion of the Merger, Spirit Stockholders will no longer be stockholders to Spirit, but will instead become Boeing Stockholders. Former Spirit Stockholders will instead have rights as Boeing Stockholders that differ from the rights they had as Spirit Stockholders before the Merger. For a detailed comparison of the rights of Boeing Stockholders to the rights of Spirit Stockholders, see the section entitled “Comparison of Stockholder Rights” beginning on page 188 of this proxy statement/prospectus.

Risks Related to Boeing’s Business and Operations

Some of our and our suppliers’ workforces are represented by labor unions. Work stoppages by our employees have adversely affected and could continue to adversely affect our business, financial condition, results of operations and/or cash flows. Future work stoppages by our or our suppliers’ employees could also adversely impact our business.

Approximately 57,000 employees, which constitute 33% of our total workforce, were union represented as of December 31, 2023 under collective bargaining agreements with varying durations and expiration dates. On September 12, 2024, our contract with IAM 751, which represents over 30,000 Boeing manufacturing employees primarily located in Washington state, expired and 96% of IAM 751 members voted to initiate a strike. On November 4, 2024, members of IAM 751 voted to ratify a new contract, thereby ending the strike. As a result of the strike, production of our commercial aircraft, other than the 787 production in Charleston, and certain of our Defense, Space & Security products halted, adversely impacting our business and financial position. The new contract with IAM 751 and pay enhancements for certain non-union employees is adversely impacting our financial position, results of operations and cash flows. We expect further significant negative operating cash flows in the fourth quarter of 2024 and in future quarters as we work to resume and ramp up production and deliveries. The work stoppage also had, and may continue to have, negative impacts on our key suppliers and customers. Furthermore, the actions we took to help preserve our financial condition, including workforce reductions, furloughs, hiring freezes and pausing the issuance of certain supplier purchase orders, could negatively impact our ability to achieve our strategic objectives. We may experience additional work stoppages in the future, which could adversely affect our business.

We currently have in the U.S. 9 unions with 27 independent agreements and internationally 17 employee representative bodies, and we cannot predict how stable our union relationships will be or whether we will be able to meet the unions’ requirements. The unions may also limit our flexibility in managing our workforce and operations. Union actions at suppliers can also affect us. Work stoppages and instability in our union relationships could delay the production and/or development of our products, which could strain relationships with customers and result in lower revenues.

Other Risk Factors Related to Boeing and Spirit

Boeing’s and Spirit’s businesses are and will be subject to the risks described above, as applicable. Boeing is, and will continue to be, subject to the risks described above and in Boeing’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2024 and September 30, 2024, as updated by subsequent Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. In addition, Spirit is, and will continue to be, subject to the risks described above and in Spirit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 204 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The Special Meeting will be held in a virtual-only format conducted via live audio webcast at www.virtualshareholdermeeting.com/SPR2025SM, on January 31, 2025, at 11:30 a.m. Central Time. There will be no physical location for the Special Meeting.

Attending the Special Meeting

You will be able to attend the Special Meeting by visiting the Special Meeting website at www.virtualshareholdermeeting.com/SPR2025SM and entering a 16-digit control number. If you hold your shares of Spirit Common Stock as a stockholder of record, your 16-digit control number will be printed on your proxy card. If instead you hold your shares of Spirit Common Stock through an account with a bank, broker or other nominee (that is, if you are the beneficial owner of shares held in “street name”), your bank, broker or other nominee may provide you with your 16-digit control number on the voting instruction form it furnishes to you; otherwise, you should contact your bank, broker or other nominee (preferably at least five business days before the date of the Special Meeting) to obtain a legal proxy that will permit you to attend, and vote at, the Special Meeting. If you join the Special Meeting by using your 16-digit control number or obtaining a legal proxy and logging in to the Special Meeting website, you will be able to attend and participate in the Special Meeting, submit your questions during the Special Meeting, and vote your shares online during the Special meeting.

Spirit Stockholders are encouraged to access the Special Meeting before the start time of 11:30 a.m. Central Time. Please allow ample time for online check-in, which will begin at 11:15 a.m. Central Time. If you encounter technical difficulties at the check-in for the Special Meeting or during the Special Meeting, please call the technical support telephone number that will be posted at www.virtualshareholdermeeting.com/SPR2025SM. Technicians will be available to assist you.

Spirit Stockholders who participate in the Special Meeting via the Special Meeting website will be considered to have attended the Special Meeting and to have been present at the Special Meeting “in person,” including for purposes of determining a quorum and counting votes.

Purpose of the Special Meeting

At the special meeting, Spirit Stockholders will be asked to consider and vote on (1) the Merger Agreement Proposal, (2) the Advisory Compensation Proposal and (3) the Adjournment Proposal.

The approval of the Merger Agreement Proposal is a condition to the Closing under the Merger Agreement. If Spirit Stockholders fail to approve the Merger Agreement Proposal, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the Merger Agreement carefully and in its entirety. For a detailed discussion of the conditions to the Closing under the Merger Agreement, see the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 147 of this proxy statement/prospectus.

Recommendation of the Spirit Board

The Spirit Board has unanimously (a) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (b) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Spirit and its stockholders, (c) resolved to recommend adoption of the Merger Agreement by the stockholders entitled to vote thereon and

(d) directed that the Merger Agreement be submitted to stockholders of Spirit for adoption at a meeting of stockholders of Spirit to be held to consider the adoption of the Merger Agreement. Accordingly, the Spirit Board unanimously recommends that the Spirit Stockholders vote (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Advisory Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

For additional information on the recommendation of the Spirit Board, see the section entitled “The Merger—Recommendation of the Spirit Board and Its Reasons for the Merger” beginning on page 80 of this proxy statement/prospectus.

Record Date, Outstanding Shares, Stockholders Entitled to Vote and Voting Rights

Only Spirit Stockholders who held shares of Spirit Common Stock of record on the Record Date, which is the close of business on December 20, 2024, are entitled to receive notice of, and to vote the shares of Spirit Common Stock they held on the Record Date at, the Special Meeting. As of the Record Date, 117,266,121 shares of Spirit Common Stock were outstanding and entitled to be voted at the Special Meeting. Each outstanding share of Spirit Common Stock entitles its holder of record to one vote on each matter considered at the Special Meeting.

Spirit Stockholders whose shares are registered directly in their name with Spirit’s transfer agent, Computershare, Inc., are considered the stockholder of record of those shares. The proxy materials for the Special Meeting will be sent directly to these Spirit Stockholders by Spirit. Spirit Stockholders whose shares are held through a bank, broker or other nominee are considered the beneficial owner of the shares of Spirit Common Stock held in “street name.” In that case, the proxy materials for the Special Meeting have been forwarded to the stockholders by the stockholders’ bank, broker or other nominee that is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, stockholders have the right to direct their bank, broker or other nominee how to vote their shares by following their instructions for voting, and they are also invited to attend the Special Meeting. See “—Attending the Special Meeting” above and “—How to Vote” below.

Voting by Spirit’s Directors and Executive Officers

As of the Record Date, Spirit’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, 656,565 shares of Spirit Common Stock, representing approximately 0.6% of the shares of Spirit Common Stock outstanding as of the Record Date. Spirit currently expects its directors and executive officers to vote their shares of Spirit Common Stock in favor of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, although none of the directors and executive officers is obligated to do so.

Quorum, Abstentions and Broker Non-Votes

For business to be conducted at the Special Meeting, a quorum must be present. The presence, in person or by proxy, of Spirit Stockholders entitled to cast at least a majority of the votes which all Spirit Stockholders are entitled to vote upon a matter at the Special Meeting constitutes a quorum for the transaction of business on such matter at the Special Meeting.

As of the Record Date, 117,266,121 shares of Spirit Common Stock were outstanding and entitled to be voted at the Special Meeting; accordingly, the presence, in person or by proxy, at the Special Meeting of at least 58,633,061 shares of Spirit Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum.

Shares for which a Spirit Stockholder directs an “abstention” from voting will be counted for purposes of determining the presence of a quorum for the transaction of business at the Special

Meeting. An abstention will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Banks, brokers and other nominees that hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees that hold shares in street name for a beneficial owner of those shares are not allowed to exercise voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. “Broker non-votes” occur when shares held in street name are present at a stockholder meeting at which at least one item of business is a routine proposal, but the bank, broker or other nominee is not instructed by the beneficial owner of those shares to vote on a particular proposal for which the bank, broker or other nominee does not have discretionary voting power. Under applicable rules, each of the proposals to be voted on at the Special Meeting will be “non-routine,” and therefore, it is expected that there will be no broker non-votes at the Special Meeting. Accordingly, if you are a Spirit Stockholder that beneficially owns shares of Spirit Common Stock held in street name, and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may not vote your shares on the Merger Agreement Proposal, the Advisory Compensation Proposal or the Adjournment Proposal, and your shares will not be considered present and entitled to vote at the Special Meeting for the purpose of determining whether a quorum is present at the Special Meeting. A broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Vote Required

Proposal 1: Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Spirit Common Stock entitled to vote thereon. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Merger Agreement Proposal. A failure to vote, an abstention or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Proposal 2: Approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively and negatively on the Advisory Compensation Proposal, assuming a quorum is present. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Advisory Compensation Proposal. A failure to vote, an abstention or a broker non-vote, if any, will have no effect on the Advisory Compensation Proposal, assuming a quorum is present.

Proposal 3: Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively and negatively on the Adjournment Proposal, assuming a quorum is present. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Adjournment Proposal. A failure to vote, an abstention or a broker non-vote, if any, will have no effect on the Adjournment Proposal, assuming a quorum is present.

The approval of the Merger Agreement Proposal is a condition to the Closing under the Merger Agreement. If Spirit Stockholders fail to approve the Merger Agreement Proposal, the Merger will not occur.

Approval of the Advisory Compensation Proposal and approval of the Adjournment Proposal are not conditions to the Closing. The vote on each proposal is a vote separate and apart from the other proposals. Accordingly, Spirit Stockholders may vote in favor of one or more of the proposals and vote not to approve the other proposal(s). Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on either Spirit or Boeing. Accordingly, if the Merger Agreement Proposal is approved and the Merger is completed, the Merger-related compensation will be payable to Spirit’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the Advisory Compensation Proposal.

How to Vote

Spirit Stockholders of Record

Spirit Stockholders of record may vote their shares (i) by proxy via the Internet, (ii) by proxy over the telephone, (iii) by proxy using a proxy card or (iv) at the Special Meeting via the Special Meeting website as follows:

•	Internet: To vote via the Internet, follow the instructions on the enclosed proxy card. To be counted, your Internet vote must be received by 11:59 p.m. Eastern Time, on January 30, 2025.

•

Telephone: To vote by telephone, follow the instructions for telephone voting by dialing the toll-free number listed on the enclosed proxy card. To be counted, your telephone vote must be received by 11:59 p.m. Eastern Time, on January 30, 2025.

•

Mail: To vote using the proxy card, simply complete, sign and date the enclosed proxy card as outlined in the instructions on the enclosed proxy card and return it promptly in the postage-prepaid envelope provided. If you misplace the postage-prepaid envelope, please mail your completed proxy card to the address shown on your proxy card. If you return your signed proxy card to Spirit before the Special Meeting, your shares will be voted as you direct.

•	At the Special Meeting: To vote at the Special Meeting, attend the Special Meeting and vote via the Special Meeting website. See “—Attending the Special Meeting” above.

Whether or not you plan to attend the Special Meeting via the Special Meeting website, please vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote at the Special Meeting via the Special Meeting website, even if you have already voted by proxy. Any vote you cast at the Special Meeting via the Special Meeting website will supersede any previous votes that you may have submitted.

If Spirit Stockholders have timely and properly submitted their proxy, clearly indicated their vote and have not revoked their proxy, then their Spirit Common Stock will be voted as indicated. If Spirit Stockholders have timely and properly submitted their proxy but have not clearly indicated their vote, then their Spirit Common Stock will be voted in accordance with the recommendations of the Spirit Board. The Spirit Board recommends that holders of Spirit Common Stock vote (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Advisory Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

Beneficial Owners of Spirit Common Stock Held in “Street Name”

If your shares of Spirit Common Stock are held in “street name” in a stock brokerage account or by a bank, broker or other nominee, you should receive a voting instruction form from your bank, broker or other nominee seeking instruction from you as to how your shares should be voted. Spirit Stockholders may not vote Spirit Common Stock held in “street name” by returning a proxy card directly to Spirit. To vote at the Special Meeting, attend the Special Meeting and vote via the Special Meeting website. See “—Attending the Special Meeting” above.

Revocation of Proxies and Changes to a Spirit Stockholder’s Vote

If you are a Spirit Stockholder of record who has given a proxy, you may revoke your proxy prior to its exercise at the Special Meeting by:

•	voting again by properly submitting a revised proxy card or voting by Internet or telephone, as applicable, on a date later than your prior proxy;

•

sending a written notice of revocation to Spirit at 3801 South Oliver Street, Wichita, Kansas 67210, Attention: Corporate Secretary, which must be received prior to 11:59 p.m. Eastern Time, on January 30, 2025; or

•

attending the Special Meeting and voting via the Special Meeting website during the Special Meeting, although attendance at the Special Meeting alone is not sufficient to revoke a prior properly submitted proxy. See “—Attending the Special Meeting,” above.

If you are a beneficial owner of Spirit Common Stock held through a bank, broker or other nominee, you must follow the specific instructions provided to you by your bank, broker or other nominee to change or revoke any instructions you have already given to your bank, broker or other nominee. You may also change your vote by attending the Special Meeting and voting via the Special Meeting website during the Special Meeting. See “—Attending the Special Meeting” above.

It is important that you vote your shares of Spirit Common Stock promptly. Whether or not you plan to attend the Special Meeting, (i) if you are a Spirit Stockholder of record, please follow the instructions on the proxy card to vote by Internet or telephone as promptly as possible, or promptly complete, date, sign and return the enclosed proxy card in the postage-prepaid envelope, or (ii) if you are a beneficial owner of Spirit Common Stock held through a bank, broker or other nominee, please follow the voting instructions provided by such bank, broker or other nominee.

Inspector of Election

Spirit has appointed Broadridge to serve as inspector of election for the Special Meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

Spirit and the Spirit Board are soliciting Spirit Stockholders’ proxies in connection with the Special Meeting, and Spirit will bear the cost of soliciting such proxies. Proxies in connection with the Special Meeting may be solicited by officers, directors and regular supervisory and executive employees of Spirit, none of whom will receive any additional compensation for such solicitation. Spirit has retained Innisfree as proxy solicitor to assist with the solicitation of proxies in connection with the Special Meeting, for which Spirit estimates it will pay Innisfree a fee of $62,500 plus reasonable out-of-pocket costs and expenses. Proxies in connection with the Special Meeting may be solicited in person, by mail, by telephone, by facsimile, by messenger, via the Internet or by other means of communication, including electronic communication. Spirit will supply banks, brokers and other nominees that hold shares of Spirit Common Stock of record for beneficial owners with copies of proxy soliciting material in connection with the Special Meeting to be sent to such beneficial owners, in which case these parties will be reimbursed by Spirit for their reasonable expenses for completing the sending of such material to beneficial owners.

Adjournment

Although it is not currently expected, and subject to the restrictions in the Merger Agreement described in the following paragraph, the Special Meeting may be adjourned on one or more occasions for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, if necessary to ensure that any legally required supplement or amendment to this proxy statement/prospectus is provided to and reviewed by the Spirit Stockholders in advance of the Special Meeting, if required by a court or if a quorum is not present at the Special Meeting. The adjourned meeting may take place without further notice other than by an announcement made at the Special Meeting, unless the adjournment is for more than 30 days or, after the adjournment, the Spirit Board fixes a new record date for determining the Spirit Stockholders entitled to vote at the meeting.

Under the terms of the Merger Agreement, the Special Meeting may not be postponed or adjourned by Spirit without Boeing’s prior written consent, except that Spirit may, without Boeing’s prior consent and after giving written notice to Boeing, postpone or adjourn the Special Meeting by no more than 15 business days beyond the originally scheduled date (i) to the extent the Spirit Board determines in good faith, after consultation with its outside legal counsel, that such action is (x) required by applicable law or (y) reasonably necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is disseminated to Spirit Stockholders for the amount of time required by applicable law in advance of the Special Meeting, or (ii) to the extent Spirit has not received proxies representing a sufficient number of shares of Spirit Common Stock to obtain approval of the Merger Agreement Proposal, whether or not a quorum is present, or (iii) to the extent reasonably necessary to obtain a quorum to conduct the business of the Special Meeting or to obtain Spirit Stockholder approval of the Merger Agreement Proposal.

Spirit Stockholders may be asked to vote to approve the Adjournment Proposal if there are not sufficient votes cast at the Special Meeting to approve the Merger Agreement Proposal. Regardless of the results of voting for the Adjournment Proposal, Spirit’s bylaws provide that any meeting of stockholders may be adjourned or recessed from time to time for any reason, whether or not a quorum is present, by the Spirit Board, the Chair of the Spirit Board or the presiding officer of the meeting.

Any adjournment of the Special Meeting for the purpose of soliciting additional proxies would allow Spirit Stockholders who have already submitted their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned.

Unless the Merger Agreement has been terminated in accordance with its terms, Spirit must hold the Special Meeting and submit the Merger Agreement to the Spirit Stockholders for a vote on the adoption thereof.

Questions and Additional Information

You should carefully read the entire proxy statement/prospectus, including its annexes and information incorporated by reference. You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the Merger, the Merger Agreement or other matters discussed in this proxy statement/prospectus.

If you have questions about the matters to be voted on at the Special Meeting, would like additional copies of this proxy statement/prospectus or need help voting your shares of Spirit Common Stock, please contact Spirit’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Ave., 20th Floor

New York, New York 10022

Stockholders, please call toll-free: (877) 456-3513

Banks and Brokerage Firms, please call: (212) 750-5833

PROPOSAL 1 – THE MERGER AGREEMENT PROPOSAL

This proxy statement/prospectus is being furnished to Spirit Stockholders as part of the solicitation of proxies by the Spirit Board for use at the Special Meeting to consider and vote on the Merger Agreement Proposal, which is a proposal to adopt the Merger Agreement. For a detailed discussion of the terms of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference, see the section entitled “The Merger Agreement” beginning on page 117 of this proxy statement/prospectus.

Approval of the Merger Agreement Proposal is a condition to the Closing under the Merger Agreement. If Spirit Stockholders fail to approve the Merger Agreement Proposal, the Merger will not occur.

Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Spirit Common Stock entitled to vote thereon. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Merger Agreement Proposal. A failure to vote, an abstention or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

THE SPIRIT BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE MERGER AGREEMENT PROPOSAL.

PROPOSAL 2 – ADVISORY COMPENSATION PROPOSAL

This proxy statement/prospectus is being furnished to Spirit Stockholders as part of the solicitation of proxies by the Spirit Board for use at the Special Meeting to consider and vote on the Advisory Compensation Proposal. As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Spirit is required to provide its stockholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the Merger, as described in the section entitled “The Merger—Interests of Certain Spirit Directors and Executive Officers in the Merger” beginning on page 98 of this proxy statement/prospectus (including the disclosure under the section entitled “—Quantification of Potential Payments and Benefits to Spirit’s Named Executive Officers” beginning on page 104 of this proxy statement/prospectus and the related tables and associated narrative discussion and descriptions of the agreements or understandings pursuant to which such compensation may be paid or become payable). Accordingly, Spirit Stockholders are being provided the opportunity to cast an advisory vote on such payments by voting on the Advisory Compensation Proposal.

Because the vote on the Advisory Compensation Proposal is advisory only, the outcome of the vote on the Advisory Compensation Proposal is not binding upon Spirit, the Spirit Board, Boeing, or the Boeing Board. Approval by Spirit Stockholders of the Advisory Compensation Proposal is not a condition to completion of the Merger and is a vote separate and apart from the vote to approve the Merger Agreement Proposal. Accordingly, a Spirit Stockholder may vote to approve the Advisory Compensation Proposal and vote not to approve the Merger Agreement Proposal and vice versa. Because the executive compensation to be paid in connection with the Merger is based on the terms of the Merger Agreement and the applicable contractual arrangements with Spirit’s named executive officers, such compensation will be payable, regardless of the outcome of the advisory vote on the Advisory Compensation Proposal, only if the Merger Agreement Proposal is approved (subject only to the contractual conditions applicable thereto).

Accordingly, Spirit Stockholders are being asked to vote on an advisory (non-binding) basis on the following resolution:

RESOLVED, that the stockholders of Spirit AeroSystems Holdings, Inc. approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the named executive officers of Spirit AeroSystems Holdings, Inc. that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the section entitled “The Merger—Interests of Certain Spirit Directors and Executive Officers in the Merger” beginning on page 98 of the proxy statement/prospectus of Spirit AeroSystems Holdings, Inc. and The Boeing Company with respect to the special meeting of Spirit AeroSystems Holdings, Inc. stockholders to be held on January 31, 2025 (including the disclosure under the section entitled “—Quantification of Potential Payments and Benefits to Spirit’s Named Executive Officers” beginning on page 104 of such proxy statement/prospectus and the related tables and associated narrative discussion and descriptions of the agreements or understandings pursuant to which such compensation may be paid or become payable).

Approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively and negatively on the Advisory Compensation Proposal, assuming a quorum is present. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Advisory Compensation Proposal. A failure to vote, an abstention or a broker non-vote, if any, will have no effect on the Advisory Compensation Proposal, assuming a quorum is present.

THE SPIRIT BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE ADVISORY COMPENSATION PROPOSAL.

PROPOSAL 3 – THE ADJOURNMENT PROPOSAL

This proxy statement/prospectus is being furnished to Spirit Stockholders as part of the solicitation of proxies by the Spirit Board for use at the Special Meeting to consider and vote on the Adjournment Proposal, a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Merger Agreement Proposal.

The Adjournment Proposal will be presented at the Special Meeting only if there are not sufficient votes to approve the Merger Agreement Proposal. If Spirit Stockholders approve the Adjournment Proposal, Spirit could adjourn the Special Meeting and any adjourned session of the Special Meeting (subject to the terms and conditions of the Merger Agreement as described in the section entitled “The Special Meeting—Adjournment” beginning on page 46 of this proxy statement/prospectus) and use the additional time to solicit additional proxies, including the solicitation of proxies from Spirit Stockholders who have previously voted. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies would allow Spirit Stockholders who have already submitted their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned. Regardless of the results of voting for the Adjournment Proposal, Spirit’s bylaws provide that any meeting of stockholders may be adjourned or recessed from time to time for any reason, whether or not a quorum is present, by the Spirit Board, the Chair of the Spirit Board or the presiding officer of the meeting.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively and negatively on the Adjournment Proposal, assuming a quorum is present. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Adjournment Proposal. A failure to vote, an abstention or a broker non-vote, if any, will have no effect on the Adjournment Proposal, assuming a quorum is present.

THE SPIRIT BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE ADJOURNMENT PROPOSAL.

THE MERGER

This section of the proxy statement/prospectus describes the material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including the full text of the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the proposed Merger and the transactions related thereto.

Parties to the Merger

The Boeing Company

Boeing is one of the world’s major aerospace firms and a leading manufacturer of commercial airplanes and defense, space and security systems. Boeing’s products and tailored services include commercial and military aircraft, satellites, weapons, electronic and defense systems, launch systems, advanced information and communication systems, and performance-based logistics and training.

Boeing was originally incorporated in the State of Washington in 1916 and reincorporated in Delaware in 1934. Boeing’s common stock is listed and traded on the NYSE under the symbol “BA” and its principal executive offices are located at 929 Long Bridge Drive, Arlington, Virginia 22202; its telephone number at that location is (703) 465-3500.

Sphere Acquisition Corp.

Merger Sub is a wholly owned subsidiary of Boeing and was formed solely for the purpose of effecting the Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Spirit, with Spirit surviving as a wholly owned subsidiary of Boeing. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.

Merger Sub was incorporated in Delaware on June 28, 2024. Merger Sub’s principal executive offices are located at 929 Long Bridge Drive, Arlington, Virginia 22202; its telephone number at that location is (703) 465-3500.

Spirit AeroSystems Holdings, Inc.

Spirit, incorporated in Delaware with its headquarters in Wichita, Kansas, is one of the world’s largest non-Original Equipment Manufacturer manufacturers of aerostructures, serving markets for commercial airplanes, military platforms and business/regional jets. With expertise in aluminum and advanced composite manufacturing solutions, Spirit’s core products include fuselages, integrated wings and wing components, pylons and nacelles. Spirit also serves the aftermarket for commercial and military platforms.

Boeing is the largest customer of Spirit. For the 12 months ended December 31, 2023, approximately 64% of Spirit’s net revenues were generated from sales to Boeing. In addition, Boeing has, from time to time, made advance payments to Spirit of amounts due to be paid pursuant to Spirit’s supply agreements with Boeing, including under the April 18, 2024 memorandum of agreement and the November 8, 2024 advance payments agreement, each between Spirit AeroSystems, Inc. and Boeing and as amended from time to time.

Airbus is Spirit’s second largest customer. For the twelve months ended December 31, 2023, approximately 19% of Spirit’s net revenues were generated from sales to Airbus. Airbus has, from time to time, made advance payments to Spirit in connection with Spirit’s supply contracts with Airbus.

Spirit was incorporated in Delaware in 2005. Spirit’s common stock is listed and traded on the NYSE under the symbol “SPR” and its principal executive offices are located at 3801 South Oliver Street, Wichita, Kansas 67210; its telephone number at that location is (316) 526-9000.

Transaction Structure

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Spirit, the separate corporate existence of Merger Sub will cease, and Spirit will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Boeing, and the separate corporate existence of Boeing will continue unaffected by the Merger. The Merger will have the effects set forth in the Merger Agreement and the relevant provisions of the DGCL.

Merger Consideration

On the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each share of Spirit Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be automatically cancelled and cease to exist and will be converted into the right to receive a number of shares of Boeing Common Stock that will depend on the Boeing Stock Price (the volume weighted average price per share of Boeing Common Stock on the NYSE for the 15 consecutive trading days ending on and including the second full trading day prior to the Effective Time). If the Boeing Stock Price is greater than $149.00 but less than $206.94, the Exchange Ratio will be the quotient obtained by dividing $37.25 by the Boeing Stock Price, rounded to four decimal places; if the Boeing Stock Price is greater than or equal to $206.94, the Exchange Ratio will be 0.1800; and if the Boeing Stock Price is equal to or less than $149.00, the Exchange Ratio will be 0.2500. Accordingly, if the Boeing Stock Price were greater than or equal to $149.00 and less than or equal to $206.94, the implied value of the Per Share Merger Consideration would be $37.25; if the Boeing Stock Price were greater than $206.94, the implied value of the Per Share Merger Consideration would be greater than $37.25; and if the Boeing Stock Price were less than $149.00, the implied value of the Per Share Merger Consideration would be less than $37.25. The Boeing Stock Price and the actual value of the Per Share Merger Consideration will depend on the trading price of Boeing Common Stock, which is subject to fluctuation, including during the period until the Effective Time. The number of Merger Consideration Shares is subject to fluctuation with the market value of Boeing Common Stock until the Boeing Stock Price has been determined. Shares of Spirit Common Stock are listed on the NYSE under the symbol “SPR.” Shares of Boeing Common Stock are listed on the NYSE under the symbol “BA.” We encourage you to obtain current quotes for both Spirit Common Stock and Boeing Common Stock.

Background of the Merger

As part of its ongoing evaluation of Spirit’s business, the Spirit Board, together with senior management, regularly reviews and assesses opportunities to increase stockholder value, including evaluating various potential strategic alternatives such as acquisitions and dispositions. Spirit also regularly engages with Spirit Stockholders to discuss Spirit and its business, operations and financial results and to hear the views of Spirit Stockholders regarding Spirit.

A significant portion of Spirit’s operations related to Boeing aerostructures was owned and controlled by Boeing until 2005. In 2005, Spirit became a standalone Delaware company and commenced operations through Onex Corporation’s acquisition of Boeing’s operations in Wichita, Kansas, Tulsa, Oklahoma and McAlester, Oklahoma. In connection with that transaction, Spirit and Boeing entered into long-term supply agreements under which Spirit serves as Boeing’s exclusive supplier for substantially all of the products and services previously provided by Boeing’s commercial aerostructures manufacturing operations in Wichita, Tulsa and McAlester.

Boeing remains the largest customer of Spirit. For the 12 months ended December 31, 2023, approximately 64% of Spirit’s net revenues were generated from sales to Boeing. Airbus is Spirit’s second largest customer. For the 12 months ended December 31, 2023, approximately 19% of Spirit’s net revenues were generated from sales to Airbus. In the ordinary course of the parties’ commercial businesses, each of Boeing and Airbus has, from time to time, made advance payments to Spirit in connection with Spirit’s supply contracts with Boeing and Airbus, respectively.

Spirit’s supply agreements with Boeing include provisions giving Boeing the ability to terminate the supply agreements in the event any of certain “disqualified persons” acquire a majority of Spirit’s direct or indirect voting power or all or substantially all of Spirit’s assets. In addition, the October 2023 Spirit/Boeing Memorandum of Agreement (as defined below) provides that Spirit cannot, without incurring significant costs, assign (which includes certain specified change of control events) any of its rights or interests in the supply agreements for the B787 Program and B737, B747, B767 and B777 Programs (the “Sustaining Programs”), or orders under such supply agreements, without Boeing’s prior written consent, which may not be unreasonably withheld consistent with existing obligations; except that Boeing may withhold its consent to an assignment to a disqualified person (which includes any person to which Boeing does not consent in its sole discretion) for any reason and at its sole discretion. These provisions in Spirit’s supply agreements with Boeing could discourage others from acquiring Spirit. Certain other agreements with Spirit’s suppliers or customers, including Airbus, contain similar provisions.

In the years leading up to the announcement of the Merger Agreement, a combination of, among other factors, declines in production and sales during the temporary grounding of the B737 MAX beginning in 2019, the COVID-19 pandemic, production rate changes for the B737 MAX program and other programs, supply chain disruptions and quality issues, labor shortages and costs increases adversely impacted Spirit and Boeing.

2022 - 2023

Beginning in late 2022 and continuing throughout 2023, members of management of each of Spirit and Airbus, together with their respective advisors, engaged in discussions and negotiations regarding potential amendments to Spirit’s contracts with Airbus. The potential amendments to Spirit’s contracts with Airbus were designed to improve the economics of certain Airbus programs from Spirit’s perspective, which under their current terms are negative value arrangements to Spirit. These discussions and negotiations continued until March 2024 when the parties turned their discussions and negotiations to the Airbus Transaction (as defined below).

On Wednesday, September 30, 2023, Patrick M. Shanahan was appointed President and Chief Executive Officer of Spirit.

In the fall of 2023, Boeing and Spirit entered into discussions with the objectives of (i) mutually resolving prospective claims between the parties related to the Sustaining Programs, (ii) amending various contractual obligations between the parties to improve the economics of certain Boeing programs from Spirit’s perspective and (iii) improving supply stability.

On October 12, 2023, Spirit and Boeing entered into a memorandum of agreement which supplemented the parties’ existing commercial agreements and arrangements and provided for, among other terms and conditions, (i) a payment by Boeing to Spirit of $100 million to fund the purchase of additional tooling and certain capital expenditures, (ii) an amended repayment date for existing financing that had been provided by Boeing to Spirit, (iii) a mutual release of liability and claims for existing matters under the parties’ commercial agreements and (iv) amendments to the parties’ existing commercial agreements to provide that Spirit cannot, without incurring significant costs, assign (which includes certain specified change of control events) any of its rights or interests in the supply agreements for the B787 Program and the Sustaining Programs, or orders under such supply agreements, without Boeing’s prior written consent, subject to certain additional terms (the “October 2023 Spirit/Boeing Memorandum of Agreement”). During the discussion and negotiation of the October 2023 Spirit/Boeing Memorandum of Agreement, members of management of each of Boeing and Spirit had highly preliminary discussions about the possibility of Boeing purchasing a non-controlling equity interest in Spirit. These discussions did not develop into a formal proposal by Boeing, and ultimately the October 2023 Spirit/Boeing Memorandum of Agreement did not include Boeing’s purchase of an equity interest in Spirit.

January 2024

In early January 2024, members of senior management of Boeing discussed a potential reintegration of Spirit. Boeing’s senior management believed a potential reintegration would improve the safety and quality of Boeing airplanes by integrating Boeing’s and Spirit’s engineering, manufacturing and quality and safety programs and teams, and would promote supply chain stability and the ability to facilitate production rate increases. Following discussion and consultation with Boeing’s financial and legal advisors, Boeing’s senior management concluded that such a reintegration, if it were done on appropriate terms, would serve the interest of the flying public, both companies’ employees and customers and Boeing Stockholders, and decided to approach Spirit regarding a potential acquisition of Spirit.

On Wednesday, January 17, 2024, David L. Calhoun, then President and Chief Executive Officer of Boeing, called Robert D. Johnson, Chair of the Spirit Board, regarding Boeing’s interest in potentially making a proposal to acquire Spirit (the “Boeing Outreach”).

On Thursday, January 18, 2024, Spirit engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as legal counsel in connection with the consideration of a potential strategic transaction and other strategic and financial alternatives. On Monday, January 22, 2024, Spirit engaged Morgan Stanley & Co. LLC (“Morgan Stanley”), who has a longstanding financial advisory relationship with Spirit, as financial advisor in connection with the consideration of a potential strategic transaction and other strategic and financial alternatives.

On Wednesday, January 24, 2024, the Spirit Board held a meeting to discuss, among other matters, the Boeing Outreach. Representatives of Skadden and Morgan Stanley were in attendance. The Spirit Board reviewed, discussed and considered the Boeing Outreach and next steps with respect to the Boeing Outreach. The Spirit Board, together with the representatives from Morgan Stanley and Skadden, also discussed and considered Spirit’s existing standalone strategic plan and other potential alternatives, including strategic acquisitions and divestitures, other potential acquirers and the benefits and risks of a strategic transaction with Boeing or other potential acquirers (including the effect on Spirit’s existing and prospective business and its relationship with customers and suppliers). Representatives of Skadden also reviewed the Spirit Board’s fiduciary duties. Following discussion and consideration, the Spirit Board instructed Mr. Johnson and Irene M. Esteves, an independent director of Spirit at such time, to engage in preliminary and non-binding discussions with Boeing regarding a potential strategic transaction and to continue considering other potential strategic and financial alternatives together with Skadden and Morgan Stanley.

On Thursday, January 25, 2024, Mr. Johnson, Ms. Esteves and a representative from Skadden met in-person with Mr. Calhoun and Brett C. Gerry, Chief Legal Officer of Boeing, to discuss the Boeing Outreach. At this meeting, Boeing delivered the “Project Sphere Non-Binding Term Sheet” (the “January 25 Non-Binding Proposal”). The January 25 Non-Binding Proposal included, among other terms and conditions, a $33.00 per share cash merger consideration, a “reasonable best efforts”

standard to obtain the required regulatory approvals (and Boeing’s obligation to accept remedies limited to those in respect of Spirit’s operations for and business with Airbus), a reverse termination fee of $150 million payable by Boeing for failure to obtain the required regulatory approvals (with Spirit’s use of such proceeds limited to safety and quality system initiatives), an outside date of October 31, 2024 and that Spirit employee awards would roll over into Boeing awards, with vesting and treatment of performance incentives to be determined. The January 25 Non-Binding Proposal stated it was non-binding and subject to Boeing’s due diligence.

On Friday, January 26, 2024, the Spirit Board held a meeting to discuss, among other matters, the January 25 Non-Binding Proposal. Representatives of Skadden and Morgan Stanley were in attendance. The Spirit Board reviewed, discussed and considered the January 25 Non-Binding Proposal, the proposed terms and conditions thereof and potential responses to Boeing. The Spirit Board also discussed Spirit’s existing standalone strategic plan and other potential strategic alternatives. Representatives of Skadden and Morgan Stanley reviewed and discussed with the Spirit Board the legal and financial aspects of the January 25 Non-Binding Proposal. Following discussion and consideration, the Spirit Board determined to continue considering the January 25 Non-Binding Proposal. The Spirit Board also instructed Skadden and Morgan Stanley to perform further legal and financial analysis, respectively, regarding the January 25 Non-Binding Proposal and instructed Spirit’s management to update Spirit’s existing standalone strategic plan and Morgan Stanley to perform a financial analysis of Spirit based on the standalone strategic plan in order assist the Spirit Board in its review and consideration of the January 25 Non-Binding Proposal and other strategic and financial alternatives.

In late January 2024, members of management of each of Spirit and Airbus, together with their respective advisors, expanded their ongoing discussions and negotiations regarding potential amendments to Spirit’s contracts with Airbus to also include the potential divestiture to Airbus of certain facilities and operations that support Airbus programs. These discussions and negotiations continued until March 2024 when the parties turned their discussions and negotiations to the Airbus Transaction (as defined below).

February 2024

On Friday, February 2, 2024, the Spirit Board held a meeting to discuss, among other matters, Spirit’s standalone strategic plan and the January 25 Non-Binding Proposal. Members of Spirit’s management and representatives of Skadden and Morgan Stanley were in attendance. The Spirit Board reviewed and discussed potential updates to Spirit’s standalone strategic plan, the components thereof and assumptions and projections therein, including as it relates to Spirit’s ongoing discussions and negotiations with Airbus that had been ongoing since 2022 regarding potential amendments to Spirit’s contracts with Airbus. The potential updates to Spirit’s standalone strategic plan would include the use of a “downside,” “base” and “upside” plan which, in each case, would include, among other assumptions, certain assumptions around whether (and to what extent) Spirit would be successful in obtaining improved terms and conditions from Airbus in respect of Spirit’s commercial arrangements with Airbus and whether (and to what extent) Spirit’s business with Boeing would increase and accelerate due to increased demand and delivery rates from Boeing. The Spirit Board also continued to review, discuss and consider the January 25 Non-Binding Proposal, the terms and conditions thereof and potential responses to Boeing. Representatives of Skadden and Morgan Stanley provided further legal and financial analysis, respectively, regarding the January 25 Non-Binding Proposal, the Spirit Board’s continued review of the January 25 Non-Binding Proposal and the Spirit Board’s consideration of other strategic and financial alternatives.

During the two weeks following Boeing’s delivery of the January 25 Non-Binding Proposal, Mr. Calhoun periodically contacted Mr. Johnson to inquire as to the status of the Spirit Board’s consideration of the January 25 Non-Binding Proposal. Mr. Johnson responded that it was under consideration by the Spirit Board, that Spirit was undertaking legal and financial analysis and that Spirit intended to respond in due course.

On Friday, February 9, 2024, the Spirit Board held a meeting to discuss, among other matters, the Spirit Board’s fiduciary duties and process considerations in connection with the Spirit Board’s review and consideration of the January 25 Non-Binding Proposal, Spirit’s standalone strategic plan, the preliminary financial analysis of Spirit prepared by Morgan Stanley and other strategic and financial alternatives. Members of Spirit’s management and representatives of Skadden and Morgan Stanley were in attendance, and each of Skadden and Morgan Stanley had prepared and distributed materials to the Spirit Board in advance of the meeting. Representatives of Skadden reviewed with the Spirit Board the terms and conditions of the January 25 Non-Binding Proposal, the Spirit Board’s fiduciary duties and process considerations in connection with the Spirit Board’s review and consideration of the January 25 Non-Binding Proposal and Morgan Stanley’s relationship disclosures, previously provided to the Spirit Board, of its prior engagements by Spirit, Boeing and Airbus. After considering the matter, the Spirit Board determined it was advisable and in the best interests of Spirit and Spirit Stockholders to continue the engagement of Morgan Stanley as Spirit’s financial advisor in connection with the consideration of a potential strategic transaction with Boeing and other strategic and financial alternatives. Next, representatives of Morgan Stanley reviewed with the Spirit Board a preliminary financial analysis and review of strategic and financial alternatives, including a review of Spirit’s standalone strategic plan, the assumptions, projections and sensitivities thereto, and the terms of the January 25 Non-Binding Proposal. Following discussion and consideration, the Spirit Board determined that it was not in the best interests of Spirit and Spirit Stockholders to transact or engage with Boeing at a $33.00 per share cash merger consideration (together with the other terms and conditions set forth in the January 25 Non-Binding Proposal) and provided instructions to Morgan Stanley and Skadden to prepare a response to Boeing for the Spirit Board’s consideration.

On Monday, February 12, 2024, the Spirit Board held a meeting to further discuss and consider Spirit’s response to Boeing regarding the January 25 Non-Binding Proposal. Representatives of Skadden and Morgan Stanley were in attendance. After discussion and consideration of the terms of the January 25 Non-Binding Proposal, including Spirit’s anticipated short-term and long-term outlook and the strategic importance and benefits to Boeing of Boeing’s potential acquisition of Spirit, the Spirit Board determined that Mr. Johnson would contact Mr. Calhoun and communicate that Spirit would not transact or engage with Boeing at a valuation of $33.00 per share in cash (together with the other terms and conditions set forth in the January 25 Non-Binding Proposal). The Spirit Board also directed Mr. Johnson to communicate to Mr. Calhoun that, if so requested by Boeing, Spirit would make available representatives of Morgan Stanley to Boeing’s financial advisors in order to provide Boeing’s financial advisors (and Boeing) with Spirit’s view as to its financial outlook and prospects.

Shortly after the Spirit Board’s meeting, on Monday, February 12, 2024, Mr. Johnson contacted Mr. Calhoun and delivered the Spirit Board’s response to the January 25 Non-Binding Proposal. Mr. Calhoun did not respond at that time.

On Wednesday, February 14, 2024 and Thursday, February 15, 2024, representatives of Boeing’s financial advisor, PJT Partners LP (“PJT Partners”) and representatives of Morgan Stanley held calls during which representatives of Morgan Stanley communicated, on a confidential basis and at the direction of Spirit, certain financial information to representatives of PJT Partners reflecting Spirit’s view as to its financial outlook and prospects. The representatives of Morgan Stanley noted that it was the Spirit Board’s view that Boeing’s offer of $33.00 per share in cash merger consideration undervalued Spirit and its financial outlook and prospects. Among the matters discussed, at the direction of Boeing, representatives of PJT Partners shared Boeing’s perspective that certain of the assumptions in the financial information as they related to Boeing were too optimistic and did not reflect Boeing’s expectations of Spirit’s financial outlook and prospects based on Boeing’s familiarity with Spirit’s business and prospects (due to the longstanding relationship between Spirit and Boeing and the ongoing information sharing by Spirit with Boeing as required under certain of Spirit’s commercial arrangements with Boeing) and Boeing’s anticipated production rates (and the related impact on Spirit’s business outlook as a supplier to Boeing).

On Friday, February 16, 2024, the Spirit Board held a meeting to discuss the status of the potential strategic transaction with Boeing and other financial and strategic alternatives. Members of Spirit’s management and representatives of Skadden and Morgan Stanley were in attendance. The representatives of Morgan Stanley reviewed with the Spirit Board the prior discussion between representatives of Morgan Stanley and PJT Partners and provided further financial and strategic advice, including addressing the points raised by representatives of PJT Partners, on behalf of Boeing, in the most recent discussions. The representatives of Skadden reviewed with the Spirit Board the rights and obligations under Spirit’s commercial agreements with Boeing and Airbus and the impact of these commercial agreements in connection with a potential strategic transaction with Boeing, including the fact that certain of Spirit’s commercial agreements with Airbus may give Airbus the right to exercise certain remedies, including termination and collection of certain monetary payments, upon an acquisition of Spirit by Boeing. The Spirit Board instructed Morgan Stanley and Skadden to continue their financial and legal analysis, respectively, of a potential strategic transaction with Boeing as well as other financial and strategic alternatives.

Over the next several days, Mr. Calhoun and Mr. Johnson communicated several times, during which Mr. Calhoun communicated Boeing’s continued interest in a potential strategic transaction with Spirit, but that Boeing disagreed with Spirit’s assumptions and projections in the Spirit financial information that had been made available to Boeing. In addition, during that period, representatives of Morgan Stanley and PJT Partners continued to discuss and review the Spirit financial information that had been made available to Boeing, during which, at the direction of Boeing, the representatives of PJT Partners reiterated Boeing’s view that Spirit’s assumptions and projections were subject to several uncertainties, including those relating to Boeing.

On Tuesday, February 20, 2024, Mr. Calhoun, after deliberations with the Boeing Board, sent a letter to the Spirit Board proposing to increase the $33.00 per share cash merger consideration to $39.15 per share in cash (the “February 20 Non-Binding Proposal”). The February 20 Non-Binding Proposal stated, among other things, that the offer was based on the plan elements shared with Boeing’s bankers and Boeing’s own knowledge of Spirit’s current and future business prospects and that Boeing viewed the offer as one that would mitigate many risks and potential costs that Spirit will face in the near and long term. The February 20 Non-Binding Proposal generally reflected the other terms and conditions from the January 25 Non-Binding Proposal, but provided for an outside date of November 30, 2024 and stated that the February 20 Non-Binding Proposal was non-binding and subject to Boeing’s due diligence. Around the time of the delivery of the February 20 Non-Binding Proposal, Mr. Calhoun contacted Mr. Johnson and, at the direction of Boeing, representatives of PJT Partners contacted representatives of Morgan Stanley to, in each case, state that Boeing had proposed a substantial increase to the proposed per share merger consideration and that Boeing was not likely to consider any additional increase.

On Wednesday, February 21, 2024, the Spirit Board held a meeting to discuss and consider the February 20 Non-Binding Proposal. Representatives of Morgan Stanley and Skadden were in attendance. As part of the Spirit Board’s discussion and consideration of the February 20 Non-Binding Proposal, Mr. Johnson and the representatives of Morgan Stanley provided the Spirit Board with further explanation and information on Boeing’s response to the Spirit financial information that had been provided to representatives of PJT Partners by representatives of Morgan Stanley. The Spirit Board did not take any action regarding the February 20 Non-Binding Proposal at the meeting.

On Thursday, February 22, 2024, the Spirit Board held a meeting to further discuss and consider, among other matters, the February 20 Non-Binding Proposal. Members of Spirit’s management and representatives of Morgan Stanley were in attendance. The Spirit Board continued its review, consideration and discussion of the February 20 Non-Binding Proposal. The Spirit Board also received an update on and summary of the status of the discussions with Airbus regarding potential amendments to Spirit’s contracts with Airbus and the potential divestiture to Airbus of certain facilities and operations that support Airbus programs, including the potential impact thereof on a potential strategic transaction with Boeing. The Spirit Board discussed the risks and opportunities of a potential strategic transaction with Boeing, continuing to operate as a standalone company and other strategic and financial alternatives. Following discussion and consideration, the Spirit Board determined to respond to Boeing that the Spirit Board was not prepared to transact or engage with Boeing at a $39.15 per share cash merger consideration (together with the other terms and conditions set forth in the February 20 Non-Binding Proposal).

Shortly after the Spirit Board’s meeting, on Thursday, February 22, 2024, Mr. Johnson contacted Mr. Calhoun and delivered the Spirit Board’s response to the February 20 Non-Binding Proposal. Mr. Johnson indicated to Mr. Calhoun that Spirit may be prepared to engage in further discussions with Boeing regarding a potential transaction if Boeing were to further improve its proposal, including by increasing its proposed offer price, increasing the amount of the reverse termination fee to at least $300 million and extending the proposed outside date. Following discussion, Mr. Calhoun stated that Boeing would be prepared to increase its proposal to $40.00 per share in cash (together with the other terms and conditions set forth in the February 20 Non-Binding Proposal, except that, as communicated by Mr. Calhoun, Boeing would also be prepared to consider increasing the reverse termination fee and extending the outside date) (the “February 22 Non-Binding Proposal”). In making the February 22 Non-Binding Proposal, Mr. Calhoun stated that Boeing would not be prepared to further increase the proposed $40.00 per share in cash merger consideration. Mr. Johnson responded that he would communicate the increased proposal to the Spirit Board.

On Friday, February 23, 2024, the Spirit Board held a meeting to discuss and consider the February 22 Non-Binding Proposal. Members of Spirit’s management and representatives of Skadden and Morgan Stanley were in attendance. The Spirit Board reviewed, discussed and considered the February 22 Non-Binding Proposal and the terms and conditions thereof, including the proposed “reasonable best efforts” standard to obtain the required regulatory approvals (and Boeing’s obligation to accept remedies limited to those in respect of Spirit’s operations for, and business with, Airbus), and the $300 million reverse termination fee payable by Boeing for failure to obtain the required regulatory approvals as proposed by Mr. Johnson. In addition, the Spirit Board discussed and considered the potential impact on Spirit’s business if a strategic transaction with Boeing was entered into (or leaked) including the impact on Spirit’s other customers (including Airbus and, with respect to the pending negotiations with Airbus, regarding amendments to Spirit’s contracts with Airbus and the potential divestiture to Airbus of certain facilities and operations that support Airbus programs) and its suppliers, regulators and other stakeholders. Representatives of Skadden and Morgan Stanley reviewed with the Spirit Board a potential timeline to both the signing of a potential strategic transaction with Boeing and to the closing of such a potential strategic transaction, including the due diligence process prior to signing and the regulatory review process prior to the closing of such a potential strategic transaction. The Spirit Board considered the likelihood that, in light of Spirit’s role as an Airbus supplier, which is Boeing’s principal competitor in commercial jet manufacturing, Spirit’s divestiture of its facilities and operations that support Airbus’s programs would be the most efficient way to obtain regulatory approvals and would likely be an important component of the potential strategic transaction with Boeing. Following further discussion and consideration, the Spirit Board determined, based on Boeing’s proposed merger consideration of $40.00 per share in cash, together with the other terms and conditions of the February 22 Non-Binding Proposal, that proceeding with negotiations and due diligence with Boeing was in the best interests of Spirit and Spirit Stockholders. The Spirit Board requested that Mr. Johnson inform Mr. Calhoun that Spirit would continue discussions, negotiations and due diligence based on the February 22 Non-Binding Proposal. The Spirit Board also instructed Spirit’s management, together with Skadden and Morgan Stanley, to proceed with the legal and financial processes for a potential strategic transaction with Boeing and also to continue to proceed with the legal and financial processes regarding potential amendments to Spirit’s contracts with Airbus and the potential divestiture to Airbus of certain facilities and operations that support Airbus programs.

Shortly after the Spirit Board’s meeting, on Friday, February 23, 2024, Mr. Johnson contacted Mr. Calhoun and delivered the Spirit Board’s response to the February 22 Non-Binding Proposal. Later that same day, representatives of Skadden distributed to representatives of Sullivan & Cromwell LLP, Boeing’s legal counsel (“Sullivan & Cromwell”), a proposed non-disclosure agreement in respect of a potential acquisition of Spirit by Boeing (the “Spirit/Boeing Non-Disclosure Agreement”). During the following week, Spirit and Boeing, together with representatives of Skadden and Sullivan & Cromwell, negotiated the Spirit/Boeing Non-Disclosure Agreement. On Wednesday, February 28, 2024, Spirit and Boeing executed the Spirit/Boeing Non-Disclosure Agreement. The Spirit/Boeing Non-Disclosure Agreement included, among other customary terms and conditions, a nine-month “standstill” provision restricting Boeing’s ability to publicly announce an unsolicited offer to acquire Spirit and take certain related actions, subject to customary exceptions. Such exceptions included that such “standstill” restrictions will immediately terminate under certain circumstances, including in the event that Spirit publicly announces a definitive agreement with a third party for the acquisition of Spirit. The Spirit/Boeing Non-Disclosure Agreement did not otherwise vary pre-existing confidentiality and non-disclosure agreements and obligations between Spirit and Boeing with respect to their commercial relationships.

On Sunday, February 25, 2024, Boeing provided to Spirit its initial due diligence request list. On Saturday, March 2, 2024, Spirit made available to Boeing and its advisors a virtual data room. Thereafter until the signing of the Merger Agreement on June 30, 2024, Boeing continued its due diligence review of Spirit. Throughout this period, members of Boeing’s and Spirit’s management, together with their respective advisors, participated in a substantial number of in-person and virtual due diligence meetings and a substantial number of materials were made available to Boeing and its advisors in a virtual data room.

March 2024

In the late morning of Friday, March 1, 2024, the Wall Street Journal reported that Boeing was in discussions with Spirit regarding a potential acquisition of Spirit by Boeing. After the closing of the financial markets in New York, each of Spirit and Boeing issued statements confirming the discussions. No assurances were given that a definitive agreement would be entered into, that any transaction would be consummated, or the timing, terms or conditions of any such potential transaction. On Thursday, February 29, 2024, the closing price of Spirit Common Stock was $28.60 per share.

Later in the day on Friday, March 1, 2024, the Spirit Board held a meeting to discuss the status of the potential strategic transaction with Boeing and the potential contract amendments with, and potential divestitures to, Airbus. Members of Spirit’s management and representatives of Skadden and Morgan Stanley were in attendance. Morgan Stanley reviewed with the Spirit Board an update on the various workstreams and potential timelines with respect to the potential strategic transaction with Boeing. The Spirit Board also continued to discuss the potential impact of the parties’ announcement confirming discussions on Spirit’s customers (including, with respect to Airbus, Airbus’s rights and remedies under its commercial agreements with Spirit) and other stakeholders, including its employees and regulators.

On Sunday, March 3, 2024, representatives of Sullivan & Cromwell distributed to representatives of Skadden the first draft of the proposed merger agreement to be entered into between Spirit and Boeing, which was generally consistent with the terms and conditions set forth in the February 22 Non-Binding Proposal and which contemplated, among other terms and conditions, (i) a customary “no shop” provision restricting Spirit from soliciting acquisition proposals, but allowing Spirit to receive, negotiate and ultimately enter into certain unsolicited acquisition proposals, (ii) a “reasonable best efforts” standard on both Spirit and Boeing to obtain applicable required regulatory approvals and contractual consents, with Boeing’s obligation to accept remedies limited to those in respect of Spirit’s operations for, and business with, Airbus, (iii) an “outside date” of up to 15 months after the signing of the merger agreement, (iv) a reverse termination fee (in an amount not identified) payable by Boeing in customary scenarios, including for the parties’ failure to obtain applicable required regulatory approvals by the outside date, (v) a restriction on Spirit’s use of the reverse termination fee to safety and quality system initiatives approved by Boeing and (vi) a termination fee (in an amount not identified) payable by Spirit in customary scenarios, including for Spirit’s termination of the merger agreement to accept a superior proposal.

During the week of March 3, 2024, representatives of Airbus contacted Mr. Shanahan expressing Airbus’s desire to engage with Spirit on the potential acquisition by Airbus of all of the facilities and operations that support Airbus programs (the “Airbus Business”).

Hereafter, the potential acquisition of Spirit by Boeing is referred to as the “Boeing Transaction” and the potential acquisition by Airbus of the Airbus Business is referred to as the “Airbus Transaction.”

On Friday, March 8, 2024, the Spirit Board held a meeting to discuss, among other matters, the status of the Boeing Transaction, the potential contract amendments with Airbus and the Airbus Transaction. Members of Spirit’s management and representatives of Skadden and Morgan Stanley were in attendance. The Spirit Board received an update on the status of each of the potential transactions. The Spirit Board reviewed, discussed and considered the Airbus Transaction, the impact of the Airbus Transaction on Spirit’s discussions with Airbus regarding potential contract amendments and certain potential divestitures, other strategic and financial alternatives for the Airbus Business and the impact of the Airbus Transaction on the Boeing Transaction. Representatives of Skadden reviewed with the Spirit Board the terms and conditions of the merger agreement proposed by Boeing and discussed with the Spirit Board the potential response thereto.

Later in the day on Friday, March 8, 2024, representatives of Skadden distributed to representatives of Sullivan & Cromwell a revised draft of the proposed merger agreement for the Boeing Transaction which contemplated, among other terms and conditions, (i) additional flexibility and permissions for the Spirit Board in connection with the “no shop” provision, (ii) additional obligations on Boeing in its use of “reasonable best efforts” to obtain the required regulatory approvals and contractual consents, (iii) the removal of the timing of the “outside date” pending further diligence, (iv) the removal of the use restrictions on the reverse termination fee, (v) additional termination situations in which Boeing would be required to pay the reverse termination fee, (vi) revisions to the termination rights, conditions to closing, representations and warranties and the definition of “material adverse effect” intended to increase the certainty of the closing of the Boeing Transaction, (vii) revisions to the interim operating covenants intended to provide Spirit with additional flexibility to operate its business prior to the closing of the Boeing Transaction and (viii) revisions to employee benefits matters and the treatment of employee equity awards.

After Friday, March 8 and prior to Sunday, March 17, 2024, representatives of Skadden and representatives of Sullivan & Cromwell held numerous calls to discuss and negotiate the terms and conditions of the proposed merger agreement for the Boeing Transaction.

On Sunday, March 17, 2024, representatives of Sullivan & Cromwell distributed to representatives of Skadden a revised draft of the proposed merger agreement for the Boeing Transaction which contemplated, among other terms and conditions, (i) removal of certain of the additional obligations on Boeing in its use of “reasonable best efforts” to obtain the required regulatory approvals and contractual consents (namely, those incremental to Boeing’s obligation to accept remedies in respect of the Airbus Business), (ii) re-inclusion of the “outside date” of up to 15 months after the signing of the merger agreement, (iii) re-inclusion of the use restrictions on the reverse termination fee, (iv) revisions to the interim operating covenants to re-include certain guardrails on Spirit’s operation of its business prior to the closing of the Boeing Transaction, (v) revisions to employee benefits matters and the treatment of employee equity awards and (vi) certain changes to termination rights, conditions to closing, representations and warranties and the definition of “material adverse effect.”

On Monday, March 18, 2024, representatives of Skadden distributed to representatives of Sullivan & Cromwell the initial draft of the disclosure schedules to the proposed merger agreement for the Boeing Transaction. Thereafter, until Sunday, June 30, 2024, representatives of Skadden and representatives of Sullivan & Cromwell exchanged several versions of the disclosure schedules to the proposed merger agreement and negotiated the terms thereof.

During the weeks of March 17, 2024 and March 24, 2024 and thereafter, members of Spirit’s management team, together with Morgan Stanley, engaged in numerous in-person and virtual meetings with Airbus and its representatives to discuss the scope of the Airbus Business and a framework for the valuation thereof. Throughout this period and thereafter, Airbus and its representatives were provided additional due diligence materials.

On Thursday, March 21, 2024, representatives of Skadden distributed to representatives of Sullivan & Cromwell a revised draft of the proposed merger agreement for the Boeing Transaction which contemplated, among other terms and conditions, (i) the removal of the timing of the “outside date” pending further diligence, (ii) the removal of the use restrictions on the reverse termination fee, (iii) the inclusion of $300 million for the reverse termination fee and (iv) the re-inclusion of certain provisions of Skadden’s draft of the proposed merger agreement for the Boeing Transaction as of Friday, March 8, 2024, including with respect to obligations on Boeing to obtain required regulatory approvals and contractual consents, interim operating covenants, the treatment of employee equity awards, termination rights, representations and warranties and the definition of “material adverse effect.”

On and after Thursday, March 21 and prior to Tuesday, March 26, 2024, representatives of Skadden and representatives of Sullivan & Cromwell held numerous calls to discuss and negotiate the terms and conditions of the proposed merger agreement for the Boeing Transaction.

On Friday, March 22, 2024, the Spirit Board held a meeting to discuss, among other matters, the status of the Boeing Transaction and the Airbus Transaction. Members of Spirit’s management and representatives of Skadden and Morgan Stanley were in attendance. The Spirit Board received an update on the status of each of the potential transactions, including the status of Boeing’s and Airbus’s respective due diligence processes (including, with respect to Airbus, the recent in-person meetings). Representatives of Skadden reviewed with the Spirit Board the current terms and conditions of the proposed merger agreement and discussed with the Spirit Board the potential response thereto.

On Monday, March 25, 2024, Boeing announced that it was Mr. Calhoun’s intention to step down as Boeing’s President and Chief Executive Officer by the end of 2024 and that the Boeing Board was conducting a search for Mr. Calhoun’s successor.

On Tuesday, March 26, 2024, representatives of Sullivan & Cromwell distributed to representatives of Skadden a revised draft of the proposed merger agreement for the Boeing Transaction which generally reflected the terms and conditions negotiated between the representatives of Skadden and Sullivan & Cromwell during the previous week and also, among other terms and conditions, re-inserted the use restrictions on the reverse termination fee, removed $300 million as the amount of the reverse termination fee (without providing a counterproposal), and reserved on the regulatory efforts covenant pending further discussion regarding the Airbus Transaction. Thereafter, representatives of Skadden and Sullivan & Cromwell continued to negotiate the terms and conditions of the proposed merger agreement for the Boeing Transaction.

On Wednesday, March 27, 2024, following discussions between Boeing and Spirit of Boeing’s interest in the potential impact of the Airbus Transaction on the Boeing Transaction and Boeing’s belief that the sale of Spirit’s facilities and operations supporting Airbus programs would be the most efficient way to obtain regulatory approvals, representatives of Davis Polk & Wardwell LLP, Airbus’s legal counsel (“Davis Polk”), distributed to representatives of Skadden the proposed tri-party confidentiality agreement to be entered into by and among Spirit, Boeing and Airbus (the “Tri-Party Confidentiality Agreement”). The purpose of the Tri-Party Confidentiality Agreement was to permit diligence and transaction information to be shared between and among the parties.

On Friday, March 29, 2024, the Spirit Board held a meeting to discuss, among other matters, the status of the Boeing Transaction and the Airbus Transaction. Members of Spirit’s management and representatives of Skadden and Morgan Stanley were in attendance. The Spirit Board received an update on the status of each of the potential transactions, including the status of Boeing’s and Airbus’s respective due diligence processes. The Spirit Board also discussed and considered Boeing’s request that Boeing be involved in discussions with Airbus regarding the Airbus Transaction and how (and under what restrictions) information would be shared among Spirit, Boeing and Airbus. Regarding the Boeing Transaction, representatives of Skadden reviewed with the Spirit Board the current terms and conditions of the proposed merger agreement and discussed with the Spirit Board the potential response thereto. Regarding the Airbus Transaction, Mr. Shanahan summarized the negotiations with Airbus during the previous weeks, including that Airbus had indicated that it would expect to receive a payment in excess of $1.2 billion (payable to Airbus) to acquire the Airbus Business. The Spirit Board discussed and considered potential alternatives to the Airbus Transaction, including the potential divestiture to third parties and other options under the parties’ commercial contracts. Following discussion and consideration, the Spirit Board determined that Spirit’s management team, together with Skadden and Morgan Stanley, should continue to analyze potential alternatives to the Airbus Transaction while also progressing the negotiations with Boeing for the Boeing Transaction and with Airbus for the Airbus Transaction, in each case with a view toward maximizing value to Spirit Stockholders.

On Saturday, March 30, 2024, representatives of Skadden distributed to representatives of Sullivan & Cromwell a revised draft of the proposed merger agreement for the Boeing Transaction which generally reflected the terms and conditions negotiated between the representatives of Skadden and Sullivan & Cromwell during the previous week and also contemplated, among other terms and conditions, (i) expanded exceptions to the interim operating covenants and revisions to the “bring down” standard of the representations and warranties and the termination provisions and (ii) the removal of the use restrictions on the reverse termination fee and the re-inclusion of $300 million as the amount of the reverse termination fee. Thereafter, representatives of Skadden and Sullivan & Cromwell continued to negotiate the terms and conditions of the proposed merger agreement for the Boeing Transaction.

April 2024

Following negotiations, on Tuesday, April 9, 2024, Spirit, Boeing and Airbus entered into the Tri-Party Confidentiality Agreement. The Tri-Party Confidentiality Agreement did not include an express “standstill” covenant by Airbus.

In early April 2024, representatives of Spirit contacted representatives of Boeing to discuss potential advances, loans or other financial accommodations by Boeing to support Spirit’s operations, Boeing programs and financial condition. In response to Spirit’s request, from early April 2024 through Thursday, April 18, 2024, members of management of each of Spirit and Boeing discussed and negotiated a proposed memorandum of agreement to be entered into between Spirit and Boeing providing for, among other things, a $425 million cash advance payment to Spirit in respect of certain existing commercial arrangements between the parties (the “April 2024 Spirit/Boeing Memorandum of Agreement”). Following, and in light of, the discussions with Boeing regarding the April 2024 Spirit/Boeing Memorandum of Agreement (together with the Spirit Board’s and Spirit’s management’s continued review of Spirit’s financial condition and prospects), members of management of Spirit instructed Morgan Stanley, who had historically advised Spirit on financing transactions, to review and prepare proposals for potential loan and other liquidity solutions for Spirit. Spirit’s management had determined that Morgan Stanley would be best suited to provide such proposals to Spirit given Morgan Stanley’s familiarity with Spirit and its financial condition and prospects which Spirit’s management believed would increase the speed and efficiency at which Morgan Stanley could operate.

On Wednesday, April 10, 2024, representatives of Sullivan & Cromwell distributed to representatives of Skadden a revised draft of the proposed merger agreement for the Boeing Transaction which generally reflected the terms and conditions negotiated between representatives of Skadden and Sullivan & Cromwell during the previous week and also contemplated, among other terms, (i) revisions to the regulatory efforts covenant that provided Spirit with the ability to control the negotiations with Airbus in respect of the Airbus Transaction for a period of 90 days following the signing of the merger agreement for the Boeing Transaction, (ii) the re-inclusion of the use restrictions on the reverse termination fee and the continued rejection of $300 million as the amount of the reverse termination fee (without providing a counterproposal), (iii) revisions to employee benefits matters and the treatment of employee equity awards and (iv) revisions to the termination rights, conditions to closing, representations and warranties, the definition of “material adverse effect” and the interim operating covenants.

On Friday, April 12, 2024, the Spirit Board held a meeting to discuss, among other matters, the status of the Boeing Transaction, the status of the Airbus Transaction and the April 2024 Spirit/Boeing Memorandum of Agreement. Members of Spirit’s management and representatives of Skadden and Morgan Stanley were in attendance. The Spirit Board received an update on and discussed the status of each of the potential transactions, including the status of Boeing’s and Airbus’s respective due diligence processes including, with respect to the Airbus Transaction, the proposed in-person tri-party meetings between Spirit, Boeing, Airbus and their respective advisors to be held in New York the following week. Regarding the Boeing Transaction, representatives of Skadden reviewed with the Spirit Board the current terms and conditions of the proposed merger agreement and the Spirit Board discussed and considered Spirit’s response thereto. Representatives of Skadden and Morgan Stanley also reviewed with the Spirit Board various process considerations with respect to the Boeing Transaction and the Airbus Transaction. Regarding the Airbus Transaction, the Spirit Board received an update on Airbus’s framework for the valuation of the Airbus Business, which Airbus had indicated would include Spirit paying the costs to separate the Airbus Business from the remainder of Spirit’s businesses and would not give Spirit the benefit of certain of the pricing, production, delivery and other matters that were previously under negotiation between Spirit and Airbus. The Spirit Board discussed and considered Spirit’s response thereto. Finally, the Spirit Board reviewed and approved the April 2024 Spirit/Boeing Memorandum of Agreement.

Beginning on Monday, April 15, 2024, and continuing through Wednesday, April 17, 2024, members of management of each of Spirit, Boeing and Airbus, together with their respective legal and financial advisors, held in-person meetings in New York with Spirit and Airbus reviewing, discussing and negotiating the terms and conditions of the Airbus Transaction. During the course of the discussions and negotiations, Airbus revised its framework for the valuation of the Airbus Business from an amount in excess of negative $1.2 billion (payable to Airbus) to approximately negative $750 million (payable to Airbus). At this time, members of management of Airbus informed members of management of Spirit that any valuation by Airbus of the Airbus Business would not take into account potential contract amendments (with respect to pricing, production, delivery and other matters) that were previously under negotiation between Spirit and Airbus.

During these meetings, on Tuesday, April 16, 2024, representatives of Davis Polk distributed to representatives of Skadden and Sullivan & Cromwell the first draft of the proposed term sheet for the Airbus Transaction, which contemplated, among other terms and conditions, (i) that the term sheet would be entered into between Spirit and Airbus, with Boeing providing a guaranty of Spirit’s obligations upon the signing of the definitive agreements with respect to the Airbus Transaction, (ii) that the term sheet was non-binding on any party, (iii) a payment to Airbus (with no proposed amount) as consideration for Airbus’s acquisition of the Airbus Business, (iv) that amounts owed to Airbus under existing commercial agreements with Spirit would be repaid by Spirit at the closing of the Airbus Transaction, (v) the proposed scope of the Airbus Business, including the businesses, operations, personnel, intellectual property, assets and liabilities thereof, (vi) that Spirit would pay Airbus’s fees and expenses in connection with the Airbus Transaction, (vii) among other closing conditions, that the closing of the Airbus Transaction was conditioned on the substantially concurrent closing of the Boeing Transaction and (viii) a 60-day exclusivity period for Airbus commencing on the date the term sheet is entered into. Thereafter, members of management of Spirit and Boeing, together with representatives of Skadden and Sullivan & Cromwell, discussed, reviewed and prepared revisions to the proposed term sheet for the Airbus Transaction that had been distributed to the parties by Davis Polk.

On Wednesday, April 17, 2024, following the conclusion of these meetings, the Spirit Board was provided an update on, and summary of, these meetings. Thereafter, Spirit continued its review and consideration of potential alternatives to the Airbus Transaction, including the potential divestiture to third parties, options under the parties’ commercial contracts and other alternatives, while also continuing to negotiate with Airbus for the Airbus Transaction.

On Thursday, April 18, 2024, Spirit’s wholly owned subsidiary that is party to commercial agreements with Boeing, Spirit AeroSystems, Inc., and Boeing entered into the April 2024 Spirit/Boeing Memorandum of Agreement, which Spirit publicly disclosed on Tuesday, April 23, 2024.

During the weeks of April 14, 2024, and April 21, 2024, representatives of Skadden and Sullivan & Cromwell continued to exchange drafts of the proposed merger agreement for the Boeing Transaction and negotiate the terms and conditions thereof. Certain of the material provisions that remained unresolved included (i) the amount of and the use restrictions on the reverse termination fee (along with a new proposal from Boeing that the cash advances under the April 2024 Spirit/Boeing Memorandum of Agreement and certain other cash advances owed by Spirit to Boeing would be repaid to Boeing upon the termination of the merger agreement in certain circumstances), (ii) certain of the “bring down” standards of the representations and warranties, (iii) certain operational exceptions to the restrictions in the interim operating covenants, (iv) certain of the situations in which the Spirit termination fee and Boeing reverse termination fee would be payable, (v) the definition of “material adverse effect” and (vi) matters in respect of employee benefits and the treatment of employee equity awards.

During the week of April 21, 2024, members of management of each of Spirit and Airbus, together with their respective financial advisors, continued to review, discuss and negotiate the scope of the

Airbus Business and the financial terms of the Airbus Transaction. On Sunday, April 28, 2024, members of management of Spirit presented to Airbus a proposal on the scope of the Airbus Business and the valuation of the Airbus Transaction. Among other matters included in the proposal, Spirit’s proposal set forth a framework for the valuation of the Airbus Business of positive $429 million (payable to Spirit). Among other factors, Spirit’s proposal took into account the benefit of certain of the pricing, production, delivery and other matters that were previously under negotiation between Spirit and Airbus.

On Monday, April 29, 2024, representatives of Airbus sent a letter to Spirit claiming that Spirit had breached certain of its commercial contracts with Airbus relating to late deliveries and informing Spirit that Airbus intended to submit a claim to Spirit for liquidated damages. Airbus has submitted similar claims to Spirit periodically during the previous several years, and the parties would typically negotiate such claims through a Spirit operational performance improvement plan that would offset against such damages.

May 2024

Beginning on Thursday, May 2, 2024, and continuing through Friday, May 3, 2024, members of management of each of Spirit, Boeing and Airbus, together with certain of their respective legal and financial advisors, held in-person meetings in New York with Spirit and Airbus continuing discussions and negotiation of the scope of the Airbus Business and the terms and conditions of the Airbus Transaction. During the course of the discussions and negotiations, Airbus revised its framework for the valuation of the Airbus Business from approximately negative $750 million (payable to Airbus) to negative $559 million (payable to Airbus), subject to adjustments based on the final scope of the Airbus Business at the closing of the Airbus Transaction. Members of management of Airbus communicated to members of management of each of Spirit and Boeing that Airbus had proposed a substantial compromise from Airbus’s original proposal of more than $1.2 billion (payable to Airbus), that Airbus was not likely to consider any additional compromises in this regard and that Airbus’s valuation of the Airbus Business would not take into account the potential outcome of the pricing, production, delivery and other matters that were previously under negotiation between Spirit and Airbus.

On Friday, May 3, 2024, representatives of Airbus sent a letter to Spirit claiming $27 million in liquidated damages relating to late deliveries under certain of the commercial contracts between the parties during the period from October 1, 2022 through December 31, 2023.

On Friday, May 3, 2024, the Spirit Board held a meeting to further discuss and consider, among other matters, the Boeing Transaction and the Airbus Transaction, including the potential timing, status and terms thereof. Members of Spirit’s management and representatives of Morgan Stanley and Skadden were in attendance. The Spirit Board received an update on, and discussed the status of, each of the potential transactions, including through a review of the presentation materials distributed to the Spirit Board in advance of the meeting. The Spirit Board reviewed and discussed Airbus’s framework for the valuation of the Airbus Business and considered Spirit’s response thereto. In discussing Airbus’s framework for the valuation of the Airbus Business, the Spirit Board discussed and considered Airbus’s statements during the previous week, including that it would not continue to negotiate regarding potential amendments to Spirit’s contracts with Airbus and therefore, Airbus’s framework for the valuation of the Airbus Business would not take into account the potential outcome thereof. Representatives of Skadden also reviewed with the Spirit Board the current terms and conditions of the proposed merger agreement for the Boeing Transaction and the proposed term sheet for the Airbus Transaction, and the Spirit Board discussed and considered Spirit’s responses thereto. The Spirit Board also reviewed and discussed Spirit’s financial condition and prospects, which had worsened; Spirit’s outlook on its long-term value to shareholders was negatively impacted by (i) the absence of contract amendments (with respect to pricing, production, delivery and other matters) that were previously under negotiation between Spirit and Airbus and (ii) Boeing’s anticipated production rates (and the related impact on Spirit’s business outlook as a supplier to Boeing) that had been communicated to Spirit by Boeing.

During the weekend of May 4, 2024, Mr. Calhoun and Mr. Johnson had a call during which Mr. Calhoun raised the need for a potential price adjustment for the Boeing Transaction given, from Boeing’s perspective, (i) Boeing’s potential obligation to pay the final proposed payment to Airbus in connection with the Airbus Transaction and (ii) following Boeing’s discussions with Spirit regarding the April 2024 Spirit/Boeing Memorandum of Agreement and Boeing’s continued financial due diligence of Spirit regarding its financial condition and prospects, Boeing’s belief that Spirit may need to incur incremental indebtedness prior to the closing of the Boeing Transaction and/or obtain additional financial accommodations, loans or advances from Boeing prior to the closing of the Boeing Transaction. Mr. Calhoun stated that Boeing was continuing to review the matter and representatives of Boeing would be in touch at a later date with specifics, but preliminarily Boeing was considering a revised pricing framework for the Boeing Transaction consisting of a merger consideration of $35.50 per share in cash, subject to upward adjustments based on, among other things, the proceeds of certain contemplated asset sales by Spirit to third parties other than Airbus prior to the closing of the Boeing Transaction (the “May 4 Preliminary Indication”). Mr. Johnson did not respond at that time.

On Monday, May 6, 2024, representatives of Skadden distributed to representatives of Davis Polk a revised draft of the proposed term sheet for the Airbus Transaction which contemplated, among other terms and conditions, (i) a rejection of the provision that required Boeing to guarantee the obligations of Spirit, (ii) that the term sheet was binding on Spirit and Airbus (with no due diligence condition to the obligations of Airbus), (iii) Spirit’s payment of $559 million to Airbus, subject to adjustments based on the final scope of the Airbus Business and certain working capital adjustments at the closing of the Airbus Transaction, (iv) refinements to the proposed scope of the Airbus Business, including the businesses, operations, personnel, intellectual property and assets and liabilities thereof, (v) a rejection of the provision that would require Spirit to indemnify Airbus for pre-closing liabilities of the Airbus Business, (vi) a rejection of the provision that would require Spirit to pay Airbus’s fees and expenses in connection with the Airbus Transaction and (vii) removal of the 60-day exclusivity period for Airbus proposed to commence on the date of the term sheet.

Thereafter and continuing throughout the week of May 6, 2024, Spirit, Boeing, Airbus and their respective advisors continued to review, discuss and negotiate the terms and conditions of the proposed term sheet for the Airbus Transaction. Throughout this period and thereafter, members of Spirit’s and Airbus’s management, together with their respective advisors, participated in numerous in-person and virtual due diligence meetings and a substantial number of materials were made available to Airbus and its advisors in a virtual data room.

Also on Monday, May 6, 2024, representatives of Skadden distributed to representatives of Sullivan & Cromwell a revised draft of the proposed merger agreement for the Boeing Transaction which generally reflected the terms and conditions negotiated between representatives of Skadden and Sullivan & Cromwell during the previous week. Certain of the material provisions that remained unresolved included (i) the amount of and the use restrictions on the reverse termination fee, (ii) whether the cash advances under the April 2024 Spirit/Boeing Memorandum of Agreement and certain other cash advances owed by Spirit to Boeing would be repaid to Boeing upon the termination of the merger agreement in certain circumstances, (iii) Spirit’s proposal of a Spirit termination fee equal to 2.5% of the equity value of Spirit (implied by the proposed merger consideration), (iii) certain of the situations in which the Spirit termination fee and Boeing reverse termination fee would be payable and (iv) matters in respect of employee benefits and the treatment of employee equity awards.

On Tuesday, May 7, 2024, the Spirit Board held a meeting to further discuss and consider, among other matters, the Boeing Transaction and the Airbus Transaction, including the potential timing, status and terms thereof. Members of Spirit’s management and representatives of Morgan Stanley and Skadden were in attendance. The Spirit Board received an update on, and discussed the status of, each of the potential transactions, including, with respect to the Boeing Transaction, the May 4 Preliminary Indication and Boeing’s stated reasons for the May 4 Preliminary Indication as communicated by Boeing to Spirit. The Spirit Board also reviewed and discussed Spirit’s financial condition and prospects, including potential solutions to address Spirit’s liquidity position. Following discussion and consideration, the Spirit Board determined that Spirit should seek to accelerate the negotiations with each of Boeing and Airbus, seek to finalize the transactions on the terms discussed with the Spirit Board, and to do so with a view toward not having Boeing seek to renegotiate for a reduction to the previously proposed $40.00 per share in cash merger consideration for the Boeing Transaction. The Spirit Board also instructed Mr. Johnson to communicate to Mr. Calhoun that the delays in finalizing the transactions (and Boeing seeking to renegotiate the previously proposed $40.00 per share in cash merger consideration) were putting the Boeing Transaction at risk.

On Wednesday, May 8, 2024, in connection with the Boeing Board’s ongoing search for a successor to Mr. Calhoun, Steven M. Mollenkopf, Chair of the Boeing Board, asked Mr. Shanahan, who had previously served in multiple leadership roles at Boeing, if he would be interested in being considered as a candidate for the role of Boeing’s President and Chief Executive Officer. Mr. Shanahan responded that he would not rule out being considered for the role. Prior to such conversation, the Boeing Board had discussed Mr. Shanahan as one of a number of qualified candidates for consideration for such role. Shortly after the conversation, Mr. Shanahan notified Mr. Johnson and Ms. Esteves of the outreach from Mr. Mollenkopf and Mr. Shanahan’s response thereto, and Mr. Johnson and Ms. Esteves subsequently provided the same update to other members of the Spirit Board. After weighing the risks of potential or actual conflicts of interest that could arise from Mr. Shanahan’s participation in discussions and negotiations with Boeing on behalf of Spirit in respect of the Boeing Transaction while he was under consideration for employment by Boeing in a leadership role, on the one hand, and the continued benefit to Spirit and its stockholders of Mr. Shanahan’s continued involvement in the discussions and negotiations with Boeing in respect of the Boeing Transaction, on the other hand, the directors determined, with agreement from Mr. Shanahan, that Mr. Johnson and Ms. Esteves would continue to lead the discussions and negotiations with Boeing regarding the Boeing Transaction, with Mr. Shanahan providing his input and viewpoint as requested by Mr. Johnson and Ms. Esteves. After consideration of a number of qualified candidates, the Boeing Board ultimately selected Robert K. Ortberg to serve as President and Chief Executive Officer of Boeing, based on the experience and qualifications described in the section entitled “Board of Directors and Management of Boeing Following Completion of the Merger” beginning on page 108 of this proxy statement/prospectus.

On Sunday, May 12, 2024, representatives of Sullivan & Cromwell distributed to representatives of Skadden a bullet-point summary of Boeing’s revised proposal for the merger consideration (the “May 12 Non-Binding Proposal”). The May 12 Non-Binding Proposal included proposed adjustments to the per share merger consideration based on (i) (as an increase) the proceeds from the sale of Spirit’s operations in Prestwick, Scotland that support Airbus programs (the “Prestwick Business”) to a third party other than Airbus prior to the closing of the Boeing Transaction and (ii) (as a decrease) any new third-party debt incurred by Spirit after the signing of the merger agreement for the Boeing Transaction and the amount of any advances made by Boeing to Spirit under the April 2024 Spirit/Boeing Memorandum of Agreement or after the signing of the Boeing Transaction that remained outstanding at the closing of the Boeing Transaction. Members of Boeing’s management communicated to members of Spirit’s management Boeing’s rationale for the May 12 Non-Binding Proposal, being that, following the recent negotiations with Airbus, Boeing was not willing to pay to Airbus the purchase price for the Airbus Transaction that had been proposed by Airbus, and that if Spirit needed to incur new indebtedness to fund the Airbus Transaction, such indebtedness would serve to reduce the per share merger consideration for the Boeing Transaction. The May 12 Non-Binding Proposal did not include a “hard floor” per share merger consideration for the Boeing

Transaction (i.e., the potential downward adjustment to the per share merger consideration for the Boeing Transaction was uncapped). The May 12 Non-Binding Proposal also did not include or reference the amount of the merger consideration.

On Monday, May 13, 2024, representatives of Davis Polk distributed to the representatives of Skadden and Sullivan & Cromwell a revised version of the proposed term sheet for the Airbus Transaction, which contemplated, among other terms and conditions, (i) a “keep well” arrangement in favor of Spirit that would be put in place at the closing of the Airbus Transaction (instead of the guarantee), (ii) further refinements to the proposed scope of the Airbus Business, including the businesses, operations, personnel, intellectual property, assets and liabilities thereof, (iii) an acceptance of the removal of the 60-day exclusivity period for Airbus, (iv) an acceptance that the parties’ obligation to negotiate in good faith the definitive agreements for the Airbus Transaction based on the term sheet is binding and (iv) a variety of other terms and conditions that remained bracketed pending the progression of Airbus’s due diligence of the Airbus Business.

Beginning on Tuesday, May 14, 2024, and continuing through Thursday, May 16, 2024, members of management of each of Spirit, Boeing and Airbus, together with their respective legal and financial advisors, held in-person meetings in New York with the parties reviewing, discussing and negotiating the scope of the Airbus Business and the terms and conditions of the Airbus Transaction. At the conclusion of the meetings, the material provisions that remained unresolved included the guarantee/keep-well arrangement, the allocation of intellectual property, the allocation of pre-closing liabilities and related indemnification obligations and the responsibility for pension obligations.

On Friday, May 17, 2024, the Spirit Board held a meeting to further discuss and consider, among other matters, the Boeing Transaction and the Airbus Transaction, including the potential timing, status and terms thereof, and to review and consider additional financial valuation analysis materials from Morgan Stanley. Members of Spirit’s management and representatives of Morgan Stanley and Skadden were in attendance. The Spirit Board received an update on, and discussed the status of, each of the potential transactions. Regarding the Boeing Transaction, the Spirit Board reviewed and discussed the May 4 Preliminary Indication, Boeing’s stated reasons for the May 4 Preliminary Indication as communicated by Boeing to Spirit and the May 12 Non-Binding Proposal. Among other matters, the Spirit Board weighed the risks, opportunities and considerations in responding to the May 4 Preliminary Indication and the May 12 Non-Binding Proposal. In this regard, the Spirit Board continued to discuss Spirit’s financial condition and prospects, which had worsened, and weighed the May 4 Preliminary Indication and the May 12 Non-Binding Proposal against Spirit’s long-term value and prospects. Following discussion, the Spirit Board determined that Spirit should seek to accelerate the negotiations with each of Boeing and Airbus, and seek to finalize the transactions on the terms discussed with the Spirit Board, which did not include an acceptance in any respect of the May 4 Preliminary Indication or the May 12 Non-Binding Proposal or any change to the per share merger consideration. Next, the Spirit Board reviewed the work that had been undertaken to update and refine Spirit’s standalone strategic plan, to take into account, among other factors, updated information regarding pricing, rates and margin with respect to Spirit’s businesses with Boeing and Airbus. Representatives of Morgan Stanley then reviewed with the Spirit Board an updated preliminary financial analysis, including a review of Spirit’s updated standalone strategic plan and the assumptions, projections and sensitivities thereto. As part of the Spirit Board’s continued review and discussion of Spirit’s financial condition and prospects, the Spirit Board had previously instructed members of management of Spirit to discuss with representatives of Morgan Stanley potential loan or other liquidity solutions and, at the meeting, the Spirit Board reviewed and considered the proposed terms and conditions of the potential $350 million bridge loan facility to be provided by Morgan Stanley (the “Morgan Stanley Bridge Facility”) that had been distributed to the Spirit Board in advance of the meeting. Following further discussion and consideration, the Spirit Board authorized the negotiation of the definitive documentation for the Morgan Stanley Bridge Facility. In light of the potential conflict that the Morgan Stanley Bridge Facility posed, the Spirit Board determined that it would be prudent to retain an additional financial advisor to the Spirit Board in addition to Morgan Stanley. Accordingly, after the meeting, the Spirit Board instructed members of Spirit’s management to contact representatives of Moelis, who had previously acted as a financial advisor to Spirit on various matters, to act as financial advisor to Spirit and the Spirit Board in connection with the consideration of the Boeing Transaction and to be the institution to provide a fairness opinion to the Spirit Board were the Boeing Transaction to proceed. Moelis began its engagement shortly thereafter.

On Saturday, May 18, 2024, representatives of Sullivan & Cromwell distributed to representatives of Skadden a revised draft of the proposed merger agreement for the Boeing Transaction which contemplated, among other terms and conditions, (i) the inclusion of provisions implementing the May 12 Non-Binding Proposal and a footnote indicating that Boeing would be proposing a new price per share for the merger consideration (collectively in this clause (i), the “May 18 Non-Binding Proposal”), (ii) Boeing’s acceptance of the Spirit termination fee of 2.5% of equity value subject to Spirit’s agreement that the Boeing reverse termination fee is 5% of equity value (in each case, based on the revised per share merger consideration) and Boeing’s acceptance that there are no use restrictions on the reverse termination fee (save for the repayment of any then-outstanding advances owed by Spirit to Boeing) and (iii) Boeing’s continued rejection of Spirit’s proposals regarding employee benefits and the treatment of employee equity awards.

During the weeks of May 19, 2024 and May 26, 2024, Mr. Johnson and Mr. Calhoun periodically communicated to discuss the status and timing of both the Boeing Transaction and the Airbus Transaction. Mr. Calhoun reiterated Boeing’s continued interest in the Boeing Transaction.

Also during the weeks of May 19, 2024 and May 26, 2024, members of management of each of Spirit, Boeing and Airbus, together with their respective legal and financial advisors, continued to discuss and negotiate the scope of the Airbus Business and the terms and conditions of the Airbus Transaction. Throughout this period, members of management of each of Spirit, Boeing and Airbus, together with their respective advisors, participated in a substantial number of virtual due diligence meetings and a substantial number of materials were made available to Boeing and Airbus and their respective advisors. On Tuesday, May 28, 2024 and Friday, May 31, 2024, the parties exchanged various drafts of the proposed term sheet for the Airbus Transaction which generally reflected the terms and conditions negotiated between the parties over the previous two weeks. Certain of the material provisions that remained unresolved included those with respect to the allocation of intellectual property, matters with respect to employees, employee transfers and pensions and Airbus’s due diligence condition prior to entering into definitive agreements for the Airbus Transaction.

On Friday, May 31, 2024, the Spirit Board held a meeting to further discuss and consider, among other matters, the Boeing Transaction and the Airbus Transaction, including the potential timing, status and terms thereof. Members of Spirit’s management and representatives of Skadden and Morgan Stanley reviewed with the Spirit Board the terms and conditions most recently proposed by each of Airbus (in respect of the term sheet for the Airbus Transaction) and Boeing (in respect of the merger agreement and disclosure schedules for the Boeing Transaction). Following discussion and consideration, the Spirit Board determined that Spirit should seek to finalize the negotiations with each of Airbus and Boeing on the terms discussed with the Spirit Board, including rejection of the May 18 Non-Binding Proposal.

June 2024

Throughout the month of June 2024, members of management of each of Spirit, Boeing and Airbus, together with their respective legal and financial advisors, exchanged numerous drafts of the proposed term sheet for the Airbus Transaction and held numerous negotiation and diligence sessions regarding the Airbus Business. The parties exchanged drafts of the proposed term sheet for the Airbus Transaction on Saturday, June 1, 2024, Tuesday, June 4, 2024, Monday, June 10, 2024, Wednesday, June 12, 2024, Friday, June 14, 2024, Monday, June 17, 2024, Wednesday, June 19, 2024, Thursday, June 20, 2024, Wednesday, June 26, 2024, and Friday, June 28, 2024. In addition, throughout the month of June, members of management of each of Spirit and Airbus, together with their respective legal advisors, discussed and negotiated the terms and conditions of the proposed commercial memorandum of understanding to be entered into between Spirit and Airbus providing for, among other things, and in each case in respect of certain of Spirit’s commercial arrangements with Airbus, a financial support package from Airbus to Spirit, an acceleration of the payment from Airbus to Spirit in respect of certain non-recurring costs to be incurred by Spirit and a non-interest bearing forgivable line of credit made available by Airbus to Spirit (the “June 2024 Spirit/Airbus Memorandum of Understanding”).

On Tuesday, June 4, 2024, Mark J. Suchinski stepped down as Spirit’s Chief Financial Officer to pursue another opportunity, and Ms. Esteves was appointed as Spirit’s Chief Financial Officer.

On Wednesday, June 5, 2024, representatives of Skadden distributed to representatives of Sullivan & Cromwell a revised draft of the proposed merger agreement for the Boeing Transaction which contemplated, among other terms, (i) the rejection of the terms implementing the May 18 Non-Binding Proposal, (ii) the re-inclusion of the $300 million Boeing reverse termination fee, (iii) the inclusion of an “Expanded Divestiture Perimeter” to permit Spirit to divest Spirit’s operations in Belfast, Northern Ireland (other than the operations that are part of the Airbus Business) and Subang, Malaysia, the Prestwick Business and Spirit’s wholly owned subsidiary, Fiber Materials, Inc. (in all cases without any adjustment to the per share merger consideration in the Boeing Transaction), (iv) the inclusion of a provision requiring Boeing to implement an arrangement to enable Spirit to pay the final consideration to Airbus under the definitive agreements for the Airbus Transaction and (v) the re-inclusion of Spirit’s position on employee benefits matters and the treatment of employee equity awards.

Shortly thereafter, beginning on Thursday, June 6, 2024 and continuing through Saturday, June 8, 2024, Mr. Calhoun contacted Mr. Johnson, and members of management of Boeing contacted Mr. Shanahan and Ms. Esteves, to discuss the May 18 Non-Binding Proposal. As communicated by the representatives of Boeing, Boeing was not willing to bear the risk of the final payments to Airbus for the Airbus Transaction (which would include the agreed-upon purchase price, the repayment of any loans or advances to Airbus, the satisfaction (by payment to Airbus) of any amounts owed to Airbus under commercial contracts for liquidated damages and the potential further increase to the purchase price payable to Airbus for certain pension obligations assumed by Airbus). During these discussions, the representatives of Boeing indicated that Boeing would be prepared to pay $35.50 per share in cash for the Boeing Transaction, subject to a per share adjustment based on (i) (as an increase) the proceeds in a sale to a third party (other than Airbus) of the Prestwick Business and (ii) (as a decrease) the amount of (a) any new third-party debt incurred by Spirit after the signing of the merger agreement for the Boeing Transaction, (b) the then-outstanding amount of any advances by Boeing to Spirit at the closing of the Boeing Transaction, and (c) any contractual liquidated damages and loan or cash advance repayment obligations, in each case, payable by Spirit to Airbus on or after signing and at or prior to the closing of the Boeing Transaction (or payable after the closing of the Boeing Transaction in respect of pre-closing conduct) (the “June 8 Non-Binding Proposal”).

On Sunday, June 9, 2024, the Spirit Board held a meeting to further discuss and consider, among other matters, the Boeing Transaction and the Airbus Transaction, including the potential timing, status and terms thereof. Members of Spirit’s management and representatives of Skadden and Morgan Stanley were in attendance and reviewed with the Spirit Board the June 8 Non-Binding Proposal. Representatives of Skadden reviewed with the Spirit Board the Spirit Board’s fiduciary duties and process considerations in connection with the Spirit Board’s review and consideration thereof. Following further discussion and consideration, including as to the status of Spirit’s negotiations with Airbus for the Airbus Transaction and Spirit’s financial condition and prospects, which had been worsening, the Spirit Board determined that it was in the best interests of Spirit and Spirit Stockholders to continue to engage with Boeing based on the June 8 Non-Binding Proposal, provided that Spirit should (i) obtain Boeing’s agreement that a “hard floor” per share merger consideration for the Boeing Transaction will be set at $35.50 per share (i.e., in no event would any adjustment cause the per share merger consideration to be less than $35.50), (ii) obtain a commitment from Boeing in the merger agreement for the Boeing Transaction that Boeing will fund the final payment to Airbus for the Airbus Transaction regardless of what it might be and (iii) negotiate for the Expanded Divestiture Perimeter and other adjustments that provide Spirit with a path to increase the merger consideration from $35.50 per share in cash.

Later in the day on Sunday, June 9, 2024, representatives of Skadden distributed to representatives of Sullivan & Cromwell a revised draft of the proposed merger agreement for the Boeing Transaction which contemplated (i) a base merger consideration of $35.50 per share in cash, which would serve as a “hard floor” and (ii) a potential upward adjustment to the per share merger consideration based on the proceeds in a sale to a third party (other than Airbus) of the Prestwick Business, subject to a “hard cap” of $40.00 per share in cash.

Thereafter, during the week of June 9, 2024, members of management of each of Boeing and Spirit, together with their respective advisors, participated in a substantial number of negotiations and discussions regarding Spirit’s draft of the proposed merger agreement for the Boeing Transaction, dated June 9, 2024 and the June 8 Non-Binding Proposal. The representatives of Boeing continued to impress upon Spirit that Boeing was not willing to bear the risk of the final payments to Airbus for the Airbus Transaction (i.e., that Boeing was not willing to accept a “hard floor” for the per share merger consideration and that the downward adjustment would be uncapped). The representatives of Spirit provided further diligence information to the representatives of Boeing relating to the current and anticipated loans, advances and liquidated damages that might be owed to Airbus.

On Friday, June 14, 2024, the Spirit Board held a meeting to further discuss and consider, among other matters, Spirit’s financial condition and prospects, the Boeing Transaction and the Airbus Transaction, including the potential timing, status and terms thereof. Members of Spirit’s management and representatives of Skadden, Morgan Stanley and Moelis were in attendance. The Spirit Board received an update on Spirit’s financial condition and prospects from Spirit’s management. The Spirit Board also received an update on, and a summary of, the negotiations with Airbus and Boeing during the previous week. As part of the review, the Spirit Board discussed and considered the June 8 Non-Binding Proposal (as supplemented and refined by representatives of Boeing during the most recent discussions) to determine an appropriate response. Following discussion, it was determined that Spirit would respond with: (i) (a) a base per share merger consideration for the Boeing Transaction of $35.50 per share in cash, which would serve as a “hard floor” and (b) a potential upward adjustment to the per share merger consideration based on the proceeds in a sale to a third party (other than Airbus) of the Prestwick Business, subject to (I) an offset for any new contractual liquidated damages arising after the signing of the merger agreement for the Boeing Transaction and loans or advances made by Airbus to Spirit after the signing of the merger agreement for the Boeing Transaction and outstanding at the closing of the Airbus Transaction and (II) a “hard cap” of $40.00 per share in cash and (ii) Boeing committing in the merger agreement for the Boeing Transaction to fund Spirit with sufficient cash to pay the final payment to Airbus for the Airbus Transaction (the “June 14 Non-Binding Response”). The Spirit Board believed that while the June 14 Non-Binding Response narrowed the path for the per share merger consideration to increase from $35.50, it provided Spirit Stockholders with certainty on price (within a range) and more certainty of the closing of the Boeing Transaction. Following further discussion and consideration, the Spirit Board determined that it was in the best interests of Spirit and Spirit Stockholders to continue to engage with Boeing based on the June 14 Non-Binding Response. Finally, Moelis reviewed with the Spirit Board the work Moelis had done to date in its preparation of its financial analysis with respect to Spirit and the Boeing Transaction based on Spirit’s standalone financial plan and Moelis was instructed by the Spirit Board to use the “base” plan in Spirit’s standalone financial plan for purposes of its financial analysis of the Boeing Transaction, which plan the Spirit Board believed provided the best estimate of Spirit’s outlook and future performance.

On Saturday, June 15, 2024, representatives of Skadden distributed to representatives of Sullivan & Cromwell a revised draft of the proposed merger agreement for the Boeing Transaction to supplement Skadden’s previous draft of Sunday, June 9, 2024, and which (i) implemented the June 14 Non-Binding Response and (ii) revised the Spirit termination fee to $113 million (being approximately 2.5% of equity value based on a per share merger consideration of $35.50). Members of management of each of Boeing and Spirit continued to have discussions on Saturday, June 15, 2024 and Sunday, June 16, 2024 and preliminarily aligned on (a) the base share merger consideration for the Boeing Transaction of $35.50 per share in cash, which would serve as a “hard floor,” potential upward adjustment to the per share merger consideration based on the proceeds in a sale to a third party (other than Airbus) of the Prestwick Business, subject to (I) among others, an offset for the amount of any contractual liquidated damages and loan or cash advance repayment obligations, in each case, payable by Spirit to Airbus on or after signing and at or prior to the closing of the Boeing Transaction (or payable after the closing of the Boeing Transaction in respect of pre-closing conduct) and (II) a “hard cap” of $40.00 per share in cash, and (b) a $300 million reverse termination fee. Other downward adjustments to the per share merger consideration were proposed by Boeing, but remained open following the conclusion of such discussions.

On Sunday, June 16, 2024, representatives of Sullivan & Cromwell distributed to representatives of Skadden a revised draft of the proposed merger agreement for the Boeing Transaction which contemplated, among other terms and conditions, (i) a general acceptance of the June 14 Non-Binding Response, except that the amount of (a) any liquidated damages and repayments of loans or advances paid by Spirit to Airbus on or after signing and at or prior to closing of the Boeing Transaction (or payable after the closing of the Boeing Transaction in respect of pre-closing conduct), (b) the excess of the cash amount to be paid by Spirit to Airbus for the Airbus Transaction over the proceeds from the Expanded Divestiture Perimeter, (c) any new (after the signing of the merger agreement for the Boeing Transaction) indebtedness for borrowed money incurred by Spirit and (d) any advances under the April 2024 Spirit/Boeing Memorandum of Agreement due and payable as of the closing of the Boeing Transaction would each be a further offset to the potential upward adjustment, if any, to the per share merger consideration based on the proceeds in a sale to a third party (other than Airbus) of the Prestwick Business, (ii) an acceptance of the Boeing $300 million reverse termination fee and a change to the Spirit termination fee to $150 million (from $113 million as previously proposed by Spirit), (iii) the continued rejection of Spirit’s proposal on matters in respect of employee benefits and the treatment of employee equity awards and (iv) amendments to the timing, terms and process under which Spirit would be permitted to pursue divestiture of the Expanded Divestiture Perimeter.

Thereafter, during the week of June 16, 2024, members of management of each of Spirit and Boeing, together with their respective legal and financial advisors, made substantial progress in negotiating the terms and conditions of the proposed merger agreement for the Boeing Transaction. During this same period, members of management of each of Spirit, Boeing and Airbus, together with their respective legal and financial advisors, made substantial progress in finalizing the terms and conditions of the proposed term sheet for the Airbus Transaction, and the parties began to discuss the specific plan and process for the signing of the agreements for the potential transactions, which was targeted for the end of the week subject to each party’s continued review and consideration (and, in the case of Spirit, the review and consideration of the Spirit Board).

On June 17, 2024, representatives of Spirit contacted representatives of Boeing and requested additional financial accommodations from Boeing to support Spirit’s operations, Boeing programs and financial condition. From June 17, 2024 through Thursday, June 20, 2024, members of management of each of Spirit and Boeing discussed and negotiated a proposed amendment to the April 2024 Spirit/Boeing Memorandum of Agreement to provide for a loan of up to $40 million and to revise the repayment schedule under the April 2024 Spirit/Boeing Memorandum of Agreement. On Thursday, June 20, 2024, Boeing and Spirit entered into Amendment No. 1 to the April 2024 Spirit/Boeing Memorandum of Agreement, providing for Boeing to loan Spirit an additional $40 million (incremental to the $425 million previously advanced) on June 21, 2024 and defer repayment of $36.6 million due to Boeing on June 12, 2024, in accordance with the terms of the April 2024 Spirit/Boeing Memorandum of Agreement.

On Friday, June 21, 2024, Mr. Calhoun contacted Mr. Johnson to inform Spirit that, following further review by the Boeing Board, Boeing was no longer prepared to pay cash consideration for the Boeing Transaction. Rather, Boeing would propose as the per share merger consideration: (i) if the Prestwick Business is sold to Airbus, $37.00 per share, payable in Boeing Common Stock or (ii) if the Prestwick Business is sold to a third party, $36.50 per share, payable in Boeing Common Stock, plus a number of shares of Boeing Common Stock based on the proceeds in a sale to a third party (other than Airbus) of the Prestwick Business. In each case, the per share merger consideration would be subject to an exchange ratio collar of 0.18x-0.25x, equivalent to an approximately 16% collar around $176.56, a recent trading price of the Boeing Common Stock (the foregoing in this paragraph, the “June 21 Non-Binding Proposal”). During that discussion, and in subsequent discussions shortly thereafter between members of Boeing and Spirit management, representatives of Boeing stated that Boeing was no longer willing to pay cash consideration for the Boeing Transaction because of, among other reasons, Boeing’s focus on maintaining its investment grade credit rating and Boeing’s view of Spirit’s financial condition and prospects, which included Boeing’s belief that, prior to the closing of the Boeing Transaction, Spirit may need to incur incremental indebtedness (including under the Morgan Stanley Bridge Facility) and/or obtain additional financial accommodations, loans or advances from Boeing or Airbus. Members of Boeing management also stated that, if Spirit was willing to proceed on the basis of the June 21 Non-Binding Proposal, Boeing was prepared to sign the proposed merger agreement for the Boeing Transaction as soon as possible, targeting for a signing within one week.

On Sunday, June 23, 2024, the Spirit Board held a meeting to further discuss and consider, among other matters, Spirit’s financial condition and prospects, the Boeing Transaction and the Airbus Transaction, including the potential timing, status and terms thereof. Members of Spirit’s management and representatives of Skadden, Morgan Stanley and Moelis were in attendance. Before Mr. Shanahan joined the meeting, the Spirit Board met in executive session to discuss Boeing’s outreach to Mr. Shanahan about being considered for the role of Boeing’s President and Chief Executive Officer. Among other matters discussed and considered, the directors discussed the importance of the Spirit Board’s continued oversight of that matter and the negotiations for the Boeing Transaction more generally, and the continued process by which the Spirit Board would maintain such oversight. The Spirit Board received, discussed and considered the June 21 Non-Binding Proposal (which had been communicated to the Spirit Board in advance of the meeting) and received further information and analysis from members of Spirit’s management (including a summary of the communications with members of Boeing’s management since the June 21 Non-Binding Proposal was made) and the representatives of Skadden (with respect to fiduciary and legal matters) and Morgan Stanley and Moelis (with respect to financial matters). Among other matters, the Spirit Board weighed the risks, opportunities and considerations in responding to the June 21 Non-Binding Proposal, including the prospect of discontinuing negotiations with Boeing and continuing to operate as a standalone independent company or pursue other strategic and financial alternatives. In this regard, the Spirit Board continued to discuss Spirit’s financial condition and prospects, which had worsened, and weighed the June 21 Non-Binding Proposal against Spirit’s other strategic and financial alternatives, which the Spirit Board viewed as limited, uncertain and not more favorable than the June 21 Non-Binding Proposal. Following further discussion and consideration, the Spirit Board determined that it was in the best interests of Spirit and Spirit Stockholders to continue to engage with Boeing on the basis of the June 21 Non-Binding Proposal. The Spirit Board instructed Mr. Shanahan and Ms. Esteves to engage with Boeing to seek to improve the June 21 Non-Binding Proposal to $38.00 per share in Boeing Common Stock (not subject to any adjustments, other than based on the exchange ratio and collar) and, in doing so, to condition any proposed acceptance of the June 21 Non-Binding Proposal by Spirit on (i) Boeing’s acceptance of Spirit’s most recent positions on the other terms and conditions in the proposed merger agreement for the Boeing Transaction, including Spirit’s ability to borrow under the potential Morgan Stanley Bridge Facility between the signing and the closing of the Boeing Transaction (without adjustment to the per share merger consideration for the Boeing Transaction) and Spirit’s proposal for a retention pool designed to incentivize and retain employees during the pendency of the Boeing Transaction and (ii) Boeing’s acceptance of the remaining unresolved terms in the proposed term sheet for the Airbus Transaction. Representatives of Spirit’s legal and financial advisors provided the Spirit Board with a summary of the intended plan for a due diligence review of Boeing and its businesses and operations in light of the merger consideration in the Boeing Transaction having changed to include Boeing Common Stock.

Shortly after the meeting, Ms. Esteves and Mr. Shanahan contacted members of Boeing’s management to respond to the June 21 Non-Binding Proposal consistent with the direction from the Spirit Board at the meeting. Discussions and negotiations continued between the parties from Monday, June 24, 2024 to Wednesday, June 26, 2024, during which Boeing generally rejected any proposed revisions to the June 21 Non-Binding Proposal.

On Monday, June 24, 2024, and Tuesday, June 25, 2024, members of management of each of Spirit and Boeing, together with their respective advisors, held in-person and virtual due diligence sessions regarding Boeing and its businesses and operations. In addition, representatives of Skadden conducted legal due diligence and representatives of Morgan Stanley and Moelis conducted financial due diligence, in each case on Boeing and its businesses and operations during such period and thereafter.

Throughout the week of June 24, 2024, members of management of each of Spirit, Boeing and Airbus, together with their respective legal advisors, negotiated the final terms and conditions of the proposed term sheet for the Airbus Transaction, exchanged numerous drafts of the proposed term sheet for the Airbus Transaction, and finalized the terms and conditions of the proposed term sheet for the Airbus Transaction for each party’s final review and consideration (and, in the case of Spirit, the final review and consideration of the Spirit Board).

On Tuesday, June 25, 2024, the Boeing Board, which had repeatedly discussed and been briefed on the Boeing Transaction over the prior months both as a full board and through its finance committee, met to discuss, among other matters, the Boeing Transaction, including the status and potential terms and timing thereof. Members of Boeing’s management and representatives of Sullivan & Cromwell and PJT Partners were in attendance, and reviewed the June 21 Non-Binding Proposal. Following discussion, the Boeing Board indicated that it was supportive of Boeing’s proposal to Spirit of a merger consideration of $37.00 per share payable in Boeing Common Stock, subject to an exchange ratio collar of 0.18x - 0.25x, with a targeted announcement of the Boeing Transaction as early as July 1, 2024, subject to the final approval of the Boeing Board.

On Wednesday, June 26, 2024, following negotiations with representatives of Spirit who sought to increase the merger consideration to $38.00 per share in Boeing Common Stock, representatives of Boeing stated that Boeing would be prepared to revise the merger consideration included in the June 21 Non-Binding Proposal to $37.25 per share in Boeing Common Stock (not subject to any adjustments, other than based on the exchange ratio and collar) and would accept Spirit’s proposals regarding its ability to borrow under the Morgan Stanley Bridge Facility, its ability to pursue the divestiture of the Expanded Divestiture Perimeter, the retention pool and the remaining unresolved terms in the proposed term sheet for the Airbus Transaction (the “June 26 Non-Binding Proposal”). The representatives of Boeing also stated that, pending final internal review and approval, Boeing would be prepared to enter into the proposed merger agreement for the Boeing Transaction on Sunday, June 30, 2024 and announce the Boeing Transaction on July 1, 2024.

On Thursday, June 27, 2024, the Spirit Board held a meeting to further discuss and consider, among other matters, Spirit’s financial condition and prospects, the Boeing Transaction and the Airbus Transaction, including the potential timing, status and terms thereof. Members of Spirit’s management and representatives of Skadden, Morgan Stanley and Moelis were in attendance. The Spirit Board received, discussed and considered the June 26 Non-Binding Proposal and received further information and analysis from members of Spirit management (including a summary of the communications with members of Boeing management) and the representatives of Skadden (with respect to fiduciary and legal matters) and Moelis (with respect to financial matters). Following further discussion and consideration, the Spirit Board authorized and instructed Spirit’s senior management, together with Skadden, to continue to negotiate proposed final transaction documents on the basis discussed with the Spirit Board.

Thereafter, members of management of each of Spirit and Boeing, together with their respective legal advisors, continued to negotiate the terms and conditions of the proposed merger agreement and disclosure schedules for the Boeing Transaction consistent with the June 26 Non-Binding Proposal, and exchanged several drafts of the proposed merger agreement and disclosure schedules.

On Friday, June 28, 2024, the Spirit Board held a meeting to discuss and consider the Boeing Transaction, the Airbus Transaction, the June 2024 Spirit/Airbus Memorandum of Understanding and the Morgan Stanley Bridge Facility. Representatives of Skadden, Morgan Stanley and Moelis were in attendance. Representatives of Skadden updated the Spirit Board on the substantially final terms of the proposed merger agreement (including all exhibits and annexes) and disclosure schedules for the Boeing Transaction and the substantially final terms of the proposed term sheet for the Airbus Transaction and reported that the negotiations were substantially complete and the transaction documents were in substantially final form. Representatives of Skadden also reviewed with the Spirit Board the Spirit Board’s fiduciary duties and Moelis’s relationship disclosures, which had been previously provided to the Spirit Board, of its prior engagements by Spirit, Boeing and Airbus. Representatives of Moelis then reviewed and discussed with the Spirit Board Moelis’s financial analysis with respect to Spirit and the Boeing Transaction. The Spirit Board then engaged in a discussion regarding various aspects of the potential transactions, including the factors described under the section entitled “The Merger—Recommendation of the Spirit Board and Its Reasons for the Merger” beginning on page 80 of this proxy statement/prospectus. Following further discussion and consideration, the Spirit Board authorized and instructed Spirit’s senior management, together with Skadden, to negotiate proposed final transaction documents on the basis discussed with the Spirit Board.

Thereafter, members of management of each of Spirit and Boeing, together with their respective legal advisors, negotiated the final terms and conditions of the proposed merger agreement and disclosure schedules for the Boeing Transaction consistent with discussions with the Spirit Board, exchanged several drafts of the merger agreement and disclosure schedules, and finalized the terms and conditions of the proposed merger agreement and disclosure schedules for each party’s final review and consideration (and, in the case of Spirit, the final review and consideration of the Spirit Board).

On Sunday, June 30, 2024, the Spirit Board held a meeting to discuss and consider the Boeing Transaction, the Airbus Transaction, the June 2024 Spirit/Airbus Memorandum of Understanding and

the Morgan Stanley Bridge Facility. Representatives of Skadden, Morgan Stanley and Moelis were in attendance. Representatives of Skadden updated the Spirit Board on the final terms and conditions of the merger agreement (including all exhibits and annexes) and disclosure schedules for the Boeing Transaction, the final terms and conditions of the proposed term sheet for the Airbus Transaction and the June 2024 Spirit/Airbus Memorandum of Understanding and the final terms and conditions of the proposed definitive agreements for the Morgan Stanley Bridge Facility and reported that the negotiations were complete and the transaction documents were in proposed final form. Representatives of Skadden also reviewed the Spirit Board’s fiduciary duties with the Spirit Board. Representatives of Moelis confirmed that the financial analysis presented to the Spirit Board at the previous meeting of the Spirit Board had not materially changed and subsequently delivered an oral opinion, which was confirmed by delivery of a written opinion, dated June 30, 2024, addressed to the Spirit Board, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the written opinion, the Per Share Merger Consideration to be received by holders of Spirit Common Stock (other than Excluded Shares) pursuant to the proposed merger agreement for the Boeing Transaction was fair, from a financial point of view, to such holders. See the section entitled “The Merger—Opinion of Moelis & Company LLC, Financial Advisor to Spirit” beginning on page 88 of this proxy statement/prospectus. The Spirit Board then engaged in a discussion regarding various aspects of the potential transactions, including the factors described under the section entitled “The Merger—Recommendation of the Spirit Board and Its Reasons for the Merger” beginning on page 80 of this proxy statement/prospectus. Following this discussion, the Spirit Board unanimously approved the proposed merger agreement (including all exhibits and annexes) and disclosure schedules for the Boeing Transaction and the transactions contemplated thereby, and recommended the approval and adoption by Spirit Stockholders of the Merger Agreement and the transactions contemplated by the Merger Agreement. The Spirit Board also unanimously approved the term sheet for the Airbus Transaction, the June 2024 Spirit/Airbus Memorandum of Understanding and the definitive documents for the Morgan Stanley Bridge Facility.

Also on Sunday, June 30, 2024, the Boeing Board held a meeting to discuss and consider the Boeing Transaction. Members of Boeing management and representatives of Sullivan & Cromwell and PJT Partners were in attendance. Members of Boeing management and Boeing representatives updated the Boeing Board on the final terms and conditions of the proposed merger agreement for the Boeing Transaction, and reported that the negotiations were complete and the transaction documents were in proposed final form. The Boeing Board then engaged in a discussion regarding various aspects of the Boeing Transaction, including the factors described under the section entitled “The Merger—Boeing’s Reasons for the Merger” beginning on page 78 of this proxy statement/prospectus. Following this discussion, the Boeing Board unanimously approved the proposed merger agreement for the Boeing Transaction and the transactions contemplated thereby.

In the afternoon (Eastern Time) on Sunday, June 30, 2024, Spirit and Boeing executed the Merger Agreement and Spirit and Airbus executed the Airbus Term Sheet and the June 2024 Spirit/Airbus Memorandum of Understanding (with an effective date of June 28, 2024). Also in the afternoon (Eastern Time) on Sunday, June 30, 2024, Spirit and affiliates of Morgan Stanley entered into the definitive documents for the Morgan Stanley Bridge Facility. The Boeing Transaction and the Airbus Transaction were announced on Monday, July 1, 2024, before the opening of the financial markets in New York and Europe.

July 2024 - November 2024

Following the execution of the Merger Agreement, Spirit and Boeing began to work toward the closing of the Boeing Transaction. As of the date of this proxy statement/prospectus, that work remains ongoing. Following the execution of the Airbus Term Sheet, Spirit, Airbus and Boeing began negotiations for the definitive agreements to document the transactions contemplated by the Airbus Term Sheet and to work toward the closing of the Airbus Transaction. As of the date of this proxy statement/prospectus, such negotiations and work remain ongoing.

On Tuesday, July 30, 2024, Robert K. “Kelly” Ortberg was appointed as Boeing’s President and Chief Executive Officer and as a member of the Boeing Board, effective as of August 8, 2024.

Beginning on Friday, September 20, 2024 and throughout the remainder of September and October 2024, Spirit and Boeing discussed Spirit’s liquidity needs for the next twelve months and the potential options for meeting these needs in the near and longer term. These options included Spirit’s proposal that Boeing provide for Spirit’s needs directly through a combination of extending existing advance repayment dates and providing additional financing (the “Requested Boeing Financial Support Package”), and Spirit seeking out additional liquidity from the debt markets (the “Potential Financing”). Beginning in early October 2024, members of Spirit’s management held discussions with Morgan Stanley regarding the prospects of the Potential Financing. Boeing and Spirit disagreed over whether Boeing’s withholding consent to Spirit’s taking on additional debt without adjustment to the Per Share Merger Consideration would be “reasonable” under the terms of the Merger Agreement. On Thursday, October 24, 2024, Boeing proposed to approve Spirit’s moving forward with the Potential Financing (the “Financing Consent”) if Spirit would agree to expedited binding arbitration to determine whether Boeing withholding its approval of the Potential Financing would have been “unreasonable” (and thus in contravention of the Merger Agreement) or “reasonable” (and thus in compliance with the Merger Agreement). Boeing further proposed that if it were determined in the arbitration that it would have been “unreasonable” for Boeing to withhold approval of the Potential Financing, there would be no adjustment to the Per Share Merger Consideration; conversely, if it were determined in the arbitration that it would have been “reasonable” for Boeing to withhold approval of the Potential Financing, there would be a reduction to the Per Share Merger Consideration equal on a per-share basis to the amount of indebtedness incurred by Spirit in the Potential Financing, subject to a floor to be agreed upon by the parties (such proposal, the “Arbitration Proposal”). Discussions between Spirit and Boeing on the Financing Consent continued between October 26, 2024 and October 29, 2024.

On October 26, 2024, October 30, 2024 and October 31, 2024 members of the Spirit Board held meetings to discuss, among other matters, the Financing Consent. Representatives of Skadden were in attendance. The Spirit Board reviewed, discussed and considered alternatives potentially available to Spirit to address its liquidity needs, including the Financing Consent (including responses to Boeing with respect to the Arbitration Proposal), the Requested Boeing Financial Support Package and potential austerity measures should the Requested Boeing Financial Support Package or the Potential Financing not occur (the foregoing, collectively, the “Identified Liquidity Options”). Representatives of Skadden reviewed with the Spirit Board the terms of the Merger Agreement, the Arbitration Proposal and the Spirit Board’s fiduciary duties in connection with its review and consideration of the foregoing matters. The Spirit Board also considered the potential impact of each of the Identified Liquidity Options on Spirit’s business and operations and reviewed considerations with respect to each of the Identified Liquidity Options in relation to the Merger Agreement. Following further discussion, the Spirit Board determined that it was in the best interests of Spirit and Spirit Stockholders for Spirit to decline the Arbitration Proposal and authorized Spirit to continue to pursue the Financing Consent and (i) if Boeing’s approval of the Financing Consent was obtained, to proceed with the Potential Financing and (ii) if Boeing’s approval of the Financing Consent was not obtained, to continue to negotiate with Boeing to obtain the Requested Boeing Financial Support Package.

On Thursday, October 31, 2024, Boeing informed Spirit that it was unwilling to provide an unconditional Financing Consent and, instead, Boeing would be willing to provide a financial support package of up to $350 million (the “$350 Million Financial Support Package”).

Later on Thursday, October 31, 2024, the Spirit Board held a meeting to review, discuss and consider the $350 Million Financial Support Package. As part of its review, the Spirit Board discussed the risks, opportunities and considerations of continuing to seek Boeing’s approval of the Financing Consent and of pursuing and implementing potential austerity measures. Following further discussion and consideration, the Spirit Board authorized Spirit’s management to suspend the process for finalizing the Potential Financing and to negotiate and enter into a definitive agreement with Boeing for the $350 Million Financial Support Package.

Thereafter, and continuing until Friday, November 8, 2024, Spirit and Boeing negotiated the terms and conditions of the definitive agreement for the $350 Million Financial Support Package.

On Tuesday, November 5, 2024, Spirit filed its Form 10-Q for its quarterly period ended September 26, 2024. The Form 10-Q stated that substantial doubt existed about Spirit’s ability to continue as a going concern.

On Friday, November 8, 2024, Spirit and Boeing entered into an advance payments agreement (the “Advance Payments Agreement”). The Advance Payments Agreement provides for, among other things, Boeing to provide Spirit with advance payments of up to $350 million in the aggregate, subject to certain terms and conditions, to be used by Spirit to support producing and maintaining readiness to produce Boeing products at the rates contractually required by Boeing. The Advance Payments Agreement requires that Spirit repay the advances to Boeing between April 30 and December 31, 2026. Spirit announced the Advance Payments Agreement on Tuesday, November 12, 2024.

On Tuesday, November 12, 2024, effective November 8, 2024, Spirit and Airbus entered into an amended and restated memorandum of understanding (the “November 2024 Spirit/Airbus Memorandum of Understanding”), which amended and restated the June 2024 Spirit/Airbus Memorandum of Understanding as previously amended and restated, providing for, among other things, a $107 million non-interest bearing line of credit to Spirit, subject to certain terms and conditions, to be used as advance payments in connection with production for certain Airbus programs and the continued delivery of certain products to Airbus. Under the terms of the November 2024 Spirit/Airbus Memorandum of Understanding, such amounts, and the related payment obligations, will be assumed by Airbus upon the closing of the Airbus Transaction or, if earlier, repaid by Spirit to Airbus on April 1, 2026. Spirit announced the November 2024 Spirit/Airbus Memorandum of Understanding on Tuesday, November 12, 2024.

Boeing’s Reasons for the Merger

On June 30, 2024, the Boeing Board unanimously determined that it was in the best interests of Boeing to enter into the Merger Agreement and approved and declared advisable the Merger Agreement and the transactions contemplated thereby.

In the course of reaching its determinations and recommendations, the Boeing Board consulted with Boeing’s executive management team and its outside legal and financial advisors and considered a number of factors. Boeing’s reasons for the merger include the following:

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the ability to enhance Boeing’s control and oversight over its commercial production systems in order to promote safety and quality and ensure operational stability in Boeing’s commercial programs, including by aligning Boeing and Spirit quality and safety systems and workforce incentives to emphasize safety and quality metrics;

•	Boeing’s commitment to aviation safety as a paramount priority;

•	the ability to improve supply chain stability, increase production rates and enhance quality control processes through direct investment in Spirit’s operations;

•	Boeing’s knowledge and familiarity with Spirit and its operations arising from the longstanding commercial relationship between the parties;

•	the expectation that the Merger will generate synergies through the cost efficiencies of a more fully integrated supply chain;

•	the expectation that the Merger will strengthen continuity of supply to Spirit’s and Boeing’s defense customers, including the United States Department of Defense;

•	the assessment of the Boeing Board and Boeing’s management that Boeing’s management team would be able to integrate successfully Spirit’s operations after the Merger;

•	the expected benefits to Spirit’s operations of alleviating Spirit’s quarterly reporting obligations, public company expenses, and debt servicing costs;

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the amount and form of consideration to be paid in the Merger, including the ability to manage Boeing’s balance sheet and capital structure by using Boeing Common Stock rather than cash as the Merger Consideration;

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the fact that the exchange ratio provides for a fixed value if the Boeing Stock Price is between $149.00 and $206.94 and a fixed exchange ratio outside of this collar, reducing the number of shares of Boeing Common Stock issuable in the Merger if the Boeing Stock Price increases from the price of Boeing Common Stock as of the date of the Merger Agreement to up to $206.94 and capping the number of shares of Boeing Common Stock issuable in the Merger if the Boeing Stock Price falls below $149.00; and

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the view of the Boeing Board and Boeing’s management that the terms and conditions of the Merger Agreement and the Merger Agreement Transactions, including the representations, warranties, covenants, closing conditions and termination provisions, are comprehensive and favorable to completing the Merger.

The Boeing Board also considered a number of uncertainties, risks and other countervailing factors concerning the Merger and the Merger Agreement in its deliberations concerning the Merger and the Merger Agreement, taking into account the results of Boeing’s due diligence review of Spirit. These uncertainties, risks, and other countervailing factors include the following:

•	the risk of not capturing the anticipated synergies, increased production rates, and other potential benefits of the Merger;

•	the diversion of management attention and resources needed to complete the Merger and integrate the operations of Spirit into Boeing following the Closing;

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the costs associated with the Merger and the Merger Agreement Transactions, including the costs of assuming or refinancing Spirit’s indebtedness and of the cash amounts payable by Spirit as contemplated by the Airbus Term Sheet, and the increase to Boeing’s financial leverage as a result thereof;

•	the dilution of outstanding shares of Boeing Common Stock as a result of issuing the Merger Consideration;

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the potential that the floating exchange ratio under the Merger Agreement could result in Boeing issuing additional shares of Boeing Common Stock if the Boeing Stock Price decreases from the price of Boeing Common Stock as of the date of the Merger Agreement to $149.00, and the potential that the collar on the floating exchange ratio under the Merger Agreement could result in Boeing delivering greater value to Spirit Stockholders than had been anticipated by Boeing if the Boeing Stock Price exceeds $206.94;

•	the risk that Spirit’s customers may seek to terminate or renegotiate their contractual arrangements;

•	the risk that the Merger may not be consummated in a timely manner or at all;

•	the risk that the sale of the Spirit Airbus Business may not be completed on the terms contemplated by the Airbus Term Sheet or at all;

•	the risk that the other sales permitted under the Merger Agreement and the Airbus Term Sheet may not be completed at reasonable values;

•	the possibility that events may occur that materially and adversely affect the operations or financial condition of Spirit but which may not entitle Boeing to terminate the Merger Agreement;

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the risk that the required regulatory approvals may not be obtained prior to the Outside Date or at all or that regulatory agencies may object to and challenge the Merger or may impose terms and conditions in order to resolve those objections that adversely affect Boeing or Spirit;

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the fact that, under specified circumstances, Boeing may be required to pay Spirit a termination fee of $300 million (reduced by the amount of then-outstanding cash advances to be repaid by Spirit and its subsidiaries to Boeing) if the regulatory approvals are not obtained prior to the Outside Date or if regulatory agencies block the Merger under applicable antitrust or foreign direct investment laws;

•	the possibility of litigation challenging the Merger, and the further possibility that any such litigation could impede or delay the Closing; and

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other risks related to the Merger and the businesses of Boeing and Spirit of the type and nature described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” beginning on pages 26 and 28, respectively, of this proxy statement/prospectus.

The foregoing discussion of factors considered by Boeing is not intended to be exhaustive but summarizes certain material factors considered by the Boeing Board. In light of the variety of factors considered in connection with their evaluation of the Merger Agreement and the Merger, the Boeing Board did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Boeing Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Boeing Board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, Boeing’s executive management team and Boeing’s advisors.

It should be noted that this explanation of the reasoning of the Boeing Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this proxy statement/prospectus.

Recommendation of the Spirit Board and Its Reasons for the Merger

On June 30, 2024, the Spirit Board unanimously determined that it is advisable and in the best interests of Spirit and Spirit Stockholders for Spirit to enter into the Merger Agreement and complete the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger agreement and approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger. The Spirit Board unanimously recommends that Spirit Stockholders vote “FOR” the Merger Agreement Proposal.

In evaluating the Merger Agreement and the Merger Agreement Transactions, the Spirit Board consulted with Spirit’s management and legal and financial advisors. In recommending that Spirit Stockholders vote their shares of Spirit Common Stock in favor of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, the Spirit Board considered a number of factors, including the following (not necessarily listed in order of relative importance):

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Spirit’s standalone strategic plan and related financial projections, as summarized under the heading “Summary of Spirit Unaudited Forecasted Financial Information” in the section entitled “—Spirit Unaudited Forecasted Financial Information” beginning on page 85 of this proxy statement/prospectus, and the risks and uncertainties in executing on the standalone strategic plan and achieving such financial projections, including the risks and uncertainties described in the section entitled “—Background of the Merger” beginning on page 52 of this proxy statement/prospectus, and the risks described in the risk factors section of in Spirit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in subsequent reports filed with the SEC;

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the perceived risks of continuing as a standalone public company and the assessment that no other alternatives were reasonably likely in the near term to create greater value for Spirit Stockholders than the Merger, taking into account business, competitive, industry and market risks;

•	various analyses as to the valuation of Spirit as an independent company;

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that the $37.25 implied value of the Per Share Merger Consideration, corresponding to a Boeing Stock Price between $149.00 and $206.94, represents an approximately 30% premium to the last unaffected closing price of $28.60 per share of Spirit Common Stock as of February 29, 2024 (the day before Spirit’s press release confirming that Spirit was engaged in discussions with Boeing about a possible acquisition of Spirit by Boeing);

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that merger consideration in the form of shares of Boeing Common Stock enables Spirit Stockholders to have a continued ownership interest in the combined company resulting from the Merger, with participation in the upside potential of a larger, more diversified company;

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that the Per Share Merger Consideration is based on a floating exchange ratio and subject to a $149.00 to $206.94 collar range, which provides protection against a downward movement in the market price of Boeing Common Stock within the range of the collar prior to completion of the Merger;

•	that the implied value of the merger consideration payable to Spirit Stockholders could be greater than $37.25 per share in the event that the Boeing Stock Price exceeds $206.94;

•	that the Merger Agreement was the product of arm’s-length negotiations and contained terms and conditions that are, in the Spirit Board’s view, favorable to Spirit and Spirit Stockholders;

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the written opinion of Moelis, delivered to the Spirit Board on June 30, 2024, that, as of such date and based upon and subject to the factors and assumptions set forth in such opinion, the merger consideration to be received by the holders of Spirit Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “—Opinion of Moelis & Company, LLC, Financial Advisor to Spirit” beginning on page 88 of this proxy statement/prospectus (the full text of which opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken in rendering such opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference);

•	that, following the issuance of Spirit’s press release confirming that it was engaged in discussions with Boeing about a possible acquisition of Spirit by Boeing and the execution of the Merger Agreement, and despite news media reports regarding a potential Boeing acquisition of Spirit, no alternative buyers approached Spirit regarding a potential merger transaction with (or similar acquisition of) Spirit;

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Spirit’s ability under the Merger Agreement, subject to certain conditions, to provide information to and engage in discussions or negotiations with third parties that make unsolicited alternative Acquisition Proposals that the Spirit Board determines constitute or could reasonably be expected to lead to a Superior Proposal;

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that, if Spirit were to receive an alternative Acquisition Proposal from a third party that the Spirit Board determines constitutes a Superior Proposal, under the Merger Agreement, the Spirit Board would be able, subject to certain conditions, to change its recommendation that Spirit Stockholders vote in favor of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal and/or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal;

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the other termination provisions contained in the Merger Agreement, including the fact that the Spirit Board believed that the termination fee of $150 million payable by Spirit in connection with termination of the Merger Agreement in specified circumstances is reasonable in light of, among other things, the benefits of the Merger to Spirit Stockholders, the typical size of such fees in similar transactions and the likelihood that such a fee would not preclude or unreasonably restrict the emergence of alternative Acquisition Proposals;

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the ability under the Merger Agreement for the Spirit Board, subject to certain conditions, to change its recommendation in favor of the Merger in response to an Intervening Event if the Spirit Board determines that failure to take such action would be inconsistent with its fiduciary duties;

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the likelihood that Boeing would complete the Merger, taking into account the closing conditions and termination provisions under the Merger Agreement and provisions in the Merger Agreement intended to facilitate Spirit’s disposition of the Spirit Airbus Business;

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that the Merger Agreement requires that Boeing use its reasonable best efforts to take actions necessary to complete the Merger as promptly as reasonably practicable and to take certain actions to facilitate the obtaining of regulatory approvals for the Merger and provides an appropriate “outside date” subject to extension by up to nine months if required regulatory approvals have not been obtained, by which time it is reasonable to expect that the conditions to completion of the Merger relating to regulatory approvals and the disposition of the Spirit Airbus Business are likely to be satisfied;

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that the Merger Agreement provides for payment by Boeing to Spirit of a termination fee of $300 million (reduced by the amount of then-outstanding cash advances to be repaid by Spirit and its subsidiaries to Boeing) if the Merger Agreement is terminated in specified circumstances;

•	the Spirit Board’s knowledge of Boeing, taking into account publicly available information regarding Boeing and the results of Spirit’s due diligence review of Boeing;

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that the Merger is structured as a transaction involving Spirit Stockholders’ receipt of consideration solely in the form of Boeing Common Stock (other than cash in lieu of fractional shares of Boeing Common Stock) and therefore that the Merger may qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended;

•	the conditions to the Closing in the Merger Agreement and that there is no condition regarding financing;

•	that the Merger Agreement was unanimously approved by the Spirit Board, which is composed of a majority of independent directors who are not affiliated with Boeing and are not employees of Spirit or any of its subsidiaries, and which received advice from Spirit’s financial and legal advisors in evaluating, negotiating and recommending the terms of the Merger Agreement;

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the condition to completing the Merger that the Merger Agreement have been adopted by the holders of a majority of the outstanding shares of Spirit Common Stock, and the absence of any stock voting commitments by management or other stockholders, so that Spirit Stockholders will have the right to approve or disapprove of the Merger;

•	that the Merger is not subject to approval by Boeing Stockholders; and

•	Spirit’s ability to specifically enforce Boeing’s obligations under the Merger Agreement, including Boeing’s obligation to complete the Merger.

The Spirit Board also considered a number of uncertainties, risks and other factors in its deliberations concerning the Merger and the Merger Agreement Transactions, including the following (not necessarily listed in order of relative importance):

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that Spirit Stockholders would forgo the opportunity to realize the potential long-term value of Spirit if Spirit were successful in its execution of its current standalone strategic plan, which standalone strategic plan included, among other assumptions, projections and sensitivities that are subject to risks and uncertainties, assumptions that Spirit would be successful in obtaining improved terms and conditions from Airbus in respect of Spirit’s commercial arrangements with Airbus and that Spirit’s business with Boeing would increase and accelerate due to increased demand and delivery rates from Boeing;

•	that stock consideration does not provide the certainty of value and liquidity that cash consideration would provide upon completion of the Merger;

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that the implied value of the merger consideration payable to Spirit Stockholders could be less than $37.25 per share in the event that the Boeing Stock Price is less than $149.00, and that the Merger Agreement does not provide Spirit a termination right based on the value of Boeing Common Stock;

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that Boeing and Spirit did not agree in the Merger Agreement to take any actions required to support, or to refrain from any actions that would jeopardize, the ability of the Merger to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, and that there are legal and factual doubts concerning the qualification of the Merger as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore, the Merger may not qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended;

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that, under specified circumstances, Spirit may be required to pay a $150 million termination fee in the event the Merger Agreement is terminated and the effect this could have on Spirit, including the possibility that the termination fee payable by Spirit to Boeing upon the termination of the Merger Agreement under certain circumstances could discourage some potential acquirors from making an alternative Acquisition Proposal, although the Spirit Board believes that the termination fee is reasonable in amount and would not unduly deter any other party that might be interested in acquiring Spirit;

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the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of management required to complete the Merger, which could disrupt Spirit’s business operations;

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the impact of the announcement, pendency or completion of the Merger, or the failure to complete the Merger, on Spirit’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical and other personnel), customers and suppliers (including as a result of customer or other contracts with provisions that require consent for, or have implications upon, a change of control of Spirit);

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the restrictions in the Merger Agreement on Spirit’s conduct of business prior to completion of the Merger, which could delay or prevent Spirit from undertaking business opportunities that may arise, or taking other actions with respect to its operations that the Spirit Board and management might believe were appropriate or desirable;

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that the completion of the Merger would require approval under or expiration or termination of the applicable waiting periods under the HSR Act and other applicable antitrust laws, the risk that regulatory agencies may not approve the Merger or may impose terms and conditions on their approvals that would cause the closing conditions in the Merger Agreement not to be satisfied or would adversely affect the business and financial results of the combined company, and the amount of time that might be required to obtain all required regulatory consents and approvals;

•	that Boeing’s obligation to complete the Merger is subject to Spirit’s disposition of the Spirit Airbus Business;

•	the risk that Spirit Stockholders do not approve the Merger Agreement Proposal;

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that, while Spirit expects the Merger to be completed if the Merger Agreement Proposal is approved by Spirit Stockholders, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied;

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that the market price of Spirit Common Stock could be affected by many factors if the Merger Agreement were terminated, including (1) the reason or reasons for such termination and whether such termination resulted from factors adversely affecting Spirit; (2) the possibility that, as a result of the termination of the Merger Agreement, possible acquirors may consider Spirit to be a less attractive acquisition candidate; and (3) the possible sale of Spirit Common Stock by short-term investors following an announcement that the Merger Agreement was terminated;

•	the challenges inherent in the integration of Spirit’s business with that of Boeing, and the risks of not being able to realize anticipated benefits of the Merger;

•	the risk of litigation, injunctions or other legal proceedings related to the Merger Agreement Transactions;

•	that Spirit Stockholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement or the DGCL; and

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the risks of the type and nature described under the section entitled “Risk Factors” beginning on page 28 of this proxy statement/prospectus and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this proxy statement/prospectus.

The Spirit Board believed that, overall, the potential benefits of the Merger to Spirit Stockholders outweighed the risks and uncertainties of the Merger and outweighed Spirit’s other financial and strategic alternatives, including to continue to operate as a standalone public company.

This discussion of the information and factors considered by the Spirit Board in reaching its conclusions and recommendation includes the principal factors considered by the Spirit Board, but is not intended to be exhaustive and may not include all of the factors considered by the Spirit Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the Merger Agreement Transactions, and the complexity of these matters, the Spirit Board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger and the Merger Agreement Transactions, and to make its recommendation to Spirit Stockholders. Rather, the Spirit Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of Spirit’s management and Spirit’s advisors, as well as its experience and history. In addition, individual members of the Spirit Board may have assigned different weights to different factors.

Certain of Spirit’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of Spirit Stockholders generally. The Spirit Board was aware of and considered these potential interests, among other matters, in evaluating the Merger and in making its recommendation to Spirit Stockholders. For a discussion of these interests, see the section entitled “—Interests of Certain Spirit Directors and Executive Officers in the Merger” beginning on page 98 of this proxy statement/prospectus.

On June 30, 2024, the Spirit Board unanimously (a) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (b) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Spirit and its stockholders, (c) resolved to recommend adoption of the Merger Agreement by the stockholders entitled to vote thereon and (d) directed that the Merger Agreement be submitted to stockholders of Spirit for adoption at a meeting of stockholders of Spirit to be held to consider the adoption of the Merger Agreement. The Spirit Board unanimously recommends that Spirit Stockholders vote (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Advisory Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

Spirit Unaudited Forecasted Financial Information

Spirit does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, certain non-public financial forecasts covering multiple years, prepared by Spirit management and not for public disclosure, were provided to the Spirit Board in connection with its evaluation of the Merger and were also provided to Spirit’s financial advisors, Morgan Stanley and Moelis, including for use by Moelis in connection with its financial analysis and opinion described under the section entitled “—Opinion of Moelis & Company, LLC, Financial Advisor to Spirit” beginning on page 88 of this proxy statement/prospectus.

The summary of these financial forecasts presented below is not included in this proxy statement/prospectus to influence any Spirit Stockholder’s decision whether to vote for or against the Merger Agreement Proposal or the Advisory Compensation Proposal, but is included solely to give Spirit Stockholders access to these forecasts, because these forecasts were made available to the Spirit Board and the financial advisors of Spirit.

The inclusion in this proxy statement/prospectus of a summary of the Spirit forecasted financial information should not be regarded as an indication that the Spirit Board, or that Spirit or Boeing (or any of their respective affiliates, officers, directors, advisors or other representatives) or any other person, considered, or now considers, the Spirit forecasted financial information to be necessarily predictive of actual future events or results of Spirit’s or Boeing’s operations and should not be relied upon as such. Spirit management’s internal financial forecasts, upon which the Spirit forecasted financial information was based, are subjective in many respects. There can be no assurance that the Spirit forecasted financial information will be realized or that actual results will not be significantly higher or lower than forecasted. The Spirit forecasted financial information covers multiple years, and such information by its nature becomes less predictive with each successive year. As a result, the Spirit forecasted financial information summarized in this proxy statement/prospectus should not be relied on as necessarily predictive of actual future events.

In addition, the Spirit forecasted financial information was not prepared with a view to compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of

Certified Public Accountants for preparation or presentation of prospective financial information. The forecasted financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Spirit’s management. Ernst & Young LLP, Spirit’s independent registered public accounting firm, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Spirit forecasted financial information and does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP reports incorporated by reference into this proxy statement/prospectus relate to Spirit’s previously issued financial statements and to Spirit’s internal control over financial reporting as of December 31, 2023. Those reports do not extend to the Spirit forecasted financial information and should not be read as doing so. Neither Boeing’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The Spirit forecasted financial information was based on numerous variables and assumptions that were deemed to be reasonable as of the date when such forecasted financial information was finalized. Such assumptions relate to variables, most of which are beyond Spirit’s control, that are inherently uncertain and difficult or impossible to predict or estimate. Projected revenue is subject to various factors and contingencies, in particular the volume of shipset deliveries, which is subject to variability based on, among other things, customer orders that may increase or decrease relative to Spirit’s expectations based on macroeconomic, industry or customer-specific conditions and regulatory developments and any disruptions in Spirit’s supply chain or manufacturing operations. Assumptions that were used by Spirit in developing the Spirit forecasted financial information include, but are not limited to, the following:

•	shipset deliveries of 1,727 in 2024, 1,945 in 2025, 2,181 in 2026, and 2,259 in each of 2027 and 2028;

•	gross margins of 3% in 2024, 14% in 2025 and 11% in each of the years from 2026 through 2028;

•	approximately $45 million of annual research and development spend for 2026 through 2028;

•	selling, general and administrative expense at approximately 3.5% of revenue from 2025 through 2028;

•	future tax savings generated by tax attributes as described below and a 21% effective corporate tax rate;

•	repayment of Boeing advances of $90 million in 2025 and $45 million in each of 2026 and 2027 and repayment of Airbus advances of $100 million in 2025; and

•	successful renegotiation of supply contracts with Airbus in the first quarter of 2025 resulting in a forward loss reversal of $238 million in 2025.

The Spirit forecasted financial information also reflects assumptions regarding the continuing nature of certain business decisions that, in reality, would be subject to change. The Spirit forecasted financial information was based on information known to Spirit management as of May 31, 2024.

Important factors that may affect actual results and cause the Spirit forecasted financial information not to be achieved include, but are not limited to, uncertainties relating to Spirit’s business (including the ability to achieve strategic goals, objectives and targets), industry performance, the legal and regulatory environment, general business and economic conditions and other factors described in this proxy/statement prospectus or described or referenced in Spirit’s filings with the SEC, including Spirit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. The Spirit forecasted financial information constitutes “forward-looking statements,” and actual results may differ materially and adversely from those projected. For more information, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this proxy statement/prospectus. In addition, the Spirit forecasted financial information reflects assumptions as to certain business decisions that are subject to change and subjective judgment that is susceptible to multiple interpretations and to periodic revisions based on actual experience and business developments. The Spirit forecasted financial information does not reflect revised prospects for the respective businesses of Spirit and Boeing, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Spirit forecasted financial information was prepared.

The Spirit forecasted financial information was developed for use by the Spirit Board in its evaluation of the Merger and by Moelis for purposes of its financial analysis and opinion utilizing Spirit management’s best then available estimates and judgments at the time of its preparation. The Spirit forecasted financial information was developed on a standalone basis without giving effect to the Merger or the potential disposition by Spirit of the Spirit Airbus Business or other portions of its business, and therefore, the Spirit forecasted financial information does not give effect to the Merger or any changes to the combined company’s operations or strategy that may be implemented after the Effective Time if the Merger is completed, including potential cost synergies to be realized as a result of the Merger, or to any costs incurred in connection with the Merger or any such potential dispositions. Furthermore, the Spirit forecasted financial information does not take into account the effect of any failure of the Merger and the disposition of the Spirit Airbus Business to be completed and should not be viewed as accurate or continuing in that context.

Accordingly, there can be no assurance that the Spirit forecasted financial information will be realized or that Spirit’s future financial results will not vary materially from the Spirit forecasted financial information. None of Spirit, Boeing or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the Spirit forecasted financial information, and none of Spirit, Boeing or any of their respective affiliates undertakes any obligation to update or otherwise revise or reconcile the Spirit forecasted financial information to reflect circumstances existing or developments and events occurring after the date of the Spirit forecasted financial information or that may occur in the future, even in the event that any or all of the assumptions underlying the Spirit forecasted financial information are not realized or are shown to be inappropriate, including with respect to the accounting treatment of the Merger under GAAP, or to reflect changes in general economic or industry conditions. Spirit and Boeing do not intend to make available publicly any update or other revision to the Spirit forecasted financial information, except as otherwise required by applicable law. None of Spirit, Boeing or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Spirit Stockholder or any other person regarding the ultimate performance of Spirit or Boeing compared to the information contained in the Spirit forecasted financial information or that the outcomes reflected in or implied by the Spirit forecasted financial information will be achieved. The inclusion in this proxy statement/prospectus of a summary of the Spirit forecasted financial information should not be deemed an admission or representation by Spirit, Boeing or any of their respective advisors or other representatives or any other person that the Spirit forecasted financial information or such summary is viewed as material information of Spirit or Boeing, particularly in light of the inherent risks and uncertainties associated with such forecasts.

In light of the foregoing factors and considering that the special meeting will be held several months after the Spirit forecasted financial information was prepared, as well as the uncertainties inherent in the Spirit forecasted financial information, Spirit Stockholders are cautioned not to place undue, if any, reliance on the information presented in this summary of the Spirit forecasted financial information, and Spirit and Boeing urge all Spirit Stockholders to review Spirit’s most recent SEC filings for a description of Spirit’s reported financial results and Boeing’s most recent SEC filings for a description of Boeing’s reported financial results. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 204 of this proxy statement/prospectus.

Summary of Spirit Unaudited Forecasted Financial Information(1)

(in millions)	Last Three Quarters of 2024	2025	2026	2027	2028

Net revenue	$5,475	$8,560	$9,547	$10,020	$10,020

Adjusted EBITDA(2)(3)	$250	$1,136	$933	$966	$993

Adjusted EBITDA (excluding forward loss reversal)(3)	$250	$899	$933	$966	$993

Adjusted EBIT(3)(4)	$21	$598	$645	$697	$724

Unlevered free cash flow(3)(5)	$168	$244	$428	$565	$587

(1)	Prepared based on information known to Spirit management as of May 31, 2024.
(2)

EBITDA is defined as net (loss) income adjusted for noncontrolling interest in earnings of subsidiary, equity in net income (loss) of affiliates, income tax (benefit) provision, other (income) expense, net, interest expense and financing fee amortization, depreciation and amortization expense and amortization expense. Adjusted EBITDA is defined as EBITDA plus or minus certain non-cash items or items that arise from time to time outside the ordinary course of our operations, including (i) employee stock-based compensation expense, (ii) forward-loss charges, (iii) cumulative catch-up adjustments, (iv) loss on disposition of assets, (v) Russian sanctions (excluding forward losses), (vi) M&A-related expenses, (vii) restructuring costs and (viii) other specified expenses.

(3)

This measure is not calculated in accordance with GAAP, should not be considered as a substitute for any measure calculated in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

(4)	Adjusted EBIT is defined as Adjusted EBITDA less depreciation and amortization.
(5)	Unlevered free cash flow is defined as Adjusted EBIT less cash taxes, plus depreciation and amortization, less capital expenditures, less change in net working capital and other.

In addition to the financial measures shown in the table above, the Spirit forecasted financial information included estimates of cash tax savings for the calendar years ending December 31, 2024, 2025, 2026, 2027 and 2028 of $0, $89.2 million, $53.1 million, $32.8 million and $0, respectively, from net operating losses, tax credits and other tax attributes.

Opinion of Moelis & Company LLC, Financial Advisor to Spirit

Overview

At a meeting of the Spirit Board on June 30, 2024 to evaluate and approve the Merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated June 30, 2024, addressed to the Spirit Board to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the written opinion, the Per Share Merger Consideration to be received by holders of Spirit Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Moelis’s written opinion, dated June 30, 2024, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Moelis’s opinion was provided for the use and benefit of the Spirit Board (solely in its capacity as such) in its evaluation of the Merger. Moelis’s opinion is limited solely to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of Spirit Common Stock (other than Excluded Shares) pursuant to the Merger Agreement and does not address Spirit’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Spirit. Moelis’s opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Merger or any other matter.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts, relating to Spirit and Boeing;

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Spirit furnished to Moelis by Spirit, including financial forecasts provided to or discussed with Moelis by the management of Spirit (described in the section entitled “Spirit Unaudited Forecasted Financial Information” and referred to as the “Spirit forecasted financial information”);

•	reviewed information regarding the capitalization of Spirit furnished to Moelis by Spirit;

•

conducted discussions with members of the senior management and representatives of Spirit concerning the information described in the foregoing three bullets in this paragraph, as well as the businesses and prospects of Spirit generally;

•

conducted discussions with members of the senior management and representatives of Boeing concerning the information described in the first bullet in this paragraph, as well as the businesses and prospects of Boeing generally;

•	reviewed the reported prices and trading activity for Spirit Common Stock and Boeing Common Stock;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed the execution version of the Merger Agreement; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its analysis and opinion, Moelis, at the direction of the Spirit Board, relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Moelis did not independently verify any such information (or assume any responsibility for the independent verification of any such information). With the consent of the Spirit Board, Moelis also relied on the representation of Spirit’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With the consent of the Spirit Board, Moelis relied upon, without independent verification, the assessment of Spirit and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the Spirit forecasted financial information, Moelis assumed, at the direction of the Spirit Board, that they were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Spirit as to the future performance of Spirit. Moelis did not express any views as to the reasonableness of any financial forecasts or the assumptions on which they were based. With the consent of the Spirit Board, Moelis assumed that Boeing’s filings with the SEC complied with applicable securities laws and did not contain any material misstatements or omissions. In addition, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Spirit or Boeing, nor was Moelis furnished with any such evaluation or appraisal. Moelis was not provided with financial forecasts for Boeing, and, given the market capitalization of Boeing, the trading volume of Boeing Common Stock and the aggregate amount of Boeing Common Stock to be received by the Spirit Stockholders in the Merger, for purposes of its analysis, Moelis assumed, with the consent of the Spirit Board, that the value of Boeing Common Stock was the closing price per share on the last day prior to the review of its analysis by a Moelis fairness opinion committee.

Moelis’s opinion did not address Spirit’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Spirit. Moelis’s opinion did not address any legal, regulatory, tax or accounting matters. Moelis was not asked to, and Moelis did not, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Merger, except for the fairness of the Per Share Merger Consideration from a financial point of view to the holders of Spirit Common Stock. Moelis was not asked to, and Moelis did not, offer any opinion as to any terms of the Airbus Term Sheet or any aspect or implication of the transactions contemplated thereby. Moelis did not express any opinion as to what the value of Boeing Common Stock actually will be when issued pursuant to the Merger or the prices at which Spirit Common Stock or Boeing Common Stock may trade at any time. Moelis did not express any opinion as to fair value, viability or the solvency of Spirit or Boeing following the Closing. In rendering its opinion, Moelis assumed, with the consent of the Spirit Board, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that Moelis reviewed, that the Merger would be consummated in accordance with the terms of the Merger Agreement without any waiver or modification that could be material to Moelis’s analysis, that the representations and warranties of each party set forth in the Merger Agreement were accurate and correct, and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement. Moelis assumed, with the consent of the Spirit Board, that all governmental, regulatory or other consents or approvals necessary for the completion of the Merger would be obtained, except to the extent that could not be material to its analysis. Moelis was not authorized to solicit and did not solicit indications of interest in a possible transaction with Spirit from any party. Moelis also was not requested to, and did not, participate in the structuring or negotiation of the Merger.

Moelis’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of its opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of its opinion.

Moelis’s opinion did not address the fairness of the Merger or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Spirit, other than the fairness of the Per Share Merger Consideration from a financial point of view to the holders of Spirit Common Stock. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Per Share Merger Consideration or otherwise. Moelis’s opinion was approved by a Moelis fairness opinion committee.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the Spirit Board at its meeting held on June 28, 2024, in connection with the delivery of the Moelis opinion. This summary describes the material analyses underlying Moelis’s opinion, but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’s analyses.

In this summary, stock prices (i) with respect to Spirit are based on the closing share price of Spirit Common Stock on February 29, 2024 (the day prior to Spirit’s press release confirming discussions with Boeing regarding a potential transaction and which Moelis deemed to be the unaffected trading date for purposes of its analyses (the “Unaffected Date”)) and June 26, 2024, and (ii) with respect to other companies are based on closing share prices on June 26, 2024.

For purposes of its analyses, Moelis calculated implied per share value ranges based on (i) Spirit’s net debt as of March 31, 2024, excluding Spirit’s 3.250% Exchangeable Senior Notes due 2028, (ii) Spirit’s non-controlling interests as of March 31, 2024, and (iii) the number of fully diluted shares of Spirit Common Stock as of June 26, 2024, assuming the principal amount of Spirit’s 3.250% Exchangeable Senior Notes due 2028 was converted to equity as of such date, excluding the potential issuance of additional shares as a result of any make-whole premium. All such information for Spirit was provided by management of Spirit.

For purposes of Moelis’s analyses:

•	“EBITDA” was generally calculated as the relevant company’s earnings before interest, taxes, depreciation and amortization.

•

“Adjusted EBITDA” was generally calculated as the relevant company’s EBITDA, adjusted for company defined non-recurring and non-cash items and burdened by stock based compensation expense. With respect to the Adjusted EBITDA of Spirit, Moelis used the “Adjusted EBITDA (excluding forward loss reversal)” measure included in the Spirit forecasted financial information.

•

“Total Enterprise Value” (or “TEV”) was generally calculated as the market value of the relevant company’s fully diluted common equity based on its closing stock price on a specified date, plus (a) debt less (b) cash and cash equivalents plus (c) the book value of preferred stock and non-controlling interests, where applicable (in each of the foregoing cases as of the relevant company’s most recently reported quarter end).

•

The implied value of the Per Share Merger Consideration was determined to be $37.25, based on the closing price of Boeing Common Stock of $178.50 on June 26, 2024, the last day prior to the review of Moelis’s analysis by a Moelis fairness opinion committee, and the Exchange Ratio implied by such share price.

Unless the context indicates otherwise, (i) the estimates of the future financial performance for the selected publicly traded companies listed below were based on publicly available research analyst estimates for those companies, and (ii) the estimates of the future financial performance of Spirit relied upon in the financial analyses described below were based on the Spirit forecasted financial information.

Discounted Cash Flow Analysis

Utilizing the Spirit forecasted financial information and other information and data provided by Spirit management, Moelis performed a discounted cash flow (“DCF”) analysis of Spirit to calculate the present value, as of March 31, 2024, of (a) the estimated future unlevered after-tax free cash flows projected to be generated by Spirit for the nine months ending December 31, 2024 and the calendar years ending December 31, 2025 through December 31, 2028 and (b) the estimated terminal value of Spirit, taking into account the present value of Spirit’s tax attributes. For purposes of the DCF analysis, Moelis calculated unlevered free cash flow as Adjusted EBITDA less (i) cash taxes, (ii) capital expenditures and (iii) change in net working capital and other.

Moelis utilized a range of discount rates of 9.50% to 11.75% based on an estimated range of the weighted average cost of capital (“WACC”) for Spirit. The estimated WACC range was derived using the Capital Asset Pricing Model and a size premium. Moelis used the foregoing range of discount rates to calculate the present values as of March 31, 2024 of (i) the estimated unlevered after-tax free cash flows of Spirit for the nine months ending December 31, 2024 and the calendar years ending December 31, 2025 through December 31, 2028 (in each case, discounted using a mid-year discounting convention) and (ii) the estimated terminal values derived by applying a range of selected terminal multiples of 7.00x to 8.75x to Spirit’s estimated terminal year Adjusted EBITDA.

For purposes of selecting the reference range to apply to Spirit’s estimated terminal year Adjusted EBITDA, Moelis noted that (i) the low-end of the selected reference range was informed by the historical median trading multiples for Spirit during selected periods prior to the temporary grounding of the Boeing 737 MAX beginning in 2019 and the trading multiples for Spirit on the Unaffected Date and (ii) the high-end of the range was informed by the historical median trading multiple discount for Spirit to the median trading multiple of the Selected Companies (as defined below) during selected periods prior to the Boeing 737 MAX grounding and the top of the range of the middle quartiles for the historical trading multiples for Spirit during periods prior to the temporary grounding of the Boeing 737 MAX beginning in 2019. Based on the foregoing analysis and its professional judgement and experience, Moelis selected a multiple range of 7.00x to 8.75x estimated terminal year Adjusted EBITDA. Moelis then applied such multiple range to Spirit’s estimated terminal year Adjusted EBITDA provided by Spirit’s management to calculate the estimated terminal values.

In calculating the implied per share value range for Spirit Common Stock, Moelis separately calculated the net present value as of March 31, 2024 of Spirit’s tax attributes, including net operating losses, tax credits and other tax attributes, with the utilization based on cash tax savings estimates provided by Spirit’s management for calendar years ending December 31, 2024 through December 31, 2028 (in each case, discounted using a mid-year discounting convention) and using an estimated cost of equity range for Spirit of 10.25% to 17.25%.

The DCF analysis indicated an implied per share value range for Spirit Common Stock of $17.29 to $30.24 per share. Moelis compared such implied per share value range to the implied value of the Per Share Merger Consideration of $37.25.

Selected Publicly Traded Companies Analysis

Moelis reviewed financial and stock market information of the selected publicly traded companies noted below (the “Selected Companies”), which Moelis determined, based on its professional judgment and experience, to be generally relevant in certain respects to Spirit for purposes of this analysis. In determining the publicly traded companies to use in this analysis, Moelis referenced publicly traded companies that operate in the aerospace and defense sector that are direct suppliers to aircraft manufacturers and have substantive build-to-print content, with a focus on companies with aerostructures products as part of their portfolios. Moelis excluded publicly traded companies that primarily design their own products and retain the intellectual property, or whose primary customers are aeroengine manufacturers, or that derive a significant portion of their revenue from aerospace aftermarket product sales.

The Selected Companies used by Moelis in this analysis are as follows:

•	Melrose Industries plc (“Melrose”)

•	Triumph Group, Inc. (“Triumph”)

•	Ducommun Incorporated (“Ducommun”)

•	Senior plc (“Senior”)

•	Héroux-Devtek Inc. (“Héroux-Devtek”)

•	FACC AG (“FACC”)

Moelis reviewed and analyzed, among other things, the TEV of each of the Selected Companies, as well as Spirit, as a multiple of estimated Adjusted EBITDA for each of the calendar years 2025 and 2026, in each case as of, and based on publicly available consensus research estimates as of, (i) February 29, 2024 (the Unaffected Date) and (ii) June 26, 2024. Moelis noted that, as a result of the depressed production rates at Boeing and Spirit, trading multiples for calendar year 2024 were considered to be less informative and were excluded for purposes of the Moelis analysis.

The Selected Companies and their implied TEV to estimated Adjusted EBITDA for each of the calendar years 2025 and 2026 used by Moelis in this analysis are summarized in the following table:

	Unaffected Date		June 26, 2024
	TEV / 2025E Adjusted EBITDA	TEV / 2026E Adjusted EBITDA	TEV / 2025E Adjusted EBITDA	TEV / 2026E Adjusted EBITDA
Selected Companies
Melrose	10.9x	9.7x	10.2x	8.9x
Triumph	11.4x	10.7x	9.2x	8.0x
Ducommun	8.2x	7.5x	8.5x	7.7x
Senior	6.9x	6.3x	7.2x	6.4x
Héroux-Devtek	8.3x	7.8x	9.6x	8.9x
FACC	6.1x	5.8x	9.0x	7.1x

Mean	8.7x	8.0x	8.9x	7.8x
Median	8.3x	7.6x	9.1x	7.9x

Spirit	7.2x	6.2x	9.3x	7.4x

In reviewing the characteristics of Spirit and the Selected Companies for purposes of selecting the reference ranges to apply to Spirit’s estimated financial metrics, Moelis ultimately considered Spirit as its own best reference point given that there were no other publicly traded companies whose earnings profiles were primarily attributable to the aerostructures business and who derived over 60% of their revenue from a single customer (Boeing, in the case of Spirit). Moelis noted that aerostructures businesses supplying structural components to aircraft OEMs (such as Boeing and Airbus) are typically viewed as having lower trading multiples from a valuation perspective than other portions of the aerospace supply chain (such as aeroengine or aerospace systems businesses) given that aerostructures businesses exhibit a combination of high capital intensity, lack of hard intellectual property (such as ownership of designs of components) and highly competitive pricing dynamics from a limited set of customers with single-digit EBITDA margins. Moelis also noted that Spirit itself had lower EBITDA margins as compared to the Selected Companies. Moelis considered but placed less emphasis on (i) Melrose, given that over 60% of its EBITDA was derived from its higher margin aeroengine components business, (ii) FACC, given that a single shareholder holds more than 55% of FACC’s voting rights and that FACC trades on the Vienna Stock Exchange with limited float and (iii) Héroux-Devtek due to its lack of aerostructures exposure and relatively low public float.

In determining the selected reference ranges to apply to Spirit’s estimated financial metrics, Moelis noted that (i) the low-end of the selected reference ranges was informed by the trading multiples for Spirit on the Unaffected Date and (ii) the high-end of the selected reference ranges was informed by the median trading multiple discount for Spirit to the median trading multiple of the Selected Companies on the Unaffected Date and during selected periods prior to the Boeing 737 MAX grounding.

Based on the foregoing analysis and its professional judgement and experience, Moelis selected (i) a reference range for TEV/2025E Adjusted EBITDA multiples for Spirit of 7.0x to 8.5x and (ii) a reference range for TEV/2026E Adjusted EBITDA multiples for Spirit of 6.0x to 7.5x. Moelis then applied these multiples to Spirit’s 2025E Adjusted EBITDA and 2026E Adjusted EBITDA based on the Spirit forecasted financial information. This analysis indicated implied per share value ranges for Spirit Common Stock of $21.98 to $32.60 per share (based on 2025E Adjusted EBITDA) and $16.54 to $27.57 (based on 2026E Adjusted EBITDA). Moelis compared such implied per share value ranges to the implied value of the Per Share Merger Consideration of $37.25.

Other Information

Moelis also noted for the Spirit Board certain additional factors that were not considered part of Moelis’s financial analysis with respect to its opinion but were referenced for informational purposes only, including, among other things:

Selected Precedent Transactions Analysis

Moelis reviewed and considered, but Moelis’s opinion did not rely on, financial information for six selected precedent transactions, which Moelis determined, based on its professional judgment and experience, to be generally relevant in certain respects to Spirit for purposes of this analysis. In determining the precedent transactions to use in this analysis, Moelis referenced precedent transactions that (i) were announced in the last 15 years with TEVs of at least $250 million and (ii) involved target companies that operate in the aerospace and defense sector that are direct suppliers to aircraft manufacturers and have substantive build-to-print content, with a focus on companies with aerostructures products as part of their portfolios.

In performing its analysis, Moelis reviewed and analyzed, among other things, the implied TEV of the target business for each of the selected precedent transactions as a multiple of the last twelve month (“LTM”) and next twelve month (“NTM”) EBITDA for each target business. Financial data for such selected precedent transactions were based on public filings and other publicly available information relating to the relevant transaction, and LTM and NTM EBITDA for each target company were calculated based on publicly available financial data at the time of announcement of the relevant selected precedent transaction.

Based on the foregoing analysis and its professional judgement and experience, Moelis selected (i) a reference range for TEV/LTM Adjusted EBITDA multiples for Spirit of 8.5x to 9.5x and (ii) a reference range for TEV/NTM Adjusted EBITDA multiples for Spirit of 8.0x to 9.0x. Moelis then applied these multiples to Spirit’s LTM Adjusted EBITDA as of March 31, 2024 and Spirit’s NTM Adjusted EBITDA as of March 31, 2024 based on the Spirit forecasted financial information. Under this analysis, the implied TEV for Spirit was less than Spirit’s net debt along the entire LTM multiple range and at the low-end of the NTM multiple range. As a result, this analysis indicated an implied per share value range for Spirit Common Stock of $0.00 per share based on LTM multiples and $0.00 to $2.91 per share based on NTM multiples. Moelis compared such implied per share value ranges to the implied value of the Per Share Merger Consideration of $37.25.

While Moelis reviewed and considered the selected precedent transactions, Moelis ultimately considered this analysis for reference only due to the recent historical and near-term expected financial challenges at Spirit as a result of the depressed production rates at Boeing and Spirit.

52-Week High / Low

Moelis reviewed the historical trading performance of Spirit Common Stock over a 52-week period ending June 26, 2024, which ranged from a closing share price low of $14.84 on September 21, 2023 to a closing share price high of $36.07 on March 28, 2024. For reference only, Moelis compared this share price range with the implied value of the Per Share Merger Consideration of $37.25.

Equity Research Analyst Share Price Targets

Moelis reviewed publicly available share price targets from Wall Street equity research for Spirit Common Stock published as of June 26, 2024, which ranged from $29.00 per share to $40.00 per share, with a median of $35.00 per share, and as of the Unaffected Date, which ranged from $26.00 per share to $45.00 per share, with a median of $34.00 per share. For reference only, Moelis compared these ranges with the implied value of the Per Share Merger Consideration of $37.25.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’s opinion or the analyses underlying, and factors considered in connection with, Moelis’s opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’s opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above is identical to Spirit or the Merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Spirit nor Moelis or any other person assumes responsibility if future results are materially different from those forecasts.

Except as described in this summary, the Spirit Board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion. The Per Share Merger Consideration was determined through arm’s length negotiations between the parties to the Merger Agreement and was approved by the Spirit Board. Moelis did not recommend any specific consideration to Spirit or the Spirit Board or advise Spirit or the Spirit Board that any specific amount or type of consideration constituted the only appropriate consideration in connection with the Merger.

Moelis was engaged by Spirit to render its opinion and earned a fee of $5.0 million upon delivery of its opinion, which fee was not contingent upon either the conclusion expressed in its opinion or successful consummation of the Merger. In addition, Spirit has agreed to reimburse Moelis for certain of its expenses, including the reasonable costs of Moelis’s legal counsel, and indemnify Moelis and related persons for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. Spirit selected Moelis as a financial advisor in connection with the Merger because Moelis has substantial experience in similar transactions and familiarity with Spirit. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings and valuations for corporate and other purposes.

Moelis’s affiliates, employees, officers and partners may at any time own securities (long or short) of Spirit, Boeing and Airbus. In the past three years prior to the date of its opinion, Moelis did not provide investment banking or other services to Boeing. In the past three years prior to the date of its opinion, Moelis acted as a financial advisor (i) to Spirit in connection with a refinancing and capital raise that was consummated in 2023, for which Moelis received a fee of approximately $3.8 million, and (ii) a division of Airbus in connection with an acquisition transaction that was consummated in 2024, for which Moelis received a fee of approximately $4.0 million. In the future, Moelis may provide investment banking and other services to Spirit, Boeing or Airbus and may receive compensation for such services.

Certain Matters Relating to Morgan Stanley

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley and its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of Spirit, Boeing, Airbus or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the Merger Agreement, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Spirit Board with financial advisory services in connection with the Merger. Spirit has agreed to pay Morgan Stanley for its services in connection with the Merger an aggregate fee, all of which is contingent upon the closing of the Merger, which is estimated, as of the date of this proxy statement/prospectus, to be approximately $51.0 million. Spirit has also agreed to reimburse Morgan Stanley for its reasonable expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Spirit has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees, advisors and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain losses, claims, damages and liabilities relating to or arising out of or in connection with Morgan Stanley’s engagement. Morgan Stanley has also received and expects to receive aggregate fees of between $5.0 million and $15.0 million in connection with the Morgan Stanley Bridge Facility.

As of May 28, 2024 (the latest date of relationship disclosure provided to the Spirit Board), Morgan Stanley held an aggregate interest of between 3% and 4% in Spirit Common Stock, between 1% and 2% in Boeing Common Stock and between 1% and 2% in the common stock of Airbus, which interests were held in connection with Morgan Stanley’s (i) investment management business, (ii) wealth management business, including client discretionary accounts or (iii) ordinary course trading activities, including hedging activities. In the two years prior to May 28, 2024, Morgan Stanley and its affiliates provided financing services to Spirit and received aggregate fees of between $15.0 million and $25.0 million for such services. In the two years prior to May 28, 2024, Morgan Stanley and its affiliates provided financing services to Boeing and received aggregate fees of between $5.0 million and $10.0 million for such services. Morgan Stanley was, as of May 28, 2024, and currently is providing financial advisory services to an affiliate of Boeing, unrelated to the Merger, for which Morgan Stanley expects to receive customary fees if the relevant transaction is completed. Morgan Stanley expects that such fees would be less than the fees Morgan Stanley would receive from Spirit in connection with the Merger. In the two years prior to May 28, 2024, Morgan Stanley and its affiliates provided financing services to Airbus and received aggregate fees of less than $2.0 million for such services. Morgan Stanley was, as of May 28, 2024, and currently is providing financial advisory services to an affiliate of Airbus, unrelated to the Merger, for which Morgan Stanley expects to receive customary fees if the relevant transaction is completed. Morgan Stanley expects that such fees would be less than the fees Morgan Stanley would receive from Spirit in connection with the Merger. With the permission of the Spirit Board, Morgan Stanley acted as an underwriter and joint book-running manager for Boeing’s October 2024 public offerings of Boeing Common Stock and Boeing depositary shares. In connection with those offerings, Morgan Stanley received compensation from Boeing, consisting of underwriting discounts, of approximately $8 million. In addition, Morgan Stanley or an affiliate thereof is a lender to each of Boeing and Airbus and, as a result of the Morgan Stanley Bridge Facility, Spirit. Morgan Stanley may seek to provide financial advisory and financing services to Spirit, Boeing and Airbus and their respective affiliates in the future and would expect to receive fees for the rendering of these services. In connection with Morgan Stanley’s work on the Potential Financing, Spirit will pay or reimburse Morgan Stanley for certain expenses.

Interests of Certain Spirit Directors and Executive Officers in the Merger

In considering the recommendation of the Spirit Board that Spirit Stockholders vote ”FOR” the Merger Agreement Proposal, Spirit Stockholders should be aware that Spirit’s executive officers and nonemployee directors have interests in the Merger that may be different from, or in addition to, those of Spirit Stockholders generally. The Spirit Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Merger and in recommending that Spirit Stockholders vote their shares of Spirit Common Stock in favor of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

Executive Officers and Nonemployee Directors

For purposes of this disclosure, Spirit’s named executive officers are:

Name	Position
Patrick M. Shanahan	President and Chief Executive Officer
Irene M. Esteves(1)	Executive Vice President and Chief Financial Officer
Scott M. McLarty	Senior Vice President, Airbus and Regional/Business Jets Programs
William E. Brown(2)	Former Senior Vice President, Quality
Alan W. Young(3)	Former Senior Vice President and Chief Procurement Officer
Mark J. Suchinski(4)	Former Senior Vice President and Chief Financial Officer
Duane F. Hawkins(5)	Former Executive Vice President; President, Defense and Space Division
Thomas C. Gentile III(6)	Former President and Chief Executive Officer
Samantha J. Marnick(7)	Former Executive Vice President, Chief Operating Officer and President, Commercial

(1)

Ms. Esteves was appointed to the position of Executive Vice President and Chief Financial Officer of Spirit on June 4, 2024 following Mark J. Suchinski’s resignation as Senior Vice President and Chief Financial Officer of Spirit.

(2)

Mr. Brown retired from his role as Senior Vice President, Quality of Spirit effective March 17, 2024 and following such retirement has continued his employment as a Senior Advisor to Spirit to facilitate an orderly transition through March 15, 2025 (or such other date mutually agreed).

(3)	Mr. Young separated from employment with Spirit effective July 18, 2024.
(4)	Mr. Suchinski resigned as Senior Vice President and Chief Financial Officer of Spirit effective June 4, 2024.
(5)

Mr. Hawkins retired from his role as Executive Vice President of Spirit and President, Defense and Space Division of Spirit effective April 1, 2023, and following such retirement continued his employment as a Senior Advisor to Spirit to facilitate an orderly transition through April 1, 2024.

(6)	Mr. Gentile separated from employment with Spirit effective September 30, 2023.
(7)	Ms. Marnick separated from employment with Spirit effective November 27, 2023.

In accordance with SEC rules, this disclosure also covers current and former executive officers of Spirit who served as executive officers at any time since January 1, 2023 and who are currently active employees of Spirit (collectively, the “Other Covered Employees”). The Other Covered Employees comprise Sean Black (Senior Vice President, Engineering and R&T); Terry George (Senior Vice President of Wichita and Tulsa Operations); Kailash Krishnaswamy (Senior Vice President and Chief Procurement Officer); David Myers (General Counsel); Keith Schrader (Vice President of Spirit AeroSystems Defense & Space); Justin Welner (Senior Vice President and Chief Administration Officer & Compliance Officer); Gregg Brown (Senior Vice President Global Quality); and Damon Ward (Vice President, Corporate Controller). In addition, former employees Mindy McPheeters (former Senior Vice

President, General Counsel and Corporate Secretary), who separated from employment with Spirit effective July 21, 2024, and Mark Miklos (former Senior Vice President of Spirit AeroSystems Defense & Space), who separated from employment with Spirit effective November 21, 2024, are also covered by the SEC rules applicable to this disclosure, but since they are not expected to receive any benefits in connection with the Merger that are different from those received by stockholders generally, they are not included in the discussion below.

For purposes of this disclosure, Spirit’s nonemployee directors are: Robert D. Johnson; Stephen A. Cambone; Jane P. Chappell; William A. Fitzgerald; Paul E. Fulchino; Ronald T. Kadish; John L. Plueger; James R. Ray, Jr.; and Laura H. Wright.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the Effective Time is July 31, 2024, which is the assumed date of the Closing solely for purposes of the disclosure in this section;

•

the relevant price per share of Spirit Common Stock is $34.01, which is the average closing price per share of Spirit Common Stock as reported on the NYSE over the first five business days following the first public announcement of the Merger on July 1, 2024;

•

each executive officer of Spirit experiences a qualifying termination of employment (i.e., a termination of employment by Spirit and/or Boeing without “cause” or, to the extent applicable, by the executive officer for “good reason,” as such terms are defined in the relevant plans and agreements) immediately following the assumed Effective Time of July 31, 2024;

•	at the Effective Time, the performance metrics applicable to Spirit PSUs will be deemed to have been achieved at the target level of performance when such PSUs convert to time-vesting Spirit RSUs;

•

the potential payments and benefits described in this section are not subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”);

•	executive officers’ salary and total eligible target cash bonus levels are as in effect as of the date of this proxy statement/prospectus; and

•

amounts included herein do not attempt to forecast any additional equity grants or other awards or forfeitures that may occur prior to the date on which the Closing actually occurs (the “Closing Date”) following the assumed Effective Time of July 31, 2024.

As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment and Quantification of Spirit Equity Awards

Each of Spirit’s directors, named executive officers and Other Covered Employees will be entitled to receive, for each vested share of Spirit common stock such individual holds, the Per Share Merger Consideration in the same manner as other Spirit Stockholders.

With respect to Spirit equity awards, the awards held by nonemployee directors, Spirit named executive officers and Other Covered Employees will be treated the same as the Spirit equity awards held by employees generally, as described in the section entitled “The Merger—Treatment of Spirit Equity Awards and ESPP” beginning on page 114 of this proxy statement/prospectus.

At the Effective Time, each Spirit restricted share and Spirit RSU held by the nonemployee members of the Spirit Board, whether vested or unvested, will convert into the right to receive shares of Boeing Common Stock in the manner described for Specified Awards in the section entitled “The Merger—Treatment of Spirit Equity Awards and the ESPP” beginning on page 114 of this proxy statement/prospectus. Based on the assumptions described under the section entitled “—Interests of Certain Spirit Directors and Executive Officers in the Merger—Certain Assumptions,” the estimated aggregate amount that would become payable to Spirit’s nine nonemployee directors in respect of their Spirit restricted shares is $1,040,366 and in respect of their Spirit RSUs is $2,680,363.

At the Effective Time, each Spirit RSU and Spirit PSU held by Spirit’s executive officers will be treated in the manner described in the section entitled “The Merger—Treatment of Spirit Equity Awards and the ESPP” beginning on page 114 of this proxy statement/prospectus, and will remain subject to the same time-based vesting conditions and other terms and conditions as were applicable immediately prior to and after giving effect to the Effective Time (except that the performance metrics applicable to Spirit’s PSUs shall not apply from and after the Effective Time). Each converted Spirit RSU and Spirit PSU will immediately vest and become nonforfeitable in the event that an executive officer experiences a qualifying termination of employment by Spirit and/or Boeing during the period beginning 30 days prior to, and ending two years following the Effective Time (other than the equity awards described below for Mr. Shanahan and Ms. Esteves, which vest upon certain qualifying terminations pursuant to their individual award agreements and employment agreements), as further described in the section entitled “—Severance Payments Upon a Qualifying Termination Prior to or Following the Effective Time.” See the section entitled “—Interests of Certain Spirit Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Spirit’s Named Executive Officers” for an estimate of the amounts that would become payable to each Spirit named executive officer in respect of their Spirit RSUs and Spirit PSUs. Based on the assumptions described above under the section entitled “—Interests of Certain Spirit Directors and Executive Officers in the Merger—Certain Assumptions,” the estimated aggregate amount that would become payable upon a qualifying termination to Other Covered Employees as a group in respect of their unvested converted Spirit RSUs is $3,903,600 and unvested converted Spirit PSUs is $3,630,364.

Severance Payments Upon a Qualifying Termination Prior to or Following the Effective Time

Senior Management Severance Plan

On July 31, 2024, the Spirit Board adopted the Senior Management Severance Plan, effective as of July 30, 2024, pursuant to which employees with the title Director and above may become eligible to receive severance payments and benefits upon certain qualifying termination events. The Senior Management Severance Plan provides for severance benefits in the event of a participant’s “qualifying termination,” which is a termination of employment without “cause” or for “good reason.” All severance benefits are offset by statutory severance provided by applicable law and other termination-related payments provided by the participant’s employment or service agreement, as applicable. Additionally, all severance benefits are conditioned on the participant signing and not revoking a general release of claims and complying with the terms of any restrictive covenants, including non-competition, non-solicitation, non-disparagement and confidentiality covenants. If a participant experiences a qualifying termination, such participant will be entitled to receive (i) a cash lump sum equal to 12 months of the participant’s then current annual base salary and (ii) an additional cash lump sum equal to the cost of COBRA medical and dental benefits coverage for a period of 12 months. Spirit also provides post-termination severance compensation through individual agreements with Mr. Shanahan and Ms. Esteves as described below.

The potential value of the payments and benefits that Spirit’s named executive officers may receive on a qualifying termination under the senior management severance plan and individual agreements is shown in the section entitled “—Quantification of Potential Payments and Benefits to

Spirit Named Executive Officers” beginning on page 104 of this proxy statement/prospectus. The aggregate estimated value of the payments and benefits that the Other Covered Employees may receive on a qualifying termination, based on the assumptions described in the section entitled “—Interests of Certain Spirit Directors and Executive Officers in the Merger—Certain Assumptions,” is $3,385,000.

Employment and Individual Award Agreements with Mr. Shanahan

On June 30, 2024, in connection with the signing of the Merger Agreement, Spirit granted a one-time award of restricted stock units to Mr. Shanahan (the “CEO Retention RSU Grant”). The CEO Retention RSU Grant will vest upon the earlier of (a) the one-year anniversary of the grant date and (b) the completion of the Merger, subject to Mr. Shanahan’s continued employment with Spirit through such date. If Mr. Shanahan’s employment is terminated by Spirit without cause or by Mr. Shanahan for good reason, then, for as long as Mr. Shanahan complies with his continuing obligations under his employment agreement, including non-competition, non-solicitation and other restrictive covenants, and contingent upon Mr. Shanahan’s timely execution and non-revocation of a release of claims in favor of Spirit and its affiliates, the CEO Retention RSU Grant would be treated as 100% vested.

Pursuant to Mr. Shanahan’s employment agreement, in the event of a qualifying termination within one year of a change in control, then Mr. Shanahan will be eligible to receive cash severance equal to one year’s annualized base salary. Under the terms of Mr. Shanahan’s employment agreement, had such qualifying termination occurred prior to September 30, 2024, then Mr. Shanahan would have been eligible to receive additional cash severance equal to the portion of his annualized base salary that he would otherwise have received during the one-year period of employment following September 30, 2023, but for the qualifying termination. Pursuant to Mr. Shanahan’s employment agreement and individual award agreement, if he experiences a qualifying termination, regardless of whether a change in control has occurred, then the RSU award granted on September 30, 2023 in connection with his employment will become fully vested as of the date of such qualifying termination. The potential severance benefits described in this paragraph are subject to Mr. Shanahan’s continued compliance with the confidentiality, non-competition and non-solicitation covenants set forth in his employment agreement and satisfaction of a release of claims requirement.

Employment and Individual Award Agreements with Ms. Esteves

Under Ms. Esteves’s employment agreement, if a qualifying termination had occurred within six months of June 5, 2024 (including following a change in control), then, for as long as Ms. Esteves complied with her continuing obligations under the employment agreement, including non-competition, non-solicitation and other restrictive covenants, she would have been entitled to full acceleration of her one-time RSU award granted on June 5, 2024. Ms. Esteves’s employment agreement provides that Ms. Esteves is eligible to receive a retention bonus payable in a lump sum amount of $250,000 if she remains employed by Spirit through the earlier of April 1, 2025 or a change in control.

Retirement Agreement and General Release with Mr. Brown

On February 20, 2024, Spirit and William E. Brown entered into a Retirement Agreement and General Release (the “Brown Retirement Agreement”), pursuant to which Mr. Brown resigned as an executive officer effective March 17, 2024. Mr. Brown currently serves as Senior Advisor to Spirit, which service is expected to continue through March 15, 2025, or such other date as may be mutually agreed (the “Retirement Date”). Mr. Brown will continue to receive his current base salary through the Retirement Date, and Mr. Brown is eligible to receive a prorated bonus for the period from January 1, 2024 until the Retirement Date based on a target award opportunity of 100% of his annual base salary, subject to actual achievement of performance under the STIP. Mr. Brown is not entitled to receive any new equity grants for 2025, and the equity awards previously granted to him under the Amended and Restated 2014 Omnibus Incentive Plan will continue to vest until the Retirement Date in accordance with their terms, which include, by reason of Mr. Brown’s retirement after reaching age 62, accelerated vesting of certain time-based awards and prorated accelerated vesting of certain performance-based awards, subject to satisfaction of performance conditions. The Brown Retirement Agreement also contains non-competition and non-solicitation provisions, as well as confidentiality and non-disparagement provisions and a general release of claims against Spirit.

Retirement Agreement and General Release with Mr. Hawkins

On January 16, 2023, Spirit and Duane Hawkins entered into a Retirement Agreement and General Release (the “Hawkins Retirement Agreement”), pursuant to which Mr. Hawkins resigned as an executive officer effective April 1, 2023, and continued his employment as Senior Advisor to Spirit until April 1, 2024. Pursuant to the Hawkins Retirement Agreement, upon his retirement, certain time-based equity awards and a pro-rata portion of his performance-based equity awards accelerated, subject to satisfaction of performance conditions. Mr. Hawkins is also eligible to receive a prorated bonus for the period between January 1, 2024 and April 1, 2024 based on a target award opportunity of 75% of his annual base salary, subject to actual achievement of performance under the STIP. The Hawkins Retirement Agreement also contains non-competition and non-solicitation provisions, as well as confidentiality and non-disparagement provisions and a general release of claims against Spirit.

Perquisite Allowance Plan

In the event of an executive’s qualifying termination 30 days prior to, or two years following, a change in control, the Spirit Perquisite Allowance Plan provides for payment of the remaining unused portion of such executive’s allowance for the calendar year in which the qualifying termination occurs.

The potential value of the payments and benefits that Spirit’s named executive officers may receive on a qualifying termination under the Spirit Perquisite Allowance Plan described above is shown in the section entitled “—Quantification of Potential Payments and Benefits to Spirit Named Executive Officers” beginning on page 104 of this proxy statement/prospectus. The aggregate estimated value of the payments and benefits that the Other Covered Employees may receive on a qualifying termination, based on the assumptions described in the section entitled “—Interests of Certain Spirit Directors and Executive Officers in the Merger—Certain Assumptions” is $31,189.

Long-Term Incentive Program

Pursuant to Spirit’s Long-Term Incentive Program (“LTIP”), upon a participant’s qualifying termination 30 days prior to, or two years following a change in control, such participant will receive a cash award equal to the dollar value of the long-term incentive award that would have been made to such participant in the ordinary course of business within the 12-month period following the date of such qualifying termination, based on such participant’s annual base pay in effect on the date of the qualifying termination.

The potential value of the payments and benefits that Spirit’s named executive officers may receive on a qualifying termination under the LTIP described above is shown in the section entitled “—Quantification of Potential Payments and Benefits to Spirit Named Executive Officers” beginning on page 104 of this proxy statement/prospectus. The aggregate estimated value of the payments and benefits that the Other Covered Employees may receive on a qualifying termination, based on the assumptions described in the section entitled “—Interests of Certain Spirit Directors and Executive Officers in the Merger—Certain Assumptions” is $3,429,500.

Treatment of Annual Bonuses

In the event that the Closing occurs on or prior to the end of the applicable performance period for annual incentives in respect of the calendar year in which the Closing occurs, or prior to the payment of such annual incentives, Spirit employees, including the Spirit named executive officers and the Other Covered Employees, will be eligible to receive an annual bonus for such calendar year based on actual performance, which will be determined as provided in the Merger Agreement.

Additionally, pursuant to the terms of the Spirit Short-Term Incentive Program (“STIP”), upon a participant’s qualifying termination 30 days prior to, or two years following, a change in control, such participant will be entitled to receive his or her STIP benefit for the full plan year in which the qualifying termination occurs, with such performance metrics deemed achieved at the target level of performance.

The potential value of the annual bonus payments that Spirit’s named executive officers may receive at the Effective Time is shown in the section entitled “—Quantification of Potential Payments and Benefits to Spirit Named Executive Officers” beginning on page 104 of this proxy statement/prospectus. The aggregate estimated value of the annual bonus payments that the Other Covered Employees may receive at the Effective Time, based on the assumptions described in the section entitled “—Interests of Certain Spirit Directors and Executive Officers in the Merger—Certain Assumptions” is $2,434,500.

Retention Bonuses

Under the Merger Agreement, Spirit may establish a cash retention bonus program in the aggregate amount of $50 million (the “Retention Bonuses”) for the benefit of certain Spirit employees (including certain of Spirit’s named executive officers and Other Covered Employees). The Retention Bonuses are payable in two tranches, subject in each case to the recipient’s continued employment through the applicable payment date. In each case, the first 50% of the Retention Bonus will vest and become payable on the earlier of (a) December 15, 2024, and (b) the Closing Date; and the remaining 50% of the Retention Bonus will vest and become payable on the next regularly scheduled payroll date following the earlier of (a) the 90th day following the Closing Date and (b) the termination of the Merger Agreement. In the event of a recipient’s qualifying termination (as defined in the participant’s underlying cash retention bonus agreement) following the Closing, and to the extent the second tranche has not yet vested or been paid, the second tranche will immediately become vested and payable. Additionally, pursuant to her employment agreement, Ms. Esteves is eligible to receive a retention bonus payable in a lump sum amount of $250,000 if she remains employed by Spirit through the earlier of April 1, 2025 or a change in control (which the Merger would constitute). The amounts of the Retention Bonuses that have been approved as of the date of this proxy statement/prospectus that Spirit’s named executive officers may receive are shown in the section entitled “—Quantification of Potential Payments and Benefits to Spirit’s Named Executive Officers” beginning on page 104 of this proxy statement/prospectus. The aggregate expected value of the retention bonus payments that the Other Covered Employees may receive is $5,490,000.

280G Mitigation Actions

The Merger Agreement permits Spirit to, subject to prior consultation with Boeing, take certain tax-planning actions to mitigate any adverse tax consequences under the “golden parachute” provisions of Sections 280G and 4999 of the Code that could arise in connection with the completion of the Merger. Under the Merger Agreement, the tax-planning and mitigation actions may include accelerating cash payments that would have vested and otherwise become payable in calendar year 2025 or 2026 in the ordinary course of business, and accelerating settlement of equity incentive awards that would have vested and otherwise become payable in calendar year 2025 or thereafter. On

October 15, 2024, following consultation with Boeing, the Compensation Committee of the Spirit Board approved the acceleration into December 2024 of the vesting and settlement in shares of Spirit Common Stock of certain time-based restricted stock units (“Accelerated RSUs”) that otherwise would have vested and been settled in 2025 for affected individuals (including certain of Spirit’s executive officers) to mitigate the potential impact of the excise tax imposed on amounts that constitute “excess parachute payments” under Section 280G of the Code on such individuals. In accordance with the Merger Agreement, Spirit may take further action in consultation with Boeing to mitigate the potential impact of Section 280G, including accelerating annual cash incentive payments that would have become payable in 2025.

The accelerated vesting and settlement of the Accelerated RSUs will offset the corresponding payments or amounts each affected individual would otherwise have been entitled to receive upon the consummation of the Merger or otherwise in 2025, precluding duplication of payments. All accelerated payments with respect to the Accelerated RSUs will be reduced by applicable tax withholdings and are subject to the terms and conditions of the 280G Acceleration and Clawback Acknowledgment (the “Acknowledgment”) signed by each affected individual in connection with such accelerated vesting and settlement. The Acknowledgment provides that if an affected individual’s employment with Spirit or a subsidiary of Spirit is terminated other than upon a Qualifying Termination (as defined in the Acknowledgment) prior to the date on which the Accelerated RSUs would have vested and settled, but for the accelerated vesting and settlement of the Accelerated RSUs, then the applicable cash value representing the number of shares underlying the Accelerated RSUs will be required to be repaid to Spirit.

Compensation Arrangements with Boeing

Prior to the Effective Time, Boeing may in its discretion initiate negotiations of agreements, arrangements and understandings with certain of Spirit’s executive officers regarding compensation and benefits and may enter into definitive agreements with certain of Spirit’s executive officers regarding continued employment with, or the right to purchase or participate in the equity of, Boeing or one or more of its affiliates. As of the date of this proxy statement/prospectus, no such agreements, arrangements or understandings have been entered into between any of Spirit’s executive officers and Boeing.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that directors and officers of Spirit will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies for a period of six years following the Effective Time. For additional information, see the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 142 of this proxy statement/prospectus.

Quantification of Potential Payments and Benefits to Spirit’s Named Executive Officers

In accordance with Item 402(t) of Regulation S-K, the table below sets forth, for each Spirit named executive officer, estimates of the amounts of compensation that are based on or otherwise relate to the Merger and that will or may become payable to such Spirit named executive officer either immediately at the Effective Time (i.e., on a “single-trigger” basis) or in the event of a qualifying termination of employment following the Merger (i.e., on a “double-trigger” basis). Spirit Stockholders are being asked to approve, on a non-binding, advisory basis, such compensation of the Spirit named executive officers. Because the vote to approve such compensation is an advisory vote, it will not be binding on Spirit, the Spirit Board or Boeing. Accordingly, if the Merger Agreement Proposal is approved by the Spirit Stockholders and the Merger is completed, such compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and in this “—Interests of Certain Spirit Directors and Executive Officers in the Merger” section of this proxy statement/prospectus.

The potential payments shown in the table below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on the assumptions described above. Additionally, the figures included in the table for Scott M. McLarty were calculated based on the exchange rate in effect on July 31, 2024 of $1.27390 to £1. The amounts shown in the table below are estimates based on multiple assumptions, including assumptions described in this proxy statement/prospectus, that may or may not actually occur and do not attempt to forecast certain compensation actions that may occur before the Effective Time, including any additional equity award grants, issuances, vesting events or forfeitures that may occur prior to the Effective Time. As a result, the amounts, if any, actually received by a Spirit named executive officer may materially differ from the amounts set forth in the table below.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)(4)
Patrick M. Shanahan	2,338,462	26,127,672	45,000	28,511,134
Irene M. Esteves	3,050,000	4,747,728	27,600	7,825,328
Scott M. McLarty	1,683,077	1,698,119	21,156	3,402,352
William E. Brown	780,923	1,633,160	—	2,414,083
Alan W. Young(5)	—	—	—	—
Mark J. Suchinski(6)	—	—	—	—
Duane F. Hawkins	108,402	1,198,138	–	1,306,540
Thomas C. Gentile III(6)	—	—	—	—
Samantha J. Marnick(6)	—	—	—	—

(1)

The cash amounts payable to the named executive officers currently employed by Spirit consist of (i) cash severance equal to 12 months of the named executive officer’s then current annual base salary (and, for Mr. Shanahan, an additional amount equal to the remaining amount of his base salary that he would receive if he remained employed through September 30, 2024), with such amounts payable in a lump sum, (ii) a cash bonus for the 2024 calendar year, which is assumed to be payable at the “target” level of performance (other than for Mr. Shanahan and Ms. Esteves, who are not eligible to participate in the STIP), (iii) a cash amount equal to the dollar value of the long-term incentive award that would have been made to the participant in the ordinary course of business within the 12-month period following July 31, 2024 (other than for Mr. Shanahan and Ms. Esteves, who are not eligible for such payment), (iv) the named executive officer’s retention bonus, if any, granted under the retention program described in “—Retention Bonuses” and (v) a sign-on retention bonus for Ms. Esteves, which is a “single-trigger” in nature in that it is payable upon the earlier of April 1, 2025 and the Closing. For further details regarding the cash amounts that may become payable to Spirit’s named executive officers, see “—Interests of Certain Spirit Directors and Executive Officers in the Merger—Severance Payments Upon a Qualifying Termination Prior to or Following the Effective Time.”

The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Cash Severance ($)	Annual Bonus ($)	LTIP Cash Award ($)	Retention Bonus ($)(c)	Sign-On Retention Bonus ($)	Total ($)
Patrick M. Shanahan	2,338,462	—	—	—	—	2,338,462
Irene M. Esteves	700,000	—	—	2,100,000	$250,000	3,050,000
Scott M. McLarty	467,521	514,273	701,282	—	—	1,683,077
William E. Brown(a)	300,923	480,000	—	—	—	780,923
Alan W. Young	—	—	—	—	—	—
Mark J. Suchinski	—	—	—	—	—	—
Duane F. Hawkins(b)	—	108,402	—	—	—	108,402
Thomas C. Gentile III	—	—	—	—	—	—
Samantha J. Marnick	—	—	—	—	—	—

(a)

Amounts included for Mr. Brown reflect certain cash payments pursuant to the Brown Retirement Agreement as described in “—Interests of Certain Spirit Directors and Executive Officers in the Merger— Retirement Agreement and General Release with Mr. Brown.”

(b)

Amounts included for Mr. Hawkins reflect certain cash payments pursuant to the Hawkins Retirement Agreement as described in “—Interests of Certain Spirit Directors and Executive Officers in the Merger— Retirement Agreement and General Release with Mr. Hawkins.”

(c)	Amount included for Ms. Esteves represents a retention bonus in the amount of three times her annual base salary, granted under the retention program as described in “—Retention Bonuses.”
(2)

For each named executive officer that is currently employed by Spirit, represents the value of the converted Spirit RSUs and Spirit PSUs that will vest and become payable upon a qualifying termination of employment by Spirit and/or Boeing pursuant to the terms of the Amended and Restated 2014 Omnibus Incentive Plan (as may be amended from time to time) (and for Mr. Shanahan, upon his qualifying termination pursuant to the terms of his applicable award agreements and employment agreement with Spirit; and for Ms. Esteves, upon her qualifying termination pursuant to the terms of her applicable award agreement and employment agreement with Spirit). The accelerated vesting of unvested converted Spirit RSUs and unvested converted Spirit PSUs held by the named executive officers that are currently employed by Spirit are “double-trigger” payments (other than in the case of those held by Mr. Shanahan and Ms. Esteves, which vest upon a qualifying termination regardless of a change in control), which means that they will vest and become payable only upon a qualifying termination of employment within 30 days prior to or 24 months following the Closing. For further details regarding the treatment of the Spirit equity awards held by the named executive officers, see “—Interests of Certain Spirit Directors and Executive Officers in the Merger—Treatment and Quantification of Spirit Equity Awards,” and “—Interests of Certain Spirit Directors and Executive Officers in the

Merger—Severance Payments Upon a Qualifying Termination Prior to or Following the Effective Time.” The estimated amount of each such payment is shown in the following table:

	Outstanding Spirit PSUs		Outstanding Spirit RSUs
Named Executive Officer	Number (#)	Value ($)	Number (#)	Value ($)	Total ($)
Patrick M. Shanahan	—	—	768,235	26,127,672	26,127,672
Irene M. Esteves(a)	—	—	139,598	4,747,728	4,747,728
Scott M. McLarty	29,080	989,011	20,850	709,109	1,698,119
William E. Brown(b)	22,803	775,530	25,217	857,630	1,633,160
Alan W. Young	—	—	—	—	—
Mark J. Suchinski	—	—	—	—	—
Duane F. Hawkins(c)	18,018	612,792	17,211	585,346	1,198,138
Thomas C. Gentile III	—	—	—	—	—
Samantha J. Marnick	—	—	—	—	—

(a)	Amounts for Ms. Esteves include any outstanding equity granted prior to June 4, 2024, when Ms. Esteves was serving as a non-employee director of Spirit.
(b)

Pursuant to the Brown Retirement Agreement, Mr. Brown is entitled to accelerated vesting of his time-based awards and a pro-rata portion of his outstanding performance-based awards, subject to satisfaction of performance conditions. Such outstanding performance-based awards will vest in connection with the Merger based upon actual performance as determined pursuant to the Merger Agreement.

(c)

Pursuant to the Hawkins Retirement Agreement, Mr. Hawkins is entitled to accelerated vesting of his time-based awards and a pro-rata portion of his outstanding performance-based awards, subject to satisfaction of performance conditions. Such outstanding performance-based awards will accordingly vest in connection with the Merger based upon actual performance as determined pursuant to the Merger Agreement.

(3)

The estimated amounts shown in this column consist of (i) a lump sum payment representing group health & welfare benefit coverage for a period of 12 months following a qualifying termination and (ii) an amount equal to any remaining unused portion of the perquisite allowance under the Spirit Perquisite Allowance Plan for the current calendar year at the time the qualifying termination occurs. For further details see “—Interests of Certain Spirit Directors and Executive Officers in the Merger—Severance Payments Upon a Qualifying Termination Prior to or Following the Effective Time.”

(4)

These amounts do not take into account any potential cutback that may apply to the payments and benefits to be received by a Spirit named executive officer in order to avoid the adverse tax consequences of Section 280G of the Code. Such cutback would apply only if it would put the named executive officer in a better after-tax position.

(5)

Mr. Young, who is included in this table as a named executive officer of Spirit, separated from Spirit within 30 days prior to the assumed Closing Date of July 31 2024, and is no longer employed by Spirit. Mr. Young is not expected to receive any benefits in connection with the Merger that are different from those received by Spirit Stockholders generally. In connection with Mr. Young’s actual separation from Spirit, effective as of July 18, 2024, Mr. Young entered into a Separation Agreement and General Release on July 20, 2024 and received certain severance payments and benefits as described in Spirit’s Current Report on Form 8-K filed with the SEC on July 22, 2024.

(6)

Each of Mr. Suchinski, Mr. Gentile and Ms. Marnick is included in this table as a named executive officer of Spirit. In each case, however, he or she is no longer employed by Spirit and is not expected to receive any benefits in connection with the Merger that are different from those received by Spirit Stockholders generally.

Board of Directors and Management of Boeing Following Completion of the Merger

Upon completion of the Merger, the directors and executive officers of Boeing are expected to continue in their current positions, other than as may be publicly announced by Boeing in the normal course.

On July 30, 2024, the Boeing Board elected Robert K. “Kelly” Ortberg to serve as President and Chief Executive Officer and as a member of the Boeing Board, in each case effective as of August 8, 2024. Mr. Ortberg, 64, brings to the Boeing Board more than 35 years of aerospace and defense industry experience with deep expertise in operational and technology leadership, manufacturing, engineering, strategy, innovation, and global management. His extensive background as a senior executive includes his role as Chairman, President, and Chief Executive Officer of Rockwell Collins, Inc., a leading provider of avionics and communications systems, between 2015 and 2018, where he was instrumental in driving the company’s growth and technological innovation, including the expansion of its product lines and global market presence. Mr. Ortberg also played a crucial role in overseeing Rockwell Collins’ advancement in high-technology product development and operational excellence, which involved navigating complex regulatory and safety requirements. Mr. Ortberg’s leadership—with a focus on customer value, workforce development and a safety-driven culture—was pivotal during a transformative period for Rockwell Collins, including its successful integration into United Technologies Corporation and the formation of Collins Aerospace, where he also served as the Chief Executive Officer between 2018 and 2020. Following his retirement from Collins Aerospace, he served as a Special Advisor to the office of the Chief Executive Officer for RTX Corporation (formerly Raytheon Technologies Corporation), an aerospace and defense company that provides advanced systems and services for commercial, military and government customers worldwide, between 2020 and 2021, where he provided valuable insights on a wide range of strategic and business matters. Mr. Ortberg also serves on the board of Aptiv PLC and during the past five years served on the board of RTX Corporation. His significant expertise in aerospace technology, coupled with his experience in managing and integrating sophisticated technological systems and driving innovation in a highly regulated industry, equips him to contribute effectively to the Board’s strategy and oversight. Mr. Ortberg earned a bachelor’s degree in mechanical engineering from the University of Iowa.

On November 14, 2024, the Boeing Board elected Mortimer J. “Tim” Buckley to serve as a member of the Boeing Board, effective as of January 1, 2025. Mr. Buckley, 55, brings to the Board more than 30 years of senior leadership experience, with extensive expertise in investment management, financial oversight, cybersecurity and digitalization, and corporate governance. As the former Chairman and CEO of Vanguard, one of the world’s largest investment management firms with nearly $10 trillion in assets under management and more than 20,000 employees, Mr. Buckley has a deep understanding of the global financial markets, asset management strategies, and investor perspectives, and played a pivotal role in advancing the firm’s commitment to delivering long-term value to clients. He guided Vanguard through changing market dynamics, shifting regulatory environments, and significant technological transformation. Prior to his role as Chairman and CEO from 2019 to 2024, Mr. Buckley held several key senior leadership positions at Vanguard between 2001 and 2018, including as Chief Investment Officer, where he oversaw the firm’s internally managed stock, bond and money market portfolios as well as investment research and methodology, and as Chief Information Officer, where he led the implementation of billion-dollar IT platforms. In his career, he built out the firm’s $350 billion digital advice businesses and $2 trillion exchange-traded funds franchise, globalized investment management, enhanced the firm’s artificial intelligence, and prioritized cybersecurity and digital capabilities globally. Mr. Buckley also serves on the board of Pfizer Inc.

U.S. Federal Income Tax Consequences of the Merger

Overview

The following describes the U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of Spirit Common Stock. The following description is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this proxy statement/prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the tax consequences described below. There can be no assurance that the IRS or courts will not adopt a position that is contrary to the following description.

The following description is limited to U.S. Holders who hold their Spirit Common Stock as a “capital asset” (generally, property held for investment purposes). The following description does not address all tax considerations that may be relevant to a particular type of person in light of their particular circumstances. In particular, the following description does not address the U.S. federal income tax consequences of the Merger to persons subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	banks, financial institutions or insurance companies;

•	real estate investment trusts or regulated investment companies;

•	grantor trusts;

•	persons that hold their Spirit Common Stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	tax-exempt entities;

•	persons who hold their Spirit Common Stock through individual retirement accounts or other tax-deferred accounts;

•	persons whose functional currency is not the U.S. dollar;

•	persons who acquired their Spirit Common Stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

•	persons who acquired their Spirit Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or in connection with the performance of services; and

•	persons who own their Spirit Common Stock through partnerships or other pass-through entities.

In addition, the following description does not address (i) any U.S. federal non-income tax consequences of the Merger, including estate, gift or other tax consequences; (ii) any state, local or non-U.S. tax consequences of the Merger; or (iii) the tax on net investment income or the alternative minimum tax.

If an entity (or an arrangement) treated as a partnership for U.S. federal income tax purposes holds Spirit Common Stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners in such a partnership should consult their own tax advisors about the tax consequences of the Merger to them.

For purposes of the following description, a “U.S. Holder” is a beneficial owner of Spirit Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (1) is subject to the primary supervision of a U.S. court and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

DETERMINING THE TAX CONSEQUENCES OF THE MERGER MAY BE COMPLEX. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

U.S. Federal Income Tax Consequences of the Merger in General

The U.S. federal income tax consequences of the Merger will depend primarily upon whether the Merger qualifies as a “reorganization” under Section 368(a) of the Code. It is possible that, because it is structured as a transaction involving Spirit Stockholders’ receipt of consideration solely in the form of Boeing Common Stock (other than cash received in lieu of fractional shares of Boeing Common Stock), the Merger may qualify as such a “reorganization.”

For the reasons discussed below, however, no assurance can be given that the IRS will not challenge the treatment of the Merger as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge.

The Merger is not conditioned on a ruling from IRS or an opinion of counsel that the Merger qualifies as a “reorganization” under Section 368(a) of the Code, and neither Boeing nor Spirit or any of their respective advisors or affiliates makes any representations or provides any assurances in the Merger Agreement regarding the tax consequences of the Merger, including whether the Merger qualifies as a “reorganization” under Section 368(a) of the Code.

Furthermore, in the Merger Agreement, Boeing and Spirit did not agree or represent that either of them intends for the Merger to qualify as a “reorganization” under Section 368(a) of the Code and the Merger Agreement does not contain any covenants regarding the parties’ reporting of the treatment of the Merger on any tax return. Neither Boeing nor Spirit agreed in the Merger Agreement to take any actions required to support, or to refrain from any actions that would jeopardize, the Merger’s qualification as a “reorganization” under Section 368(a) of the Code.

There are also significant legal and factual doubts concerning the qualification of the Merger as a “reorganization” under Section 368(a) of the Code. In particular, it is unclear how the IRS would view various transactions and payments that exist or have been made between Boeing and Spirit and may exist or have been made at the Effective Time for purposes of qualification of the Merger as a “reorganization.”

Accordingly, unless Boeing and Spirit receive the Ruling from the IRS (as discussed in “—IRS Private Letter Ruling” below), U.S. Holders should assume that the Merger will not qualify as a

“reorganization” under Section 368(a) of the Code and that the Merger will be treated as a taxable transaction even though there is a possibility that the Merger could be treated as a “reorganization” under Section 368(a) of the Code.

Prior to the Closing, Boeing and Spirit intend to provide U.S. Holders with additional information regarding whether or not they intend to treat the Merger as a “reorganization” under Section 368(a) of the Code.

IRS Private Letter Ruling

It is not a condition to the Merger that Boeing or Spirit receives a private letter ruling from the IRS regarding the qualification of the Merger as a “reorganization” under Section 368(a) of the Code. Nevertheless, Boeing and Spirit filed with the IRS on December 20, 2024 the Ruling Request to request a private letter ruling to the effect that the Merger qualifies as a “reorganization” under Section 368(a) of the Code.

It is possible that the IRS will not agree to consider the Ruling Request. It is also possible that the IRS, after considering the request for the Ruling, will not agree to issue the Ruling or will issue a private letter ruling that does not conclude that the Merger qualifies as a “reorganization” under Section 368(a) of the Code. In addition, the Ruling may not address all of the issues that are relevant to the U.S. federal income tax treatment of the Merger as a “reorganization” under Section 368(a) of the Code. It is further possible that the IRS would consider the request for the Ruling, but would not do so in time to provide the Ruling prior to the Effective Time. Accordingly, there can be no assurance as to whether or when Boeing and Spirit will receive the Ruling.

Assuming that Boeing and Spirit receive the Ruling, the Ruling would be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of Spirit and Boeing, including facts, assumptions, representations, statements and undertakings relating to the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations and statements are or become inaccurate or incomplete, or if any such undertaking is not complied with, Boeing and Spirit may not be able to rely on the Ruling, and the conclusions reached in the Ruling could be jeopardized.

Notwithstanding receipt by Boeing and Spirit of the Ruling, the IRS could determine on audit that the Merger is taxable for U.S. federal income tax purposes if it determines that any of the facts, assumptions, representations, statements and undertakings upon which the Ruling was based are incorrect or have been violated, or if it concludes, on the basis of issues not addressed in the Ruling, that the Merger does not qualify as a “reorganization” under Section 368(a) of the Code. Accordingly, even if Boeing and Spirit were to receive the Ruling, there can be no assurance that the IRS would not assert that the Merger does not qualify as a “reorganization” under Section 368(a) of the Code, or that a court would not sustain such a challenge to the Merger’s qualification as a “reorganization” under Section 368(a) of the Code.

If Boeing and Spirit do not ultimately receive the Ruling, U.S. Holders should assume that the Merger will not qualify as a “reorganization” under Section 368(a) of the Code and that the Merger will be treated as a taxable transaction even though there is a possibility that the Merger could be treated as a “reorganization” under Section 368(a) of the Code.

If Boeing and Spirit timely receive the Ruling to the satisfaction of Boeing and Spirit, Boeing and Spirit intend to report the Merger for U.S. federal income tax purposes in a manner consistent with the qualification of the Merger as a “reorganization” under Section 368(a) of the Code. If Boeing and Spirit do not timely receive the Ruling to the satisfaction of Boeing and Spirit, Boeing and Spirit intend to report the Merger as a taxable transaction for U.S. federal income tax purposes (and not as a “reorganization” under Section 368(a) of the Code).

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Spirit Common Stock

Tax Consequences if the Merger Does Not Qualify as a Reorganization.

If the Merger does not qualify as a “reorganization” under Section 368(a) of the Code, the receipt of Boeing Common Stock (and cash in lieu of a fractional share of Boeing Common Stock) in exchange for Spirit Common Stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. In such a case, a U.S. Holder of Spirit Common Stock generally will recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the Boeing Common Stock received by such U.S. Holder in the Merger, if any, plus the amount of cash received by such U.S. Holder in the Merger in lieu of a fractional share of Boeing Common Stock, if any, and (ii) such U.S. Holder’s adjusted tax basis in its Spirit Common Stock surrendered. If a U.S. Holder acquired a share of Spirit Common Stock by purchase, such U.S. Holder’s adjusted tax basis in such share generally will equal the amount that such U.S. Holder paid for such share. Gain or loss will be determined separately for each block of shares of Spirit Common Stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in such shares of Spirit Common Stock is more than one year as of the effective date of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

Tax Consequences if the Merger Qualifies as a Reorganization.

If, contrary to the discussion above, the Merger were to qualify as a “reorganization” under Section 368(a) of the Code, the following tax consequences would result for U.S. Holders of Spirit Common Stock:

•

Upon the exchange of shares of Spirit Common Stock for shares of Boeing Common Stock pursuant to the Merger, gain or loss would not be recognized (except to the extent of cash received in lieu of a fractional share of Boeing Common Stock, as described below).

•

To the extent that a U.S. Holder of Spirit Common Stock receives cash in lieu of a fractional share of Boeing Common Stock, such Spirit Stockholder will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the portion of such Spirit Stockholder’s adjusted tax basis in the Spirit Common Stock surrendered that is allocable to such fractional share. The gain or loss will generally be long-term capital gain or loss, if, as of the effective date of the Merger, such Spirit Stockholder’s holding period for the Spirit Common Stock is longer than one year. Spirit Stockholders are urged to consult their tax advisors regarding the tax treatment of any cash received in the Merger in lieu of a fractional share of Boeing Common Stock.

•

The aggregate tax basis of any shares of Boeing Common Stock that U.S. Holders of Spirit Common Stock receive in exchange for their shares of Spirit Common Stock in the Merger (before reduction for the basis in any fractional share of Boeing Common Stock for which they receive cash) will be the same as the aggregate adjusted tax basis of their shares of Spirit Common Stock.

•

The holding period of any shares of Boeing Common Stock that U.S. Holders of Spirit Common Stock receive in the Merger generally will include the holding period of the shares of Spirit Common Stock they exchanged for such shares of Boeing Common Stock.

•

If U.S. Holders of Spirit Common Stock have differing tax bases or holding periods in respect of their shares of Spirit Common Stock, they should consult their tax advisor prior to the Merger with regard to identifying the tax bases or holding periods of particular shares of Boeing Common Stock to be received in the Merger.

U.S. Information Reporting and Backup Withholding

If the Merger does not qualify as a “reorganization” under Section 368(a) of the Code, under U.S. federal income tax laws, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%) on Boeing Common Stock and any cash payments made in lieu of the issuance of a fractional share of Boeing Common Stock. If the Merger qualifies as a “reorganization” under Section 368(a) of the Code, under U.S. federal income tax laws, you may be subject, under certain circumstances, to information reporting and backup withholding on any cash payments made in lieu of the issuance of a fractional share of Boeing Common Stock but not with respect to the receipt of Boeing Common Stock.

A Spirit Stockholder generally will not be subject to backup withholding if such Spirit Stockholder (1) is a corporation or comes within certain other exempt categories or (2) provides a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. A Spirit Stockholder, to prevent backup withholding on payments made to such Spirit Stockholder pursuant to the Merger, must provide the Exchange Agent with such Spirit Stockholder’s correct taxpayer identification number by completing an IRS Form W-9 or a substitute Form W-9. If a Spirit Stockholder willfully fails to provide such Spirit Stockholder’s correct taxpayer identification number, such Spirit Stockholder may be subject to penalties imposed by the IRS in addition to backup withholding. Any amounts withheld under these rules would be creditable against such Spirit Stockholder’s U.S. federal income tax liability if such Spirit Stockholder timely files proper documentation with the IRS.

Accounting Treatment of the Merger

Boeing and Spirit prepare their financial statements in accordance with GAAP. The Merger will be accounted for using the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations, with Boeing considered as the accounting acquirer and Spirit as the accounting acquiree. Accordingly, consideration to be given by Boeing to complete the Merger will be allocated to the identifiable tangible and intangible assets acquired and liabilities assumed of Spirit based on their estimated fair values as of the date of the completion of the Merger, with any excess merger consideration being recorded as goodwill.

Regulatory Approvals

The completion of the Merger is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act, under which the Merger may not be completed until notification and report forms have been filed with the FTC, and the Antitrust Division of the DOJ, and the applicable waiting period has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filing of their respective HSR notifications or the early termination of that waiting period. The parties’ HSR Act notifications were filed with the FTC and the DOJ on July 29, 2024. On August 28, 2024, prior to the expiration of the initial waiting period, the FTC issued a Second Request to Boeing and Spirit, which provides that the parties must observe a second 30-day waiting period, which will begin to run only after both parties have complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period (or commit not to complete the Merger for a specified period of time).

The transaction is also subject to clearance or approval by competition and foreign investment regulatory authorities in certain other jurisdictions, including from competition authorities in the United Kingdom, European Union, Morocco, Saudi Arabia and Ukraine, and foreign investment authorities in France and the United Kingdom. In relation to the United Kingdom, the parties will file a merger notice to the Competition & Markets Authority seeking approval of the transaction under the Enterprise Act

2002. In relation to foreign investment authorities, Boeing received approval from the Government of the United Kingdom on December 5, 2024. In relation to the European Union, the parties will file a Form CO to the European Commission seeking approval of the transaction under the Council Regulation (EC) No. 139/2004 of 20 January 2004 on the Control of Concentrations Between Undertakings. The transaction cannot be completed until Boeing and Spirit obtain clearance to complete the transaction or applicable waiting periods have expired or been terminated in each applicable jurisdiction.

Expected Timing of the Merger

Boeing and Spirit currently expect to complete the Merger in mid-2025. Neither Boeing nor Spirit, however, can predict the actual date on which the Merger will be completed, and they cannot assure that the Merger will be completed, because completion of the Merger is subject to conditions beyond the control of each of Boeing and Spirit.

Exchange of Shares

After the completion of the Merger, with respect to shares of Spirit Common Stock held through DTC in book-entry form, the Exchange Agent will deliver to DTC or its nominee the Per Share Merger Consideration, together with cash in lieu of any fractional shares of Boeing Common Stock to which DTC is entitled under the Merger Agreement.

If you hold your shares of Spirit Common Stock in certificated form, or in book-entry form but not through DTC, after receiving the proper documentation from you, following the Effective Time, the Exchange Agent will deliver to you the Boeing Common Stock and a check in the amount of any cash in lieu of any fractional share to which you would otherwise be entitled pursuant to the Merger Agreement.

Treatment of Spirit Equity Awards and the ESPP

Spirit RSUs

Under the terms of the Merger Agreement, at the Effective Time, each Spirit RSU that is outstanding (and is not a Specified Award) will automatically be converted into a Boeing Stock-Based RSU. The number of shares of Boeing Common Stock subject to each such Boeing Stock-Based RSU will be equal to the product (rounded to the nearest whole number) of the total number of shares of Spirit Common Stock subject to such Spirit RSU immediately prior to the Effective Time multiplied by the Per Share Merger Consideration, and any accrued but unpaid dividend equivalents with respect to such Spirit RSU will be assumed and become an obligation with respect to the applicable Boeing Stock-Based RSU. Except as specifically provided in the Merger Agreement, following the Effective Time, each such Boeing Stock-Based RSU will continue to be governed by the same terms and conditions (including vesting terms) as were applicable to such Spirit RSU immediately prior to the Effective Time.

Spirit PSUs

Under the terms of the Merger Agreement, at the Effective Time, each Spirit PSU that is outstanding (and is not a Specified Award) will automatically be converted into a Boeing Stock-Based RSU. The number of shares of Boeing Common Stock subject to each such Boeing Stock-Based RSU will be equal to the product (rounded to the nearest whole number) of the total number of shares of Spirit Common Stock subject to such Spirit PSU immediately prior to the Effective Time based on the attainment of the applicable performance metrics at the actual level of performance, determined as specified in the Merger Agreement, multiplied by the Per Share Merger Consideration. Except as specifically provided in the Merger Agreement, following the Effective Time, each such Boeing Stock-

Based RSU will continue to be governed by the same terms and conditions (including vesting terms but excluding performance conditions) as were applicable to such Spirit PSU immediately prior to the Effective Time.

Specified Awards

Each Specified Award will be cancelled, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes or other amounts required to be withheld by applicable law) the Per Share Merger Consideration multiplied by the number of shares of Spirit Common Stock subject to such Specified Award immediately prior to the Effective Time, provided that the number of shares of Spirit Common Stock subject to those Specified Awards that are Spirit PSUs will be determined based on the attainment of the applicable performance metrics at the actual level of performance, determined as specified in the Merger Agreement.

ESPP

Additionally, the Merger Agreement requires that Spirit take action to provide that, except for the Final Offering, no offering period will be authorized or commence under the ESPP on or after the date of the Merger Agreement and that the ESPP will terminate at the Effective Time and no further rights will be granted or exercised under the ESPP thereafter.

Dividend Policy

The Boeing Board suspended the declaration and/or payment of cash dividends in March 2020, and Boeing has not declared or paid dividends on shares of Boeing Common Stock since March 6, 2020, when it paid a dividend of $2.055 per share. The terms of the Merger Agreement limit Boeing’s ability to declare or pay dividends prior to the completion of the Merger.

The Spirit Board suspended Spirit’s quarterly cash dividend in the fourth quarter of 2022, and Spirit has not declared or paid dividends on shares of Spirit Common Stock in 2023. Spirit last paid its stockholders a quarterly dividend of $0.01 per share on October 3, 2022. The terms of the Merger Agreement limit Spirit’s ability to declare or pay dividends prior to the completion of the Merger.

For additional information on the treatment of dividends under the Merger Agreement, see the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 128 of this proxy statement/prospectus.

Boeing Stockholders and Spirit Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

Listing of Boeing Common Stock; Delisting of Spirit Common Stock

It is a condition to the Closing that the Merger Consideration Shares be approved for listing on the NYSE, subject to official notice of issuance. Boeing has agreed to use its reasonable best efforts to cause the Merger Consideration Shares to be listed on the NYSE, subject to official notice of issuance.

Shares of Spirit Common Stock currently trade on the NYSE under the stock symbol “SPR.” When the Merger is completed, the Spirit Common Stock currently listed on the NYSE will cease to be quoted on the NYSE and will be deregistered under the Exchange Act.

No Appraisal Rights

Under the DGCL, Spirit Stockholders are not entitled to appraisal rights in connection with the Merger.

Litigation Relating to the Merger

On August 29, 2024, following the public announcement of the Merger, a lawsuit relating to the Merger was filed by a purported Spirit Stockholder against Spirit and the Spirit Board in the U.S. District Court for the Southern District of New York (the “Lawsuit”). The Lawsuit, captioned Murphy v. Spirit AeroSystems Holdings, Inc. et al., Docket No. 1:24-cv-06539, alleges, among other things, that the registration statement on Form S-4 of which this proxy statement/prospectus forms a part fails to disclose certain allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act. The Lawsuit seeks injunctive relief enjoining the Merger, damages, costs, and other remedies. Spirit has also received letters from additional purported Spirit Stockholders including allegations similar to those alleged in the Lawsuit. Additional lawsuits may be filed against Boeing, the Boeing Board, Boeing’s officers, Spirit, the Spirit Board or Spirit’s officers in connection with the Merger or the other Transactions, which could prevent or delay completion of the Merger and result in substantial costs to Boeing or Spirit, including any costs associated with indemnification obligations of Boeing or Spirit.

THE MERGER AGREEMENT

The following description sets forth the principal terms of the Merger Agreement, which is attached as Annex A and incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties to the Merger Agreement are governed by the express terms and conditions of the Merger Agreement and not by this description, which is summary by nature, or by any other description of the Merger Agreement in this proxy statement/prospectus. This description does not purport to be complete, may not contain all of the information about the Merger Agreement that is important to you and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding any of the proposals described in this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Boeing and Spirit contained in this proxy statement/prospectus or in the public reports of Boeing and Spirit filed with the SEC may supplement, update or modify the factual disclosures about Boeing and Spirit contained in the Merger Agreement. The representations, warranties and covenants in the Merger Agreement were qualified and subject to important limitations agreed to by the parties to the Merger Agreement in connection with negotiating the terms of the Merger Agreement. The representations and warranties in the Merger Agreement were made only for purposes of the Merger Agreement as of specified dates and were negotiated with the principal purposes of establishing circumstances in which a party to the Merger Agreement may have the right not to complete the Merger if the representations and warranties of the other party or parties to the Merger Agreement prove to be untrue due to a change in circumstance or otherwise and of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and to reports and documents filed with the SEC, and some representations, warranties and covenants were qualified by confidential disclosures that the parties to the Merger Agreement delivered in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement. Accordingly, you should not rely on the representations, warranties or covenants in the Merger Agreement as characterizations of the actual state of facts about Boeing and Spirit. The representations, warranties and covenants in the Merger Agreement, and any descriptions of those provisions, should not be read alone but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 204 of this proxy statement/prospectus.

Structure of the Merger; Surviving Corporation Organizational Documents; Directors and Officers

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Spirit, the separate corporate existence of Merger Sub will cease, and Spirit will continue as the Surviving Corporation and a wholly owned subsidiary of Boeing. The Merger will have the effects set forth in the Merger Agreement and the relevant provisions of the DGCL.

The certificate of incorporation of Spirit, as in effect immediately prior to the Effective Time, will be amended and restated in its entirety as set forth on Exhibit A to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended. The bylaws of Spirit, as in effect immediately prior to the Effective Time, will be amended and restated in their entirety as set forth on Exhibit B to the Merger Agreement and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended.

The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation as of the Effective Time, and the officers of Spirit immediately prior to the Effective Time will be the officers of the Surviving Corporation as of the Effective Time, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal pursuant to the governing documents of the Surviving Corporation or applicable law.

Closing; Effective Time of the Merger

Closing

The Closing will take place by exchange of electronic documents and executed signature pages and the electronic transfer of funds on the third business day following the satisfaction or waiver of the closing conditions described in “—Conditions to the Closing of the Merger” below (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time) or at such other date, time or place as agreed to in writing by Spirit and Boeing.

Effective Time

Subject to the provisions of the Merger Agreement, on the Closing Date, the parties to the Merger Agreement will cause a certificate of merger to be executed and filed with the Delaware Secretary of State and will pay any taxes and fees and make all other filings required under the DGCL in connection with the Merger. The Merger will become effective at the time that the certificate of merger is filed with the Delaware Secretary of State, or at such later effective date and time as may be agreed to by the parties to the Merger Agreement and specified in the certificate of merger.

Merger Consideration

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of Spirit Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, which will immediately be cancelled and will cease to exist, without payment of any consideration therefor) will be automatically cancelled and cease to exist and will be converted into the right to receive a number of shares of Boeing Common Stock equal to (a) if the Boeing Stock Price is greater than $149.00 but less than $206.94, the quotient obtained by dividing $37.25 by the Boeing Stock Price, rounded to four decimal places, (b) if the Boeing Stock Price is greater than or equal to $206.94, 0.1800 or (c) if the Boeing Stock Price is equal to or less than $149.00, 0.2500.

If, between the date of the Merger Agreement and the Effective Time, any change in the number or type of shares of Boeing Common Stock or shares of Spirit Common Stock outstanding occurs as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Boeing Common Stock or Spirit Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with a record date during that period (but excluding, for the avoidance of doubt, the exchange of any of Spirit’s outstanding exchangeable notes for shares of Spirit Common Stock pursuant to their terms, the exercise or settlement of any Spirit equity awards outstanding as of the date of the Merger Agreement or otherwise granted or issued thereafter in compliance with the terms of the Merger Agreement or the exercise or settlement of stock options or other equity awards to purchase Boeing Common Stock as set forth in the Merger Agreement), the Exchange Ratio and any other similarly dependent items will be adjusted appropriately, without duplication, to provide the same economic effect as contemplated by the Merger Agreement prior to such event.

Fractional Shares

No fractional shares of Boeing Common Stock will be issued in the Merger. All fractional shares of Boeing Common Stock that a holder of Spirit Common Stock or Specified Awards would be otherwise entitled to receive under the Merger Agreement will be aggregated and such holder will be entitled to receive a cash payment, without interest, in lieu of any such fractional share, equal to the product (rounded down to the nearest cent) of (a) the amount of such fractional share interest in a share of Boeing Common Stock to which such holder would otherwise be entitled under the Merger Agreement and (b) the Boeing Stock Price.

Spirit Equity Awards and Employee Stock Purchase Plan

Under the terms of the Merger Agreement, at the Effective Time:

•

Each Spirit RSU that is outstanding (and is not a Specified Award) will automatically be converted into a Boeing Stock-Based RSU. The number of shares of Boeing Common Stock subject to each such Boeing Stock-Based RSU will be equal to the product (rounded to the nearest whole number) of the total number of shares of Spirit Common Stock subject to such Spirit RSU immediately prior to the Effective Time multiplied by the Per Share Merger Consideration, and any accrued but unpaid dividend equivalents with respect to such Spirit RSU will be assumed and become an obligation with respect to the applicable Boeing Stock-Based RSU. Except as specifically provided in the Merger Agreement, following the Effective Time, each such Boeing Stock-Based RSU will continue to be governed by the same terms and conditions (including vesting terms) as were applicable to such Spirit RSU immediately prior to the Effective Time.

•

Each Spirit PSU that is outstanding (and is not a Specified Award) will automatically be converted into a Boeing Stock-Based RSU. The number of shares of Boeing Common Stock subject to each such Boeing Stock-Based RSU will be equal to the product (rounded to the nearest whole number) of the total number of shares of Spirit Common Stock subject to such Spirit PSU immediately prior to the Effective Time based on the attainment of the applicable performance metrics at the actual level of performance, determined as specified in the Merger Agreement, multiplied by the Per Share Merger Consideration. Except as specifically provided in the Merger Agreement, following the Effective Time, each such Boeing Stock-Based RSU will continue to be governed by the same terms and conditions (including vesting terms but excluding performance conditions) as were applicable to such Spirit PSU immediately prior to the Effective Time.

•

Each outstanding Spirit RSU, Spirit PSU or restricted share of Spirit Common Stock granted under Spirit’s omnibus incentive plans that is a Specified Award will be cancelled, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes or other amounts required to be withheld by applicable law) the Per Share Merger Consideration multiplied by the number of shares of Spirit Common Stock subject to such Specified Award immediately prior to the Effective Time, provided that the number of shares of Spirit Common Stock subject to those Specified Awards that are Spirit PSUs will be determined based on the attainment of the applicable performance metrics at the actual level of performance, determined as specified in the Merger Agreement.

The Merger Agreement requires Spirit to take action to provide that, except for the Final Offering, no offering period will be authorized or commence under the ESPP on or after the date of the Merger Agreement and that the ESPP will terminate in its entirety at the Effective Time and no further rights will be granted or exercised under the ESPP thereafter.

Delivery of Merger Consideration

Deposit of Merger Consideration and Exchange Agent

No later than 10 days prior to the Effective Time, Boeing will appoint the Exchange Agent for the purpose of exchanging shares of Spirit Common Stock held in book-entry form or certificated form for the Per Share Merger Consideration. On the Closing Date, Boeing will deposit, or cause to be deposited, with the Exchange Agent, an aggregate number of shares of Boeing Common Stock to be issued in non-certificated book-entry form sufficient to deliver the number of shares of Boeing Common Stock required to be delivered as Per Share Merger Consideration in respect of the shares of Spirit Common Stock, other than Excluded Shares, issued and outstanding immediately prior to the Effective Time (the “Eligible Shares”) and an aggregate amount of cash sufficient to deliver the amounts required to be delivered in lieu of any fractional shares of Boeing Common Stock as described in the section entitled “—Fractional Shares” (such shares of Boeing Common Stock and cash amounts, the “Exchange Fund”). If for any reason (including losses) the Exchange Fund is insufficient to pay the amounts owed to Spirit Stockholders entitled to such payment pursuant to the Merger Agreement, Boeing will immediately deposit, or will cause to be deposited, additional shares of Boeing Common Stock or cash, as applicable, with the Exchange Agent for the Exchange Fund in an amount that is equal to any such deficiency. The Exchange Fund will not be used for any purpose other than to fund the Merger Consideration.

Procedures for Surrender

Within three business days after the Effective Time, Boeing will instruct the Exchange Agent to send to each holder of record of a certificate formerly representing Eligible Share (a “Certificate”) whose shares were converted into the right to receive the Per Share Merger Consideration and, if reasonably deemed customary and necessary by the Exchange Agent, to each holder of record of book-entry shares of Spirit Common Stock (the “Book-Entry Shares”) whose shares were converted into the right to receive the Per Share Merger Consideration: (a) notice advising such holders of the effectiveness of the Merger and (b) customary transmittal materials and instructions for surrendering such Certificates (or affidavits of loss in lieu of such Certificates), and, if reasonably deemed customary and necessary by the Exchange Agent, such Book-Entry Shares to the Exchange Agent, in exchange for the Per Share Merger Consideration and any cash in lieu of fractional shares to which such holder is entitled pursuant to the Merger Agreement. The materials will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of the Certificates) to the Exchange Agent. Unless additional procedures are reasonably deemed customary and necessary by the Exchange Agent, within three business days following the Effective Time, each Book-Entry Share that was converted into the right to receive the Per Share Merger Consideration will automatically, upon the Effective Time, be entitled to receive, and Boeing will instruct the Exchange Agent to pay and deliver in exchange for such Book-Entry Shares, the Per Share Merger Consideration that such holder is entitled to receive and any cash in lieu of fractional shares to which such holder is entitled, and such Book-Entry Shares will be cancelled.

At the Effective Time, the stock transfer books of Spirit will be closed, and thereafter no further registration of transfers of shares of Spirit Common Stock will be made on the records of Spirit. From and after the Effective Time, each Certificate, until surrendered, and each Book-Entry Share, until paid, will evidence only the right to receive the Per Share Merger Consideration that the holder of such Certificate or Book-Entry Share, as applicable, is entitled to receive, including any cash in lieu of fractional shares to which such holder is entitled.

Transfers of Ownership

If any portion of the aggregate Per Share Merger Consideration is to be paid to a person other than the person in whose name the Certificate(s) is registered, the Exchange Agent will make such payment if the Certificate(s) are properly endorsed or otherwise in proper form for transfer and surrender and the person requesting such payment provides evidence that any applicable transfer taxes have been paid or are not applicable, in each case in a form and substance reasonably satisfactory to Boeing and the Exchange Agent. Payment of the Per Share Merger Consideration with respect to Book-Entry Shares will only be made to the person in whose name such Book-Entry Shares are registered in the stock transfer books of Spirit.

No Interest

No interest will be paid or accrue on any amount payable upon the surrender of any shares of Spirit Common Stock.

Termination of Exchange Fund

Any portion of the Exchange Fund (including any interest and other income resulting from any investments thereof (if any)) that remains unclaimed by the holders of shares of Spirit Common Stock on the date that is 12 months after the Closing Date will be delivered to Boeing or its designee. After such date, any holder of shares of Spirit Common Stock who has not complied with the surrender procedures set forth in the Merger Agreement will thereafter look only to the Surviving Corporation for such payments.

Lost, Stolen or Destroyed Certificates

If any Certificate is lost, stolen or destroyed, to receive the Per Share Merger Consideration the holder of the Certificate is entitled to receive under the Merger Agreement, the person claiming such Certificate to be lost, stolen or destroyed must make an affidavit of that fact and, if required by Boeing or the Exchange Agent, post a bond in a customary amount and upon such terms as may be reasonably required by Boeing or the Exchange Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate.

Withholding Rights

Each of Spirit (including, for the avoidance of doubt, the Surviving Corporation), Boeing and the Exchange Agent (and any of their respective affiliates) will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement to any person such amounts as are required to be deducted and withheld therefrom under any applicable tax laws. Any withheld amounts that are paid to or deposited with the appropriate taxing authorities will be treated for purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Representations and Warranties

Representations and Warranties of Spirit

The Merger Agreement contains representations and warranties made by Spirit. These representations and warranties relate to, among other things:

•

due organization, valid existence and good standing; corporate or similar organizational power and authority to own, lease and operate properties and assets and conduct business; and qualification to do business as a foreign legal entity in relevant jurisdictions;

•	capitalization;

•	ownership of subsidiaries;

•	absence of voting debt securities; absence of preemptive or other similar or outstanding rights; absence of voting agreements; equity awards;

•	corporate power and authority to enter into and comply with the Merger Agreement and the enforceability of the Merger Agreement against Spirit;

•

approval of the Merger Agreement by the Spirit Board; the Spirit Board recommending the adoption of the Merger Agreement by the Spirit Stockholders; submission of the Merger Agreement to the Spirit Stockholders;

•	receipt by the Spirit Board of the opinion of Spirit’s financial advisor;

•	required governmental filings, notices, reports, consents, registrations, approvals, permits and authorizations;

•

absence of conflicts with organizational documents, applicable laws and material contracts with third parties in connection with the execution and delivery of the Merger Agreement and completion of the Merger Agreement Transactions;

•	compliance with applicable laws;

•	validity of licenses;

•

timeliness and accuracy of SEC reports and compliance of such reports with applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•	disclosure controls and procedures and internal control over financial reporting;

•	financial statements, absence of certain undisclosed liabilities and absence of off-balance sheet arrangements;

•	absence of certain litigation and governmental orders;

•	the conduct of the business of Spirit and its subsidiaries and the absence of certain adverse events since December 31, 2023;

•	material contracts;

•	government contracts;

•	owned and leased real property and tangible personal property;

•	conformity of products with contractual specifications and warranties and compliance with aviation regulations;

•	customers and suppliers;

•	employee benefits matters;

•	labor matters;

•	environmental matters;

•	tax matters;

•	real property;

•	intellectual property, information technology and privacy matters;

•	related-party transactions;

•	insurance policies;

•	inapplicability of anti-takeover statutes or regulations and absence of any stockholder rights plan;

•

employment of brokers, finders or investment banks and incurrence of brokerage fees, commissions or finder’s fees in connection with the Merger Agreement Transactions or the Airbus Term Sheet, the transactions contemplated thereby, any definitive agreements with respect to such transactions or other divestitures by Spirit and its subsidiaries, in each case, to the extent they constitute transactions contemplated by the Merger Agreement (collectively, the “Divestiture Transactions”); and

•	accuracy of the information supplied for inclusion in this proxy statement/prospectus and the related registration statement.

Certain of Spirit’s representations and warranties are qualified as to “knowledge,” “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any effect, change, development, event or occurrence that, individually or in the aggregate with any other effect, change, development, event or occurrence, has or would be reasonably expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of Spirit and its subsidiaries (taken as a whole); provided, however, that no effect, change, development, event or occurrence resulting from any of the following will constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(a)

changes in economic conditions, political conditions, social conditions, the credit, capital, securities or financial markets, commodity prices, interest, currency or exchange rates, inflation or regulatory or business conditions;

(b)

changes or developments in the industries in which Spirit or any of its subsidiaries or joint ventures operate or the industries to which Spirit or its subsidiaries or joint ventures sell its or their products or services;

(c)	changes in, proposed or pending changes in, or changes in interpretation or enforcement of, GAAP or any law;

(d)

(i) any failure by Spirit to meet any internal, public or other projections, forecasts, estimates, budgets or goals or (ii) any decline in the market price or trading volume of the shares of Spirit Common Stock on the NYSE; provided that the underlying cause of such failure or decline may (to the extent not otherwise excluded under this definition) be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur;

(e)

acts of warfare, outbreak or escalation of hostilities, geopolitical conditions, tariffs, sanctions, riots, looting, unrest, sabotage, trade wars, political unrest, civil disobedience, protests, public demonstrations, sabotage, terrorism, cyberterrorism or cyberattacks (in each case, to the extent not specifically targeting Spirit), military, paramilitary or police actions, or national or international calamity, or the escalation or worsening of any of the foregoing or any response by any governmental entity to any of the foregoing;

(f)

(i) any outbreak or ongoing effects of a contagious disease, epidemic or pandemic (including COVID-19) or other public health event or the escalation or worsening thereof or any response by any governmental entity to the foregoing (including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, curfew, shutdown, closure, sequester, safety or any other law, order, proceeding, directive, pronouncement or guideline by any industry group or governmental entity) or (ii) any weather event, flood, eruption, nuclear incident or other natural or man-made disaster or other force majeure event or the escalation or worsening of any of the foregoing or any response by any governmental entity to any of the foregoing;

(g)

the taking of any action required by the Merger Agreement (except for Spirit’s obligations under the Merger Agreement described in the second paragraph under “—Conduct of Business Pending the Merger”) or the failure to take any action prohibited by the Merger Agreement or the taking of any action required by the Airbus Term Sheet (or by the definitive agreements providing for the transactions contemplated by the Airbus Term Sheet, to the extent reflecting the terms of the Airbus Term Sheet or consented to by Boeing pursuant to the Merger Agreement) or the failure to take any action prohibited by the Airbus Term Sheet (or by the definitive agreements providing for the transactions contemplated by the Airbus Term Sheet, to the extent reflecting the terms of the Airbus Term Sheet or consented to by Boeing pursuant to the Merger Agreement);

(h)

changes caused by the negotiation, execution, announcement or performance of the Merger Agreement or the Airbus Term Sheet (or by the definitive agreements providing for the transactions contemplated by the Airbus Term Sheet, to the extent reflecting the terms of the Airbus Term Sheet or consented to by Boeing pursuant to the Merger Agreement) or the pendency or completion of the Merger Agreement Transactions or the Airbus Term Sheet (including, in each case of the foregoing, any loss or change in relationship with any regulator, Spirit employee in or governed by any labor union or similar body, officer, director, customer, supplier, vendor or other business partner of Spirit or any of its subsidiaries to the extent attributable thereto) (it being understood that the provision of the Merger Agreement described in this clause (h) will not apply with respect to the representations or warranties relating to Spirit’s required governmental filings or lack of violations of organizational documents, applicable laws and material contracts with third parties (or any condition to any party’s obligation to complete the Merger Agreement Transactions relating to such representation and warranty));

(i)

the commencement, pendency or resolution of any proceeding filed, or, to the knowledge of Spirit, threatened in writing, against Spirit or any of its subsidiaries or any of their respective representatives, by any Spirit Stockholders in each case to the extent related to the Merger Agreement or the Merger Agreement Transactions (such litigation, “Transaction Litigation”) or any proceeding to the extent relating to the Merger Agreement or the Merger Agreement Transactions (it being understood that the provision of the Merger Agreement described in this clause (i) will not apply with respect to the representations or warranties relating to Spirit’s required governmental filings or lack of violations of organizational documents, applicable laws and material contracts with third parties (or any condition to any party’s obligation to complete the Merger Agreement Transactions relating to such representation and warranty));

(j)

(A) the identity of Boeing or any of its subsidiaries or (B) any communication or disclosure by Boeing or any of its subsidiaries (including regarding the plans or intentions of Boeing with respect to the conduct of the business of Spirit and its subsidiaries after the Effective Time) (it being understood that the provision of the Merger Agreement described in this clause (j) will not apply with respect to the representations or warranties relating to Spirit’s required governmental filings or lack of violations of organizational documents, applicable laws and material contracts with third parties (or any condition to any party’s obligation to complete the Merger Agreement Transactions relating to such representation and warranty));

(k)

the effect of any event or action taken or omission to act by Spirit or any of its subsidiaries in connection with the Merger Agreement Transactions or the Airbus Term Sheet at the written request of Boeing;

(l)

the effects of the failure to obtain any consents, registrations, approvals, permits or authorizations from any contractual counterparty or any governmental entity or the termination, acceleration or the enforcement of any contractual right of any contractual counterparty (including step-in rights), in each case, to the extent resulting from or arising out of the entry into the Merger Agreement or the Merger Agreement Transactions (it being understood that the provision of the Merger Agreement described in this clause (l) will not apply with respect to the representations or warranties relating to Spirit’s required governmental filings or lack of violations of organizational documents, applicable laws and material contracts with third parties (or any condition to any party’s obligation to complete the Merger Agreement Transactions relating to such representation and warranty)); or

(m)

any action required to be taken by Boeing or any of its subsidiaries in order to comply with Boeing’s obligations described in the first paragraph under “—Cooperation; Regulatory Approvals and Efforts to Close the Merger.”

Notwithstanding the foregoing, with respect to clauses (a), (b), (c), (e), and (f) above, such events that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent (and only to the extent) that they disproportionately adversely affect Spirit and its subsidiaries (taken as a whole) relative to comparable companies operating in the industries and in the geographic markets in which Spirit and its subsidiaries conduct their businesses.

Representations and Warranties of Boeing and Merger Sub

The Merger Agreement contains representations and warranties made by Boeing and Merger Sub. These representations and warranties relate to, among other things:

•

due organization, valid existence and good standing; corporate or similar organizational power and authority to own, lease and operate properties and assets and conduct business; and qualification to do business as a foreign legal entity in relevant jurisdictions;

•	capitalization; absence of voting debt securities; absence of preemptive or other similar or outstanding rights; absence of voting agreements;

•	corporate power and authority to enter into and comply with the Merger Agreement and the enforceability of the Merger Agreement against Boeing and Merger Sub;

•	required governmental filings, notices, reports, consents, registrations, approvals, permits and authorizations;

•

absence of conflicts with organizational documents, applicable laws and material contracts with third parties in connection with the execution and delivery of the Merger Agreement and completion of the Merger Agreement Transactions;

•	compliance with applicable laws;

•	timeliness and accuracy of SEC reports and compliance of such reports with applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act;

•	disclosure controls and procedures and internal control over financial reporting;

•	financial statements and absence of certain undisclosed liabilities;

•	absence of certain litigation and governmental orders;

•	absence of certain adverse events since December 31, 2023; and

•	accuracy of the information supplied for inclusion in this proxy statement/prospectus and the related registration statement.

Certain of Boeing’s and Merger Sub’s representations and warranties are qualified as to “knowledge,” “materiality” or “Boeing Material Adverse Effect.” For purposes of the Merger Agreement, “Boeing Material Adverse Effect” means any effect, change, development, event or occurrence that, individually or in the aggregate with any other effect, change, development, event or occurrence, has or would be reasonably expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of Boeing and its subsidiaries (taken as a whole); provided, however, that no effect, change, development, event or occurrence resulting from any of the following will constitute a Boeing Material Adverse Effect or be taken into account in determining whether a Boeing Material Adverse Effect has occurred or would reasonably be expected to occur:

(a)

changes in economic conditions, political conditions, social conditions, the credit, capital, securities or financial markets, commodity prices, interest, currency or exchange rates, inflation or regulatory or business conditions;

(b)

changes or developments in the industries in which Boeing or any of its subsidiaries or joint ventures operate or the industries to which Boeing or its subsidiaries or joint ventures sell its or their products or services;

(c)	changes in, proposed or pending changes in, or changes in interpretation or enforcement of, GAAP or any law;

(d)

any failure by Boeing to meet any internal, public or other projections, forecasts, estimates, budgets or goals or any decline in the market price or trading volume of the shares of Boeing Common Stock on the NYSE; provided that the underlying cause of such failure or decline may (to the extent not otherwise excluded under the definition of “Boeing Material Adverse Effect”) be taken into account in determining whether a Boeing Material Adverse Effect has occurred or would reasonably be expected to occur;

(e)

acts of warfare, outbreak or escalation of hostilities, geopolitical conditions, tariffs, sanctions, riots, looting, unrest, sabotage, trade wars, political unrest, civil disobedience, protests, public demonstrations, sabotage, terrorism, cyberterrorism or cyberattacks (in each case, to the extent not specifically targeting Boeing), military, paramilitary or police actions, or national or international calamity, or the escalation or worsening of any of the foregoing or any response by any governmental entity to any of the foregoing;

(f)

(i) any outbreak or ongoing effects of a contagious disease, epidemic or pandemic (including COVID-19) or other public health event or the escalation or worsening thereof or any response by any governmental entity to the foregoing (including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, curfew, shutdown, closure, sequester, safety or any other law, order, proceeding, directive, pronouncement or guideline by any industry group or governmental entity) or (ii) any weather event, flood, eruption, nuclear incident or other natural or man-made disaster or other force majeure event or the escalation or worsening of any of the foregoing or any response by any governmental entity to any of the foregoing;

(g)

the taking of any action required by the Merger Agreement or the failure to take any action prohibited by the Merger Agreement or the taking of any action required by the Airbus Term Sheet (or by the definitive agreements providing for the transactions contemplated by the Airbus Term Sheet) or the failure to take any action prohibited by the Airbus Term Sheet (or by the definitive agreements providing for the transactions contemplated by the Airbus Term Sheet);

(h)

changes caused by the negotiation, execution, announcement or performance of the Merger Agreement or the Airbus Term Sheet (or by the definitive agreements providing for the transactions contemplated by the Airbus Term Sheet) or the pendency or completion of the Merger Agreement Transactions or the Airbus Term Sheet (including, in each case of the foregoing, any loss or change in relationship with any regulator, employee in or governed by any labor union or similar body, officer, director, customer, supplier, vendor or other business partner of Boeing or any of its subsidiaries to the extent attributable thereto) (it being understood that the provision of the Merger Agreement described in this clause (h) will not apply with respect to the representations or warranties relating to Boeing’s required governmental filings or lack of violations of organizational documents, applicable laws and material contracts with third parties (or any condition to any party’s obligation to complete the Merger Agreement Transactions relating to such representations and warranties));

(i)

the commencement, pendency or resolution of any Transaction Litigation or any proceeding to the extent relating to the Merger Agreement or the Merger Agreement Transactions (it being understood that the provision of the Merger Agreement described in this clause (i) will not apply with respect to the representations or warranties relating to Boeing’s required governmental filings or lack of violations of organizational documents, applicable laws and material contracts with third parties (or any condition to any party’s obligation to complete the Merger Agreement Transactions relating to such representations and warranties));

(j)

(A) the identity of Spirit or any of its subsidiaries or (B) the business or operations of Spirit (it being understood that the provision of the Merger Agreement described in this clause (j) will not apply with respect to the representations or warranties relating to Boeing’s required governmental filings or lack of violations of organizational documents, applicable laws and material contracts with third parties (or any condition to any party’s obligation to complete the Merger Agreement Transactions relating to such representations and warranties));

(k)

the effect of any event or action taken or omission to act by Boeing or any of its subsidiaries in connection with the Merger Agreement Transactions or the transactions contemplated by the Airbus Term Sheet at the written request of Spirit;

(l)

the effects of the failure to obtain any consents, registrations, approvals, permits or authorizations from any contractual counterparty or any governmental entity or the termination, acceleration or the enforcement of any contractual right of any contractual counterparty, in each case, to the extent resulting from or arising out of the entry into the Merger Agreement or the Merger Agreement Transactions (it being understood that the provision of the Merger Agreement described in this clause (l) will not apply with respect to the representations or warranties relating to Boeing’s governmental filings or lack of violations of organizational documents, applicable laws and material contracts with third parties (or any condition to any party’s obligation to complete the Merger Agreement Transactions relating to such representations and warranties)); or

(m)

any action required to be taken by Boeing or any of its subsidiaries in order to comply with Boeing’s obligations described in the first paragraph under “—Cooperation; Regulatory Approvals and Efforts to Close the Merger.”

Notwithstanding the foregoing, with respect to clauses (a), (b), (c), (e) and (f) above, such events that are not otherwise excluded from the definition of “Boeing Material Adverse Effect” may be taken into account in determining whether a “Boeing Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent (and only to the extent) that they disproportionately adversely affect Boeing and its subsidiaries (taken as a whole) relative to comparable companies operating in the industries and in the geographic markets in which Boeing and its subsidiaries conduct their businesses.

Conduct of Business Pending the Merger

The Merger Agreement provides for certain restrictions on the conduct of Spirit’s and its subsidiaries’ businesses prior to the earlier of the Effective Time and the termination of the Merger Agreement.

During the period between the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement (except as required or expressly permitted or contemplated by the Merger Agreement, as required by applicable law, as reasonably necessary to protect the health and safety of the personnel or employees of Spirit or any of its subsidiaries in direct response to the outbreak and ongoing effects of a contagious disease, epidemic or pandemic (including COVID-19), or as consented to in writing by Boeing (which consent will not be unreasonably withheld, conditioned or delayed)), subject to certain exceptions, Spirit must use, and must cause each of its subsidiaries to (provided, with respect to non-wholly owned subsidiaries, Spirit must cause such subsidiaries to the extent within its reasonable control) use, reasonable best efforts to (x) conduct its business in all material respects in the ordinary course of business, (y) to the extent consistent therewith, preserve their business organizations intact and maintain existing relations and goodwill with governmental entities and key customers, suppliers, distributors, creditors, lessors, employees (including any labor union, labor organization, works council or other similar organization) and business associates and keep available the services of its and their present officers, key employees and workforce (including any directors) and (z) maintain in force and enforce internal policies, procedures and controls (as updated or amended from time to time) designed to ensure compliance with applicable law.

During the period between the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement (except as required or expressly permitted or contemplated by the Merger Agreement, as required by applicable law, as reasonably necessary to protect the health and safety of the personnel or employees of Spirit or any of its subsidiaries in direct response to the outbreak and ongoing effects of a contagious disease, epidemic or pandemic (including COVID-19), or as consented to in writing by Boeing (which consent will not be unreasonably withheld, conditioned or delayed)), subject to certain exceptions, Spirit must not, and must cause its wholly owned subsidiaries not to (provided, with respect to non-wholly owned subsidiaries, Spirit must instruct its directors and officers of such subsidiary to use their reasonable best efforts to cause such subsidiaries not to, the extent within their reasonable authority and control):

•	amend its or their respective organizational documents;

•	adopt a plan of complete or partial liquidation, dissolution, merger, restructuring, recapitalization, or other reorganization of Spirit or any of its subsidiaries;

•

acquire (including by acquisition of equity (including any debt securities convertible into equity) or assets) any business, person, equity interest in any person, material properties or material assets, other than (A) acquisitions of inventory or other goods or services in the ordinary course of business consistent with past practice or (B) solely in the case of acquisitions of properties or assets (but not businesses, persons or equity interests), acquisitions (x) for consideration not in excess of $5,000,000 in any individual transaction or series of related transactions or $15,000,000 in the aggregate in any 12-month period after the date of the Merger Agreement or (y) expressly contemplated by Spirit’s then-current capital budget described in or adopted in accordance with the terms of the Merger Agreement;

•

transfer, sell, lease, license, abandon, cancel, allow to lapse, or otherwise dispose of any material assets of Spirit or any of its subsidiaries, or incur, permit or suffer to exist the creation of any material encumbrance (other than encumbrances permitted under the Merger Agreement) upon any such assets (in each case, excluding intellectual property rights), except (A) for inventory in the ordinary course of business consistent with past practice, (B) for obsolete assets in the ordinary course of business consistent with past practice, (C) for properties or assets with a fair market value not in excess of $5,000,000 individually, or $15,000,000 in the aggregate in any 12-month period after the date of the Merger Agreement, or (D) pursuant to existing contractual rights or obligations in effect prior to the date of the Merger Agreement and made available to Boeing or its outside legal counsel prior to the date of the Merger Agreement;

•

transfer, sell, lease, license, abandon, cancel, allow to lapse, or otherwise dispose of any material intellectual property rights of Spirit or any of its subsidiaries, or incur, permit or suffer to exist the creation of any material encumbrance (other than encumbrances permitted under the Merger Agreement) upon, any such material intellectual property rights, except (A) the lapse or expiration of registered intellectual property rights owned by Spirit or any of its subsidiaries at the end of its natural term or (B) non-exclusive licenses granted in the ordinary course of business consistent with past practice;

•

issue, sell, dispose of, grant, transfer, encumber or otherwise enter into any contract with respect to the voting of, any equity interests of Spirit or any of its subsidiaries, convertible or exchangeable securities in respect of such equity interests, or any options, warrants or other rights of any kind to acquire any such equity interests or such convertible or exchangeable securities in each case, other than (A) any such transaction or action by a wholly owned subsidiary of Spirit to Spirit or between or among wholly owned subsidiaries of Spirit, (B) issuances in respect of any Spirit RSUs, Spirit PSUs or restricted shares of Spirit Common Stock outstanding as of the date of the Merger Agreement in accordance with their terms, (C) grants of Spirit RSUs, Spirit PSUs or restricted shares of Spirit Common Stock after the date of the Merger Agreement as permitted by the Merger Agreement, or issuances in respect of such Spirit RSUs, Spirit PSUs or restricted shares of Spirit Common Stock in accordance with their terms, (D) as otherwise permitted by the Merger Agreement, (E) pursuant to, or rights granted under, Spirit’s exchangeable notes in effect as of the date of the Merger Agreement or (F) pursuant to the ESPP in accordance with its terms as of the date of the Merger Agreement and in compliance with the Merger Agreement;

•

(A) make any loans or advances to, or provide any guarantees on behalf of, any person (other than to or from Spirit and any of its wholly owned subsidiaries or between or among any of its wholly owned subsidiaries) in excess of $2,000,000 individually, or $5,000,000 in the aggregate in any 12-month period after the date of the Merger Agreement, other than pursuant to existing contractual obligations in effect as of the date of the Merger Agreement and made available to Boeing prior to the date of the Merger Agreement, (B) cancel, modify or waive any indebtedness or other amounts owed to Spirit or any of its subsidiaries having in each case a value in excess of $2,000,000 individually, or $5,000,000 in the aggregate in any 12-month period after the date of the Merger Agreement, other than in the ordinary course of business consistent with past practice or indebtedness or other amounts owed between or among Spirit and any of its subsidiaries in the ordinary course of business, or (C) incur any indebtedness in excess of $10,000,000 individually or $25,000,000 in the aggregate in any 12-month period after the date of the Merger Agreement, assume or guarantee the indebtedness of any other person (other than Spirit or any of its subsidiaries), or make any voluntary prepayment in respect of any indebtedness in each case of this clause (C), other than (1) intercompany borrowings, (2) capital or finance leases entered into after the date of the Merger Agreement in the ordinary course of business or (3) under surety or performance bonds and letters of credit in existence as of the date of the Merger Agreement and made available to Boeing prior to the date of the Merger Agreement or entered into in the ordinary course of business and without violation of the terms of the Merger Agreement;

•

declare, set aside or pay any dividend or other distribution, with respect to any securities of Spirit or its subsidiaries, other than dividends or other distribution paid by any wholly owned subsidiary of Spirit to Spirit or to any other wholly owned subsidiary of Spirit;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or enter into any agreement to do any of the foregoing with respect to any equity interests of Spirit or any subsidiary of Spirit or securities convertible or exchangeable in respect of such equity interests, in each case, other than (A) to satisfy applicable tax withholding or exercise prices upon vesting, settlement or exercise of any Spirit RSU, Spirit PSU or restricted share of Spirit Common Stock outstanding on the date of the Merger Agreement or granted after the date of the Merger Agreement as permitted by the Merger Agreement, (B) repurchases of shares of capital stock as permitted under any Spirit RSU, Spirit PSU or restricted share of Spirit Common Stock outstanding on the date of the Merger Agreement or granted after the date of the Merger Agreement as permitted by the Merger Agreement or (C) any such transactions solely involving wholly owned subsidiaries of Spirit;

•

(A) authorize any new capital expenditures, in each case, other than (I) for capital expenditures first authorized in 2024, as contemplated by Spirit’s existing capital budget for calendar year 2024, (II) for capital expenditures first authorized in calendar year 2025, as contemplated by Spirit’s capital budget for calendar year 2025 so long as such 2025 capital budget allocates capital expenditures substantially consistently with Spirit’s 2024 capital budget, does not exceed Spirit’s 2024 capital budget by more than 5% and is delivered to Boeing by no later than February 1, 2025, or (III) any unbudgeted capital expenditures not to exceed $10,000,000 individually, or $25,000,000 in the aggregate in any 12-month period after the date of the Merger Agreement, or (B) fail to make material capital expenditures expressly contemplated by Spirit’s capital budget then in effect, except to the extent that Spirit determines, in good faith after consultation with Boeing, that delaying such capital expenditure or utilizing the amounts otherwise budgeted for such capital expenditure for other purposes is reasonably necessary under the circumstances existing at any time;

•

except as otherwise permitted by the Merger Agreement, enter into any contract that would have been a Company Material Contract (as defined in the Merger Agreement) had it been entered into prior to the date of the Merger Agreement (including by amending any contract in a manner that would make such contract a Company Material Contract), other than (A) any contract with the top 10 suppliers of Spirit and its subsidiaries (on a consolidated basis) determined on the basis of the actual amounts paid for goods and services by Spirit and its subsidiaries (on a consolidated basis), during the fiscal year ended December 31, 2023, (B) any government contract that is reasonably expected to result in total annual revenue in excess of $100,000,000 (excluding any fixed-price contracts), (C) any bid by Spirit that, if accepted or awarded, would result in a government contract reasonably expected to result in total aggregate revenue in excess of $100,000,000 over the life of such contract (excluding any such bid by Spirit for a fixed-price contract), (D) any contract (or group of related contracts with respect to a single transaction or series of related transactions) that involves future payments, performance or services or delivery of assets to or by Spirit or any of its subsidiaries of any value reasonably expected to exceed $25,000,000 in any 12-month period after the date of the Merger Agreement, (E) any contract for the lease of personal property providing for annual payments thereunder of $1,000,000 or more, or (F) any customer or supplier contract containing customary indemnification provisions and providing for any material indemnification or guarantee obligations by Spirit or any of its subsidiaries of any person that remain outstanding as of the date of the Merger Agreement, in each case, that is entered in the ordinary course of business consistent with past practice, subject to restrictions specified in the Merger Agreement;

•

assign, terminate, fail to renew, materially amend or waive any material rights under any material contract (other than non-renewals, non-material amendments or non-material waivers in the ordinary course of business);

•

amend, terminate or allow to lapse any material license held by Spirit or any of its subsidiaries in a manner that materially and adversely impacts the ability of Spirit and its subsidiaries to conduct their respective businesses;

•

except in the ordinary course of business consistent with past practice or for which replacement insurance is to be obtained on substantially equivalent terms, voluntarily terminate, cancel or modify any material third-party insurance policies;

•

other than any Transaction Litigation, settle or compromise any proceeding (A) for an amount in excess of $15,000,000 individually, or $30,000,000 in the aggregate in any 12-month period after the date of the Merger Agreement (net of any insurance proceeds or indemnity, contribution or similar payments received by Spirit or any wholly owned subsidiary of Spirit in respect thereof, or amounts reserved for such matters in the consolidated financial statements included in Spirit’s Form 10-K for the year ended December 31, 2023 by Spirit or such wholly owned subsidiary), (B) which involves any criminal liability of Spirit or any of its wholly owned subsidiaries, (C) which results in any non-monetary obligation or binding precedential effect that is material to Spirit and its subsidiaries (taken as a whole) or would be binding on Boeing’s or its subsidiaries’ operations after the Closing or (D) that is a stockholder derivative proceeding or a proceeding commenced by a governmental entity;

•

make any material changes with respect to any financial accounting policies or procedures, in each case, except as required by GAAP or SEC rules or policies (or any interpretation thereof) or any regulatory accounting requirements (or any interpretation thereof) or any governmental entity (including the Financial Accounting Standards Board or any similar organization);

•

write up, write down or write off the book value of any material assets of Spirit or any of its subsidiaries, except to the extent required by GAAP as consistently applied by Spirit since the December 31, 2021;

•

enter into any new line of business that is not incidental to, or an iteration, extension, natural evolution, expansion or advancement of, the lines of business of Spirit or any of its subsidiaries as of the date of the Merger Agreement;

•

(A) make (other than in the ordinary course of business), change or revoke any material tax election, (B) change any material tax accounting period or method, (C) file any material amended tax return, (D) enter into any closing agreement with respect to material taxes, (E) settle any material tax claim, audit, assessment or dispute, (F) enter into any material tax indemnification, sharing, allocation reimbursement or similar agreement, arrangement or understanding, (G) initiate any voluntary tax disclosure or tax amnesty or similar filings with any taxing authority with respect to U.S. state or local taxes and other than in connection with the IRS Compliance Assurance Process, (H) fail to timely file any material tax returns (taking into account any extension of time within which to file) or pay any tax that becomes due and payable (other than taxes that are being contested in good faith in appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP), or (I) surrender any right to claim a material tax refund;

•

except as required pursuant to the terms of any Spirit benefit plan in effect as of the date of the Merger Agreement, any Spirit Labor Agreement (as may be amended pursuant to the Merger Agreement) (as defined below), or as otherwise required by applicable law, (A) increase the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Spirit employee, except for (1) increases in annual base salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 5% in the aggregate or, for (x) employees at the level of Vice President or above, 4% individually or (y) all other employees, 8% individually (in each case, excluding any Spirit employee represented by a representative body, labor organization, labor union, works council or similar organization where such increase in base salary or wage rate is mandated by the terms of any existing agreement (as may be amended) with such representative body, labor organization, labor union, works council or similar organization), (2) the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice, (3) promotions below the level of Vice President in the ordinary course of business and promotions in accordance with clause (G) below and (4) benefits, fringe benefits and de minimis amounts payable or provided in the ordinary course of business consistent with past practice, (B) become a party to, establish, adopt, amend, commence participation in or terminate any material Spirit benefit plan or any arrangement that would have been a material Spirit benefit plan had it been entered into prior to the Merger Agreement, other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs, (C) grant any new awards, or materially amend or modify the terms of any outstanding awards, under any Spirit benefit plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Spirit benefit plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Spirit benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any material loans or issue any loans (other than routine travel advances issued in the ordinary course of business consistent with past practice) to any Spirit employee, (G) hire any employee at the level of Vice President or above, except for individuals hired or promoted following the date of the Merger Agreement to replace employees at the level of Vice President or above who terminate employment on or following the date of the Merger Agreement or (H) terminate the employment of any employee at the level of Vice President or above, other than for cause;

•

other than as required pursuant to the terms of any collective bargaining agreement with a labor union, labor organization, works council or similar organization representing Spirit employees and in effect as of the date of the Merger Agreement (such agreements, “Spirit Labor Agreements”), become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other contract with a labor union, labor organization, works council or similar organization, except renewals of existing Spirit Labor Agreements in accordance with the terms thereof;

•	implement any plant closing or mass layoff, collective redundancy or restructuring exercise; or

•	agree, authorize or commit to do any of the foregoing.

The Merger Agreement also provides for certain restrictions on the conduct of Boeing prior to the earlier of the Effective Time and the termination of the Merger Agreement. During the period between the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, except (a) as required or expressly permitted or contemplated by the Merger

Agreement, (b) as required by applicable law or (c) consented to in writing by Spirit (which consent will not be unreasonably withheld, conditioned or delayed), Boeing will not:

•	amend Boeing’s certificate of incorporation in any manner that would be materially adverse to Spirit or Spirit Stockholders;

•	adopt a plan of complete or partial liquidation, dissolution, merger, restructuring, recapitalization, or other reorganization of Boeing;

•	declare, set aside or pay any dividend or other distribution with respect to the capital stock of Boeing; or

•	agree or commit to do any of the foregoing.

No Solicitation of Acquisition Proposals; Change of Recommendation

Termination of Existing Discussions

The Merger Agreement provides that Spirit will, and will cause each of its wholly owned subsidiaries to, and will instruct and use reasonable best efforts to cause its and its subsidiaries’ other representatives and Spirit’s non-wholly owned subsidiaries to:

•

promptly cease and cause to be terminated any solicitations, discussions and negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal (as defined below);

•

if such person has executed a confidentiality agreement in connection therewith, request the prompt return or destruction of all confidential information relating to Spirit and any of its subsidiaries, subject to the terms and conditions of such confidentiality agreement, and, if applicable, terminate any diligence access through physical or electronic datarooms previously granted to such person;

•

refrain from terminating, waiving, amending or modifying any provision of any confidentiality or standstill obligations (or other similar restrictions that would prevent the making or pursuing of any Acquisition Proposal) to which Spirit or any of its subsidiaries is or becomes a party; and

•	enforce the provisions of any confidentiality or standstill agreements;

provided in each case, that Spirit will be permitted to release or waive any such standstill obligations (or other similar restrictions that would prevent the making or pursuing of any confidential, non-public Acquisition Proposal) to permit a person to make and pursue and submit a confidential, non-public Acquisition Proposal to the extent that the Spirit Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable laws.

Non-Solicitation

The Merger Agreement provides that from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, except as expressly permitted by the Merger Agreement and subject to certain exceptions, Spirit will not, and will cause its wholly owned subsidiaries and its and their directors and officers not to, and will instruct and use reasonable best efforts to cause its and its subsidiaries’ other representatives and Spirit’s non-wholly owned subsidiaries not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate any Acquisition Proposal or any inquiry with respect to the making of an Acquisition Proposal;

•

participate in any discussions or negotiations (other than with Boeing and its representatives) regarding any Acquisition Proposal or any inquiry with respect to the making of an Acquisition Proposal (other than to state that the terms of the Merger Agreement prohibit such discussions); or

•	disclose any nonpublic information to any person concerning Spirit or its subsidiaries in connection with any Acquisition Proposal or any inquiry with respect to the making of an Acquisition Proposal.

Notwithstanding the provisions of the Merger Agreement described in the immediately preceding paragraph and in “—Termination of Existing Discussions,” prior to obtaining the Spirit Stockholder Approval, in response to an Acquisition Proposal which did not result from a material breach of such provisions by Spirit, its wholly owned subsidiaries or its or their respective representatives, (a) Spirit and its representatives may contact the person or group (including its or their representatives) that made such Acquisition Proposal in writing to request written clarification of the terms and conditions thereof, and (b) if the Spirit Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below), Spirit may:

•	participate in any discussions or negotiations regarding such Acquisition Proposal or any inquiry with respect to the making of such Acquisition Proposal; and

•

disclose any nonpublic information to such person or group concerning Spirit or its subsidiaries in connection with such Acquisition Proposal or any inquiry with respect to the making of such Acquisition Proposal, provided that prior to any such disclosure of any information by or on behalf of Spirit, the person or group making such Acquisition Proposal must execute a confidentiality agreement with Spirit with confidentiality and use terms in favor of Spirit that are not less restrictive in any material respect than those contained in the Non-Disclosure Agreement between Spirit and Boeing, dated as of February 28, 2024 (as it may be amended from time to time) (the “Confidentiality Agreement”) (which confidentiality agreement need not contain any standstill obligations (or other similar restrictions that would prevent the making or pursuing of any Acquisition Proposal)), and Spirit will substantially concurrently with the delivery to such person or group of any such nonpublic information concerning Spirit or any of its subsidiaries, provide or make available such information to Boeing or its outside legal counsel, to the extent not previously provided or made available (subject to the terms of the Confidentiality Agreement).

Notice of Acquisition Proposals

The Merger Agreement provides that Spirit will promptly (but, in any event, within 24 hours) notify Boeing in writing if any Acquisition Proposal or any inquiry with respect to the making of an Acquisition Proposal is received by, any information is requested in connection with any Acquisition Proposal from, or any discussion or negotiation with respect to an Acquisition Proposal is sought to be initiated or continued with, Spirit or any of its representatives acting on Spirit’s behalf or at its direction, and will set forth in such notice the name of the person or persons making the Acquisition Proposal or inquiry, requesting such information or seeking to initiate or continue such discussion or negotiation and the material terms and conditions of any such Acquisition Proposal or inquiry (including, if applicable, copies of any written requests, proposals or offers, any substantive written communications between Spirit or any of its representatives and the person or persons making the Acquisition Proposal or its representatives, or other materials that describe the terms and conditions of such Acquisition Proposal received in connection with any such Acquisition Proposal or inquiry, including proposed agreements) and thereafter will promptly (but, in any event, within 24 hours):

•

keep Boeing reasonably informed of the status and terms of any material developments regarding any such Acquisition Proposal or inquiry (including any material amendments thereto) and the status of any such discussions or negotiations; and

•

provide to Boeing (or its outside legal counsel) copies of all written materials that describe the terms and conditions of such Acquisition Proposal provided by, or on behalf of, such person or persons to Spirit or any of its representatives and any substantive written communications between Spirit or any of its representatives and the person or persons making the Acquisition Proposal or its representatives.

No Change of Recommendation or Alternative Acquisition Agreement

Except as permitted by the Merger Agreement, the Spirit Board will not:

•

withhold, withdraw, qualify or modify (or publicly propose or publicly resolve to withhold, withdraw, qualify or modify) the Spirit Board’s recommendation that Spirit Stockholders adopt the Merger Agreement in a manner adverse to Boeing or, if an Acquisition Proposal has been publicly disclosed after the date of the Merger Agreement, fail to reaffirm the Spirit Board’s recommendation that Spirit Stockholders adopt the Merger Agreement, such reaffirmation occurring within 10 business days after the receipt of any written request to do so from Boeing (which request may only be made once with respect to any such Acquisition Proposal, except that Boeing may make an additional request after the public disclosure of any material changes in the terms of such Acquisition Proposal) (each of the foregoing, a “Change of Recommendation”);

•	approve or recommend, or publicly declare advisable, any Acquisition Proposal or other proposal that would reasonably be expected to lead to an Acquisition Proposal;

•

approve, recommend, enter into or publicly declare advisable or publicly propose to enter into any letter of intent, memorandum of understanding, merger agreement or other contract or understanding providing for or relating to any Acquisition Proposal (other than a confidentiality agreement as permitted under the Merger Agreement) (such agreement, an “Alternative Acquisition Agreement”); or

•	agree, authorize or commit to do any of the foregoing.

Notwithstanding anything to the contrary set forth in the Merger Agreement, at any time prior to obtaining the Spirit Stockholder Approval, in response to an Acquisition Proposal that did not result from a material breach by Spirit, its wholly owned subsidiaries or its or their respective representatives of the obligations under the Merger Agreement described above in “—Termination of Existing Discussions” and the first paragraph in “—Non-Solicitation” and that the Spirit Board determines, in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, the Spirit Board may effect a Change of Recommendation or terminate the Merger Agreement pursuant to and in accordance with the terms of the Merger Agreement and substantially concurrently with such termination enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, however, that prior to taking any such action:

•

Spirit must provide Boeing with written notice of its intention to take such action at least four business days in advance (the “Takeover Notice Period”), which notice must include all information required by the terms of the Merger Agreement (as described in “—Notice of Acquisition Proposals”), mutatis mutandis (with any subsequent material revision or material amendment to the terms of such Acquisition Proposal resulting in a three-business-day extension of the Takeover Notice Period);

•

during the Takeover Notice Period, to the extent requested by Boeing, Spirit negotiates in good faith with Boeing regarding any adjustments or modifications to the terms of the Merger Agreement proposed by Boeing; and

•

at the end of the Takeover Notice Period, the Spirit Board determines in good faith, after consultation with its financial advisor and outside legal counsel (after taking into account any written revisions to the Merger Agreement proposed by Boeing and any other information offered by Boeing prior to the end of the Takeover Notice Period), that such Acquisition Proposal continues to be a Superior Proposal and failure to make a Change of Recommendation or terminate the Merger Agreement and substantially concurrently with such termination enter into an Alternative Acquisition Agreement would be inconsistent with the directors’ fiduciary duties under applicable law.

The Spirit Board may, at any time prior to obtaining the Spirit Stockholder Approval, effect a Change of Recommendation in response to an Intervening Event (as defined below) if:

•

Spirit provides Boeing with four business days’ prior written notice of its intention to take such action, which notice will include the material information considered by the Spirit Board with respect to such Intervening Event;

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during such four-business-day period, to the extent requested by Boeing, Spirit negotiates in good faith with Boeing regarding any adjustments or modifications to the terms of the Merger Agreement proposed by Boeing; and

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at the end of such four-business-day period, the Spirit Board determines in good faith, after consultation with its financial advisor and outside legal counsel (after taking into account any adjustments or modifications to the terms of the Merger Agreement committed to by Boeing in writing and any other information offered by Boeing), that the failure to make a Change of Recommendation in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable law.

Under the Merger Agreement:

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“Acquisition Proposal” means any proposal or offer made by any person or group providing for a merger, consolidation, dissolution, liquidation, recapitalization, reorganization, share exchange, acquisition, tender offer, issuance of securities, joint venture or any other similar transaction (or series of related transactions) involving Spirit or any of its subsidiaries pursuant to which any person or group would acquire beneficial ownership or control of (a) equity interests representing 20% or more (on a non-diluted basis) of any class of equity or voting interests in Spirit or (b) assets (including any securities) that constitute 20% or more of the consolidated net revenues, net income or total assets of Spirit and its subsidiaries (taken as a whole), in each case other than the Merger Agreement Transactions or any other proposal made by or on behalf of Boeing or any of its affiliates or any group of which Boeing or any of its affiliates are members or any acquisition by Boeing or any of its affiliates or any group of which Boeing or any of its affiliates are members, except that an “Acquisition Proposal” will not include any proposal or offer or other transaction relating to the Divestiture Assets.

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“Superior Proposal” means a bona fide written Acquisition Proposal, made after the date of the Merger Agreement by any person, that did not result from a material breach by Spirit, its wholly owned subsidiaries or its or their respective representatives of the obligations described in “—Termination of Existing Discussions” and the first paragraph in “—No Solicitation of Acquisition Proposals; Change of Recommendation—Non-Solicitation,” on terms that the Spirit Board determines in good faith, after consultation with its financial advisor and outside legal counsel, are more favorable to Spirit Stockholders than the Merger Agreement Transactions, taking into account the financial, legal, regulatory, conditionality and other aspects of such proposal; provided that, solely for purposes of defining a “Superior Proposal,” all references in the definition of “Acquisition Proposal” to “20%” are deemed to be a reference to “50%.”

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“Intervening Event” means any event, change, development, circumstance, fact, condition, occurrence or effect occurring after the date of the Merger Agreement that materially affects the business, financial condition, assets, liabilities or operations of Spirit and its subsidiaries (taken as a whole), and that is not actually known or reasonably foreseeable to the Spirit Board as of or prior to the date of the Merger Agreement (or if actually known or reasonably foreseeable, the material consequences of which were not actually known or reasonably foreseeable to the Spirit Board at such time); provided that in no event will the following constitute or be taken into account in determining whether or not an Intervening Event has occurred: (a) the receipt, existence or terms of an Acquisition Proposal or any proposal or offer or other transaction relating to the divestiture of the Divestiture Assets, or any matter relating thereto or consequence thereof, (b) results that were proximately caused by a material breach of the Merger Agreement by Spirit, (c) Spirit meeting or exceeding any internal, published or other projections, forecasts, estimates, budgets or goals or (d) changes, after the date of the Merger Agreement, in the market price or trading volumes of shares of Spirit Common Stock or shares of Boeing Common Stock, in and of themselves; provided that in the case of the foregoing clauses (c) and (d), the underlying cause of such event, change, development, circumstance, fact, condition, occurrence or effect may (to the extent not otherwise excluded under this definition) be taken into account in determining whether an Intervening Event has occurred.

Nothing in the Merger Agreement prohibits Spirit from (a) complying with its disclosure obligations under applicable law, (b) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (c) making any disclosure to Spirit Stockholders if the Spirit Board determines in good faith, after consultation with Spirit’s outside legal counsel, that the failure of the Spirit Board to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable laws; provided that no disclosure or communication will be permitted pursuant to the Merger Agreement provision described in this clause (c) that constitutes a Change of Recommendation or has the effect of any action or communication prohibited by the Merger Agreement provisions described in the first paragraph in “—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement” unless the Spirit Board has complied with the requirements in the Merger Agreement described above in the second and third paragraphs in “—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement.”

Cooperation; Regulatory Approvals and Efforts to Close the Merger

Under the Merger Agreement, Boeing and Spirit have agreed to cooperate with each other and use (and cause their respective wholly owned subsidiaries to use, and instruct and use reasonable best efforts to cause their non-wholly owned subsidiaries to use) reasonable best efforts to take or cause to be taken all actions necessary or advisable under the Merger Agreement and applicable laws to complete the Merger Agreement Transactions as promptly as reasonably practicable and in any event prior to the Outside Date, including preparing and filing all documentation to effect all necessary filings and notices and seeking to obtain as promptly as reasonably practicable, unless otherwise agreed by Boeing and Spirit by mutual written consent (provided that any disagreement between the parties with respect to timing will be subject to the Regulatory Strategy Framework (as defined below)), all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any contractual counterparty or any governmental entity in order to complete the Merger Agreement Transactions. In connection with obtaining any such consent or approval from any contractual counterparty, none of Spirit, Boeing or any of their respective affiliates will be required to, and neither Spirit nor any of its affiliates will, without the prior written consent of Boeing, be permitted to, pay any fees or concede anything of monetary or economic value or otherwise make any accommodation or provide any benefit, in each case, except to the extent expressly set forth in the Airbus Term Sheet or any definitive agreements with respect to the transactions contemplated by the Airbus Term Sheet entered into with the prior written consent of Boeing pursuant to the Merger Agreement (though Spirit is not prohibited from divesting any of the Divestiture Assets to the extent consented to by Boeing pursuant to the Merger Agreement); provided, however, that whether or not the Merger Agreement Transactions are completed, Boeing will be responsible for the payment to any governmental entity of all filing fees payable by Boeing, Spirit or any of their respective subsidiaries in connection with obtaining the Regulatory Approvals.

In furtherance of the requirements set forth in the Merger Agreement described in the immediately preceding paragraph, each of Spirit and Boeing, as applicable, will (and will cause their respective wholly owned subsidiaries to, and will instruct and use reasonable best efforts to cause their non-wholly owned subsidiaries to):

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prepare and file (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act no later than 20 business days after the date of the Merger Agreement, and (B) all other initial filings, notices and reports (or where applicable, drafts thereof) pursuant to all other applicable antitrust laws or foreign investment laws or with respect to the other Regulatory Approvals, in each case, as promptly as reasonably practicable after the date of the Merger Agreement; provided that the timing of all such filings described in this bullet point will be subject to the Regulatory Strategy Framework;

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promptly provide or cause to be provided to each governmental entity any non-privileged information and documents (A) requested by such governmental entity in connection with any applicable antitrust law, foreign investment law or other Regulatory Approvals or (B) that are otherwise necessary or advisable to permit completion of the Merger Agreement Transactions as promptly as practicable following any such request or otherwise following the date of the Merger Agreement; and

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contest or defend against any actual, anticipated or threatened order or proceeding under any applicable antitrust law or foreign investment law seeking to prevent, restrain, prohibit, make illegal, materially impair or materially delay the completion of the Merger Agreement Transactions, including seeking to have any adverse decision, stay or temporary restraining order entered by any court or other governmental entity vacated, lifted or reversed.

The Merger Agreement provides that Boeing will, and will cause its subsidiaries to, to the extent necessary to obtain the Regulatory Approvals and to permit the Closing to occur prior to the Outside Date:

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propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate and other disposition of the businesses, assets, properties, product lines, programs, projects and equity or other business interests of Spirit or Boeing or any of their respective subsidiaries;

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create, amend, terminate, unwind, divest or assign, subcontract or otherwise secure substitute parties for relationships, ventures or contractual or commercial rights or obligations of Spirit or Boeing or any of their respective subsidiaries; and

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take or commit to take any action that would limit or otherwise restrict Boeing’s or Spirit’s or any of their respective subsidiaries’ freedom of action, including with respect to, or that would effect changes to the conduct of business of, any businesses, assets, properties, product lines, programs, projects and equity or other business interests, relationships, ventures or contractual rights and obligations of Spirit, Boeing, and their respective subsidiaries.

Notwithstanding anything to the contrary set forth in the Merger Agreement, in no event will (i) any party or any of its subsidiaries be required to take, or agree to take, any action set forth in the Merger Agreement provision described in the immediately preceding paragraph (whether to obtain the Regulatory Approvals or any other approvals with any governmental entity) that is not conditioned upon the completion of the Merger (though the foregoing will not prohibit Spirit from divesting any of the Divestiture Assets, whether or not conditioned upon the completion of the Merger, to the extent consented to by Boeing pursuant to the Merger Agreement), (ii) except to the extent expressly provided by the Airbus Term Sheet or any definitive agreements with respect to the transactions contemplated by the Airbus Term Sheet entered into with the prior written consent of Boeing pursuant to the Merger Agreement, Spirit or any of its subsidiaries agree with any governmental entity to take any action set forth in the Merger Agreement provision described in the immediately preceding paragraph (whether to obtain the Regulatory Approvals or any other approvals with any governmental entity) without the prior written consent of Boeing (though the foregoing will not prohibit Spirit from divesting any of the Divestiture Assets to the extent consented to by Boeing pursuant to the Merger Agreement), or (iii) Boeing or any of its subsidiaries be required to take or to agree to take any action set forth in the Merger Agreement provision described in the immediately preceding paragraph (whether to obtain the Regulatory Approvals or any other approvals with any governmental entity) that (A) relates to businesses, assets, properties, product lines, programs, projects, equity or other business interests or other contractual rights and obligations of Boeing or any of its subsidiaries, (B) relates to businesses, assets, properties, product lines, programs, projects, equity or other business interests or other contractual rights and obligations of Spirit or any of its subsidiaries other than the Divestiture Assets or (C) would require Boeing to commit to provide prior notice or seek prior approval from any governmental entity for or appoint a monitor with respect to any future transaction (any such actions, a “Burdensome Condition”).

Subject to applicable laws and the other provisions of the Merger Agreement, Boeing and Spirit have agreed to keep the other apprised of the status of matters relating to the completion of the Merger Agreement Transactions and the Divestiture Transactions and work cooperatively in connection with obtaining all consents, registrations, approvals, permits and authorizations relating to the Merger Agreement Transactions and the Divestiture Transactions, including the Regulatory Approvals, any consents or approvals required from any contractual counterparty and the Spirit Stockholder Approval. Boeing and Spirit will jointly develop, consult and cooperate with one another with respect to the strategy for obtaining any consents, registrations, approvals, permits or authorizations relating to the Merger Agreement Transactions and the Divestiture Transactions, including the Regulatory Approvals, or responding to any request from, inquiry by, or investigation by any governmental entity in connection with the Merger Agreement, the Merger Agreement Transactions and the Divestiture Transactions, including the timing, content of any registrations, filings, agreements, forms, notices, petitions, statements, submissions of information, applications and other documents, communications and correspondence contemplated by, made in accordance with or subject to the provisions of the Merger Agreement discussed in this “—Cooperation; Regulatory Approvals and Efforts to Close the Merger” section.

Notwithstanding the foregoing, in the event of any disagreement between the parties relating to the strategy or appropriate course of action or content of any submission made in connection with obtaining any consents, registrations, approvals, permits or authorizations relating to the Merger Agreement Transactions or the Divestiture Transactions, including the Regulatory Approvals, the parties will escalate such dispute to the chief legal counsel of Boeing and the general counsel of Spirit for resolution. If such dispute is not resolved pursuant to the preceding sentence, Boeing will have the right to make the final determination with respect to such matter (the procedures with respect to determining strategy or appropriate courses of action or content of any submission and resolving any disagreements between the parties with respect thereto described in this sentence and the immediately preceding two sentences, the “Regulatory Strategy Framework”). The Regulatory

Strategy Framework will also apply to any decision of a party to (i) agree to stay, toll or extend the waiting period under the HSR Act with respect to the Merger Agreement Transactions or the Divestiture Transactions, (ii) withdraw and thereafter refile its Notification and Report Form pursuant to the HSR Act in accordance with 16 C.F.R. § 803.12 and any other applicable laws or (iii) enter into timing or similar agreements with any governmental entity.

Boeing and Spirit will have the right to review in advance, and, to the extent reasonably practicable, each will consult with the other on, and consider in good faith the views and comments of the other in connection with, all the information relating to Boeing or Spirit, as the case may be, any of their respective subsidiaries and any of its or their respective representatives, that appears in any filing made with, or written materials delivered or submitted to, any governmental entity in connection with the Merger Agreement Transactions and the Divestiture Transactions. If either party receives a request for additional information or documentary material from any governmental entity in connection with the Merger Agreement Transactions or the Divestiture Transactions, then such party will make, or cause to be made, promptly and after consultation with the other party, an appropriate response in compliance with such request (and in any event, as soon as reasonably practicable (provided that such timing will be subject to the Regulatory Strategy Framework), certify compliance with any Second Request issued pursuant to the HSR Act unless otherwise agreed to by the other party in writing). Neither Spirit nor Boeing will, nor will either permit any of its subsidiaries or any of its or their respective representatives to, participate in any substantive discussion, teleconference, videoconference or meeting with any governmental entity in respect of any filings, investigation or other inquiry directly relating to the Merger Agreement Transactions or the Divestiture Transactions unless (to the extent reasonably practicable) it consults with the other in advance and, to the extent permitted by such governmental entity, gives the other the opportunity to attend and participate in such substantive discussion, teleconference, videoconference or meeting; provided that the foregoing will not apply to communications or interactions with any governmental entity in connection with any filing, investigation, inquiry, or other matter or arrangement that is or was initiated independent of and without relation to the Merger Agreement Transactions or the Divestiture Transactions (it being understood that a filing, investigation or inquiry will not be deemed to relate to such transactions solely by virtue of mentioning the other party) unless the scope of any such investigation, inquiry or other discussion changes to become primarily related to the Merger Agreement Transactions, in which case the foregoing will apply only with respect to communications or interactions to the extent related to the Merger Agreement Transactions. Each of Boeing and Spirit may, as each may determine in good faith is reasonably necessary pursuant to applicable law, designate competitively sensitive materials and information of the nature discussed in this “—Cooperation; Regulatory Approvals and Efforts to Close the Merger” section of this proxy statement/prospectus as “Outside Counsel Only” or “Clean Team Only,” and such materials and information will be given only to the outside legal counsel or clean team, as the case may be, of the recipient and will not be disclosed by such outside legal counsel or clean team, as the case may be, to directors, officers or employees of the recipient (unless, in the case of information designated as “Clean Team Only,” the providing party has previously approved such directors, officers or employees being members of the clean team) unless express permission is obtained in advance from the source of the materials (Spirit or Boeing, as the case may be) or its legal counsel, and that any materials shared may be redacted to the extent required by law before being provided to the other party or its representatives.

Subject to the Regulatory Strategy Framework, Spirit will (and will cause its wholly owned subsidiaries and its and their respective directors, officers and employees to, and will instruct and use reasonable best efforts to cause its and its subsidiaries’ other representatives and Spirit’s non-wholly owned subsidiaries to) cooperate with Boeing in good faith to facilitate as promptly as reasonably practicable any potential divestiture of any businesses, assets, properties, product lines, programs, projects and equity or other business interests of Spirit and its subsidiaries proposed by Boeing, including by using reasonable best efforts to (A) enter into confidentiality and other customary preliminary agreements with potential acquirers, (B) permit such acquirers to conduct customary due diligence and delivering such information (including an entanglements analysis, tax structuring schematics, a data room, a vendor due diligence report, site visits, a quality of earnings report, management presentations or disclosure schedules) subject to receipt by Spirit from such potential acquirers of a confidentiality agreement in form and substance reasonably acceptable to Spirit (provided that Spirit will have the authority to designate information as “Outside Counsel Only” or “Clean Team Only” in its reasonable discretion based on the reasonable advice of outside antitrust counsel, and such materials and information will be given only to the outside legal counsel or clean team, as the case may be, of the potential acquirer), (C) take such actions (including making any requisite regulatory filings and engaging in any requisite works council consultation or similar processes) and execute or amend such contracts (including any purchase agreement, transition services agreement, manufacturing agreement, intellectual property license agreement, lease agreement, employment agreement or other ancillary agreement) relating to such potential divestiture and (D) obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable from any contractual counterparty or any governmental entity in order to complete such potential divestiture, in each case, subject to the terms of the Merger Agreement described in this “—Cooperation; Regulatory Approvals and Efforts to Close the Merger” section of this proxy statement/prospectus. Spirit will keep Boeing apprised of the status of any such potential divestiture and, subject to the terms set forth in the Merger Agreement governing information and access rights and requirements, will provide, as promptly as reasonably practicable, Boeing with information and access to data and personnel reasonably necessary to permit Boeing to (i) expeditiously market the assets or businesses that are the subject of such potential divestiture, (ii) prepare, negotiate and finalize documentation effecting such potential divestiture, and (iii) conduct and complete discussions with contractual counterparties and governmental entities related to such potential divestiture (provided that Spirit will have the authority to designate information as “Outside Counsel Only” or “Clean Team Only” in its reasonable discretion based on the reasonable advice of outside antitrust counsel, and such materials and information will be given only to the outside legal counsel or clean team, as the case may be, of the potential acquirer). In furtherance of and without limiting the foregoing, Spirit and its subsidiaries will comply with their respective obligations under the Airbus Term Sheet and any definitive agreements with respect to the transactions contemplated by the Airbus Term Sheet entered into with the prior written consent of Boeing pursuant to the Merger Agreement, and will not amend, terminate or waive any rights under the Airbus Term Sheet or any definitive agreements with respect to the transactions contemplated by the Airbus Term Sheet entered into with the prior written consent of Boeing pursuant to the Merger Agreement, in each case, without the prior written consent of Boeing, and will use reasonable best efforts to enter into definitive agreements providing for the transactions contemplated by the Airbus Term Sheet on the terms set forth therein as promptly as reasonably practicable, and Boeing will reasonably cooperate with Spirit in connection therewith.

Notwithstanding the foregoing or any provisions of the Merger Agreement described in the first three paragraphs in “—Conduct of Business Pending the Merger” to the contrary, for a period of 120 days following the date of the Merger Agreement, Spirit will have the right to solicit, direct and control discussions and negotiations with potential acquirers mutually agreed by the parties related to the transactions contemplated by the Airbus Term Sheet and the divestiture of the other Divestiture Assets; provided that Spirit (1) will keep Boeing reasonably apprised of the status of such discussions or negotiations as promptly as reasonably practicable, (2) will not provide any non-public information about Spirit or any of its subsidiaries to any such potential acquirer unless such potential acquirer executes a confidentiality agreement with Spirit, (3) will as promptly as reasonably practicable inform Boeing and, if in writing, furnish Boeing with copies of (or, in the case of oral communications, advise Boeing of), any substantive communication from or with any such potential acquirer, and, to the extent reasonably practicable, consult with, and consider in good faith the views of, Boeing on any written materials delivered or submitted to, or received from any such potential acquirer, (4) will not enter into a definitive agreement with any person providing for or otherwise effecting any such disposition without the prior consent of Boeing, including with respect to the final form of all agreements, schedules, exhibits, annexes, certificates and other documents or instruments proposed to be executed and delivered in connection therewith (provided that, during that 120-day period, Boeing will not unreasonably withhold, condition or delay its consent in respect of any definitive agreements with respect to the divestiture of certain agreed-upon Divestiture Assets and will act in good faith in granting or withholding its consent in respect of any definitive agreements with respect to certain other Divestiture Assets or with respect to the transactions contemplated by the Airbus Term Sheet) and (5) will, during such period, at the direction of Boeing, market the sale of such businesses, assets, properties, product lines, programs, projects and equity or other business interests to any additional third party potential acquirer identified by Boeing. If Spirit or its applicable subsidiaries have not, with respect to any portion of the Divestiture Assets, entered into a definitive agreement providing for a disposition of such Divestiture Assets within 120 days following the date of the Merger Agreement (or if any such definitive agreement is terminated after the end of the 120-day period), Boeing will at all times thereafter have the option (elected in its sole discretion) to itself solicit, direct and control any or all discussions and negotiations with any third party(ies) relating to the disposition of any such assets; provided that Boeing will keep Spirit reasonably apprised of the status of such discussions or negotiations. Each party will promptly provide or cause to be provided to the other party information and documents reasonably requested by the other party in connection with the disposition of the Divestiture Assets and the transactions contemplated by the Airbus Term Sheet.

The Merger Agreement provides that Spirit and its subsidiaries are permitted to comply with the terms and conditions expressly set forth in the Airbus Term Sheet and any definitive agreements with respect to the transactions contemplated by the Airbus Term Sheet entered into with the prior written consent of Boeing pursuant to the Merger Agreement and that, if all of the conditions to the Closing (other than the Divestiture Condition and those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, Boeing will (A) comply with its and its subsidiaries’ obligations expressly set forth in the Airbus Term Sheet and any definitive agreements with respect to the transactions contemplated by the Airbus Term Sheet entered into with the prior written consent of Boeing pursuant to the Merger Agreement and (B) implement and effect, for the benefit of Spirit and its subsidiaries, payments to Spirit and its subsidiaries to satisfy any cash shortfall to enable Spirit and its subsidiaries to effect the closing of the transactions contemplated by the Airbus Term Sheet.

The Merger Agreement provides that Spirit will not, under any circumstance, be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying contract) to any person to obtain any consents or approvals (or to avoid any termination, step-in or other rights of the contractual counterparty adverse to Spirit, in each case, that would be triggered by the entry into the Merger Agreement or the completion of the Merger Agreement Transactions) required from any contractual counterparty in connection with the entry into the Merger Agreement or the completion of the Merger Agreement Transactions, including in connection with the actions discussed in this “—Cooperation; Regulatory Approvals and Efforts to Close the Merger” section, in each case, that is not conditioned upon the completion of the Merger Agreement Transactions.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that all rights to indemnification, being held harmless and exculpation and limitation from liabilities, including advancement of expenses, for facts, events, matters, acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the Merger Agreement and the Merger Agreement Transactions), existing in favor of any current or former director or officer of Spirit (each, a “D&O Indemnified Party”), as provided in the organizational documents of

Spirit (collectively, the “Spirit Organizational Documents”) as in effect on the date of the Merger Agreement, will survive the Merger and will continue in full force and effect in accordance with their terms. Boeing will, and will cause the Surviving Corporation to, comply with, perform and honor all such obligations to the fullest extent permitted under applicable law and to the fullest extent required by the Spirit Organizational Documents.

The Merger Agreement provides that for a period of six years from the Effective Time, Boeing will, and will cause the Surviving Corporation to, (i) maintain in effect in the Surviving Corporation’s certificate of incorporation and bylaws the exculpation and limitation from liabilities, being held harmless, indemnification and advancement of expenses provisions equivalent in all respects to the provisions of the Spirit Organizational Documents as in effect immediately prior to or at the Effective Time with respect to facts, events, matters, acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the Merger Agreement, the Merger Agreement Transactions and the Divestiture Transactions) and (ii) not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights under such provisions of any D&O Indemnified Party. The Merger Agreement provides that, without limiting the foregoing, Boeing will, and will cause the Surviving Corporation and its subsidiaries as of the Effective Time to, comply with, perform and honor the obligations of Spirit and its subsidiaries under any indemnification contracts between any D&O Indemnified Party, on the one hand, and Spirit or any of its subsidiaries, on the other hand, in effect prior to the date of the Merger Agreement (to the extent the form of, or copies of, such contracts were made available to Boeing or its outside legal counsel prior to the date of the Merger Agreement), and Boeing will not (and will cause the Surviving Corporation and its subsidiaries as of the Effective Time not to) amend, repeal or otherwise modify any such contracts in any manner that would adversely affect in any respect the rights of any such D&O Indemnified Party under such contracts. Boeing’s obligations to comply with, perform and honor any obligations under the provisions of the Merger Agreement described in this paragraph and the immediately preceding paragraph will be independent obligations of Boeing that will be effective only to the extent that Spirit would be permitted to comply with, perform and honor such obligations under applicable law.

The Merger Agreement provides that, prior to the Effective Time, (i) Spirit will, or, if Spirit is unable to, Boeing will cause the Surviving Corporation as of the Effective Time to, purchase from Spirit’s directors’ and officers’ liability insurance carrier as of the date of the Merger Agreement or from one or more insurance carriers with the same or better credit rating as such carrier, a six-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable to the insureds than the coverage provided under Spirit’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to facts, events, matters, acts or omissions arising at or before the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the Merger Agreement and the Merger Agreement Transactions), and (ii) Boeing will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations under such policy to be honored by the Surviving Corporation; provided that Spirit will not pay, and the Surviving Corporation will not be required to pay, in excess of 300% of the last annual premium paid by Spirit in respect of such “tail” policy. If Spirit or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies prior to or as of the Effective Time, Boeing will, for a period of six years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Spirit as of the date of the Merger Agreement with Spirit’s directors’ and officers’ liability and fiduciary liability insurance carriers as of the date of the Merger Agreement or one or more insurance carriers with the same or better credit rating as the applicable carrier with respect to matters arising prior to or at the Effective Time; provided that, after the Effective Time, Boeing will not be required to pay annual premiums in excess of 300% of the last annual premium paid by Spirit in respect of the coverage required to be obtained under the Merger Agreement, but, in such case, will purchase as much coverage as practicable for such amount.

All rights to indemnification, being held harmless and exculpation and limitation from liabilities, including advancement of expenses, contemplated by the Merger Agreement in respect of any proceeding or claim pending as of or asserted on or prior to the sixth anniversary of the Effective Time in respect of facts, events, matters, acts or omissions occurring at or before the Effective Time will continue until the final disposition of such proceeding or resolution of such claim so long as such D&O Indemnified Party provides written notice of such proceeding or claim to the Surviving Corporation on or prior to the sixth anniversary of the Effective Time.

In the event that Boeing or the Surviving Corporation (or any of their respective successors or assigns) (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Boeing or the Surviving Corporation (as the case may be) will assume all of the obligations thereof described in this “—Indemnification; Directors’ and Officers’ Insurance” section.

Employee Matters

The Merger Agreement provides that each employee of Spirit and its subsidiaries at the Effective Time who continues to remain employed with Spirit or its subsidiaries after the Effective Time (each, a “Continuing Employee”) will, during the period commencing at the Effective Time and ending on the 12-month anniversary of the Effective Time, be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided by Spirit and its subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (ii) the same work location (or a work location no more than 50 miles from the work location as of the Effective Time), (iii) total short-term target incentive compensation opportunities that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Effective Time (excluding any incentives in the form of equity or equity-based compensation) and (iv) retirement and health and welfare benefits to each Continuing Employee that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time; provided, however, that the foregoing requirements will not apply to Continuing Employees who are covered by a collective bargaining agreement or as otherwise required by applicable law.

The Merger Agreement further provides that, to the extent a Continuing Employee becomes eligible for a Boeing benefit plan, Boeing will, or will cause the Surviving Corporation, subject to applicable law and the terms of the applicable plan or arrangement, to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any Boeing benefit plans providing health and welfare benefits to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which such Continuing Employee first becomes eligible to participate in such Boeing benefit plans towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred by the Continuing Employee and his or her eligible dependents during such plan year for which payment has been made and (iii) give each Continuing Employee full service credit for such Continuing Employee’s employment with Spirit and its subsidiaries and their respective predecessors for purposes of vesting, benefit accrual and eligibility to participate under each applicable Boeing benefit plan (to the extent a Boeing benefit plan is not already closed to new participants), as if such service had been performed with Boeing, except for benefit accruals under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits for the same period of service.

Under the Merger Agreement, in the event that the Closing occurs on or prior to the end of the applicable performance period for annual incentives in respect of the calendar year in which the Closing occurs, or prior to the payment of such annual incentives, each Continuing Employee that is a participant in a Spirit annual cash incentive plan will be eligible to receive a cash bonus for such period (the “Annual Bonus”) that will be determined as follows: (i) if the Closing takes place during the first quarter of such calendar year, then the Annual Bonus will be in an amount equal to the bonus that such Continuing Employee would have earned based upon actual performance as determined by Boeing, based on attainment of the actual level of the applicable performance criteria for the performance period; (ii) if the Closing takes place during the second or third quarter of such calendar year, then the Annual Bonus will be in an amount equal to the sum of (A) the Annual Bonus that such Continuing Employee would have earned based upon actual performance (with determinations of actual performance made by the compensation committee of the Spirit Board, in consultation with Boeing) and pro-rated based on the number of days in the applicable portion of the performance period that have elapsed as of the Effective Time and (B) the Annual Bonus that such Continuing Employee would have earned based upon actual performance as determined by Boeing, based on attainment of the actual level of the applicable performance criteria for the performance period and pro-rated for the period following the Effective Time through the remainder of the applicable performance period; and (iii) if the Closing takes place during the fourth quarter of such calendar year or after the end of such calendar year but prior to the payment of the Annual Bonus, then the Annual Bonus will be in an amount equal to the bonus that such Continuing Employee would have earned based upon actual performance (with determinations of actual performance made by the compensation committee of the Spirit Board, in consultation with Boeing). Unless more favorable treatment is otherwise provided pursuant to a Spirit benefit plan, if a Continuing Employee incurs a qualifying termination (as described and discussed in “The Merger—Interests of Certain Spirit Directors and Executive Officers in the Merger”) prior to the payment date of the Annual Bonus, Boeing will, or will cause the Surviving Corporation or their respective subsidiaries to, pay such Continuing Employee the portion of the Annual Bonus determined by the compensation committee of the Spirit Board, if any, prorated to reflect the number of days the Continuing Employee was employed during the applicable performance period at the same time or times that the Annual Bonus is payable to other similarly situated employees. Payment of any portion of the Annual Bonus will be made only to the extent it would not result in a duplication of payments of a Continuing Employee’s Annual Bonus under any Spirit benefit plan.

The Merger Agreement provides that Boeing has acknowledged that the completion of the Merger will be a “change in control” for purposes of the Spirit benefit plans, as applicable, and will cause the Surviving Corporation to honor all employee benefit obligations to current and former employees under the Spirit benefit plans in accordance with their terms.

Under the Merger Agreement, Spirit has agreed that, if requested by Boeing in writing at least 10 business days preceding the Effective Time, to the extent permitted by applicable law and the terms of the applicable plan or arrangement, Spirit will cause the Spirit AeroSystems Holdings, Inc. Retirement & Savings Plan (the “Spirit 401(k) Plan”) to be terminated effective immediately prior to the Effective Time and contingent upon the occurrence of the Merger. The Merger Agreement provides that, in the event that Boeing requests that the Spirit 401(k) Plan be terminated, (i) Spirit will provide Boeing with evidence that the Spirit 401(k) Plan has been terminated no later than two days immediately preceding the Effective Time and (ii) Boeing will establish or designate one or more 401(k) plans (the “Boeing 401(k) Plans”) in which the Continuing Employees will be eligible to participate as of the Effective Time. The Merger Agreement provides that Spirit will take any and all actions as may be required, including amendments to the Spirit 401(k) Plan, to permit the Continuing Employees who participated in the Spirit 401(k) Plan as of the date such plan is terminated and who elect such direct rollover in accordance with the terms of the Spirit 401(k) Plan and the Code to make rollover contributions to a Boeing 401(k) Plan of “eligible rollover distributions” (within the meaning of

Section 401(a)(31) of the Code, including, subject to the provision described in the next sentence, the in-kind rollover of promissory notes evidencing all outstanding loans) in an amount equal to the full account balance distributed to such employee from the Spirit 401(k) Plan. The Merger Agreement provides that Spirit and Boeing will cooperate in good faith to work with the Spirit 401(k) Plan and Boeing 401(k) Plan recordkeepers to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from the Spirit 401(k) Plan to the Boeing 401(k) Plan, and the obligation of the Spirit 401(k) Plan to permit the direct rollover of loan promissory notes is conditioned on the development of a loan rollover process and procedure that is acceptable to the respective recordkeepers.

Under the Merger Agreement, prior to (i) making any broad based written or oral communications (except where such oral communications are immaterial or substantially similar to previously reviewed written communications) to the directors, officers or employees of Spirit or any of its subsidiaries pertaining to compensation or benefit matters that are directly related to the Merger Agreement Transactions or the Divestiture Transactions or (ii) formally or informally commencing any information or consultation exercise with any employee representative body, labor organization, labor union, works council or similar organization representing employees of Spirit that is directly related to the Merger Agreement Transactions or the Divestiture Transactions, Spirit will use its reasonable best efforts to provide Boeing with an advance copy of the intended communication, Boeing will have a reasonable period of time to review and comment on the communication, and Spirit will consider any such comments in good faith.

Certain Other Covenants

The Merger Agreement contains additional covenants, including, among others covenants:

•

relating to the preparation and filing of a proxy statement/prospectus in connection with the meeting of Spirit Stockholders to be held to consider the adoption of the Merger Agreement (the “Spirit Stockholders Meeting”) and the preparation and filing of a registration statement on Form S-4 pursuant to which shares of Boeing Common Stock issuable in connection with the Merger Agreement Transactions will be registered with the SEC;

•

requiring Spirit to take, in accordance with applicable law and its organizational documents, all action necessary to establish a record date for, duly call, give notice of, convene and hold the Spirit Stockholders Meeting as promptly as reasonably practicable after the SEC’s clearance of such registration statement, except to the extent the Spirit Board effects a Change of Recommendation in accordance with the terms of the Merger Agreement, and requiring that Spirit schedule the Spirit Stockholders Meeting to be held within 25 business days of the initial mailing of such proxy statement/prospectus to Spirit Stockholders unless Spirit’s proxy solicitor recommends, and Boeing consents to, a later date;

•

prohibiting Spirit from postponing or adjourning the Spirit Stockholders Meeting without Boeing’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided that Spirit may, without Boeing’s prior consent but after giving written notice to Boeing, postpone or adjourn the Spirit Stockholders Meeting by no more than 15 business days beyond the originally scheduled date (a) to the extent the Spirit Board determines in good faith, after consultation with its outside legal counsel, that such action is (x) required by applicable law or (y) reasonably necessary to ensure that any required supplement or amendment to such proxy statement/prospectus is disseminated to Spirit Stockholders for the amount of time required by applicable law in advance of the Spirit Stockholders Meeting, (b) to the extent Spirit has not received proxies representing a sufficient number of shares of Spirit Common Stock to obtain the adoption of the Merger Agreement by Spirit Stockholders, whether or not a quorum is present, or (c) to the extent reasonably necessary to obtain a quorum to conduct the business of the Spirit Stockholders Meeting or to obtain the adoption of the Merger Agreement by Spirit Stockholders;

•

requiring Spirit to include the Spirit Board’s recommendation that Spirit Stockholders adopt the Merger Agreement in such proxy statement/prospectus (unless the Spirit Board effects a Change of Recommendation in accordance with the terms of the Merger Agreement, and requiring Spirit to use reasonable best efforts to solicit Spirit Stockholders to obtain the adoption of the Merger Agreement by Spirit Stockholders, including soliciting proxies therefor;

•

requiring Boeing, as Merger Sub’s sole stockholder, to execute and deliver a written consent approving the Merger Agreement immediately following the execution of the Merger Agreement (which was completed on June 30, 2024);

•	requiring Spirit and Boeing to keep each other reasonably apprised of the status of matters relating to the completion of the Merger Agreement Transactions and the Divestiture Transactions;

•

requiring Spirit to provide Boeing with reasonable access to the employees, officers, agents, facilities, books and records of Spirit and its subsidiaries and all other information and documents concerning or regarding its businesses, properties and assets and personnel as may reasonably be requested by Boeing, subject to limitations set forth in the Merger Agreement;

•	relating to public announcements and other communications with respect to the Merger, the Merger Agreement Transactions and the Divestiture Transactions;

•

requiring Spirit to use reasonable best efforts to assist and cooperate with Boeing (upon Boeing’s request) in connection with Boeing’s payoff, termination and discharge of Spirit’s outstanding indebtedness, in accordance with the terms of the Merger Agreement;

•

requiring Spirit and Boeing to take such actions within their control as are reasonably necessary, advisable and permitted under applicable law to eliminate or minimize the effects of any anti-takeover statutes or regulations that become applicable to the Merger Agreement Transactions;

•	relating to matters under Section 16 of the Exchange Act;

•	relating to notice, consultation and coordination between Boeing and Spirit regarding Transaction Litigation;

•

requiring Spirit to use reasonable best efforts to take all reasonably necessary or advisable actions under applicable law to enable the delisting of the Spirit Common Stock from the NYSE as of or as promptly as practicable after the Effective Time and to facilitate the commencement of the deregistration of the Spirit Common Stock under the Exchange Act as promptly as practicable after the Effective Time;

•	relating to the resignation of members of the Spirit Board upon written request by Boeing at least 10 business days prior to the Closing Date; and

•	requiring Boeing to use its reasonable best efforts to cause the Merger Consideration Shares to be listed on the NYSE, subject to official notice of issuance.

Conditions to the Closing of the Merger

Mutual Conditions

The respective obligations of each of Spirit, Boeing and Merger Sub to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

•	the Spirit Stockholder Approval having been obtained;

•

the applicable statutory waiting period (and any extension thereof) under the HSR Act and, if applicable, any contractual waiting periods under any timing agreements with a governmental entity applicable to the completion of the Merger Agreement Transactions having expired or been earlier terminated and the Regulatory Approvals (as described in the section entitled “The Merger—Regulatory Approvals” beginning on page 113 of this proxy statement/prospectus) having been obtained (the “Regulatory Approvals Condition”);

•

no governmental entity having enacted, issued, promulgated, enforced or entered any order or law that continues to be in effect and prohibits the completion of the Merger (the “No Legal Prohibition Condition”);

•

the registration statement of which this proxy statement/prospectus forms a part having been declared effective, and no stop order suspending the effectiveness thereof being in effect, and no proceedings for such purpose being pending before or threatened by the SEC; and

•	the Merger Consideration Shares having been approved for listing on the NYSE, subject to official notice of issuance.

Conditions to Boeing’s and Merger Sub’s Obligations to Effect the Closing

The obligations of Boeing and Merger Sub to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

•

the accuracy of Spirit’s representations and warranties contained in the Merger Agreement, as of the date or dates set forth in the Merger Agreement, subject, in certain instances, to certain materiality qualifiers (and the receipt by Boeing of a certificate signed on behalf of Spirit by a duly authorized officer of Spirit to such effect);

•

the performance by Spirit in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the Closing (and the receipt by Boeing of a certificate signed on behalf of Spirit by a duly authorized officer of Spirit to such effect);

•

no Material Adverse Effect or any event that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect having occurred since the date of the Merger Agreement, subject to certain exceptions (and the receipt by Boeing of a certificate signed on behalf of Spirit by a duly authorized officer of Spirit to such effect);

•	receipt of the Regulatory Approvals (as described in “The Merger—Regulatory Approvals”) having been obtained, in each case without the imposition of a Burdensome Condition; and

•	the Divestiture Condition.

Conditions to Spirit’s Obligations to Effect the Closing

The obligation of Spirit to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

•

the accuracy of Boeing’s and Merger Sub’s representations and warranties contained in the Merger Agreement, as of the date or dates set forth in the Merger Agreement, subject, in certain instances, to certain materiality qualifiers (and the receipt by Spirit of a certificate signed on behalf of Boeing and Merger Sub by a duly authorized officer of Boeing and Merger Sub to such effect);

•

the performance by each of Boeing and Merger Sub in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the Closing (and the receipt by Spirit of a certificate signed on behalf of Boeing and Merger Sub by a duly authorized officer of Boeing and Merger Sub to such effect); and

•

no Boeing Material Adverse Effect or any event that would reasonably be expected to have, individually or in the aggregate, a Boeing Material Adverse Effect having occurred since the date of the Merger Agreement, subject to certain exceptions (and the receipt by Spirit of a certificate signed on behalf of Boeing and Merger Sub by a duly authorized officer of Boeing and Merger Sub to such effect).

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Spirit Stockholder Approval is obtained (except as otherwise noted below) as follows:

•	by mutual written consent of Boeing and Spirit;

•	by either Boeing or Spirit if:

•

the Merger has not been completed on or before the Outside Date, which will initially be March 31, 2025; provided that if the Regulatory Approvals Condition or the No Legal Prohibition Condition (to the extent related to the Regulatory Approvals, applicable antitrust laws or foreign investment laws), the condition relating to the lack of a Burdensome Condition or the Divestiture Condition have not been satisfied or waived by the Outside Date then in effect, but all other conditions to the Closing set forth in the Merger Agreement have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are capable of being satisfied if the Closing were to occur on such date)), the Outside Date will be automatically extended by three months and such date, as so extended, will be the “Outside Date”; provided, further, that (x) the Outside Date will not automatically extend more than three times and (y) the Outside Date may be extended to any other date as the parties may otherwise agree in writing and such date, as so extended, will be the “Outside Date”; provided, however, that the right to terminate the Merger Agreement pursuant to the provision described in this bullet point will not be available to any party whose material breach of its covenants or agreements in the Merger Agreement is the cause of the failure to complete the Merger Agreement Transactions by the Outside Date (such failure of the Merger to have been completed on or before the Outside Date, the “Outside Date Termination Event”);

•

the Spirit Stockholder Approval has not been obtained at the Spirit Stockholders Meeting (or any postponement or adjournment thereof, taken in accordance with the Merger Agreement), at which the Merger Agreement Proposal has been voted upon (such event, the “Failed Vote Termination Event”); or

•

any governmental entity has enacted, issued, promulgated, enforced or entered any order or law that is in effect and prohibits the completion of the Merger, and such order or law has become final and non-appealable (such event, the “Legal Prohibition Termination Event”).

•	by Spirit if:

•

Boeing or Merger Sub breaches or fails to perform any of its representations, warranties or covenants set forth in the Merger Agreement, in each case such that the conditions described in the first two bullet points under “—Conditions to the Closing of the Merger—Conditions to Spirit’s Obligations to Effect the Closing” would not be satisfied, and such breach or failure is not curable by or prior to the Outside Date, or, if curable by or prior to the Outside Date, has not been cured within 30 days following Spirit’s delivery of written notice to Boeing and Merger Sub describing such breach or failure in reasonable detail; provided that the right to terminate the Merger Agreement pursuant to the provision described in this bullet point will not be available to Spirit if Spirit is then in breach of any of its covenants or agreements set forth in the Merger Agreement such that the condition described in the second bullet point under “—Conditions to the Closing of the Merger—Conditions to Boeing’s and Merger Sub’s Obligations to Effect the Closing” would not be satisfied; or

•

at any time prior to the time the Spirit Stockholder Approval is obtained, (a) the Spirit Board has authorized Spirit to enter into, and Spirit substantially concurrently enters into, a definitive agreement with respect to a Superior Proposal, (b) prior to or substantially concurrently with such termination, Spirit pays or causes to be paid to Boeing the Spirit Termination Fee (as defined in “—Termination Fees” below) and (c) Spirit has with respect to such Superior Proposal complied in all material respects with certain requirements relating to the exceptions to the prohibition on soliciting Acquisition Proposals, the notice requirements for Acquisition Proposals, and the requirements regarding a Change of Recommendation with respect to a Superior Proposal, each as described in “—No Solicitation of Acquisition Proposals; Change of Recommendation” (such event, the “Superior Proposal Termination Event”);

•	by Boeing if:

•

Spirit breaches or fails to perform any of its representations, warranties or covenants set forth in the Merger Agreement, in either case such that the conditions described in the first two bullet points under “—Conditions to the Closing of the Merger—Conditions to Boeing’s and Merger Sub’s Obligations to Effect the Closing” would not be satisfied, and such breach or failure is not curable by or prior to the Outside Date, or, if curable by or prior to the Outside Date, has not been cured within 30 days following Boeing’s delivery of written notice to Spirit describing such breach or failure in reasonable detail; provided that the right to terminate the Merger Agreement pursuant to the provision described in this bullet point will not be available to Boeing if either Boeing or Merger Sub is then in breach of any of its covenants or agreements set forth in the Merger Agreement such that the condition described in the second bullet point under “—Conditions to the Closing of the Merger—Conditions to Spirit’s Obligations to Effect the Closing” would not be satisfied (such event, the “Spirit Breach Termination Event”); or

•

at any time prior to the time the Spirit Stockholder Approval is obtained, if (a) the Spirit Board has effected, and not withdrawn, a Change of Recommendation, (b) Spirit has failed to include the Spirit Board’s recommendation that Spirit Stockholders adopt the Merger Agreement in the proxy statement/prospectus for the Spirit Stockholders Meeting or (c) Spirit has committed a material breach of its obligations relating to effecting a Change of Recommendation or entering into an agreement with respect to an Acquisition Proposal as described in “— No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement” (such event, the “Spirit Change of Recommendation Termination Event”).

Except to the extent described under “—Termination Fees” below, in the event of the termination of the Merger Agreement pursuant to any of the provisions described in the immediately preceding paragraph, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party, such party’s affiliates or its or their respective representatives; provided, however, that no such termination will relieve any party of any liability or damages resulting from fraud or willful breach of any covenant or obligation contained in the Merger Agreement prior to such termination.

Termination Fees

Pursuant to the Merger Agreement, Spirit will be required to pay Boeing the Spirit Termination Fee if the Merger Agreement is terminated in any of the following circumstances:

•

(a) after the date of the Merger Agreement, but prior to the Spirit Stockholders Meeting, an Acquisition Proposal (replacing the references to 20% in the definition of “Acquisition Proposal” with a reference to 50%) (a “Qualifying Transaction”) has been publicly announced and not withdrawn, (b) the Merger Agreement is subsequently terminated by either Spirit or Boeing pursuant to the Outside Date Termination Event, the Failed Vote Termination Event or the Spirit Breach Termination Event, at a time when such Qualifying Transaction has not been withdrawn and (c) within 12 months after any such termination, Spirit completes any Qualifying Transaction or enters into any Alternative Acquisition Agreement providing for a Qualifying Transaction that is ultimately completed;

•	the Merger Agreement is terminated by Boeing pursuant to the Spirit Change of Recommendation Termination Event; or

•	the Merger Agreement is terminated by Spirit pursuant to the Superior Proposal Termination Event.

Pursuant to the Merger Agreement, Boeing will be required to pay Spirit a termination fee of $300 million (the “Boeing Termination Fee”), reduced (but not to less than zero) by the aggregate then-outstanding amount of cash advances to be repaid by Spirit and its subsidiaries to Boeing, whether or not then due and payable, pursuant to the applicable agreements governing cash advances by Boeing to Spirit and its subsidiaries, if the Merger Agreement is terminated by either Spirit or Boeing in either of the following circumstances, in each case, so long as a material breach by Spirit of its obligations under the Merger Agreement, as set forth above in “—Cooperation; Regulatory Approvals and Efforts to Close the Merger,” was not the primary cause of the failure of the Merger Agreement Transactions to be completed by the Outside Date or of the entry of such law or order, as applicable:

•

the Merger Agreement is terminated pursuant to the Outside Date Termination Event and at the time of such termination, one or more of (i) the Regulatory Approvals Condition, (ii) the No Legal Prohibition Condition (to the extent related to the Regulatory Approvals or any applicable antitrust laws or foreign investment laws), (iii) the condition relating to the lack of a Burdensome Condition, or (iv) the Divestiture Condition have not been satisfied or waived, but the conditions pertaining to (x) the Spirit Stockholder Approval, (y) the No Legal Prohibition Condition (other than to the extent related to the Regulatory Approvals or any applicable antitrust laws or foreign investment laws), and (z) the conditions to Boeing’s and Merger Sub’s obligations to effect the Closing (as described above in “—Conditions to the Closing of the Merger—Conditions to Boeing’s and Merger Sub’s Obligations to Effect the Closing”) (other than the condition relating to the lack of a Burdensome Condition or the Divestiture Condition) have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are capable of being satisfied if the Closing were to occur on such date)); or

•	the Merger Agreement is terminated pursuant to the Legal Prohibition Termination Event (to the extent related to the Regulatory Approvals or any applicable antitrust laws or foreign investment laws).

The Merger Agreement provides that in no event will Spirit be required to pay, or cause to be paid, the Spirit Termination Fee on more than one occasion or Boeing be required to pay, or cause to be paid, the Boeing Termination Fee on more than one occasion. If either party fails to promptly pay, or cause to be paid, to the other party the applicable termination fee as required under the Merger Agreement, and, in order to obtain such termination fee, a party commences a proceeding that results in a judgment in its favor, such party is also entitled to recover reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in connection with such proceeding, together with interest on the applicable termination fee. The Merger Agreement provides that, in the event that either termination fee becomes payable and is paid, or caused to be paid, a party’s receipt in full of such termination fee will be the sole and exclusive remedy of the party receiving the termination fee pursuant to the Merger Agreement; provided, however, that any such payment of a termination fee will not relieve either party of any obligations for liabilities or damages resulting from fraud or a willful breach prior to termination of the Merger Agreement as provided in the Merger Agreement.

Specific Performance

Under the Merger Agreement, the parties have agreed that if the provisions of the Merger Agreement are not performed in accordance with their terms or are otherwise breached (including any of the parties failing to take such actions as are required under the Merger Agreement to complete the Merger Agreement Transactions), significant and irreparable harm would be caused for which money damages would not be an adequate remedy and, accordingly, that each of the parties, including Spirit, on behalf of itself and Spirit Stockholders, and Boeing, on behalf of itself and Merger Sub, will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement, without proof of actual harm or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. The Merger Agreement provides that each party has agreed that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity and that any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with any such order or injunction. Under the Merger Agreement, the parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Amendments or Other Modification; Waiver

Subject to applicable law and subject to restrictions on terminating or modifying the provisions of the Merger Agreement described in “—Indemnification; Directors’ and Officers’ Insurance” above, the Merger Agreement may be amended or otherwise modified at any time prior to the Effective Time by a written instrument executed and delivered by the parties, except that, if such amendment or waiver is proposed after the Spirit Stockholder Approval is obtained, no such amendment or waiver of the Merger Agreement will be made or given that requires further approval of Spirit Stockholders under the DGCL unless such required further approval is obtained.

The conditions to each of the respective parties’ obligations to complete the Merger Agreement Transactions are for the sole benefit of such party and may be waived in writing by such party in whole or in part to the extent permitted by applicable law.

Expenses

Whether or not the Merger is completed, all costs, fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such cost, fee or expense, except as otherwise expressly set forth in the Merger Agreement.

Third-Party Beneficiaries

The Merger Agreement provides that the parties’ respective representations, warranties and covenants set forth in the Merger Agreement are solely for the benefit of the other parties, and the Merger Agreement is not intended to, and does not, confer upon any person other than the parties any rights or remedies, express or implied, including the right to rely upon the representations and warranties set forth in the Merger Agreement and that, notwithstanding the foregoing, (i) from and after the Effective Time, the D&O Indemnified Parties and their respective heirs, executors, beneficiaries or representatives will be express third party beneficiaries of the provisions of the Merger Agreement described above in “—Indemnification; Directors’ and Officers’ Insurance,” (ii) from and after the Effective Time, each holder of Eligible Shares and its heirs, executors, beneficiaries or representatives and each holder of Spirit RSUs, Spirit PSUs or restricted shares of Spirit Common Stock and its heirs, executors, beneficiaries or representatives, will be express third-party beneficiaries of and with respect to their respective rights to receive the consideration payable pursuant to the Merger Agreement and (iii) Spirit, on behalf of itself and holders of shares of Spirit Common Stock (each of which are express third party beneficiaries of the Merger Agreement to the extent required for such proviso to be enforceable), will have the right to pursue specific performance as set forth in the provisions of the Merger Agreement described above in “—Specific Performance” or, if specific performance is not sought or granted as a remedy, damages in accordance with the Merger Agreement in the event of Boeing’s or Merger Sub’s fraud or willful breach of the Merger Agreement (which damages payable by or on behalf of Boeing or Merger Sub will not necessarily be limited to reimbursement of expenses or out-of-pocket costs and may include the benefits of the Merger Agreement Transactions lost by Spirit and Spirit Stockholders, taking into consideration all relevant matters, which will be deemed, in such event, to be damages of Spirit and Spirit Stockholders), it being agreed that, in no event, will any such holder be entitled to enforce any of their rights, or any of Boeing’s or Merger Sub’s obligations, under the Merger Agreement in the event of any such fraud or willful breach, but, rather, Spirit will have the sole and exclusive right to do so, as agent for and on behalf of such holders. The Merger Agreement provides that each of Boeing and Merger Sub agrees that (A) it and its affiliates will not contest the validity of the appointment of Spirit as agent for holders of shares of Spirit Common Stock for purposes of the foregoing or the fact that any damages in respect of losses of the aggregate Per Share Merger Consideration or other losses of the benefits of the Merger Agreement Transactions will, to the extent proven, be deemed to be damages of Spirit recoverable on behalf of itself and the holders of shares of Spirit Common Stock and (B) Spirit will have the right, on behalf of itself and for holders of shares of Spirit Common Stock, to pursue such damages against Boeing or Merger Sub in the event of any fraud or willful breach of the Merger Agreement by Boeing or Merger Sub; provided that the foregoing will not limit the requirement of Spirit to prove the amount of damages suffered by Spirit or the holders of shares of Spirit Common Stock in connection with such fraud or willful breach of the Merger Agreement by Boeing or Merger Sub.

Governing Law; Jurisdiction; Waiver of Trial by Jury

The Merger Agreement provides that it will be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions of such state.

The Merger Agreement provides that each party to the Merger Agreement agrees that it will bring any proceeding arising out of or relating to the Merger Agreement or the Merger Agreement Transactions exclusively in the Court of Chancery of the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the applicable proceeding is vested exclusively in the U.S. federal courts, such proceeding or subpoenas will be heard in any federal court in the State of Delaware and any appellate court thereof.

The Merger Agreement provides that each party to the Merger Agreement irrevocably waives any and all right to trial by jury in any proceeding arising out of or relating to the Merger Agreement or the Merger Agreement Transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table sets forth the beneficial ownership of Boeing Common Stock as of November 14, 2024 of each director and Named Executive Officer (“NEO”), and all directors and executive officers as a group. The table also sets forth stock units held by such persons pursuant to our compensation and benefit plans. Each director and NEO, and all directors and executive officers as a group, owned less than 1% of the outstanding Boeing stock as of November 14, 2024.

Directors	Shares Beneficially Owned	Stock Units(1)		Total
Robert A. Bradway	—	13,174		13,174
Lynne M. Doughtie	—	4,109		4,109
David L. Gitlin	5	4,741		4,746
Lynn J. Good	483	14,269		14,752
Stayce D. Harris	—	6,128		6,128
Akhil Johri	150	8,616		8,766
David L. Joyce	34	6,672		6,706
Steven M. Mollenkopf	3,767	9,244		13,011
Robert K. Ortberg	—	47,997		47,997
John M. Richardson	—	5,377		5,377
Sabrina Soussan	—	1,747		1,747

Named Executive Officers	Shares Beneficially Owned(5)	Stock Units(6)		Total
David L. Calhoun(2)	157,740	197,483		355,223
Theodore Colbert III(3)	58,796	30,879		89,675
Stanley A. Deal(4)	83,636	53,954		137,590
Stephanie F. Pope	14,787	42,545		57,332
Brian J. West	50,078	41,493		91,571
All directors and executive officers as a group (21 people)	165,462	363,210	(7)	528,672

(1)	Consists of stock units credited to the account of the nonemployee director under our Deferred Compensation Plan for Directors.
(2)	Mr. Calhoun ceased to serve as a director and our President and Chief Executive Officer effective August 8, 2024.
(3)	Mr. Colbert ceased to serve as President and Chief Executive Officer, Defense, Space & Security effective September 20, 2024.
(4)	Mr. Deal ceased to serve as President and Chief Executive Officer, Boeing Commercial Airplanes, effective March 25, 2024.
(5)

Includes interests invested in our 401(k) plan’s unitized Boeing stock fund (converted into an equivalent number of shares of Boeing Common Stock based on the value as of November 14, 2024), as well as shares issuable upon the exercise of stock options that are vested as of, or will vest within 60 days of, November 14, 2024 as set forth in the table below.

Number of Shares
David L. Calhoun	107,195
Theodore Colbert III	24,666
Stanley A. Deal	40,467
Stephanie F. Pope	6,003
Brian J. West	41,544
All directors and executive officers as a group (21 people)	89,517

(6)

Consists of RSUs, Career Shares and deferred units held in the Executive Supplemental Savings Plan that are notionally invested in our 401(k) plan’s unitized Boeing stock fund (converted into an equivalent number of Boeing shares based on the value as of November 14, 2024), if any, held by the NEO.

(7)

Consists of RSUs, Career Shares and deferred units held in the Executive Supplemental Savings Plan that are notionally invested in our 401(k) plan’s unitized Boeing stock fund (converted into an equivalent number of Boeing shares based on the value as of November 14, 2024) held by all directors and executive officers as a group.

Principal Stockholders

The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of Boeing Common Stock as of the dates indicated in the footnotes below. Information is based on a review of filings made with the SEC on Schedule 13G. As of November 14, 2024, there were 748,175,985 shares of Boeing Common Stock outstanding and as of October 17, 2024, there were 116,912,390 shares of Spirit Common Stock outstanding.

	Shares Beneficially Owned Before the Merger		Shares Beneficially Owned After the Merger(1)
Name and Address	Shares Beneficially Owned	Percent of Stock Outstanding	Shares Beneficially Owned		Percent of Stock Outstanding
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	48,501,735(2)	6.5%	50,783,540	(3)	6.6%

(1)

Based on an Exchange Ratio of 0.2104, which assumes a Boeing Stock Price of $177.04, the closing price of Boeing Common Stock on December 19, 2024, the day prior to the date of this proxy statement/prospectus.

(2)

As of December 29, 2023, The Vanguard Group had sole dispositive power with respect to 46,231,762 shares of Boeing Common Stock, shared voting power with respect to 653,920 shares of Boeing Common Stock and shared dispositive power with respect to 2,269,973 shares of Boeing Common Stock.

(3)

As of December 29, 2023, The Vanguard Group had sole dispositive power with respect to 10,702,407 shares of Spirit Common Stock, shared voting power with respect to 38,511 shares of Spirit Common Stock and shared dispositive power with respect to 142,446 shares of Spirit Common Stock.

CERTAIN OTHER MATTERS

Certain Prior Transactions between the Parties

Boeing is the largest customer of Spirit and its consolidated subsidiaries. For the 12 months ended December 31, 2023 and the 12 fiscal months ended June 27, 2024, approximately 64% and 63%, respectively, of Spirit’s consolidated net revenues were generated from sales to Boeing. Boeing has, from time to time, made advance payments to Spirit or subsidiaries of Spirit of amounts due to be paid pursuant to the supply agreements between Boeing and Spirit or subsidiaries of Spirit, including under the April 18, 2024 memorandum of agreement and the November 8, 2024 advance payments agreement, each between Spirit AeroSystems, Inc. and Boeing. Under the terms of the April 18, 2024 memorandum of agreement, as amended from time to time, Boeing has made advance payments to Spirit AeroSystems, Inc. of $465 million, of which $425 million remained outstanding as of November 20, 2024. Additionally, under the terms of the November 8, 2024 advance payments agreement, Boeing has made advance payments to Spirit AeroSystems, Inc. of $100 million, all of which remained outstanding as of November 20, 2024.

Additional information regarding the commercial relationship between Boeing and Spirit appears in Spirit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 22, 2024 and incorporated by reference into this proxy statement/prospectus as described in the section entitled “Where You Can Find More Information” beginning on page 204 of this proxy statement/prospectus, including in Item 1 of such report under “Our Customers—Boeing” and “Our Relationship with Boeing,” and in Spirit’s subsequent periodic and current reports filed with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 204 of this proxy statement/prospectus.

Certain Labor Matters

The Airbus Term Sheet provides that no binding agreement has been made with respect to the French aspects of the transactions contemplated under the Airbus Term Sheet (the “Airbus French Transactions”). Prior to Spirit and its subsidiaries and Airbus and its affiliates entering into definitive agreements that are applicable to the Airbus French Transactions, Spirit AeroSystems, Inc. and Airbus have agreed to comply with their respective information and consultation obligations with applicable employees and employee representatives. The Airbus Term Sheet also provides that the parties will complete necessary labor consultations and obtain necessary approvals from applicable unions and works councils in various jurisdictions, as may be legally required.

DESCRIPTION OF BOEING CAPITAL STOCK

As of December 20, 2024, Boeing had two classes of securities, the Boeing Common Stock and the 6.00% Series A Mandatory Convertible Preferred Stock, par value $1.00 per share (the “Mandatory Convertible Preferred Stock”), registered under Section 12 of the Exchange Act.

The following description of Boeing’s capital stock is a summary and is subject to, and is qualified in its entirety by reference to the provisions of the certificate of incorporation of Boeing (the “Boeing Charter”), the bylaws of Boeing (the “Boeing Bylaws”) and the Certificate of Designations of Boeing for the Mandatory Convertible Preferred Stock, effective October 31, 2024 (the “Certificate of Designations”), copies of which are included as Exhibits 3.1, 3.2 and 3.3, respectively, to the registration statement of which this proxy statement/prospectus forms a part.

Description of Capital Stock

The total number of shares of capital stock authorized by the Boeing Charter is 1,220,000,000, consisting of 1,200,000,000 shares of Common Stock and 20,000,000 shares of preferred stock. Holders of Common Stock are entitled to receive such dividends as may be declared by the Boeing Board out of legally available funds, and are entitled to share pro rata in any distributions to stockholders, subject to the preferences of any preferred stock which may be issued and to restrictions contained in agreements to which we are a party. No preemptive, conversion or redemption rights or sinking funds provisions are applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable. All holders of the Common Stock are entitled to one vote per share on all matters to be voted on by Boeing Stockholders, including the election of directors. Stockholders do not have cumulative voting rights in election of directors. The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at a stockholders’ meeting is required for stockholder action, except for (1) the election of directors, in which case a nominee shall be elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (except in the case of a contested election in which case the candidates receiving the greatest number of votes are elected as directors) and (2) amendments to the provisions in the Boeing Bylaws related to compensation and removal of officers, which require the approval of a majority of the outstanding shares entitled to vote for the election of directors.

The Boeing Charter authorizes the Boeing Board, without any further approval, to (1) divide the preferred stock into series, (2) designate each such series, (3) fix and determine dividend rights, (4) determine the price, terms and conditions on which shares of preferred stock may be redeemed, (5) determine the amount payable to holders of preferred stock in the event of voluntary or involuntary liquidation, (6) determine any sinking fund provisions, and (7) establish any voting, preemption or conversion privileges.

Description of Mandatory Convertible Preferred Stock

On October 31, 2024, Boeing issued 115,000,000 Depositary Shares (the “Depositary Shares”), each representing a 1/20th interest in a share of the Mandatory Convertible Preferred Stock. The Mandatory Convertible Preferred Stock is, and any Boeing Common Stock issued upon the conversion of the Mandatory Convertible Preferred Stock will be, fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Stock have no preemptive or preferential rights to purchase or subscribe to stock, obligations, warrants or other securities of Boeing of any class. Computershare Trust Company, N.A. is the transfer agent and registrar of the Boeing Common Stock and serves as transfer agent, registrar, conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.

The Mandatory Convertible Preferred Stock is not listed on any securities exchange or any automated dealer quotation system, but the Depositary Shares are listed on the NYSE.

Ranking

The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or rights upon Boeing’s liquidation, winding-up or dissolution, as applicable, ranks:

•

senior to (i) Boeing Common Stock and (ii) each other class or series of capital stock issued by Boeing after the initial issue date the terms of which do not expressly provide that such capital stock ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon Boeing’s liquidation, winding-up or dissolution or (y) on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon Boeing’s liquidation, winding-up or dissolution (which is referred to collectively as “junior stock”);

•

on a parity with any class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon Boeing’s liquidation, winding-up or dissolution (which is referred to collectively as “parity stock”);

•

junior to each other class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon Boeing’s liquidation, winding-up or dissolution (which is referred to collectively as “senior stock”); and

•	junior to Boeing’s existing and future indebtedness.

In addition, the Mandatory Convertible Preferred Stock, with respect to dividend rights and rights upon Boeing’s liquidation, winding-up or dissolution, is structurally subordinated to existing and future indebtedness of Boeing’s subsidiaries as well as the capital stock of Boeing’s subsidiaries held by third parties.

Dividends

Subject to the rights of holders of any class of capital stock ranking senior to the Mandatory Convertible Preferred Stock with respect to dividends, holders of shares of Mandatory Convertible Preferred Stock will be entitled to receive, when, as and if declared by Boeing Board, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of 6.00% on the liquidation preference of $1,000 per share of Mandatory Convertible Preferred Stock (equivalent to $60.00 per annum per share), payable in cash, by delivery of shares of Boeing Common Stock or through any combination of cash and shares of Boeing Common Stock, as determined by the Boeing Board (or an authorized committee thereof) in its sole discretion (subject to the limitations described below). See the section entitled “—Method of Payment of Dividends” beginning on page 161 of this proxy statement/prospectus. Declared dividends on the Mandatory Convertible Preferred Stock are payable quarterly on January 15, April 15, July 15 and October 15 of each year to, and including, October 15, 2027, commencing on, and including, January 15, 2025 (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends will be payable on the relevant dividend payment date to holders of record as they appear on Boeing’s stock register at 5:00 p.m., New York City time, on the January 1, April 1, July 1 or October 1, as the case may be, immediately preceding the relevant dividend payment date (each, a

“record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. For purposes of this description of the Mandatory Convertible Preferred Stock, a “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A full dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the initial issue date of the Mandatory Convertible Preferred Stock and will end on, and exclude, the January 15, 2025 dividend payment date. The amount of dividends payable on each share of Mandatory Convertible Preferred Stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for the initial dividend period and any partial dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the Mandatory Convertible Preferred Stock for the first dividend period will be $12.50 per share (based on the annual dividend rate of 6.00% and a liquidation preference of $1,000 per share) and will be payable, when, as and if declared, on January 15, 2025. The dividend on the Mandatory Convertible Preferred Stock for each subsequent full dividend period, when, as and if declared, will be $15.00 per share (based on the annual dividend rate of 6.00% and a liquidation preference of $1,000 per share). Accumulated dividends will not bear interest if they are paid subsequent to the applicable dividend payment date.

No dividend will be declared or paid upon, or any sum or number of shares of Boeing Common Stock set apart for the payment of dividends upon, any outstanding share of the Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of Boeing Common Stock have been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

Boeing’s ability to declare and pay cash dividends and make other distributions with respect to Boeing’s capital stock, including the Mandatory Convertible Preferred Stock, may be limited by the terms of any future indebtedness. In addition, Boeing’s ability to declare and pay dividends may be limited by applicable Delaware law.

So long as any share of the Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on Boeing Common Stock or any other shares of junior stock, and no Boeing Common Stock or other junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by Boeing or any of Boeing’s subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of Boeing Common Stock have been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock. The foregoing limitation shall not apply to: (i) a dividend payable on any Boeing Common Stock or other junior stock in shares of any Boeing Common Stock or other junior stock; (ii) the acquisition of shares of any Boeing Common Stock or other junior stock in exchange for, or a purchase, redemption or other acquisition for value of shares of any Boeing Common Stock or other junior stock with the proceeds of a substantially concurrent sale of, shares of any Boeing Common Stock or other junior stock and the payment of cash in lieu of any fractional share; (iii) purchases of fractional interests in shares of any Boeing Common Stock or other junior stock pursuant to the conversion or exchange provisions of such shares of other junior stock or any securities exchangeable for or convertible into such shares of Boeing Common Stock or other junior stock; (iv) redemptions, purchases or other acquisitions of shares of Boeing Common Stock or other junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of Boeing’s or Boeing’s subsidiaries’ employees, officers, directors, consultants or independent contractors, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards and the payment of cash in lieu of any fractional share; (v) any dividends or distributions of rights or Boeing Common Stock or other junior stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan, and the payment of cash in lieu of fractional shares; (vi) purchases of junior stock pursuant to a binding contract (including a stock repurchase plan) to make such purchases, if such contract was in effect before the initial issue date; (vii) the acquisition by Boeing or any of Boeing’s subsidiaries of record ownership in Boeing Common Stock or other junior stock or parity stock or on behalf of any other persons (other than Boeing or any of Boeing’s subsidiaries) that is a beneficial owner thereof, including as trustees or custodians; (viii) the exchange or conversion or reclassification of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation preference) and the payment of cash in lieu of fractional shares; or (ix) the settlement of any convertible note hedge transactions or capped call transactions entered into in connection with the issuance, by Boeing or any of Boeing’s subsidiaries, of any debt securities that are convertible into, or exchangeable for, Boeing Common Stock (or into or for any combination of cash and Boeing Common Stock based on the value of Boeing Common Stock), provided such convertible note hedge transactions or capped call transactions, as applicable, are on customary terms and were entered into either (x) before the initial issue date or (y) in compliance with the foregoing provision.

When dividends on shares of the Mandatory Convertible Preferred Stock have not been paid in full on any dividend payment date or declared and a sum or number of shares of Boeing Common Stock sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the Mandatory Convertible Preferred Stock and each such other class or series of parity stock shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of the Mandatory Convertible Preferred Stock and such class or series of parity stock (which dollar amount will, if dividends on such class or series of parity stock are not cumulative, be the full amount of dividends per share thereof in respect of the most recent dividend period thereof) (subject to their having been declared by the Boeing Board, or an authorized committee thereof, out of legally available funds) bear to each other immediately prior to the payment of such dividends, in proportion to their respective liquidation preferences; provided that any unpaid dividends will continue to accumulate.

For the avoidance of doubt, the provisions described in this section will not prohibit or restrict the payment or other acquisition for value of any debt securities that are convertible into, or exchangeable for, any junior stock.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Boeing Board, or an authorized committee thereof, may be declared and paid on any securities, including Boeing Common Stock and other junior stock, from time to time out of any funds legally available for such payment, and holders of the Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.

If Boeing (or an applicable withholding agent) is required to withhold on distributions of Boeing Common Stock to a holder and pay the applicable withholding taxes, Boeing may, at its option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of Boeing Common Stock payable to such holder.

Method of Payment of Dividends

Subject to the limitations described below, Boeing may pay any declared dividend (or any portion of any declared dividend) on the Mandatory Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period), as determined by the Boeing Board (or an authorized committee thereof) in its sole discretion:

•	by paying cash;

•	by delivering shares of Boeing Common Stock; or

•	through any combination of paying cash and delivering shares of Boeing Common Stock.

Boeing will make each payment of a declared dividend on the Mandatory Convertible Preferred Stock in cash, except to the extent Boeing timely elects to make all or any portion of such payment in shares of Boeing Common Stock. Boeing will give the holders of the Mandatory Convertible Preferred Stock notice of any such election, and the portion of such payment that will be made in cash and the portion that will be made in Boeing Common Stock, on the earlier of the date Boeing declares such dividend and the tenth scheduled trading day (as defined below) immediately preceding the dividend payment date for such dividend.

If Boeing elects to make any payment of a declared dividend, or any portion thereof, in shares of Boeing Common Stock, such shares shall be valued for such purpose at the average VWAP per share (as defined below) of Boeing Common Stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%.

No fractional shares of Boeing Common Stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in respect of dividends. Boeing will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of Boeing Common Stock based on the five-day average price.

To the extent a shelf registration statement is required in Boeing’s reasonable judgment in connection with the issuance of or for resales of Boeing Common Stock issued as payment of a dividend, including dividends paid in connection with a conversion, Boeing will, to the extent such a registration statement is not currently filed and effective, use Boeing’s commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of Boeing Common Stock have been resold thereunder and such time as all such shares are freely tradable without registration by holders thereof that are not, and have not been within the three months preceding, “affiliates” of Boeing’s for purposes of the Securities Act. To the extent applicable, Boeing will also use its commercially reasonable efforts to have the shares of Boeing Common Stock qualified or registered under applicable state securities laws, if required, and approved for listing on the NYSE (or if Boeing Common Stock is not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which Boeing Common Stock is then listed).

Notwithstanding the foregoing, in no event will the number of shares of Boeing Common Stock delivered in connection with any declared dividend exceed a number equal to the amount of such declared dividend as to which Boeing has elected to deliver shares of Boeing Common Stock in lieu of paying cash divided by $50.04, which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below under the section entitled “—Anti-dilution Adjustments” beginning on page 172 of this proxy statement/prospectus (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which Boeing has elected to deliver shares of Boeing Common Stock in lieu of paying cash exceeds the product of the number of shares of Boeing Common Stock delivered in connection with such declared dividend and 97% of the five-day average price, Boeing will, if it is legally able to do so, notwithstanding any notice by Boeing to the contrary, pay such excess amount in cash.

No Redemption

Boeing may not redeem the Mandatory Convertible Preferred Stock. However, at Boeing’s option, Boeing may purchase the Mandatory Convertible Preferred Stock or Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.

Liquidation Preference

In the event of Boeing’s voluntary or involuntary liquidation, winding-up or dissolution, each holder of Mandatory Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of the Mandatory Convertible Preferred Stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of Boeing’s assets available for distribution to Boeing Stockholders, after satisfaction of liabilities owed to Boeing’s creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock (including Boeing Common Stock). If, upon Boeing’s voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference, plus an amount equal to accumulated and unpaid dividends of the Mandatory Convertible Preferred Stock and all parity stock are not paid in full, the holders of the Mandatory Convertible Preferred Stock and any parity stock will share equally and ratably in any distribution of Boeing’s assets in proportion to the respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Mandatory Convertible Preferred Stock will have no right or claim to any of Boeing’s remaining assets.

Neither the sale of all or substantially all of Boeing’s assets or business (other than in connection with Boeing’s liquidation, winding-up or dissolution), nor Boeing’s merger or consolidation into or with any other person, will be deemed to be Boeing’s voluntary or involuntary liquidation, winding-up or dissolution.

The Certificate of Designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Mandatory Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Mandatory Convertible Preferred Stock do not have voting rights other than those described below, except as specifically required by Delaware law.

Whenever dividends on any shares of Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, January 15, 2025), whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled at Boeing’s next special or annual meeting of stockholders to vote for the election of a total of two additional members of the Boeing Board (the “preferred stock directors”); provided that the election of any such directors will not cause Boeing to violate (x) the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which Boeing’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors or (y) the portion of Boeing’s Corporate Governance Principles and Director Independence Standards, each as in effect on October 28, 2024, that requires Boeing to have at least 75% independent directors; provided further that the Boeing Board shall at no time include more than two preferred stock directors. In the event of a nonpayment, Boeing will increase the number of directors on the Boeing Board by two, and the new directors will be elected at an annual or special meeting of stockholders called by the Boeing Board, subject to its fiduciary duties, at the request of the holders of at least 25% of the shares of Mandatory Convertible Preferred Stock or of any other series of voting preferred stock (provided that if such request is not received at least 90 calendar days before the date fixed for the next annual or special meeting of stockholders, such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting, so long as the holders of Mandatory Convertible Preferred Stock continue to have such voting rights.

As used herein, “voting preferred stock” means any class or series of Boeing parity stock upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Mandatory Convertible Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other voting preferred stock voted.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of Mandatory Convertible Preferred Stock shall immediately and, without any further action by Boeing, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of Mandatory Convertible Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the number of directors on the Boeing Board shall automatically decrease by two.

Any preferred stock director may be removed at any time with or without cause by the holders of record of a majority of the outstanding shares of Mandatory Convertible Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Mandatory Convertible Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause Boeing to violate (x) the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which Boeing’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors or (y) the portion of Boeing’s Corporate Governance Principles and Director Independence Standards, each as in effect on October 28, 2024, that requires Boeing to have at least 75% independent directors.

So long as any shares of Mandatory Convertible Preferred Stock remain outstanding, Boeing will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Mandatory Convertible Preferred Stock given in person or by proxy, either in writing or at a meeting:

•	authorize or create, or increase the authorized amount of, any senior stock; or

•

amend, alter or repeal the provisions of the Boeing Charter or the Certificate of Designations so as to materially and adversely affect the rights, preferences, privileges or voting powers of the shares of Mandatory Convertible Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the shares of Mandatory Convertible Preferred Stock or a merger or consolidation of Boeing with or into another entity, unless either (i) the shares of Mandatory Convertible Preferred Stock remain outstanding and have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof in any material respect than the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole, or (ii) in the case of any such merger or consolidation with respect to which Boeing is not the surviving or resulting entity, the shares of Mandatory Convertible Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and such preference securities have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof in any material respect than the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that (1) any increase in the amount of Boeing’s authorized but unissued shares of preferred stock, (2) any increase in the amount of authorized or issued shares of Mandatory Convertible Preferred Stock, (3) the creation and issuance, or an increase in the authorized or issued amount, of any series of junior stock or any other series of parity stock and (4) the application of the provisions described below under the section entitled “—Recapitalizations, Reclassifications and Changes in Boeing Common Stock” beginning on page 179 of this proxy statement/prospectus, will in each case be deemed not to materially and adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote or consent of holders of the Mandatory Convertible Preferred Stock.

Without the consent of the holders of the Mandatory Convertible Preferred Stock, Boeing may amend, alter, supplement, or repeal any terms of the Mandatory Convertible Preferred Stock by amending or supplementing the Boeing Charter, the Certificate of Designations or any stock certificate representing shares of the Mandatory Convertible Preferred Stock for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•

to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations and that does not materially and adversely affect the rights of any holder of the Mandatory Convertible Preferred Stock; or

•	to make any other change that does not materially and adversely affect the rights of any holder of the Mandatory Convertible Preferred Stock (other than any holder that consents to such change).

Mandatory Conversion

Each outstanding share of the Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert on the mandatory conversion date, into a number of shares of Boeing Common Stock equal to the conversion rate described below. If Boeing declares a dividend for the dividend period ending on October 15, 2027, Boeing will pay such dividend to the holders of record as of October 1, 2027, as described under the section entitled “—Dividends” beginning on page 158 of this proxy statement/prospectus. If on or prior to October 1, 2027 Boeing has not declared all or any portion of all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock through October 15, 2027, the conversion rate will be adjusted so that holders receive an additional number of shares of Boeing Common Stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price (calculated as if the applicable dividend payment date were October 15, 2027). To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of such five-day average price, Boeing will, if it is legally able to do so, pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Stock.

The conversion rate, which is the number of shares of Boeing Common Stock issuable upon conversion of each share of Mandatory Convertible Preferred Stock on the mandatory conversion date (excluding any shares of Boeing Common Stock issued in respect of accumulated but unpaid dividends, if any), will be as follows:

•

if the applicable market value of Boeing Common Stock is greater than the “threshold appreciation price,” then the conversion rate will be 5.8280 shares of Boeing Common Stock per share of Mandatory Convertible Preferred Stock (the “minimum conversion rate”), which is approximately equal to $1,000 divided by the threshold appreciation price;

•

if the applicable market value of Boeing Common Stock is less than or equal to the threshold appreciation price but equal to or greater than the “initial price,” then the conversion rate will be equal to $1,000 divided by the applicable market value of Boeing Common Stock, rounded to the nearest ten-thousandth of a share, which will be between 5.8280 and 6.9940 shares of Boeing Common Stock per share of Mandatory Convertible Preferred Stock; or

•

if the applicable market value of Boeing Common Stock is less than the initial price, then the conversion rate will be 6.9940 shares of Boeing Common Stock per share of Mandatory Convertible Preferred Stock (the “maximum conversion rate”), which is approximately equal to $1,000 divided by the initial price.

The “initial price” equals $1,000, divided by the maximum conversion rate, rounded to the nearest $0.0001, and is initially $142.9797.

The “threshold appreciation price” equals $1,000, divided by the minimum conversion rate, rounded to the nearest $0.0001, which initially is $171.5854 and represents an approximately 20% appreciation over the initial price.

The minimum conversion rate and the maximum conversion rate are collectively referred to as the “fixed conversion rates.” The fixed conversion rates and the applicable market value are each subject to adjustment as described under the section entitled “—Anti-dilution Adjustments” beginning on page 172 of this proxy statement/prospectus.

Definitions

“Applicable market value” means the average VWAP per share of Boeing Common Stock over the final averaging period.

“Final averaging period” means the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding October 15, 2027.

“Mandatory conversion date” means the second business day immediately following the last trading day of the final averaging period. The “mandatory conversion date” is expected to be October 15, 2027.

“Trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in Boeing Common Stock generally occurs on the NYSE or, if Boeing Common Stock is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which Boeing Common Stock is then listed or, if Boeing Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which Boeing Common Stock is then listed or admitted for trading. If Boeing Common Stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which Boeing Common Stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for Boeing Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in Boeing Common Stock or in any options contracts or futures contracts relating to Boeing Common Stock.

A “scheduled trading day” is any day that is scheduled to be a trading day.

“VWAP” per share of Boeing Common Stock on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “BA <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time (or, if the scheduled close of trading of the primary session for the primary U.S. national or regional securities exchange or market on which Boeing Common Stock is listed or admitted for trading on such trading day is earlier, such earlier scheduled close of trading), on such trading day; or, if such price is not available, “VWAP” means the market value per share of Boeing Common Stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by Boeing for this purpose. The “average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each trading day in such period.

Conversion at the Option of the Holder

Other than during a fundamental change conversion period (as defined under the section entitled “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount” beginning on page 167 of this proxy statement/prospectus), holders of the Mandatory Convertible Preferred Stock have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), at any time prior to October 15, 2027, into shares of Boeing Common Stock at the minimum conversion rate, subject to adjustment as described under the section entitled “—Anti-dilution Adjustments” beginning on page 172 of this proxy statement/prospectus.

If as of the effective date of any early conversion (the “early conversion date”), Boeing has not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or prior to the dividend payment date immediately preceding such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of Boeing Common Stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of Boeing Common Stock over the 20 consecutive trading day period ending on, and including, the second trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, Boeing will not have any obligation to pay the shortfall in cash.

Except as described in the immediately preceding paragraph, upon any optional conversion of any shares of the Mandatory Convertible Preferred Stock pursuant to this “—Conversion at the Option of the Holder” section, Boeing will make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares as of such record date, as described in the section entitled “—Dividends” beginning on page 158 of this proxy statement/prospectus.

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

General

If a fundamental change (as defined below) occurs on or prior to October 15, 2027, holders of the Mandatory Convertible Preferred Stock will have the right (the “fundamental change early conversion right”) to: (i) convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), into shares of Boeing Common Stock at the fundamental change conversion rate described below; (ii) with respect to such converted shares, receive an amount equal to the present value, as of the effective date (as defined below), calculated using a discount rate of 5.75% per annum, of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date (the “fundamental change dividend make-whole amount”); and (iii) with respect to such converted shares, to the extent that, as of the effective date of the fundamental change, there is any accumulated dividend amount, receive payment of the accumulated dividend amount (clauses (ii) and (iii), together, the “make-whole dividend amount”), in the case of clauses (ii) and (iii), subject to Boeing’s right to deliver shares of Boeing Common Stock in lieu of all or part of such amounts as described under the section entitled “—Make-whole dividend amount” beginning on page 169 of this proxy statement/prospectus; provided that, if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, as described under the section entitled “—Dividends” beginning on page 158 of this proxy statement/prospectus, such dividend will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend.

To exercise the fundamental change early conversion right, holders must submit their shares of the Mandatory Convertible Preferred Stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on, and including, the effective date of such fundamental change (the “effective date”) and ending at 5:00 p.m., New York City time, on the date that is the earlier of (a) 20 calendar days after the effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change) and (b) October 15, 2027. For the avoidance of doubt, the fundamental change conversion period may not end on a date that is later than October 15, 2027. Holders of Mandatory Convertible Preferred Stock who submit their shares for conversion during the fundamental change conversion period will have such shares converted at the conversion rate specified in the table below (the “fundamental change conversion rate”) and will be entitled to receive the make-whole dividend amount. Holders of Mandatory Convertible Preferred Stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their shares of Mandatory Convertible Preferred Stock at the fundamental change conversion rate or to receive the make-whole dividend amount.

Boeing will notify holders of the effective date of a fundamental change no later than the second business day following such effective date.

A “fundamental change” will be deemed to have occurred at the time any of the following occurs after the initial issue date of the Mandatory Convertible Preferred Stock:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Boeing, Boeing’s wholly owned subsidiaries and Boeing’s and their employee benefit or incentive plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such “person” or “group” has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Boeing Common Stock representing more than 50% of the voting power of Boeing Common Stock or Boeing otherwise becomes aware of such beneficial ownership;

(2) the consummation of (A) any recapitalization, reclassification or change of Boeing Common Stock (other than a change only in par value or changes resulting from a subdivision or combination) as a result of which Boeing Common Stock would be converted into, or exchanged for, or would represent solely the right to receive, stock, other securities, other property or assets (including cash); (B) any share exchange, consolidation or merger of Boeing pursuant to which Boeing Common Stock will be converted into, will be exchanged for, or will represent solely the right to receive, stock, other securities, other property or assets (including cash); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Boeing and Boeing’s subsidiaries, taken as a whole, to any person other than one of Boeing’s wholly owned subsidiaries; or

(3) Boeing Common Stock (or other common stock comprising all or part of the exchange property) ceases to be listed on any of the NYSE, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by Boeing Stockholders, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed on any of the NYSE, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Mandatory Convertible Preferred Stock becomes convertible into or exchangeable for such consideration, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights.

If any transaction in which Boeing Common Stock is replaced by the securities of another entity occurs, following completion of any related fundamental change conversion period (or, if none, on the effective date of such transaction), references to Boeing in the definition of “fundamental change” above shall instead be references to such other entity.

Fundamental change conversion rate

The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the fundamental change and the price (the “stock price”) paid (or deemed paid) per share of Boeing Common Stock in such transaction. If all holders of Boeing Common Stock receive only cash in exchange for their Boeing Common Stock in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average VWAP per share of Boeing Common Stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the relevant fundamental change.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of the Mandatory Convertible Preferred Stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner and at the same time as each fixed conversion rate as set forth in the section entitled “—Anti-dilution Adjustments” beginning on page 172 of this proxy statement/prospectus.

The following table sets forth the fundamental change conversion rate per share of Mandatory Convertible Preferred Stock for each stock price and effective date set forth below.

	Stock Price
Effective Date	$100.00	$110.00	$120.00	$130.00	$142.98	$150.00	$160.00	$171.59	$180.00	$190.00	$200.00	$210.00
October 31, 2024	6.3600	6.2860	6.2200	6.1600	6.0940	6.0620	6.0200	5.9800	5.9540	5.9280	5.9040	5.8840
October 15, 2025	6.5120	6.4260	6.3460	6.2720	6.1860	6.1440	6.0920	6.0380	6.0060	5.9720	5.9420	5.9160
October 15, 2026	6.7420	6.6480	6.5480	6.4460	6.3220	6.2600	6.1800	6.1000	6.0520	6.0020	5.9620	5.9280
October 15, 2027	6.9940	6.9940	6.9940	6.9940	6.9940	6.6660	6.2500	5.8280	5.8280	5.8280	5.8280	5.8280

The exact stock price and effective date may not be set forth in the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;

•

if the stock price is in excess of $210.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the minimum conversion rate; and

•

if the stock price is less than $100.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the maximum conversion rate.

Make-whole dividend amount

For any shares of Mandatory Convertible Preferred Stock that are converted during the fundamental change conversion period, subject to the limitations described below, Boeing may pay the make-whole dividend amount, determined in its sole discretion:

•	by paying cash;

•	by delivering shares of Boeing Common Stock; or

•	through any combination of paying cash and delivering shares of Boeing Common Stock.

Boeing will pay the make-whole dividend amount in cash, except to the extent Boeing elects on or prior to the second business day following the effective date of a fundamental change to make all or any portion of such payments by delivering shares of Boeing Common Stock. If Boeing elects to make any payment of the make-whole dividend amount, or any portion thereof, in shares of Boeing Common Stock, such shares shall be valued for such purpose at 97% of the stock price.

No fractional shares of Boeing Common Stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in respect of the make-whole dividend amount. Boeing will instead pay a cash adjustment to each converting holder that would otherwise be entitled to a fraction of a share of Boeing Common Stock based on the average VWAP per share of Boeing Common Stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

Notwithstanding the foregoing, with respect to any conversion of Mandatory Convertible Preferred Stock during the fundamental change conversion period, in no event will the number of shares of Boeing Common Stock that Boeing delivers in lieu of paying all or any portion of the make-whole dividend amount in cash exceed a number equal to the portion of the make-whole dividend amount to be paid by the delivery of Boeing Common Stock, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the portion of the make-whole dividend amount as to which Boeing has elected to deliver shares of Boeing Common Stock in lieu of paying cash exceeds the product of the number of shares of Boeing Common Stock delivered in respect of such portion of the make-whole dividend amount and 97% of the stock price, Boeing will, if it is legally able to do so, notwithstanding any notice by Boeing to the contrary, pay such excess amount in cash.

In addition, if Boeing is prohibited from paying or delivering, as the case may be, the make-whole dividend amount (whether in cash or in shares of Boeing Common Stock), in whole or in part, due to limitations of applicable Delaware law, the fundamental change conversion rate will instead be increased by a number of shares of Boeing Common Stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amount exceeds the product of such number of additional shares and 97% of the stock price, Boeing will not have any obligation to pay the shortfall in cash.

Not later than the second business day following the effective date of a fundamental change, Boeing will notify holders of:

•	the fundamental change conversion rate;

•

the fundamental change dividend make-whole amount and whether Boeing will pay such amount, or any portion thereof, in shares of Boeing Common Stock and, if applicable, the portion of such amount that will be paid in Boeing Common Stock; and

•

the accumulated dividend amount and whether Boeing will pay such amount, or any portion thereof, in shares of Boeing Common Stock and, if applicable, the portion of such amount that will be paid in Boeing Common Stock.

Boeing’s obligation to deliver shares at the fundamental change conversion rate and pay the fundamental change dividend make-whole amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

Upon mandatory conversion

Any outstanding shares of Mandatory Convertible Preferred Stock will automatically convert into shares of Boeing Common Stock on the mandatory conversion date. The person or persons entitled to receive the shares of Boeing Common Stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided in the section entitled “—Anti-dilution Adjustments” beginning on page 172 of this proxy statement/prospectus, prior to 5:00 p.m.,

New York City time, on the mandatory conversion date, the shares of Boeing Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and holders of the Mandatory Convertible Preferred Stock will have no rights with respect to such shares of Boeing Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on Boeing Common Stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Upon early conversion

If a holder elects to convert its shares of Mandatory Convertible Preferred Stock prior to October 15, 2027, in the manner described in the sections entitled “—Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount” beginning on pages 166 and 167 of this proxy statement/prospectus, respectively, such holder must observe the conversion procedures set forth below.

If such holder holds a beneficial interest in a global share of Mandatory Convertible Preferred Stock, to convert its shares of Mandatory Convertible Preferred Stock early, such holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if such holder’s shares of Mandatory Convertible Preferred Stock are held in certificated form, such holder must comply with certain procedures set forth in the Certificate of Designations.

The conversion date will be the date on which the converting holder has satisfied the foregoing requirements; provided that, for the avoidance of doubt, in no event may such conversion date occur after October 15, 2027. A holder that early converts its shares of Mandatory Convertible Preferred Stock will not be required to pay any taxes or duties relating to the issuance or delivery of Boeing Common Stock if such holder exercises its early conversion rights, except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the Boeing Common Stock in a name other than the name of such holder. Shares of Boeing Common Stock will be issued and delivered and payment by Boeing of any cash to which the converting holder is entitled will be made only after all applicable taxes and duties, if any, payable by the converting holder have been paid in full and such shares of Boeing Common Stock will be issued, and the payment by Boeing of such cash to which the converting holder is entitled will be made, in each case, on the later of the second business day immediately succeeding the conversion date and the business day after such holder has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of Boeing Common Stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of Boeing Common Stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and a holder of shares of the Mandatory Convertible Preferred Stock will have no rights with respect to such shares of Boeing Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on Boeing Common Stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Fractional shares

No fractional shares of Boeing Common Stock will be issued to holders of the Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of Boeing Common Stock otherwise issuable in respect of the aggregate number of shares of the Mandatory Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of Boeing Common Stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the relevant conversion date.

If more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of shares of Boeing Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.

Anti-dilution Adjustments

Each fixed conversion rate will be adjusted if:

(1)

Boeing issues Boeing Common Stock to all or substantially all holders of Boeing Common Stock as a dividend or other distribution, in which event, each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of Boeing Common Stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

•

the numerator of which is the sum of (x) the number of shares of Boeing Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (y) the total number of shares of Boeing Common Stock constituting such dividend or other distribution, and

•

the denominator of which is the number of shares of Boeing Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination. Any increase made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be decreased, effective as of the date the Boeing Board, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of Boeing Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Boeing Common Stock. Boeing will not pay any dividend or make any distribution on shares of Boeing Common Stock held in treasury.

(2)

Boeing issues to all or substantially all holders of Boeing Common Stock rights or warrants (other than rights or warrants issued pursuant to a shareholders’ rights plan, customary dividend reinvestment plan or customary share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of Boeing Common Stock at less than the “current market price” (as defined below) of Boeing Common Stock, in which case each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of Boeing Common Stock entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•

the numerator of which is the sum of (x) the number of shares of Boeing Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (y) the number of shares of Boeing Common Stock issuable pursuant to such rights or warrants, and

•

the denominator of which shall be the sum of (i) the number of shares of Boeing Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the number of shares of Boeing Common Stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants, divided by the current market price of Boeing Common Stock.

Any increase made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be decreased, effective as of the date the Boeing Board, or an authorized committee thereof, publicly announces its decision not to issue such rights or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Boeing Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be decreased to such fixed conversion rate that would then be in effect had the increase made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Boeing Common Stock actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase shares of Boeing Common Stock at less than the current market price, and in determining the aggregate offering price payable to exercise such rights or warrants, there shall be taken into account any consideration received by Boeing for such rights or warrants and the amount payable to Boeing upon exercise or conversion thereof, the value of such consideration (if other than cash) to be determined by the Boeing Board, or an authorized committee thereof. For the purposes of this clause (2), the number of shares of Boeing Common Stock at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Boeing Common Stock. Boeing will not issue any such rights or warrants in respect of shares of Boeing Common Stock held in treasury.

(3)

Boeing subdivides or combines Boeing Common Stock, in which event each fixed conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination will be multiplied by a fraction:

•	the numerator of which is the number of shares of Boeing Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

•	the denominator of which is the number of shares of Boeing Common Stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

(4)

Boeing distributes to all or substantially all holders of Boeing Common Stock evidences of Boeing’s indebtedness, shares of capital stock, securities, rights to acquire Boeing’s capital stock (other than rights issued pursuant to a shareholders’ rights plan so long as such rights have not separated from the Boeing Common Stock), cash or other assets, excluding:

•	any dividend or distribution as to which an adjustment was effected pursuant to clause (1) above;

•	any rights or warrants as to which an adjustment was effected pursuant to clause (2) above;

•	any dividend or distribution as to which the provisions set forth in clause (5) below shall apply; and

•	any spin-off to which the provisions set forth below in this clause (4) shall apply,

in which event each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for the determination of holders of Boeing Common Stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of Boeing Common Stock, and

•

the denominator of which is the current market price of Boeing Common Stock minus the fair market value, as determined by the Boeing Board, or an authorized committee thereof, on the ex-date of such distribution, of the portion of the evidences of indebtedness, shares of capital stock, securities, rights to acquire Boeing’s capital stock, cash or other assets so distributed applicable to one share of Boeing Common Stock.

Any increase made pursuant to the preceding paragraph will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date the Boeing Board, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared.

In the event that Boeing makes a distribution to all holders of Boeing Common Stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of Boeing’s, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (herein referred to as a “spin-off”), each fixed conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-date of such distribution will be multiplied by a fraction:

•

the numerator of which is the sum of the current market price of Boeing Common Stock and the current market price of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Boeing Common Stock, and

•	the denominator of which is the current market price of Boeing Common Stock.

Any increase made pursuant to the preceding paragraph shall be made immediately following the determination of the current market price of Boeing Common Stock, but shall become retroactively effective immediately after 9:00 a.m., New York City time, on the ex-date of such distribution. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date the Boeing Board, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. Because Boeing will make any increase to each fixed conversion rate pursuant to the preceding paragraph with retroactive effect, Boeing will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of Boeing Common Stock issuable upon such conversion occurs during the period for determining the current market price pursuant to the preceding paragraph until the second business day immediately following the last trading day of such period.

(5)	Boeing makes a dividend or distribution consisting exclusively of cash to all or substantially all holders of Boeing Common Stock, excluding:

•	any cash that is distributed in exchange for Boeing Common Stock in a reorganization event (as described below),

•	any dividend or distribution in connection with Boeing’s liquidation, winding-up or dissolution, and

•

any consideration payable as part of a tender or exchange offer covered by clause (6), in which event, each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of Boeing Common Stock entitled to receive such dividend or distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of Boeing Common Stock, and

•	the denominator of which is the current market price of Boeing Common Stock minus the amount per share of Boeing Common Stock of such dividend or distribution.

Any increase made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Boeing Common Stock entitled to receive such dividend or distribution. In the event that any dividend or distribution described in this clause (5) is not so made, each fixed conversion rate shall be decreased, effective as of the date the Boeing Board, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate which would then be in effect if such dividend or distribution had not been declared.

(6)

Boeing or any of Boeing’s subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for Boeing Common Stock where the cash and the value of any other consideration included in the payment per share of Boeing Common Stock exceeds the current market price of Boeing Common Stock, in which event each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i)

the aggregate cash and fair market value (as determined by the Boeing Board, or an authorized committee thereof) on the expiration date of any other consideration paid or payable for shares purchased in such tender or exchange offer; and

(ii)	the product of:

1.	the current market price of Boeing Common Stock; and

2.

the number of shares of Boeing Common Stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer), and

•	the denominator of which shall be equal to the product of:

(i)	the current market price of Boeing Common Stock; and

(ii)

the number of shares of Boeing Common Stock outstanding immediately prior to the time such tender or exchange offer expires (without giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer).

Any increase made pursuant to this clause (6) shall be made immediately following the determination of the current market price of Boeing Common Stock, but shall become retroactively effective immediately after 5:00 p.m., New York City time, on the expiration date. In the event that Boeing is, or one of Boeing’s subsidiaries is, obligated to purchase shares of Boeing Common Stock pursuant to any such tender offer or exchange offer, but Boeing is, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversation rate shall be decreased to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). Because Boeing will make any increase to each fixed conversion rate pursuant to this clause (6) with retroactive effect, Boeing will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of Boeing Common Stock issuable upon such conversion occurs during the period for determining the current market price pursuant to this clause (6) until the second business day immediately following the last trading day of such period.

In cases where (i) the fair market value of the evidences of Boeing’s indebtedness, shares of capital stock, securities, rights to acquire Boeing’s capital stock, cash or other assets distributed per share of Boeing Common Stock as to which clause (4) above applies (except with respect to a spin-off), or (ii) the amount of cash distributed per share of Boeing Common Stock as to which clause (5) above applies, in each case, equals or exceeds the average VWAP per share of Boeing Common Stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date of such distribution, rather than being entitled to an adjustment in each fixed conversion rate, holders of the Mandatory Convertible Preferred Stock will be entitled to receive (without having to convert their Mandatory Convertible Preferred Stock), at the same time and upon the same terms as holders of Boeing Common Stock, the kind and amount of the evidences of Boeing’s indebtedness, shares of capital stock, securities, rights to acquire Boeing’s capital stock, cash or other assets, as the case may be, comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of Boeing Common Stock entitled to receive the distribution, for each share of Mandatory Convertible Preferred Stock, a number of shares of Boeing Common Stock equal to the maximum conversion rate in effect on the date of such distribution.

To the extent that Boeing has a rights plan in effect with respect to Boeing Common Stock on any conversion date, upon conversion of any shares of the Mandatory Convertible Preferred Stock, a converting holder will receive, in addition to Boeing Common Stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from Boeing Common Stock, in which case each fixed conversion rate will be adjusted at the time of separation as if Boeing made a distribution to all holders of Boeing Common Stock as described in the portion of clause (4) above not relating to a spin-off, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any shares of Boeing Common Stock, the rights described therein (unless such rights or warrants have separated from Boeing Common Stock (in which case each fixed conversion rate will be adjusted at the time of separation as if Boeing made a distribution to all holders of Boeing Common Stock as described in the portion of clause (4) above not relating to a spin-off, subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights or warrants that would entitle such holder to an adjustment to the fixed conversion rates.

For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:

•

clause (2), clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the “current market price” of Boeing Common Stock is the average VWAP per share of Boeing Common Stock over the ten consecutive trading day period ending on, and including, (x) for purposes of clause (2) above, the trading day immediately preceding the announcement date of the relevant issuance and (y) for purposes of clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the trading day immediately preceding the ex-date of the relevant distribution;

•	clause (4) above in the event of an adjustment relating to a spin-off, the “current market price” of Boeing Common Stock, capital stock or similar equity interest, as applicable (in the case of any capital stock or similar equity interest, determined by reference to the definition of “VWAP” as if references therein to Boeing Common Stock were to such capital stock or similar equity interest), is the average VWAP per share over the first ten consecutive trading days commencing on, and including, the ex-date of such distribution; and

•

clause (6) above, the “current market price” of Boeing Common Stock is the average VWAP per share of Boeing Common Stock over the ten consecutive trading day period commencing on, and including, the trading day immediately following the expiration date of the relevant tender or exchange offer.

The term “ex-date,” when used with respect to any issuance, dividend or distribution, means the first date on which the shares of Boeing Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from Boeing or, if applicable, from the seller of Boeing Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

In addition, Boeing may make such increases in each fixed conversion rate as Boeing deems advisable if the Boeing Board, or an authorized committee thereof, determines that such increase would be in Boeing’s best interest or in order to avoid or diminish any income tax to holders of Boeing Common Stock resulting from any dividend or distribution of shares of Boeing Common Stock (or issuance of rights or warrants to acquire shares of Boeing Common Stock) or from any event treated as such for income tax purposes or for any other reason. Boeing may only make such a discretionary adjustment if Boeing makes the same proportionate adjustment to each fixed conversion rate.

In the event of a taxable distribution to holders of Boeing Common Stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in Boeing’s discretion, beneficial owners of the Depositary Shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, a beneficial owner of Depositary Shares that is, for U.S. federal income tax purposes, a person (other than a partnership) that is not a U.S. Holder may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements.

If Boeing (or an applicable withholding agent) is required to withhold on constructive distributions to a holder and pays the applicable withholding taxes, Boeing may, at its option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of Boeing Common Stock payable to such holder.

Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of a share. Prior to the first trading day of the final averaging period, no adjustment to a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that Boeing will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the fixed conversion rates (x) on any early conversion date (including in connection with a fundamental change); (y) on the effective date of any fundamental change; and (z) on each trading day of the final averaging period.

No adjustments to the fixed conversion rates will be made if holders may participate (other than in the case of (x) a share subdivision or share combination or (y) a tender or exchange offer), at the same time, upon the same terms and otherwise on the same basis as holders of Boeing Common Stock and solely as a result of holding Mandatory Convertible Preferred Stock, in the transaction that would otherwise give rise to such adjustment without having to convert their Mandatory Convertible Preferred Stock and as if they held, for each share of Mandatory Convertible Preferred Stock, a number of shares of Boeing Common Stock equal to the maximum conversion rate then in effect.

The fixed conversion rates will not be adjusted except as provided above. Without limiting the foregoing, the fixed conversion rates will not be adjusted:

(a)

upon the issuance of any Boeing Common Stock (or rights with respect thereto) pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Boeing’s securities and the investment of additional optional amounts in Boeing Common Stock under any plan;

(b)

upon the issuance of any Boeing Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit or other incentive plan or program of or assumed by Boeing or any of Boeing’s subsidiaries;

(c)

upon the issuance of any Boeing Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Mandatory Convertible Preferred Stock were first issued;

(d)	for a change solely in the par value of Boeing Common Stock;

(e)

for sales of Boeing Common Stock for cash, including the sale of shares of Boeing Common Stock for a purchase price that is less than the applicable market price per share of Boeing Common Stock or less than the initial price or the threshold appreciation price, other than in a transaction described in clause (2) or clause (4) above;

(f)	for stock repurchases that are not tender or exchange offers, including pursuant to structured or derivative transactions;

(g)	as a result of a tender offer solely to holders of fewer than 100 shares of Boeing Common Stock;

(h)	as a result of a third-party tender or exchange offer, other than a tender or exchange offer by one of Boeing’s subsidiaries as described in clause (6) above; or

(i)

for accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, except as described above in the sections entitled “—Mandatory Conversion,” “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount” beginning on pages 164, 166 and 167 of this proxy statement/prospectus, respectively.

Boeing will, as soon as practicable after the fixed conversion rates are adjusted, provide or cause to be provided written notice of the adjustment to the holders of shares of Mandatory Convertible Preferred Stock. Boeing will also upon written request by a beneficial owner of the Depositary Shares deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment also will be made to the floor price. For the avoidance of doubt, if an adjustment is made to the fixed conversion rates, no separate inversely proportionate adjustment will be made to the initial price or the threshold appreciation price because the initial price is equal to $1,000 divided by the maximum conversion rate (as adjusted in the manner described herein) and the threshold appreciation price is equal to $1,000 divided by the minimum conversion rate (as adjusted in the manner described herein).

Whenever any provision of the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock requires Boeing to calculate the VWAP per share of Boeing Common

Stock over a span of multiple days, the Boeing Board, or any authorized committee thereof, will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the stock price and the five-day average price, as the case may be) to account for any adjustments to the fixed conversion rates that become effective, or any event that would require such an adjustment if the record date, ex-date, effective date or expiration date, as the case may be, of such event occurs, during the relevant period used to calculate such prices or values, as the case may be.

If:

•	the record date for a dividend or distribution on Boeing Common Stock occurs after the end of the final averaging period and before the mandatory conversion date, and

•

that dividend or distribution would have resulted in an adjustment of the number of shares of Boeing Common Stock issuable to the holders of Mandatory Convertible Preferred Stock had such record date occurred on or before the last trading day of the final averaging period, then Boeing will deem the holders of Mandatory Convertible Preferred Stock to be holders of record, for each share of Mandatory Convertible Preferred Stock that they hold, of a number of shares of Boeing Common Stock equal to the conversion rate for purposes of that dividend or distribution. In this case, the holders of the Mandatory Convertible Preferred Stock would receive the dividend or distribution on Boeing Common Stock together with the number of shares of Boeing Common Stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock.

Recapitalizations, Reclassifications and Changes in Boeing Common Stock

In the event of:

•

any consolidation or merger of Boeing with or into another person (other than a merger or consolidation in which Boeing is the continuing corporation and in which the shares of Boeing Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of Boeing or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of Boeing’s and Boeing’s subsidiaries’ consolidated property and assets;

•	any reclassification of Boeing Common Stock into securities, including securities other than Boeing Common Stock; or

•	any statutory exchange of Boeing’s securities with another person or binding share exchange (other than in connection with a merger or consolidation),

in each case, as a result of which Boeing Common Stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each share of Mandatory Convertible Preferred Stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Mandatory Convertible Preferred Stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Mandatory Convertible Preferred Stock into Boeing Common Stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property,” with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of Boeing Common Stock is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes Boeing Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Boeing Common Stock in such reorganization event. Boeing will notify holders of the Mandatory Convertible

Preferred Stock of such weighted average as soon as practicable after such determination is made. The number of units of exchange property Boeing will deliver upon conversion of each share of Mandatory Convertible Preferred Stock or as a payment of dividends on the Mandatory Convertible Preferred Stock, as applicable, following the effective date of such reorganization event will be determined as if references to Boeing Common Stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder or conversion at the option of the holder upon a fundamental change and/or the description of the relevant dividend payment provisions, as applicable, were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date on which holders of the Mandatory Convertible Preferred Stock become holders of record of the underlying exchange property). For the purpose of determining which bullet of the definition of conversion rate will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet of such definition is applicable, the value of a unit of exchange property will be determined in good faith by the Boeing Board, or an authorized committee thereof, except that if a unit of exchange property includes common stock or ADRs that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the final averaging period of the volume-weighted average prices for such Boeing Common Stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by the Boeing Board, or an authorized committee thereof), or, if such price is not available, the average market value per share of Boeing Common Stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by Boeing for this purpose. Boeing (or any of its successors) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

Reservation of Shares

Boeing will at all times reserve and keep available out of the authorized and unissued Boeing Common Stock or shares of Boeing Common Stock held in treasury by Boeing, solely for issuance upon conversion of the Mandatory Convertible Preferred Stock, free from any preemptive or other similar rights, the maximum number of shares of Boeing Common Stock as shall be issuable from time to time upon the conversion of all the shares of Mandatory Convertible Preferred Stock then outstanding (including, for the avoidance of doubt, the maximum additional conversion amount).

Depositary Shares

Boeing has deposited the shares of the Mandatory Convertible Preferred Stock represented by the Depositary Shares pursuant to a deposit agreement (the “deposit agreement”) among Boeing, Computershare Trust Company, N.A. and Computershare Inc., acting as joint bank depositary (the “bank depositary”), and the holders from time to time of the Depositary Shares.

General

Each Depositary Share represents a 1/20th interest in a share of the Mandatory Convertible Preferred Stock and will initially be evidenced by a global security, as defined and described in the section entitled “—Book-entry, Settlement and Clearance” beginning on page 185 of this proxy statement/prospectus. Subject to the terms of the deposit agreement, the Depositary Shares will be entitled to all rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock, as applicable, in proportion to the fraction of a share of the Mandatory Convertible Preferred Stock those Depositary Shares represent.

In this section, references to “holders” of Depositary Shares mean those who have Depositary Shares registered in their own names on the books maintained by the bank depositary and not indirect holders who will own beneficial interests in Depositary Shares registered in the street name of, or issued in book-entry form through, DTC prior to the mandatory conversion of the Mandatory Convertible Preferred Stock.

Conversion

Because each Depositary Share represents a 1/20th interest in a share of the Mandatory Convertible Preferred Stock, a holder of Depositary Shares may elect to convert Depositary Shares only in lots of 20 Depositary Shares, either on an early conversion date at the minimum conversion rate of 0.2914 shares of Boeing Common Stock per Depositary Share, subject to adjustment, or during a fundamental change conversion period at the fundamental change conversion rate, as described below. For a description of the terms and conditions on which the Mandatory Convertible Preferred Stock is convertible at the option of holders of Mandatory Convertible Preferred Stock, see the sections entitled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder” and “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount” beginning on pages 166 and 167 of this proxy statement/prospectus, respectively.

The following table sets forth the fundamental change conversion rate per Depositary Share, subject to adjustment as described under the section titled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount” beginning on page 167 of this proxy statement/prospectus, based on the effective date of the fundamental change and the stock price in the fundamental change:

	Stock Price
Effective Date	$100.00	$110.00	$120.00	$130.00	$142.98	$150.00	$160.00	$171.59	$180.00	$190.00	$200.00	$210.00
October 31, 2024	0.3180	0.3143	0.3110	0.3080	0.3047	0.3031	0.3010	0.2990	0.2977	0.2964	0.2952	0.2942
October 15, 2025	0.3256	0.3213	0.3173	0.3136	0.3093	0.3072	0.3046	0.3019	0.3003	0.2986	0.2971	0.2958
October 15, 2026	0.3371	0.3324	0.3274	0.3223	0.3161	0.3130	0.3090	0.3050	0.3026	0.3001	0.2981	0.2964
October 15, 2027	0.3497	0.3497	0.3497	0.3497	0.3497	0.3333	0.3125	0.2914	0.2914	0.2914	0.2914	0.2914

The exact stock price and effective date may not be set forth in the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per Depositary Share will be determined by straight-line interpolation between the fundamental change conversion rates per Depositary Share set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;

•

if the stock price is in excess of $210.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per Depositary Share will be the minimum conversion rate, divided by 20; and

•

if the stock price is less than $100.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per Depositary Share will be the maximum conversion rate, divided by 20.

On any conversion date for the Mandatory Convertible Preferred Stock, each Depositary Share corresponding to the shares of the Mandatory Convertible Preferred Stock so converted will be entitled to receive 1/20th of the number of shares of Boeing Common Stock and the amount of any cash received by the bank depositary upon conversion of each share of the Mandatory Convertible Preferred Stock.

The following table illustrates the conversion rate per Depositary Share, subject to adjustment as described in the section entitled “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments” beginning on page 172 of this proxy statement/prospectus, based on the applicable market value of Boeing Common Stock:

Applicable market value of Boeing Common Stock	Conversion rate per Depositary Share
Greater than the threshold appreciation price	0.2914 shares of Boeing Common Stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between 0.2914 and 0.3497 shares of Boeing Common Stock, determined by dividing $50 by the applicable market value

Less than the initial price	0.3497 shares of Boeing Common Stock

After delivery of Boeing Common Stock by the transfer agent to the bank depositary following conversion of the Mandatory Convertible Preferred Stock, the bank depositary will transfer the proportional number of shares of Boeing Common Stock to the holders of Depositary Shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of common stock certificates for such number of shares of Boeing Common Stock.

If Boeing (or an applicable withholding agent) is required to withhold on distributions of Boeing Common Stock in respect of dividends in arrears or in respect of the net present value of future dividends to a holder and pay the applicable withholding taxes, Boeing may, at its option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of Boeing Common Stock payable to such holder.

Fractional Shares

No fractional shares of Boeing Common Stock will be issued to holders of the Depositary Shares upon conversion. In lieu of any fractional shares of Boeing Common Stock otherwise issuable in respect of the aggregate number of Depositary Shares of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of Boeing Common Stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

If more than one Depositary Share is surrendered for, or subject to, conversion at one time by or for the same holder, the number of shares of Boeing Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Depositary Shares so surrendered for, or subject to, conversion.

Dividends and Other Distributions

Each dividend paid on a Depositary Share will be in an amount equal to 1/20th of the dividend paid on the related share of the Mandatory Convertible Preferred Stock. So long as the Depositary Shares are held of record by the nominee of DTC, declared cash dividends in respect of the Depositary Shares will be paid to DTC in same-day funds on each dividend payment date. DTC will credit accounts of its participants in accordance with DTC’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Depositary Shares in accordance with the instructions of such beneficial owners.

The bank depositary will deliver any cash or shares of Boeing Common Stock it receives in respect of dividends on the Mandatory Convertible Preferred Stock to the holders of the Depositary Shares in such amounts as are, as nearly as practicable, in proportion to the number of outstanding Depositary Shares held by such holders, on the date of receipt or as soon as practicable thereafter.

The dividend payable on the first dividend payment date, if declared, is expected to be $0.625 per Depositary Share, and the dividend payable on each subsequent dividend payment date, if declared, is expected to be $0.75 per Depositary Share.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Mandatory Convertible Preferred Stock.

No fractional shares of Boeing Common Stock will be delivered to the holders of the Depositary Shares in respect of dividends. Each holder that would otherwise be entitled to a fraction of a share of Boeing Common Stock will instead be entitled to receive a cash adjustment (computed to the nearest cent) based on the average VWAP per share of Boeing Common Stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the applicable dividend payment date.

The amount paid as dividends or otherwise distributable by the bank depositary with respect to the Depositary Shares or the underlying Mandatory Convertible Preferred Stock will be reduced by any amounts required to be withheld by Boeing or the bank depositary on account of taxes or other governmental charges. The bank depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Depositary Shares or the shares of the Mandatory Convertible Preferred Stock until such taxes or other governmental charges are paid.

No Redemption

Boeing may not redeem the Depositary Shares. However, at Boeing’s option, Boeing may purchase the Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.

Voting the Mandatory Convertible Preferred Stock

Because each Depositary Share represents a 1/20th interest in a share of the Mandatory Convertible Preferred Stock, holders of depositary receipts will be entitled to 1/20th of a vote per share of Mandatory Convertible Preferred Stock under those circumstances in which holders of the Mandatory Convertible Preferred Stock are entitled to a vote, as described in the section entitled “Description of Mandatory Convertible Preferred Stock—Voting Rights” beginning on page 162 of this proxy statement/prospectus.

When the bank depositary receives notice of any meeting at which the holders of the Mandatory Convertible Preferred Stock are entitled to vote, the bank depositary will mail the notice to the record holders of the Depositary Shares relating to the Mandatory Convertible Preferred Stock. Each record holder of Depositary Shares on the record date (which will be the same date as the record date for the Mandatory Convertible Preferred Stock) may instruct the bank depositary as to how to vote the amount of the Mandatory Convertible Preferred Stock represented by such holder’s Depositary Shares in accordance with these instructions. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such Depositary Shares in accordance with these instructions, and Boeing will take all actions the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the Mandatory Convertible Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing the Mandatory Convertible Preferred Stock.

Modification, Amendment and Termination

Without the consent of the holders of the Depositary Shares, Boeing may amend, alter or supplement the deposit agreement or any certificate representing the Depositary Shares for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•

to make any provision with respect to matters or questions relating to the Depositary Shares that is not inconsistent with the provisions of the deposit agreement and that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares;

•	to make any change reasonably necessary, in Boeing’s reasonable determination, to reflect each Depositary Share’s representation of 1/20th of a share of the Mandatory Convertible Preferred Stock;

•

to make any change reasonably necessary, in Boeing’s reasonable determination, to comply with the procedures of the bank depositary and that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares; or

•

to make any other change that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares (other than any holder that consents to such change).

With the consent of the record holders of at least a majority of the aggregate number of Depositary Shares then outstanding, the Depositary Shares and any provisions of the deposit agreement may at any time and from time to time be amended, altered or supplemented by agreement between Boeing and the bank depositary; provided that, without the consent of each record holder of an outstanding Depositary Share affected, no such amendment, alteration or supplement will:

•	reduce the number of Depositary Shares the record holders of which must consent to an amendment, alteration or supplement of the Depositary Shares or the deposit agreement;

•	reduce the amount payable or deliverable in respect of the Depositary Shares or extend the stated time for such payment or delivery;

•

impair the right, subject to certain requirements set forth in the deposit agreement, of any owner of Depositary Shares to surrender any receipt evidencing such Depositary Shares to the bank depositary with instructions to deliver to it the Mandatory Convertible Preferred Stock and all money and/or other property represented thereby;

•	change the currency in which payments in respect of the Depositary Shares or any receipt evidencing such Depositary Shares is made;

•

impair the right of any record holder of Depositary Shares to receive payments or deliveries on its Depositary Shares on or after the due dates therefor or to institute suit for the enforcement of any such payment or delivery;

•	make any change that materially and adversely affects the conversion rights of any record holder of Depositary Shares; or

•	make any change that materially and adversely affects the voting rights of any record holder of Depositary Shares.

The deposit agreement may be terminated by Boeing or the bank depositary only if (a) all outstanding Depositary Shares have been cancelled, upon conversion of the Mandatory Convertible

Preferred Stock or otherwise, or (b) there has been made a final distribution in respect of the Mandatory Convertible Preferred Stock in connection with any liquidation, winding-up or dissolution of Boeing and such distribution shall have been distributed to the record holders of the depositary receipts pursuant to the deposit agreement.

Charges of Bank Depositary

Boeing will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Boeing will pay charges of the bank depositary in connection with the initial deposit of the Mandatory Convertible Preferred Stock. Except as otherwise set forth in this “Description of Depositary Shares” section, holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of Mandatory Convertible Preferred Stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal Rights

A holder of 20 Depositary Shares may withdraw the share of the Mandatory Convertible Preferred Stock corresponding to such Depositary Shares, and any cash or other property represented by such Depositary Shares. A holder who withdraws shares of Mandatory Convertible Preferred Stock (and any such cash or other property) will not be required to pay any taxes or duties relating to the issuance or delivery of such shares of Mandatory Convertible Preferred Stock (and any such cash or other property), except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of Mandatory Convertible Preferred Stock (and any such cash or other property) in a name other than the name of such holder. Holders of shares of the Mandatory Convertible Preferred Stock will not have the right under the deposit agreement to deposit such shares with the bank depositary in exchange for Depositary Shares.

Listing

The Depositary Shares are listed on the NYSE under the symbol “BA-PRA”. Boeing has agreed to use its reasonable best efforts to keep the Depositary Shares representing fractional interests in the Mandatory Convertible Preferred Stock listed on the NYSE. Listing the Depositary Shares on the NYSE does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their Depositary Shares easily. Boeing does not expect there will be any separate public trading market for the shares of the Mandatory Convertible Preferred Stock except as represented by the Depositary Shares.

Form and Notices

The Mandatory Convertible Preferred Stock will be issued in registered form to the bank depositary, and the Depositary Shares will be issued in book-entry only form through DTC prior to the conversion of the Mandatory Convertible Preferred Stock, as described in the section entitled “—Book-entry, Settlement and Clearance” beginning on page 185 of this proxy statement/prospectus. The bank depositary will forward to the holders of Depositary Shares all reports, notices and communications from Boeing that are delivered to the bank depositary and that Boeing is required to furnish to the holders of the Mandatory Convertible Preferred Stock.

Book-entry, Settlement and Clearance

The global security

The Depositary Shares have been initially issued in the form of a single registered security in global form (the “global security”). The global security has been deposited with the bank depositary as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global security is limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. Under procedures established by DTC, ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global security

All interests in the global security will be subject to the operations and procedures of DTC. Boeing has obtained the information in this section concerning DTC and its book-entry systems and procedures from sources that Boeing believes to be reliable. Boeing takes no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects Boeing’s understanding of the rules and procedures of DTC as they are currently in effect. Those systems could change their rules and procedures at any time.

DTC has provided Boeing the following information: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds and provides asset servicing for U.S. and non-U.S. equity, corporate and municipal debt issues and money market instruments that DTC’s participants, referred to as “direct DTC participants,” deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of certificates. Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which is owned, in part, by a number of direct DTC participants. Indirect access to the DTC system is also available to others, referred to as “indirect DTC participants,” for example, securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. DTC rules applicable to direct and indirect participants are on file with the SEC.

So long as DTC or its nominee is the registered owner of the global security, DTC or such nominee will be considered the sole owner and holder of the Depositary Shares represented by the global security for all purposes under the deposit agreement. Except as provided below, owners of beneficial interests in the global security will not be entitled to have securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities under the deposit agreement in definitive form and will not be considered the owners or holders of the securities under the deposit agreement, including for purposes of receiving any reports delivered by Boeing or the bank depositary under the deposit agreement. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of securities under the deposit agreement.

Payments of dividends with respect to the Depositary Shares represented by the global security will be made by the bank depositary to DTC or its nominee, as the case may be, as the registered owner of the global security. Neither Boeing nor the bank depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Boeing expects that DTC or its nominee, upon receipt of any payment of principal or interest, will credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC or its nominee. Boeing also expects that payments by participants to owners of beneficial interests in the global security held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” The participants are responsible for the standing instructions and customary practices governing beneficial interests.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated securities

Individual certificates in respect of the Depositary Shares will be issued in exchange for the global security only if DTC notifies Boeing that it is unwilling or unable to continue as a clearing system in connection with the global security, or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by Boeing within 90 days after Boeing receives such notice from DTC or upon Boeing becoming aware that DTC is no longer so registered.

COMPARISON OF STOCKHOLDER RIGHTS

Boeing and Spirit are both incorporated under the laws of the state of Delaware. If the Merger is completed, the rights of Spirit Stockholders who become Boeing Stockholders through the exchange of shares will be, and the rights of Boeing Stockholders will continue to be, governed by the DGCL, the Boeing Charter and the Boeing Bylaws.

The following is a summary of the material differences between (i) the current rights of Boeing Stockholders under the Boeing Charter and the Boeing Bylaws and (ii) the current rights of Spirit Stockholders under the certificate of incorporation of Spirit (the “Spirit Charter”) and the Tenth Amended and Restated Bylaws of Spirit (the “Spirit Bylaws”). The following summary is not a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to Boeing’s and Spirit’s respective governing documents, which we urge you to read carefully and in their entirety. Copies of the Boeing Charter, the Boeing Bylaws, the Spirit Charter and the Spirit Bylaws have been filed with the SEC and are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 204 of this proxy statement/prospectus.

	Spirit	Boeing
Authorized Capital Stock	Spirit is authorized under the Spirit Charter to issue 200,000,000 shares of Spirit Common Stock and 10,000,000 shares of Preferred Stock, par value $0.01 per share (“Spirit Preferred Stock”).	Boeing is authorized under the Boeing Charter to issue 1,200,000,000 shares of Boeing Common Stock and 20,000,000 shares of preferred stock, par value $1.00 per share (“Boeing Preferred Stock”).

Preferred Stock	As of December 20, 2024, there were no shares of Spirit Preferred Stock issued and outstanding. The Spirit Board is authorized to issue from time to time shares of Spirit Preferred Stock in one or more series, each such series to include such number of shares and to have such, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, as are stated and expressed in the resolution or resolutions providing for the issuance of such series adopted by the Spirit Board.	As of December 20, 2024, there were 5,750,000 shares of Mandatory Convertible Preferred Stock issued and outstanding. The Boeing Board may, without further action by the Boeing Stockholders, from time to time, direct the issuance of additional shares of Boeing Preferred Stock in one or more series and may, at the time of issuance, determine the rights, preferences and limitations of each series.

Dividends	Section 170 of the DGCL provides that the board of directors of a corporation may declare and pay dividends upon the corporation’s shares of capital stock subject to certain limitations, including any restrictions contained in the corporation’s certificate of incorporation.

	Spirit	Boeing
	Subject to preferences that may apply to shares of Spirit Preferred Stock outstanding at the time, holders of outstanding Spirit Common Stock are entitled to any dividend declared by the Spirit Board out of funds legally available for such purpose.	Subject to preferences that may apply to shares of Boeing Preferred Stock outstanding at the time and to restrictions contained in agreements to which Boeing is a party, holders of Boeing Common Stock are entitled to any dividend declared by the Boeing Board out of funds legally available for such purpose.

Amendment to the Certificate of Incorporation	Except where the Spirit Board is permitted by law or by the Spirit Charter to act without any action by Spirit Stockholders, provisions of the Spirit Charter may not be adopted, repealed, altered or amended, in whole or in part, without the approval of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class. The holders of the outstanding shares of Spirit Common Stock would be entitled to vote as a class on any proposed amendment to the Spirit Charter that would increase or decrease the number of authorized shares of Spirit Common Stock, change the par value of shares Spirit Common Stock, or alter or change the powers, preferences or special rights of the shares of Spirit Common Stock so as to affect them adversely.	Boeing reserves the right to amend, alter, change, add to, or repeal any provision contained in the Boeing Charter in the manner prescribed under the DGCL, and all rights conferred in the Boeing Charter are granted subject to such reservation.

Amendment to the Bylaws	The Spirit Bylaws may be amended or repealed and new bylaws may be adopted by a vote of the holders of a majority of Spirit Common Stock or, except to the extent relating to board action related	The Boeing Bylaws may be amended or repealed, and any new bylaws may be adopted, by an affirmative vote of the holders of record of a majority in number of shares present in person or by proxy and entitled

	Spirit	Boeing
	to certain business transactions under the DGCL, the removal of directors or the filling of vacancies on the Spirit Board, by the Spirit Board.	to vote or, except to the extent relating to the required vote for director nominees and the compensation and removal of officers, by the Boeing Board.

Special Meetings of Stockholders	Special meetings of Spirit Stockholders may be called by the Spirit Board (or by an officer of Spirit authorized to do so by the Spirit Board), Spirit’s chief executive officer or Spirit’s secretary. In addition, a special meeting of Spirit Stockholders shall be called by Spirit’s secretary upon the written request, in accordance with the Spirit Bylaws, of one or more stockholders representing in the aggregate not less than 10% of the voting power of all shares of Spirit entitled to vote on the matter or matters to be brought before the proposed special meeting, subject to the requirements of the Spirit Bylaws that apply to such a request.	Special meetings of stockholders may be called only by the Boeing Board, and the Boeing Board shall call a special meeting upon written request to Boeing’s secretary by Boeing Stockholders entitled to vote and dispose of at least 25% of the outstanding shares of Boeing’s capital stock.

Stockholder Action by Written Consent	Under the Spirit Bylaws, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, upon the consent in writing signed by Spirit Stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all Spirit Stockholders entitled to vote thereon were present and voting.	Under the Boeing Charter, any action by Boeing Stockholders shall be taken at a meeting of stockholders and no action may be taken by written consent of stockholders entitled to vote upon such action unless such action shall have been submitted to the stockholders after approval by the affirmative vote of a majority of the members of the Boeing Board who were a director prior to May 5, 2004, or any director who was recommended for election or elected by such directors.

	Spirit	Boeing
Stockholder Proposals and Nominations	Under the Spirit Bylaws, Spirit Stockholders seeking to bring business before an annual or special meeting of stockholders, or to nominate candidates for election as directors of Spirit at an annual or special meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a Spirit Stockholder’s notice must be received by Spirit’s secretary not later than (i) in connection with a stockholder proposal or nomination at an annual meeting of stockholders, 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided that, if the date of the applicable annual meeting of stockholders is more than 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, such notice must be received within 15 days after the public announcement by Spirit of the date of the applicable annual meeting of stockholders or (ii) in connection with a stockholder proposal or nomination at a special meeting of stockholders, the close of business on the 15th day following the date on which notice of such special meeting of stockholders is first given to Spirit Stockholders or public disclosure of the applicable special meeting of stockholders is made (whichever occurs earlier). The Spirit Bylaws also specify certain requirements as to the form and content of a Spirit Stockholder’s notice of proposal or nomination.	Under the Boeing Bylaws, for any nominations or any other business to be properly brought by a stockholder before an annual meeting or a special meeting, the stockholder must have given timely notice thereof in writing to the Boeing secretary and any such proposed business (other than the nominations of persons for election to the Boeing Board) must constitute a proper matter for stockholder action. To be timely for nominations, a stockholder’s notice shall be delivered to the Boeing secretary at Boeing’s principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such annual meeting is first made by Boeing.

	Spirit	Boeing
Proxy Access for Director Nominations	The Spirit Bylaws provide that when Spirit solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to certain limitations, Spirit shall include the name and certain other required information regarding a Spirit Stockholder’s nominee to the Spirit Board in its proxy materials.	The Boeing Bylaws provide that when Boeing solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to certain limitations, Boeing shall include the name and certain additional information regarding a stockholder nominee to the Boeing Board in its proxy materials.

	To be timely, a Spirit Stockholder’s proxy access notice must be received by Spirit’s secretary at Spirit’s principal executive offices no earlier than 150 days and no later than 120 days before the anniversary of the prior year’s annual meeting of stockholders; provided that, if the date of the applicable annual meeting of stockholders is more than 30 days before or after such anniversary date, such proxy access notice must be received by the later of 150 days prior to the date of such applicable annual meeting of stockholders and the 10th day following the date such meeting date is first publicly announced or disclosed.	To be timely, a notice of proxy access nomination must be delivered to Boeing’s secretary at Boeing’s principal executive offices no earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the date Boeing first distributed the definitive proxy statement in connection with the preceding year’s annual meeting of stockholders.

Board of Directors

Number of Directors	The Spirit Board shall consist of three or more directors, which number may be determined at any time and from time to time by the entire Spirit Board without amendment to the Spirit Bylaws	The number of directors serving on the Boeing Board shall be as established by a resolution adopted by the Boeing Board from time to time. The number of directors serving on the Boeing Board shall generally be between 10 and 14, but in no event less than three.

Election of Directors	The Spirit Bylaws provide that a nominee for director shall only be elected if, at any meeting of the stockholders	The Boeing Bylaws provide that a nominee for director shall be elected to the Boeing Board if the votes cast for such

Spirit	Boeing

held for the election of directors at which a quorum is present, the votes cast for the nominee’s election exceed the votes cast against the nominee’s election; provided, however, that a plurality of all votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a nominee to the Spirit Board if, in connection with the meeting, (i) a stockholder has duly nominated an individual for election to the Board in accordance with the advance notice and other nomination procedures and requirements adopted by Spirit from time to time and set forth in the Spirit Bylaws and (ii) the stockholder nomination has not been withdrawn on or prior to the date that is 14 days prior to the date on which Spirit first mails its notice of meeting to the stockholders. The Spirit Bylaws provide that votes cast “for” and “against” a nominee shall exclude votes “withheld,” “abstentions” and “broker non-votes” with respect to that nominee’s election and that, if directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

Under the Spirit Bylaws, any director who fails to receive the requisite number of votes for reelection at a stockholder meeting is required to promptly tender his or her resignation to the Spirit Board. The Corporate Governance and Nominating Committee of the Spirit Board must make a recommendation to the Spirit Board on whether to accept or reject such offer of nominee’s election exceed the votes cast against such nominee’s election; provided, however, that the directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) Boeing’s secretary receives a notice that a stockholder has nominated a person for election to the Boeing Board in compliance with the advance notice requirements for stockholder nominees for director set forth in the Boeing Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date that Boeing first mails its notice of meeting for such meeting to stockholders. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee. Votes cast shall exclude abstentions with respect to that director’s election.

Under the Certificate of Designations governing the Mandatory Convertible Preferred Stock, whenever dividends on shares of Mandatory Convertible Preferred Stock have not been declared and paid for six or more dividend periods, whether or not consecutive, the holders of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of all other Boeing Preferred Stock of equal rank having similar voting rights, will be entitled at Boeing’s next special or annual meeting of stockholders to vote for the election of a total

	resignation, or whether other action should be taken, and the Spirit Board must act on the resignation within 90 days following certification of the stockholder vote for the meeting.	of two additional members of the Boeing Board, subject to certain limitations.

Classified Board	Spirit does not have a classified board of directors.	Boeing does not have a classified board of directors.

Removal	Under the Spirit Bylaws, a member of the Spirit Board may only be removed by holders of a majority of the voting power of all of the outstanding Spirit Common Stock, which may remove any member of the Spirit Board for any reason permitted by the provisions of applicable state law, the Spirit Charter or the Spirit Bylaws.	Under the Boeing Bylaws, any member of the Boeing Board may be removed with or without cause by the affirmative vote of the holders of record of a majority of the outstanding shares of Boeing’s capital stock entitled to vote, at a duly constituted meeting of stockholders called for that purpose; and the vacancy on the Boeing Board caused by any such removal may be filled by the stockholders at such meeting or at any subsequent meeting.

Vacancies	Under the Spirit Bylaws, in the event of any vacancy on the Spirit Board, however occurring (including any vacancy created by an increase in the size of the Spirit Board), such vacancy shall be filled (i) by the affirmative vote of a majority of directors then in office or a remaining sole director or (ii) in accordance with the Spirit Bylaws, by the Spirit Stockholders.	Under the Boeing Bylaws, in the case of any increase in the number of directors on the Boeing Board, or of any vacancy created by death, disqualification, or resignation, the additional director or directors may be elected or, as the case may be, the vacancy or vacancies may be filled, either (i) by the affirmative vote of a majority of the remaining directors, even if less than a quorum or (ii) by the stockholders entitled to vote, either at a duly constituted annual meeting or special meeting thereof called for that purpose, by the affirmative vote of a majority of the outstanding shares of Boeing’s capital stock entitled to vote at such meeting.

	Spirit	Boeing
Special Meetings of the Board	Special meetings of the Spirit Board may be called by the chair of the Spirit Board (if any), a vice chair of the Spirit Board (if any), the president of Spirit, or by any two or more directors by giving written notice at least two business days in advance of the day and hour of such special meeting to each director (unless it is determined by the president of Spirit or the chair of the Spirit Board (if any) to be necessary to meet earlier, in which case no less than 24 hours written notice shall be given), either personally or by facsimile, or other means (including electronic means) permitted by law.	Special meetings of the Boeing Board may be called by or at the request of the Chair of the Boeing Board or any two directors. Notice of a special meeting of the Boeing Board, stating the place, day, and hour of the meeting, shall be given to each director in writing (by mail, electronic transmission or personal delivery) or orally (by telephone or in person).

Directors Liability and Indemnification	Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or certain officers of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i) any breach of such person’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in the case of a director, payments of unlawful dividends or unlawful stock repurchases or redemptions, (iv) for any transaction from which the director derived an improper personal benefit, or (v) in the case of an officer, any action by or in the right of the corporation.

	Article Eighth of the Spirit Charter provides that Spirit shall indemnify directors to the fullest extent permitted by Section 145 of the DGCL. Spirit maintains liability insurance applicable to its directors and certain officers as permitted by Section 145 of the DGCL. Article Ninth of the Spirit Charter provides that, to the full extent that the DGCL permits the limitation or elimination of the liability of directors, a director will not be liable to Spirit or its stockholders for monetary damages for conduct as a director.	Article VII, Section 3 of the Boeing Bylaws provides for indemnification to the fullest extent permitted by the DGCL. Boeing maintains liability insurance applicable to its directors and certain officers as permitted by Section 145 of the DGCL. Article Eleventh of the Boeing Charter provides that, to the full extent that the DGCL permits the limitation or elimination of the liability of directors, a director will not be liable to Boeing or its stockholders for monetary damages for conduct as a director.

	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Spirit pursuant to the foregoing provisions, Spirit has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Boeing pursuant to the foregoing provisions, Boeing has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

State Antitakeover Provisions	Spirit has elected not to be subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless the transaction is approved by the corporation’s board of directors before that person becomes an “interested	Boeing is subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless the transaction is approved by the corporation’s board of directors before that person becomes an “interested

	stockholder” or another exception is available. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. Spirit could elect to be subject to Section 203 of the DGCL in the future by amending the Spirit Charter.	stockholder” or another exception is available. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock.

Merger or Consolidation; Sale, Lease or Exchange of Assets; Dissolution	Subchapter IX of the DGCL generally requires the affirmative vote of the holders of a majority in voting power of the outstanding stock of the corporation entitled to vote thereon to authorize or approve any agreement providing for a merger or consolidation of such corporation. Subchapter X of the DGCL generally requires the affirmative vote of the holders of a majority in voting power of the outstanding stock of the corporation entitled to vote thereon to authorize or approve the sale, lease or exchange of all or substantially all of such corporation’s property and assets or the dissolution of the corporation.

	The Spirit Bylaws require approval of holders of a majority of the voting power of the outstanding common stock of Spirit in connection with any merger or consolidation which would require authorization by Spirit’s stockholders pursuant to Subchapter IX of the DGCL or any sale, lease or exchange of assets of Spirit or any dissolution or winding up of Spirit, which in any such case would require authorization by Spirit’s stockholders pursuant to Subchapter X of the DGCL as then in effect.	The Boeing Bylaws provide that, except as otherwise provided by the Boeing Charter, Boeing Bylaws, the rules and regulations of any stock exchange applicable to Boeing, or applicable law or pursuant to any regulation applicable to Boeing or its securities, the affirmative vote of the holders of a majority of the shares present in person or by proxy at a meeting of the stockholders and entitled to vote on the subject matter shall be the act of and binding upon all stockholders.

Exclusive Forum Provision	The Spirit Bylaws provide that, unless Spirit consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Spirit,	The Boeing Bylaws provide that, unless Boeing consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if the Court of

(ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of Spirit to Spirit or its stockholders, (iii) any action asserting a claim against Spirit or any director or officer or other employee of Spirit arising pursuant to any provision of the DGCL, the Spirit Charter or the Spirit Bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against Spirit or any director or officer or other employee of Spirit governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware).	Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware or the federal district court for the Eastern District of Virginia) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Boeing, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Boeing to Boeing or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Boeing Charter or the Boeing Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein.

NO APPRAISAL RIGHTS

Holders of Spirit Common Stock are not entitled to appraisal rights in connection with the Merger.

Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the transaction.

Under the DGCL, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, unless the stockholders are required to receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation, shares of stock or depository receipts in respect thereof of any other corporation that will be either listed on a national securities exchange or held of record by more than 2,000 holders at the effective time of the merger, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. Because Boeing Common Stock is listed on the NYSE, a national securities exchange, and because holders of Spirit Common Stock are not required by the terms of the Merger Agreement to accept for their shares of Spirit Common Stock anything other than shares of Boeing Common Stock and cash in lieu of fractional shares, holders of Spirit Common Stock are not entitled to appraisal rights in connection with the Merger.

LEGAL MATTERS

The legality of the shares of Boeing Common Stock issuable in the Merger will be passed upon for Boeing by Kirkland & Ellis LLP.

EXPERTS

Boeing

The consolidated financial statements of The Boeing Company and subsidiaries as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this Prospectus, and the effectiveness of The Boeing Company and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2024 and 2023, June 30, 2024 and 2023, and September 30, 2024 and 2023, which is incorporated by reference herein, Deloitte & Touche LLP, an independent registered public accounting firm, has applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in The Boeing Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

Spirit

The consolidated financial statements of Spirit AeroSystems Holdings, Inc. appearing in Spirit AeroSystems Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of Spirit AeroSystems Holdings Inc.’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

If the Merger is completed prior to the time Spirit’s annual meeting of stockholders would normally take place in 2025, Spirit will not hold an annual meeting of stockholders in 2025 (the “2025 Annual Meeting of Stockholders”). If, however, the Merger has not been completed by that time, Spirit expects to hold the 2025 Annual Meeting of Stockholders. The 2025 Annual Meeting of Stockholders, if held, is anticipated to be held in April 2025 or May 2025.

Stockholder proposals intended to be included in Spirit’s proxy statement for presentation at Spirit’s 2025 Annual Meeting of Stockholders must be properly and timely submitted and received by Spirit at its offices no later than November 12, 2024 (120 days preceding the one-year anniversary of the mailing date for the immediately preceding annual meeting), and must otherwise comply with SEC rules in order to be eligible for inclusion in the proxy statement for the 2025 Annual Meeting of Stockholders.

In addition, pursuant to the Spirit Bylaws, a stockholder desiring to propose any matter for consideration at the 2025 Annual Meeting of Stockholders, other than through inclusion in Spirit’s proxy materials, must notify Spirit’s Corporate Secretary at Spirit’s offices on or before December 25, 2024 (120 days prior to the one-year anniversary of the immediately preceding annual meeting).

Pursuant to the Spirit Bylaws, a stockholder may nominate an individual for election as a director at the 2025 Annual Meeting of Stockholders by providing notice to Spirit’s Corporate Secretary at the address set forth below by December 25, 2024 (120 days preceding the one-year anniversary of the immediately preceding annual meeting) (the “Nominee Deadline”). Further, pursuant to Spirit’s proxy access right, a stockholder may elect to have their nominee included in Spirit’s proxy statement if the stockholder provides notice to Spirit’s Corporate Secretary at the address set forth below by the Nominee Deadline and expressly elects to have such nominee included in Spirit’s proxy materials pursuant to Section 1.13 of the Spirit Bylaws. Any notice of a nomination must be made in compliance with the procedures required by the Spirit Bylaws.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Spirit’s nominees must also comply with all applicable requirements of Rule 14a-19 under the Exchange Act. The advance notice requirement under Rule 14a-19 does not override or supersede the longer advance notice requirement under the Spirit Bylaws.

Stockholder recommendations and nominations for candidates to the Spirit Board as described above should be sent to Spirit’s Corporate Secretary at 3801 South Oliver Street, Wichita, Kansas 67210.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement to those security holders. This method of delivery, often referred to as “householding,” reduces the amount of duplicative information that security holders receive and lowers printing and mailing costs for companies.

Householding of This Proxy Statement/Prospectus

In accordance with the SEC’s householding rules, only one copy of this proxy statement/prospectus is being delivered to multiple stockholders of record sharing an address unless Spirit has received contrary instructions from one or more of such stockholders. Similarly, banks, brokers and other intermediaries may use householding in delivering this proxy statement/prospectus to beneficial owners of shares of Spirit Common Stock held in “street name” by such intermediaries.

Spirit undertakes to deliver promptly upon written or oral request a separate copy of this proxy statement/prospectus to a stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered. A stockholder may notify Spirit that the stockholder wishes to receive a separate copy of this proxy statement/prospectus by submitting such request to Spirit by telephone (phone number (316) 526-9000) or by mail addressed to Spirit AeroSystems Holdings, Inc., 3801 South Oliver Street, Wichita, Kansas 67210, Attention: Corporate Secretary.

Householding of Future Spirit Proxy Materials

Stockholders of Record

If you are a Spirit Stockholder of record, you may direct a notification to Spirit that you wish to receive a separate Spirit annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, in the future by telephone (phone number (316) 526-9000) or by mail addressed to Spirit AeroSystems Holdings, Inc., 3801 South Oliver Street, Wichita, Kansas 67210, Attention: Corporate Secretary.

Spirit Stockholders of record that share an address and are receiving multiple copies of Spirit’s annual reports, proxy statements or Notices of Internet Availability of Proxy Materials may request delivery of a single copy of those documents by contacting Spirit’s Corporate Secretary with such request at the phone number or mailing address provided in the immediately preceding paragraph.

Beneficial Owners

If you are the beneficial owner of shares of Spirit Common Stock held in street name and your broker or other intermediary is using householding to deliver Spirit proxy materials to you, but you no longer wish to participate in householding and would prefer to receive a separate copy of Spirit’s Notices of Internet Availability of Proxy Materials, annual reports or proxy statements, as applicable, in the future, please notify your broker or other intermediary.

Beneficial owners of shares of Spirit Common Stock held in street name that share an address and are receiving multiple copies of Spirit’s annual reports, proxy statements or Notices of Internet Availability of Proxy Materials, but would like to receive a single copy, may request delivery of a single copy of those documents by contacting their broker or other intermediary.

WHERE YOU CAN FIND MORE INFORMATION

Boeing and Spirit each are subject to the informational reporting requirements of the Exchange Act and each file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Boeing’s filings and Spirit’s filings with the SEC are available to the public through the SEC’s website at www.sec.gov.

Investors may also consult Boeing’s or Spirit’s website for more information about Boeing or Spirit, respectively. Boeing’s website is www.boeing.com. Spirit’s website is www.spiritaero.com. Information included or contained on these websites is not incorporated by reference into this proxy statement/prospectus and should not be considered part of this or any other report filed with the SEC.

Boeing has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the Merger Consideration Shares. The registration statement, including the attached exhibits, contains additional relevant information about Boeing and Boeing Common Stock.

This proxy statement/prospectus also contains summaries of certain provisions contained in certain of the Boeing or Spirit documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.

In addition, the SEC allows Boeing and Spirit to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below. This proxy statement/prospectus incorporates by reference the following documents that Boeing and Spirit have previously filed with the SEC (other than portions of these documents that are not deemed “filed,” in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein):

Boeing SEC Filings

•	Boeing’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (filed with the SEC on January 31, 2024);

•

information specifically incorporated by reference into Boeing’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 from Boeing’s definitive proxy statement on Schedule 14A (filed with the SEC on April 5, 2024);

•

Boeing’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 (filed with the SEC on April 24, 2024), June 30, 2024 (filed with the SEC on July 31, 2024) and September 30, 2024 (filed with the SEC on October 23, 2024);

•

Boeing’s Current Reports on Form 8-K filed with the SEC on March 25, 2024, May 3, 2024, May 17, 2024, May 17, 2024, July 1, 2024, July 31, 2024, September 13, 2024, September  20, 2024, October 15, 2024, October 30, 2024, October 31, 2024 and November 18, 2024; and

•

the description of Boeing Common Stock contained in Exhibit 4.1 to Boeing’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, together with any amendment or report filed for the purpose of updating such description.

Spirit SEC Filings

•	Spirit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (filed with the SEC on February 22, 2024) (the “Spirit 2024 10-K”);

•

information specifically incorporated by reference into Spirit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 from Spirit’s definitive proxy statement on Schedule 14A (filed with the SEC on March 12, 2024);

•

Spirit’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 28, 2024 (filed with the SEC on May 7, 2024), June 27, 2024 (filed with the SEC on August 5, 2024) and September 26, 2024 (filed with the SEC on November 5, 2024 and in which the liquidity disclosures included in Note 1 to the financial statements included therein should be read in conjunction with the financial statements included in the Spirit 2024 10-K);

•

Spirit’s Current Reports on Form 8-K filed with the SEC on February 27, 2024 (solely with respect to Item 5.02 thereof), April 23, 2024, April 29, 2024, June 5, 2024 (solely with respect to Item 5.02 thereof), July 1, 2024, July 22, 2024, October 17, 2024 (solely with respect to Item 1.01 thereof), November 12, 2024 (Accession Numbers 0001104659-24-116299 and 0001104659-24-116771) and November 19, 2024; and

•

the description of Spirit common stock set forth in Spirit’s registration statement on Form 8-A filed with the SEC on November 16, 2006, as updated by the description of Spirit Common Stock included in Exhibit 4.2 to the Spirit 2024 10-K, together with any amendment or report filed for the purpose of updating such description.

In addition, Boeing and Spirit incorporate by reference any future filings they make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Special Meeting (other than portions of these documents that are not deemed to be “filed,” in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein).

You can obtain any documents filed by Boeing or Spirit with the SEC from the SEC, through the SEC’s website at the address listed above, or Boeing or Spirit will provide you with copies of these documents (excluding exhibits to these documents unless specifically incorporated by reference herein), without charge, upon written or oral request to:

Mail Services, The Boeing Company P.O. Box 3707, Mail Code 3T-00 Seattle, Washington 98124-2207 (425) 965-4550	Spirit AeroSystems Holdings, Inc. Attention: Corporate Secretary 3801 South Oliver Street Wichita, Kansas 67210 (316) 526-9000

In the event of conflicting information in this proxy statement/prospectus in comparison to any document incorporated by reference into this proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated December 20, 2024. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither Spirit’s mailing of this proxy statement/prospectus to Spirit Stockholders nor the issuance by Boeing of Boeing Common Stock in connection with the Merger will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

SPIRIT AEROSYSTEMS HOLDINGS, INC.,

THE BOEING COMPANY

and

SPHERE ACQUISITION CORP.

Dated June 30, 2024

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated June 30, 2024, among Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Company”), The Boeing Company, a Delaware corporation (“Parent”), and Sphere Acquisition Corp., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, each of the Company Board, the Parent Board, and the board of directors of Merger Sub has (among other things) duly approved this Agreement and the transactions contemplated by this Agreement (the “Transactions”).

NOW, THEREFORE, in witness whereof and in consideration for the several representations, warranties, covenants and agreements set forth in this Agreement, each Party, intending to be legally bound, agrees as follows:

ARTICLE I

Merger and Surviving Corporation

1.1. Closing and Certificate of Merger. The Closing shall take place via the exchange of electronic documents and executed signature pages and the electronic transfer of funds on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other date, time or place as the Company and Parent may mutually agree in writing. On the Closing Date, the Parties shall cause the Certificate of Merger to be duly executed and filed with the Secretary of State of the State of Delaware, and pay any Taxes and fees and make all other filings required under the DGCL in connection with the Merger.

1.2. Effective Time and Merger. At the time when the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or such later effective date and time for the Merger as may be agreed to by the Parties and specified therein (such date and time, the “Effective Time”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

1.3. The Surviving Corporation’s Governing Documents.

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit A hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation and, in each case, subject to Section 5.10.

(b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth on Exhibit B hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws and, in each case, subject to Section 5.10.

1.4. Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal pursuant to the governing documents of the Surviving Corporation or applicable Law.

ARTICLE II

Effect of the Merger on Capital Stock; Delivery of Merger Consideration

2.1. Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Person:

(a) Each Eligible Share shall immediately be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”), shall be automatically cancelled and shall cease to exist, and each Certificate and each Book-Entry Share shall thereafter only represent the right to receive the Per Share Merger Consideration in accordance with the terms of this Agreement;

(b) Each Excluded Share shall immediately be cancelled and shall cease to exist, without payment of any consideration therefor; and

(c) Each share of common stock of Merger Sub, no par value, issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, par value $0.01 per share, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

2.2. Delivery of Merger Consideration.

(a) Deposit of Merger Consideration and Exchange Agent. No later than ten (10) days prior to the Effective Time, Parent shall appoint an Exchange Agent to act as the agent for the purpose of exchanging Certificates and Book-Entry Shares for the Per Share Merger Consideration pursuant to Section 2.1(a) and Section 2.4, as applicable. On the Closing Date, Parent shall deposit, or cause to be deposited, with the Exchange Agent, an aggregate number of shares of Parent Common Stock to be issued in non-certificated book-entry form sufficient to deliver the number of shares of Parent Common Stock required to be delivered in respect of the Eligible Shares pursuant to Section 2.1(a) and an aggregate amount of cash, in immediately available funds, sufficient to deliver the amounts required to be delivered in respect of Eligible Shares pursuant to Section 2.4 (such shares of Parent Common Stock and cash amounts, the “Exchange Fund”). If for any reason (including losses) the Exchange Fund is insufficient to pay the amounts owed to holders of the Eligible Shares entitled to such payment under Section 2.1(a) and Section 2.4, as applicable, Parent shall immediately deposit, or shall cause to be deposited additional shares of Parent Common Stock or cash, as applicable, with the Exchange Agent for the Exchange Fund in an amount that is equal to any such deficiency. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1(a) and Section 2.4, as applicable.

(b) Procedures for Surrender. Parent shall instruct, and use reasonable best efforts to cause, the Exchange Agent to send, no later than the third (3rd) Business Day following the Effective Time, to each holder of record of a Certificate whose shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a) and, if reasonably deemed customary and necessary by the Exchange Agent, to each holder of record of Book-Entry Shares whose shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a): (i) notice advising such holders of the effectiveness of the Merger and (ii) customary transmittal materials and instructions for surrendering such Certificates (or affidavits of loss in lieu of such Certificates, as provided in Section 2.2(f)) and, if reasonably deemed customary and necessary by the Exchange Agent, such Book-Entry Shares to the Exchange Agent, in exchange for the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article II and any cash in lieu of fractional shares to which such holder is entitled pursuant to Section 2.4. Such materials shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.2(f)) to the Exchange Agent. Notwithstanding anything to the contrary set forth in this Agreement, unless otherwise reasonably deemed customary and necessary by the Exchange Agent, no holder of Book-Entry Shares whose shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a) shall be required to deliver a Certificate or letter of transmittal in respect of such Book-Entry Shares or surrender such Book-Entry Shares to the Exchange Agent. In lieu thereof, unless additional procedures are reasonably deemed customary and necessary by the Exchange Agent, each such Book-Entry Share shall automatically, upon the Effective Time, be entitled to receive, and Parent shall instruct, and use reasonable best efforts to cause, the Exchange Agent to pay and deliver in exchange therefor, no later than the third (3rd) Business Day following the Effective Time, the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article II and any cash in lieu of fractional shares to which such holder is entitled pursuant to Section 2.4, and such Book-Entry Shares shall be cancelled. At the Effective Time, the stock transfer books of the Company will be closed, and thereafter no further registration of transfers of shares of Company Common Shares will be made on the records of the Company. From and after the Effective Time, each Certificate, until so surrendered, and each Book-Entry Share, until paid, shall evidence only the right to receive the Per Share Merger Consideration that the holder of such Certificate or Book-Entry Share, as applicable, is entitled to receive pursuant to this Article II, including any cash in lieu of fractional shares to which such holder is entitled pursuant to Section 2.4.

(c) Transfers of Ownership. If any portion of the aggregate Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate(s) is registered, the Exchange Agent shall make such payment if (i) the Certificate(s) are properly endorsed or otherwise in proper form for transfer and surrender, and (ii) the Person requesting such payment provides evidence that any applicable transfer Taxes have been paid or are not applicable, in each case in form and substance reasonably satisfactory to Parent and the Exchange Agent. Payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company.

(d) No Interest. No interest shall be paid or accrued on any amount payable upon the surrender of any Eligible Shares.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income resulting from any investments thereof (if any)) that remains unclaimed by the holders of Eligible Shares on the date that is twelve (12) months after the Closing Date shall be delivered to Parent or its designee. Any holder of Eligible Shares who has not theretofore complied with the surrender procedures set forth in this Section 2.2, as applicable, shall thereafter look only to the Surviving Corporation for such payments.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent pursuant to the Exchange Agent Agreement, the posting by such Person of a bond in a customary amount and upon such terms as may be reasonably required by Parent or the Exchange Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent shall, in exchange for such Certificate, pay the aggregate Per Share Merger Consideration to be paid in respect of the Eligible Shares represented by such Certificate pursuant to this Article II and any cash in lieu of fractional shares payable in respect of such Certificate pursuant to Section 2.4.

(g) Withholding Rights. Each of the Company, Parent, the Surviving Corporation and the Exchange Agent (and any of their respective Affiliates), as applicable and without duplication, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld therefrom under any applicable Tax Law. To the extent that amounts are so deducted and withheld and paid over to or deposited with the relevant Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided that the Parties agree that, absent a change in applicable Law, no withholding is expected to be made under Section 1445 of the Code with respect to the amounts payable under this Agreement. Prior to any deduction and withholding by Parent or the Exchange Agent, with respect to the Per Share Merger Consideration payable in respect of Eligible Shares, Parent shall, and shall instruct and use reasonable best efforts to cause the Exchange Agent to, provide the Company and the applicable holder of such Eligible Shares a reasonable opportunity to provide any required certifications or other documentation to reduce or eliminate any such deduction or withholding. Parent, the Company, the Surviving Corporation and the Exchange Agent (or any of their respective Affiliates), as applicable, shall pay, or shall cause to be paid, all amounts deducted and withheld pursuant to this Section 2.2(g) to the appropriate Taxing Authority within the period required under applicable Tax Law. Notwithstanding anything to the contrary herein, any compensatory amounts subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement shall be payable in accordance with the applicable payroll procedures of the Company.

(h) Cooperation of Transfer Agent. The Company shall instruct and use reasonable best efforts to cause any Person providing transfer agent services to the Company to reasonably cooperate with Parent and the Exchange Agent in connection with the Transactions.

2.3. Treatment of Company Equity Awards.

(a) Company RSUs. At the Effective Time, each outstanding restricted stock unit (a “Company RSU”) under the Stock Plans that is not a Specified Award shall automatically, and without any required action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Company Common Stock and shall be converted into a restricted stock unit denominated in shares of Parent Common Stock (a “Parent Stock-Based RSU”). The number of shares of Parent Common Stock subject to each such Parent Stock-Based RSU shall be equal to the product (rounded to the nearest whole number) of (i) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration. Any accrued but unpaid dividend equivalents with respect to any such Company RSU will be assumed and become an obligation with respect to the applicable Parent Stock-Based RSU. Except as specifically provided above, following the Effective Time, each such Parent Stock-Based RSU shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to such Company RSU immediately prior to the Effective Time.

(b) Specified Awards. At the Effective Time, each outstanding Specified Award under the Stock Plans, whether vested or unvested, shall, without any required action on the part of the holder thereof, be automatically canceled, retired and shall cease to exist, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required to be withheld by applicable Law) the Per Share Merger Consideration multiplied by the number of Shares subject to such Specified Award immediately prior to the Effective Time; provided the number of Shares subject to those Specified Awards that are Company PSUs shall be determined based on the attainment of the applicable performance metrics at the actual level of performance, as reasonably determined by the Company Board or the compensation committee of the Company Board (the “Company Compensation Committee”), as applicable, in the ordinary course of business consistent with past practice and in consultation with Parent (provided, however, that, for the avoidance of doubt, subject to the Company’s compliance with the foregoing, in all cases the Company shall have final decision making authority with respect to any such determinations), with such determination to be made fifteen (15) Business Days prior to the expected Effective Time. The Per Share Merger Consideration and any other amounts payable pursuant to this Section 2.3(b) shall be made by the Surviving Corporation within ten (10) Business Days after the Effective Time; provided that, to the extent that any payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty; provided, further, that notwithstanding the foregoing, with respect to any Specified Award granted to a non-employee member of the Company Board that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines, prior to the Effective Time, is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Stock Plan that will not trigger a Tax or penalty under Section 409A of the Code.

(c) Company PSUs. At the Effective Time, each outstanding performance stock unit (a “Company PSU”) under the Stock Plans that is not a Specified Award shall, automatically and without any required action on the part of the holder thereof, cease to represent a performance stock unit denominated in shares of Company Common Stock and shall be converted into a Parent Stock-Based RSU. The number of shares of Parent Common Stock subject to each such Parent Stock-Based RSU shall be equal to the product (rounded to the nearest whole number) of (i) the total number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time based on the attainment of the applicable performance metrics at the actual level of performance, as reasonably determined by the compensation committee of the Company Board or the Company Compensation Committee, as applicable, in the ordinary course of business consistent with past practice and in consultation with Parent (provided, however, that, for the avoidance of doubt, subject to the Company’s compliance with the foregoing, in all cases the Company shall have final decision making authority with respect to any such determinations), with such determination to be made fifteen (15) Business Days prior to the expected Effective Time, multiplied by (ii) the Per Share Merger Consideration. Except as specifically provided above, following the Effective Time, each such Parent Stock-Based RSU shall continue to be governed by the same terms and conditions (including vesting terms but excluding performance conditions) as were applicable to the applicable Company PSU immediately prior to the Effective Time.

(d) Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations or resolutions of the Company Board or a committee thereof and, if appropriate, amending the terms of the Company’s Employee Stock Purchase Plan (the “ESPP”)) that may be necessary or required under the ESPP and applicable Laws to (i) ensure that, except for the current offering period under the ESPP that commenced on May 1, 2024 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement, (ii) if the Closing shall occur prior to the end of the Final Offering, each individual participating in the Final Offering shall receive notice of the Transactions no later than five (5) Business Days prior to the Closing Date and shall have an opportunity to terminate his or her outstanding purchase rights under the ESPP, (iii) the Final Offering shall end on the Closing Date, (iv) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the ESPP as of the end of the Final Offering, (v) the applicable purchase price for shares of Company Common Stock shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement and (vi) the ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.

(e) Company Actions. At or prior to the Effective Time, the Company, the Company Board and the Company Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary on the part of the Company to effectuate the treatment of the Company Equity Awards pursuant to this Section 2.3.

(f) Parent Actions. At or prior to the Effective Time, Parent shall take all actions that are necessary for the assumption of the Company Equity Awards pursuant to this Section 2.3. If registration of any plan interests in the Stock Plans or other Company Benefit Plans or the shares of Parent Common Stock issuable thereunder is required under the Securities Act, Parent shall file with the SEC on the Closing Date a registration statement on Form S-8 with respect to such Parent Common Stock, and shall maintain the effectiveness of such registration statement for so long as the relevant Stock Plans remain in effect and such registration of the shares of Parent Common Stock issuable thereunder continues to be required.

2.4. Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock will be issued upon the conversion of Eligible Shares pursuant to Section 2.1(a) or upon the settlement of Specified Awards pursuant to Section 2.3(b). All fractional shares of Parent Common Stock that a holder of Eligible Shares or Specified Awards would be otherwise entitled to receive pursuant to Section 2.1(a) or Section 2.3(b), as applicable, but for this Section 2.4, shall be aggregated and such holder shall be entitled to receive a cash payment, without interest, in lieu of any such fractional share, equal to the product (rounded down to the nearest cent) of (a) the amount of such fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 2.4, be entitled under Section 2.1(a) or Section 2.3(b), as applicable, and (b) the Parent Stock Price. No holder of Eligible Shares or Specified Awards shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 2.4 to any dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

2.5. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the number or type of shares of Company Common Stock or shares of Parent Common Stock outstanding shall have occurred as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with a record date during such period (but excluding, for the avoidance of doubt, (a) the exchange of any Company Exchange Notes for Shares pursuant to their terms, (b) the exercise or settlement of any Company Equity Awards outstanding as of the date hereof or otherwise granted or issued after the date hereof in compliance with Section 5.1(b) or (c) the exercise or settlement of stock options or other equity awards to purchase Parent Common Stock (as set forth in Section 4.2(a))), the Exchange Ratio and any other similarly dependent items, as the case may be, shall be adjusted appropriately, without duplication, to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.5 shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the Company Reports that are publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System and were filed after the Applicable Date, and prior to the date of this Agreement (but excluding any disclosure contained under the heading “Risk Factors” (other than any factual information contained therein) or in any “forward-looking statements” legend therein) and other than with respect to the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a), Section 3.24 and Section 3.25, or in the corresponding sections of the Company’s confidential disclosure schedule delivered to Parent in connection with this Agreement (the “Company Disclosure Schedule”), the Company makes the representations and warranties set forth in this Article III.

3.1. Organization, Good Standing and Qualification.

(a) Each of the Company and the Operating Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company and the Operating Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business in all material respects as currently conducted. Each of the Company and the Operating Company is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially impair, or materially delay the ability of the Company to consummate the Transactions.

(b) Each of the Company’s Subsidiaries (excluding the Operating Company) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole or prevent, materially impair or materially delay the ability of the Company to consummate the Transactions. Each of the Company’s Subsidiaries (excluding the Operating Company) has all requisite corporate or similar organizational power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the Transactions.

3.2. Capital Structure.

(a) As of the Capitalization Date, the authorized capital stock of the Company consists of 200,000,000 Shares and 10,000,000 shares of Company Preferred Stock. As of the Capitalization Date (i) 116,619,149 Shares were issued and outstanding (including 30,590 Company Restricted Shares), (ii) 41,587,480 Shares were issued and held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 32,971,625 Shares were reserved for issuance, (v) no shares of Company Preferred Stock were reserved for issuance, (vi) 1,634,533 Shares were subject to outstanding Company RSUs and (vii) 739,564 Shares were subject to outstanding Company PSUs (assuming the achievement of the applicable performance goals at the target level).

(b) Since the Capitalization Date and through the date of this Agreement, (i) no Shares or shares of Company Preferred Stock have been repurchased or redeemed or issued (other than with respect to the vesting or settlement of Company Equity Awards outstanding prior to the date of this Agreement and pursuant to the terms of the applicable Company Benefit Plan in effect on or prior to the date of this Agreement), and (ii) no Shares have been reserved for issuance and no Company Equity Awards have been granted, except pursuant to the terms of the applicable Company Benefit Plan in effect on the date of this Agreement or as otherwise expressly permitted by this Agreement.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of each Subsidiary of the Company together with (i) the jurisdiction of incorporation or organization of such Subsidiary, (ii) the type and percentage of ownership interest held by the Company, or one of its Subsidiaries, in such Subsidiary, and (iii) to the extent applicable, the type of and percentage of interest held by any Person (and the name of such other Person) other than the Company or any of its Subsidiaries, in such Subsidiary. The Company and its Subsidiaries, together with the Persons set forth in Section 3.2(c) of the Company Disclosure Schedule pursuant to clause (iii) of the preceding sentence, beneficially own all of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company, and all such outstanding shares of capital stock or other equity securities are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable) free and clear of any Encumbrance other than Encumbrances of the type described in clauses (m), (o)(ii) or (p) of the definition of Permitted Encumbrances. As of the date of this Agreement neither the Company nor any of its Subsidiaries beneficially own any equity securities in any Person that is not a Subsidiary of the Company.

(d) Neither the Company nor any of its Subsidiaries have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the equityholders of the Company or any of its Subsidiaries on any matter, other than the Company Exchangeable Notes to the extent they convert into Company Common Stock.

(e) Except pursuant to the terms of the Company Exchangeable Notes or the rights under the ESPP (a true, correct and complete copy of which has been made available to Parent), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, Contracts, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or to sell any securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any of the foregoing securities.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth an accurate and complete listing of all outstanding Company Equity Awards as of June 26, 2024, setting forth the number of Shares subject to each Company Equity Award, the holder identification number, grant date and vesting schedule (including any acceleration terms) and whether the Company Equity Award is a Specified Award as of June 26, 2024.

3.3. Corporate Authority; Approval and Fairness.

(a) The Company has the requisite corporate power and authority to enter into and comply with this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Requisite Company Vote. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other Parties, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Prior to the execution of this Agreement, the Company Board has unanimously (i) approved and declared advisable this Agreement, in execution form and including all Schedules and Exhibits hereto, and the Transactions, (ii) determined that this Agreement and the Transactions are in the best interests of the Company and its stockholders, (iii) resolved to recommend adoption of this Agreement by the stockholders entitled to vote thereon (the “Company Recommendation”) and (iv) directed that this Agreement be submitted to the holders of Shares for their adoption at the Company Stockholders Meeting.

(c) Prior to the execution of this Agreement, the Company Board has received the opinion of Moelis & Company LLC to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be received by the holders of Eligible Shares pursuant to this Agreement is fair from a financial point of view to such holders of Eligible Shares.

(d) Promptly following the receipt of a written version of the opinion contemplated by Section 3.3(c), the Company shall have furnished an accurate and complete copy of such written opinion to Parent.

3.4. Governmental Filings; No Violations.

(a) Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.5(a), and other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits or authorizations (i) under any Antitrust Law, (ii) under any Foreign Investment Law, (iii) under the other Regulatory Approvals, (iv) pursuant to the DGCL, (v) required to be made with or obtained from the SEC, (vi) required to be made with or by NYSE, (vii) such other items required solely by reason of the participation and identity of Parent in the Transactions and (viii) under any Takeover Statutes and state securities and “blue sky” Laws, in each case of the foregoing clauses as applicable, no waiting periods, filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made or obtained by the Company or any of its Subsidiaries with or from any Governmental Entity in connection with the execution and delivery of and performance under this Agreement by the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement by the Company do not and the consummation of the Transactions by the Company will not (i) constitute or result in a breach or violation of or conflict with the Organizational Documents of the Company or any of its Subsidiaries or (ii) assuming compliance with the matters (including the filings, notices and approvals having been obtained or made, as applicable, and the expiration or termination of any waiting periods) referred to in Section 3.4(a), and the Requisite Company Vote has been obtained, (A) violate or conflict with any Law to which the Company or any of its Subsidiaries is subject or (B) with notice, lapse of time or both, constitute a breach of or default under, or cause or permit the termination, acceleration or creation of any right or obligation under, or the creation of an Encumbrance on any of the rights, properties or assets of the Company or any of its Subsidiaries pursuant to, in each case of this clause (ii)(B), any provision of any material Contract (including any Company Material Contract) binding upon the Company or any of its Subsidiaries, except, in the case of clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially impair, or materially delay the ability of the Company to consummate the Transactions.

3.5. Compliance with Laws; Licenses.

(a) Compliance with Laws.

(i) Since the Applicable Date, (A) the businesses of the Company and each of its Subsidiaries have been conducted in compliance with applicable Law (excluding the FCPA, Other Anti-Bribery Laws and Export and Sanctions Regulations) in all material respects, (B) the Company and its Subsidiaries have instituted, maintained and operated in accordance with internal policies, procedures and controls designed to ensure compliance with applicable Law and (C) neither the Company nor any of its Subsidiaries has received any written notice or other written communication from a Governmental Entity asserting noncompliance with any applicable Law by the Company or any of its Subsidiaries except, in the case of clauses (B) and (C), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the Transactions.

(ii) Since the date that is five (5) years prior to the date of this Agreement, the businesses of the Company and each of its Subsidiaries have been conducted in compliance with the FCPA, Other Anti-Bribery Laws and Export and Sanctions Regulations in all material respects.

(iii) Since the date that is five (5) years prior to the date of this Agreement, none of the Company, any of its Subsidiaries, any of their directors or officers or, to the Knowledge of the Company, any employees or any other Person acting on behalf of the Company or any of its Subsidiaries has made or offered to make any unlawful payments, gifts or contributions to any Person or Governmental Entity in violation of the FCPA or Other Anti-Bribery Laws.

(iv) Since the date that is five (5) years prior to the date of this Agreement, (A) the Company and each of its Subsidiaries and, to the Knowledge of the Company, each of their respective directors, officers, employees or agents acting on behalf of the Company or any of its Subsidiaries (in their respective capacity as such) (1) has been and is in compliance in all material respects with all Export and Sanctions Regulations and (2) has complied in all material respects with, all of its Licenses for export, re-export, deemed export or re-export, transfer or import required in accordance with Export and Sanctions Regulations for the conduct of its business and (B) none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees or agents has been cited or fined for a material failure to comply with any Export and Sanctions Regulations, and no material economic sanctions-related, export-related or import-related Proceeding is, or has been, pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective directors, officers, employees or agents (in their respective capacity as such) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

(v) Since the date that is five (5) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any entity under their control or any of their respective directors, officers, employees or agents acting on behalf of the Company or any of its Subsidiaries (A) is or has been a Person with whom transactions are prohibited or limited under any Export and Sanctions Regulations, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or any other similar Governmental Entity; (B) has violated in any material respect or made a disclosure (voluntary or otherwise) to a responsible Governmental Entity regarding noncompliance with any Export and Sanctions Regulations; (C) has engaged in any transaction or otherwise dealt directly or indirectly with any Person with whom transactions are prohibited or limited under any Export and Sanctions Regulations, Belarus, the Crimea region of Ukraine, Cuba, the so-called Donetsk People’s Republic region of Ukraine, Iran, the so-called Luhansk People’s Republic region of Ukraine, North Korea, Russia, Sudan or Syria with respect to any goods, software, services or technology; or any other country against which the U.S. maintains an arms embargo if the proposal or transaction involved goods, software, services or technology controlled by the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130 (the “ITAR”), or the Export Administration Regulations, 15 C.F.R. Parts 730-774 (“EAR”); or (D) has employed or is currently employing at any of its facilities a foreign person within the meaning of the ITAR and EAR who is a national of Belarus, Cuba, Iran, North Korea, Russia, Sudan or Syria, or a person ordinarily resident in the Crimea, so-called Donetsk People’s Republic or so-called Luhansk People’s Republic region of Ukraine, except, in each case of clauses (C) or (D), without obtaining the necessary export authorizations or utilizing applicable exemptions, exceptions, authorities or other authorizations under U.S. law and regulation.

(vi) The Company is, and at all times since the Applicable Date has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(b) Licenses. (i) Since the Applicable Date, the Company and each of its Subsidiaries has obtained, held and remained in compliance with all Licenses necessary to conduct their respective businesses as currently conducted and to own, lease and operate their respective properties and assets (the “Company Licenses”), (ii) since the Applicable Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other written communication from a Governmental Entity asserting any noncompliance with any Company Licenses by the Company or any of its Subsidiaries that has not been cured as of the date of this Agreement and (iii) as of the date of this Agreement, with or without notice or the lapse of time, no amendment, suspension, cancellation, withdrawal, default or revocation of any Company License exists or is pending or threatened in writing, except, in the case of clauses (i), (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the Transactions.

3.6. Company Reports.

(a) Since the Applicable Date, the Company has filed or furnished, on a timely basis, each Company Report required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act, each of which, as of its respective date, after giving effect to any amendments, supplements or superseding filings thereto filed or furnished prior to the date of this Agreement, (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable, and (ii) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) To the Knowledge of the Company, none of the Company Reports filed or furnished from the Applicable Date to the date of this Agreement is subject to any pending Proceeding by or before the SEC, and as of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any such Company Reports.

3.7. Disclosure Controls and Procedures and Internal Control Over Financial Reporting.

(a) The Company (with respect to itself and its consolidated Subsidiaries) maintains internal control over financial reporting as defined in and required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Since the Applicable Date, the Company’s disclosure controls and procedures have been reasonably designed to provide reasonable assurance that (i) all material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer, its principal financial officer or those individuals responsible for the preparation of the consolidated financial statements of the Company included in the Company Reports to allow timely decisions regarding required disclosure and to make the certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act and pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) transactions are executed only in accordance with the authorization of management and (iv) reasonable prevention and timely detection of the unauthorized acquisition, use or disposition of the properties and assets of the Company and its Subsidiaries.

(b) Since the Applicable Date, the Company has disclosed, based on the most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the Audit Committee, (i) any “significant deficiencies” in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information. The Company has made available to Parent or its outside legal counsel true, correct and complete copies of all such disclosures made to the Company’s auditors and the Audit Committee prior to the date of this Agreement.

(c) Since the Applicable Date and prior to the date of this Agreement, the Company has not received any complaints regarding material violations of or deficiencies in the Company’s accounting controls, internal accounting controls or auditing matters that have not been reported to the Audit Committee.

3.8. Financial Statements; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) Financial Statements. Each of the consolidated financial statements included in the Company Reports (including all related notes and schedules, where applicable) filed since the Applicable Date was prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements to the extent permitted by the SEC), and fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, in each case, which are not material).

(b) Undisclosed Liabilities. There are no obligations or liabilities of any kind of the Company or any of its Subsidiaries required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company and its Subsidiaries, except (i) as reflected or reserved against in the consolidated balance sheet as of December 31, 2023, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2024, (ii) those incurred in the ordinary course of business since December 31, 2023, or incurred pursuant to the terms of this Agreement, (iii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice pursuant to Company Material Contracts binding on the Company or any of its Subsidiaries or pursuant to which their respective properties and assets are bound (other than as a result of any breach or default thereof) or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act).

3.9. Litigation. There are, as of the date of this Agreement, and, since the Applicable Date through the date of this Agreement there have been, no (a) Proceedings against the Company or any of its Subsidiaries or any director or officer thereof (in their capacity as such) pending or, to the Knowledge of the Company, threatened or (b) Orders to which the Company or any of its Subsidiaries is a party or subject, in each case, of clauses (a) or (b), that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, there are no (i) Proceedings against the Company or any of its Subsidiaries or any director or officer thereof (in their capacity as such) pending or, to the Knowledge of the Company, threatened or (ii) Orders to which the Company or any of its Subsidiaries is a party or subject, in each case of clauses (i) or (ii), that would reasonably be expected to prevent, materially impair or materially delay the ability of the Company to consummate the Transactions.

3.10. Absence of Certain Changes. Since December 31, 2023, and prior to the date of this Agreement, (a) there has not been any event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken on or after the date of this Agreement, would (without Parent’s prior written consent) constitute a breach of Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(xv), Section 5.1(b)(xvi) or Section 5.1(b)(xviii).

3.11. Company Material Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each of the following Contracts (excluding work orders, purchase orders and similar items entered into pursuant to any of the following Contracts) by which the Company or any of its Subsidiaries is bound as of the date of this Agreement (other than any Company Benefit Plan or any Contract with Parent or any of its Affiliates but including any such agreements of the type described in Section 3.11(a)(xi) to which other third parties are also party) (each such Contract, a “Company Material Contract”):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), other than any Contract that is disclosed on Section 3.11(a) of the Company Disclosure Schedule with respect to any other clause of this Section 3.11(a);

(ii) any Contract (A) with a Company Top Customer that is reasonably expected to result in total annual revenue in excess of $100,000,000 or (B) with a Company Top Supplier (excluding, in each case, non-disclosure agreements);

(iii) any Company Government Contract that is reasonably expected to result in total annual revenue in excess of $100,000,000 (each, a “Material Company Government Contract”);

(iv) any Company Bid that, if accepted or awarded, would result in a Government Contract reasonably expected to result in total aggregate revenue in excess of $100,000,000 over the life of such Contract (each, a “Material Company Bid”);

(v) any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that involves future payments, performance or services or delivery of assets to or by the Company or any of its Subsidiaries of any value reasonably expected to exceed $25,000,000 in any twelve (12)-month period after the date of this Agreement, other than any Contract that is disclosed on Section 3.11(a) of the Company Disclosure Schedule with respect to any other clause of this Section 3.11(a);

(vi) any Contract for any Leased Real Property or the lease of personal property providing, in each case, for annual payments thereunder of $1,000,000 or more;

(vii) any Contract (other than those solely between or among the Company and any of its Wholly Owned Subsidiaries and not for the benefit of any third party) relating to Indebtedness in excess of $10,000,000;

(viii) any Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements or brokerage statements or similar Contract, in each case, that is material to the Company and its Subsidiaries (taken as a whole);

(ix) any Contract pursuant to which the Company or any of its Subsidiaries receives or grants any license, ownership interest, or any other right to any Intellectual Property Right that is material to their businesses, excluding (A) non-exclusive licenses (1) granted to customers or suppliers or (2) granted by customers or suppliers to the Company or any of its Subsidiaries to enable it to fulfill its obligations under the Contract, in each case of clauses (1) and (2), in the ordinary course of business consistent with past practice, (B) non-exclusive licenses granted to the Company or any of its Subsidiaries to use commercially available software or IT Assets (including click-wrap, shrink-wrap and off-the-shelf licenses) and (C) Contracts with employees and contractors entered into in the ordinary course of business consistent with past practice (consistent in all material respects with forms of such Contracts made available to Parent or its outside legal counsel) under which such employees assign, or such contractors assign or license, to the Company or any of its Subsidiaries, their Intellectual Property Rights developed in the scope of their employment or engagement;

(x) any Contract providing for the settlement of a Proceeding that materially restricts the Company’s or its Subsidiaries’ business or operations;

(xi) any Contract providing for any material indemnification or guarantee obligations by the Company or any of its Subsidiaries of any Person that remain outstanding as of the date of this Agreement, other than any Contract that is disclosed on Section 3.11(a) of the Company Disclosure Schedule with respect to any other clause of this Section 3.11(a);

(xii) any partnership, alliance, limited liability company, joint venture, joint research and development or other similar Contract, in each case, pursuant to which the Company or any of its Subsidiaries reasonably expects to make or receive payments or otherwise incur expenses in excess of $5,000,000 in any twelve (12)-month period after the date of this Agreement or that is otherwise material to any business segment of the Company, except for any such Contracts solely between the Company and any of its Wholly Owned Subsidiaries;

(xiii) relating to the acquisition or disposition of any equity interests in or assets of, any Person, entered into since December 31, 2018, in each case with a fair market value or purchase price in excess of $5,000,000 or that has material continuing rights or obligations that remain in effect as of the date of this Agreement, other than the purchase or sale of inventory, supplies or other materials in the ordinary course;

(xiv) any Contract that (A) purports to restrict, in any material respect, the ability of the Company or any of its Subsidiaries from (1) engaging in any business or competing in any business or geographic region or (2) operating its business in any manner (other than with respect to soliciting or hiring employees) or locations, (B) contains a “most favored nation” provision in favor of the counterparty thereto, (C) grants any right of first refusal, right of first offer, development rights or distribution rights to any Person or (D) includes “take or pay” requirements or similar provisions obligating the Company or any of its Subsidiaries to obtain a minimum quantity of goods or services from another Person (but not including, for the avoidance of doubt, obligations of the Company or any of its Subsidiaries solely to purchase from a supplier all goods or services specified in forecasts under supplemental procurement provisions placed in conjunction with a Contract between such supplier and the Company or any of its Subsidiaries);

(xv) any Contract pursuant to which the Company or any of its Affiliates agrees to purchase all of its requirements for any goods or services exclusively from any Person or to sell to any Person all of such Person’s requirements for any goods or services (other than any such requirements that are specified in a Contract between the Company or one of its Subsidiaries and its respective customer) (but not including, for the avoidance of doubt, obligations of the Company or any of its Subsidiaries solely to purchase from a supplier all goods or services specified in forecasts under supplemental procurement provisions placed in conjunction with a Contract between such supplier and the Company or any of its Subsidiaries);

(xvi) any Contract that prohibits the payment of dividends or distributions in respect of any equity interests of the Company or any of its Subsidiaries, the pledging of any equity interests of the Company or any of its Subsidiaries or the incurrence of Indebtedness by the Company or any of its Subsidiaries;

(xvii) any Contract with any (A) executive officer or director of the Company, (B) Affiliate of the Company or (C) “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or Affiliate, in each case (where such person is not a UK Company Employee), that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K; and

(xviii) any stockholders, voting, voting trust, investors’ rights, registration rights or similar agreement or arrangement.

(b) Except to the extent prohibited by applicable national security or similar Law (for which anonymized or cleansed descriptions of such Contracts have been made available (including, for this purpose, orally, to Parent or its outside legal counsel, to the extent permitted by such Laws)), true, correct and complete copies of each Company Material Contract have been made available to Parent (or its outside legal counsel) prior to the execution of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Material Contract and each Parent Commercial Contract is valid and binding on the Company or one or more of its Subsidiaries that is a party thereto, as the case may be, and, to the Knowledge of the Company, in the case of any Company Material Contract, the other parties thereto and is in full force and effect, except, in each case, subject to the Bankruptcy and Equity Exception and (ii) there is no breach or default under any Company Material Contract or any Parent Commercial Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, in the case of any Company Material Contract, any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute or result in a breach or default under, or would permit the termination of, any such Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, in the case of any Company Material Contract, any other party thereto. As of the date of this Agreement, no party to any Company Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, adversely amend in any respect, or fail to renew, any Company Material Contract, in each case except as would not be material to the Company and its Subsidiaries, taken as a whole.

3.12. Government Contracts.

(a) Since the Applicable Date, the Company and its Subsidiaries have complied in all material respects with the terms and conditions of each Material Company Government Contract and Material Company Bid as required, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein (including, but not limited to, and as may be applicable, the Truthful Cost and Pricing Data Act; the Service Contract Act; the Buy America Act; the Trade Agreements Act; the Procurement Integrity Act; the Cost Accounting Standards; and applicable and material Federal Acquisition Regulation (“FAR”), Department of Defense FAR Supplement (“DFARS”) and agency FAR supplement clauses in any Material Company Government Contract or Material Company Bid).

(b) Since the Applicable Date, all representations, certifications and disclosures made by the Company and its Subsidiaries with respect to any Government Contract or Company Bid were current, accurate and complete at the time of disclosure (or have been formally corrected or otherwise finally resolved with a Governmental Entity), in each case, in all material respects, as of their effective date.

(c) Since the Applicable Date through the date of this Agreement, no Governmental Entity nor any prime contractor or subcontractor has notified the Company or any of its Subsidiaries, in writing or, to the Knowledge of the Company, orally, that the Company or any of its Subsidiaries has, or is alleged to have, breached or violated in any material respect any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Government Contract or Company Bid.

(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has, since the Applicable Date, received or is subject to any notice of termination for convenience, notice of termination for default, stop work order, material cure notice or material show cause notice (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements) (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any) pertaining to any Material Company Government Contract, and, since the Applicable Date, no Governmental Entity has, to the Knowledge of the Company, threatened to issue any such notice. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from any Governmental Entity pertaining to any Material Company Government Contract indicating that it intends to cancel or otherwise adversely modify in any material respect its relationship with the Company or its Subsidiaries.

(e) Since the Applicable Date, no material written or, to the Knowledge of the Company, oral claim (other than any such claim that has been formally corrected or otherwise finally resolved with the applicable Governmental Entity) under the United States civil or criminal False Claims Act, federal or state fraud statutes (as such concept is defined under the state or federal Laws of the United States) or other criminal Law has been made or has been pending against the Company or its Subsidiaries in connection with any Government Contract to which the Company or its Subsidiaries is a party.

(f) To the Knowledge of the Company, as of the date of this Agreement, there exists no outstanding asserted disputes or claims for an amount in excess of $25,000,000 between the Company or any of its Subsidiaries, on the one hand, and either the applicable Governmental Entity or any prime contractor, subcontractor, vendor or other Person, on the other hand, arising under or relating to any Government Contract or Company Bid.

(g) Since the Applicable Date, neither the Company nor any of its Subsidiaries has received in writing any material adverse or negative past performance evaluations or ratings in connection with any Material Company Government Contract by any Governmental Entity

(h) Since the Applicable Date, (i) neither the Company nor any of its Subsidiaries has been the subject of a written finding of non-responsibility or ineligibility for government contracting and (ii) neither the Company, any of its Subsidiaries nor any director or officer of the Company or its Subsidiaries has been debarred or suspended, or to the Knowledge of the Company proposed for a finding of debarment or suspension, from participation in the award of Contracts or subcontracts for or with any Governmental Entity (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements).

(i) As of the date of this Agreement, (i) no costs incurred by the Company or any of its Subsidiaries pertaining to any individual Company Government Contract have been questioned, proposed for disallowance, or deemed finally disallowed, in each case, in writing by a Governmental Entity and in an amount in excess of $10,000,000, which costs have not been reserved, reflected in the consolidated financial statements of the Company and its Subsidiaries, or otherwise resolved and (ii) no payment due to the Company or any of its Subsidiaries pertaining to any Material Company Government Contract has been withheld or set off, nor has any claim been made to withhold or set off money, in each case, in an amount in excess of $10,000,000.

(j) Since the Applicable Date, (i) neither the Company nor any of its Subsidiaries, nor any of the respective directors, officers or employees, nor, to the Knowledge of the Company, any consultants or agents of the Company or any of its Subsidiaries (in each case in their capacity as such), is or has been under administrative, civil or criminal investigation, indictment or criminal information by any Governmental Entity with respect to the award or performance of any Government Contract, the subject of any actual or threatened in writing, “whistleblower” or “qui tam” lawsuit, or any audit or, to the Knowledge of the Company, investigation of the Company or any of its Subsidiaries with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract, (ii) to the Knowledge of the Company, there is no current or outstanding civil investigative demand or subpoena issued to the Company or any of its Subsidiaries, nor any of its or their respective directors, officers or employees (in each case in their capacity as such), under the civil or criminal False Claims Act relating to any Government Contract and (iii) neither the Company nor any of its Subsidiaries has made any written disclosure under the FAR mandatory disclosure or payment provisions (including, but not limited to, FAR 52.203-13(b)(3)) to any Governmental Entity, and no circumstances have existed that would have warranted such a disclosure.

(k) The Company and its Subsidiaries and their respective employees possess all facility and personnel security clearances necessary to perform all Material Company Government Contracts, and all such security clearances are valid and in full force and effect. Since the Applicable Date, the Company and its Subsidiaries have complied in all material respects with all security obligations incorporated in any Material Company Government Contract and all national security obligations applicable to the Company and its Subsidiaries relating to the safeguarding of and access to classified information, including those specified in the National Industrial Security Program Operating Manual, 32 C.F.R. Part 117.

(l) The Company and its Subsidiaries are not currently limited, prohibited or otherwise restricted from performing or bidding for any material work or material future business opportunities due to “organizational conflicts of interest” (as defined in FAR Subpart 9.5) or Material Company Government Contract terms or provisions, except pursuant to existing organizational conflicts of interest mitigation plans submitted by the Company or any of its Subsidiaries in connection with any Material Company Government Contract and made available to Parent or its outside legal counsel prior to the date of this Agreement (except to the extent making such Material Company Government Contract available to Parent is prohibited by applicable national security or similar Law).

(m) To the extent applicable, (i) the Company and its Subsidiaries comply with DFARS 252.204-7012, Safeguarding Covered Defense Information and Cyber Incident Reporting in all material respects and (ii) since the Applicable Date, the Company and its Subsidiaries have not submitted any cyber incident report pursuant to DFARS 252.204-7012(c) or otherwise and, to the Knowledge of the Company, no circumstances have existed since the Applicable Date that would have warranted such a report.

3.13. Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) other than any Real Property (which is the subject of Section 3.20), the Company has good and marketable title to, or, in the case of leased assets, valid leasehold interests in, all of its tangible assets, free and clear of any Encumbrances other than Permitted Encumbrances, (ii) the Company owns or leases all tangible personal property used in or necessary to conduct its business as presently conducted by the Company, except for any property, as defined in FAR 45.101, which is currently being provided to the Company by a Governmental Entity or a prime contractor under a Government Contract where the Company is a subcontractor, and (iii) each such item of tangible personal property is in all respects in good operating condition and repair, ordinary wear and tear excepted.

3.14. Product Warranty; Aviation Regulation Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) since the Applicable Date each product manufactured, sold or delivered by the Company or any of its Subsidiaries has been in substantial conformity with all applicable contractual specifications and all contractual warranties made by the Company or any of its Subsidiaries (except to the extent any non-conformity is consented to by the applicable customer), (b) each of the Company and each of its Subsidiaries is and since the Applicable Date has been in compliance with all applicable Laws prescribed by the U.S. Federal Aviation Administration (the “FAA”) under Title 14 of the Code of Federal Regulations and similar Laws prescribed by foreign aviation authorities (such Laws, including those prescribed by the FAA, collectively, “Aviation Regulations”) and (c) since the Applicable Date, none of the Company or any of its Subsidiaries (i) has violated or been subject to an investigation with respect to (other than routine inspections that are not the result of any potential noncompliance and are conducted in the ordinary course of business) or made voluntary disclosures with respect to potential violations of any Aviation Regulations or (ii) has been cited in writing by the FAA or foreign aviation authorities for any material nonconformances, noncompliances, discrepancies or violations, including those identified during, or as a result of, any inspections or audits. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, since the Applicable Date, the Company has not received any Air Worthiness Directives (as such term is defined in the Federal Aviation Regulations, 14 C.F.R. § 39) issued by the FAA (or, with respect to such issuances by any foreign aviation Governmental Entity, the foreign equivalent thereof) pursuant to which a safety issue or deficiency was identified or found in any of the products of the Company or any of its Subsidiaries at any time since the Applicable Date, and no such Air Worthiness Directives are pending.

3.15. Customers and Suppliers. Section 3.15 of the Company Disclosure Schedule sets forth an accurate and complete list of (a) the top six (6) customers of the Company and its Subsidiaries determined on the basis of the actual revenue received by the Company and its Subsidiaries (on a consolidated basis), during the fiscal year ended December 31, 2023, but excluding any revenue derived from any Parent Commercial Contract (each such Person required to be listed in Section 3.15(a) of the Company Disclosure Schedule, a “Company Top Customer”) and (b) the top ten (10) suppliers of the Company and its Subsidiaries (on a consolidated basis) determined on the basis of the actual amounts paid for goods and services by the Company and its Subsidiaries (on a consolidated basis), during the fiscal year ended December 31, 2023 (each such Person required to be listed in Section 3.15(b) of the Company Disclosure Schedule, a “Company Top Supplier”). Since

December 31, 2022, through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Company Top Customer or Company Top Supplier that such Company Top Customer or Company Top Supplier, as applicable, intends to materially adversely alter, terminate or fail to renew its relationship with the Company or any of its Subsidiaries.

3.16. Employee Benefits.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of each material Company Benefit Plan (or forms of Company Benefit Plans to the extent that such Company Benefit Plans do not materially differ from the form) and separately identifies each such Company Benefit Plan that is maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, the Company has made available to Parent or its outside legal counsel, to the extent applicable, accurate and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts, guarantee agreements, valuations or other funding vehicles, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the most recent IRS determination or opinion letter and (v) all material correspondence to or from any Governmental Entity received since the Applicable Date, with respect to such Company Benefit Plan. In addition, with respect to each such Company Benefit Plan that is an ERISA Plan, the Company has made available to Parent or its outside legal counsel, to the extent applicable, accurate and complete copies of the most recent summary plan description, together with all summaries of any material modifications thereto, and the two (2) most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(c) Each Company Benefit Plan has been established, operated and administered, in all material respects, in compliance with its terms and applicable Laws, including ERISA and the Code. All contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP. There are presently (and, in respect of any pension scheme applicable to UK Company Employees, have since the Applicable Date been), no Proceedings (other than routine claims for benefits) by a Governmental Entity against any Company Benefit Plan or any trust related thereto and, in respect of any pension scheme applicable to UK Company Employees: (i) no such Proceedings are pending or threatened and (ii) no circumstances exist (including, for the avoidance of doubt, the approval or execution of this Agreement or consummation of the Transactions) which could give rise to the investigation, threat or instigation of any such Proceedings.

(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter (or opinion or advisory letter, if applicable) from the IRS with respect to its qualification or been determined by the IRS to be qualified under Section 401(a) of the Code, and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Company Benefit Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries have engaged in a transaction in connection with which the Company or any of its Subsidiaries would be subject to either a material civil penalty assessed pursuant to Section 409 or Section 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or Section 4976 of the Code.

(e) (i) Neither the Company nor any Company ERISA Affiliate is or has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under any Multiemployer

Plan in the last six (6) years, (ii) no Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and (iii) except where required by applicable Laws, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or any of its Affiliates has any obligation to provide any such benefits.

(f) Neither the Company nor any of its Subsidiaries has incurred, during the last six (6) years, nor is expected to incur, any material liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or within the last six (6) years, maintained by any of them or any Company ERISA Affiliate. With respect to any Company Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (i) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then-current value of assets of such Company Benefit Plan by more than a material amount, (iii) any such minimum funding requirements have been satisfied in all material respects, (iv) no waiver of any such minimum funding requirements or extension of any amortization period has been requested or granted, (v) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any of its Subsidiaries, (vi) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan and (vii) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30)-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred.

(g) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(h) Neither the execution of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such current or former employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan or (iv) otherwise give rise to any material liability under any Company Benefit Plan.

(i) Neither the Company nor any of its Subsidiaries has any obligations to provide, and no Company Benefit Plan or other Contract provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(j) (i) All Non-U.S. Company Benefit Plans (A) have been maintained and operated in accordance with, and are in compliance with, their terms, applicable local Law, government taxation and funding requirements, and with any agreement entered into with a labor union, labor organization, works council or similar organization representing Company Employees in all material respects, (B) to the extent required to be registered or approved by a foreign Governmental Entity, have been registered with, or approved by, a foreign Governmental Entity, and, to the Knowledge of the Company, nothing has occurred that would adversely affect such registration or approval, and (C) to the extent intended to be funded or book-reserved, are funded or book reserved, as appropriate, based upon reasonable actuarial assumptions in compliance with applicable local Law, and (ii) with respect to each Non-U.S. Company Benefit Plan, (A) other than any Non-U.S. Company Benefit Plan that is disclosed on Section 3.16(j) of the Company Disclosure Schedule, if required to be funded, the assets of such Non-U.S. Company Benefit Plan are sufficient under applicable local Law to provide for the payment of the relevant benefits in full or (B) if not required to be funded, the book reserves (determined in accordance with GAAP) are sufficient to provide for the payment of the relevant benefits. As of the date hereof, there is no actual, pending or threatened in writing Proceeding relating to any Non-U.S. Company Benefit Plan. In respect of any Non-U.S. Company Benefit Plan which is a pension scheme applicable to UK Company Employees, copies of the latest completed triennial actuarial valuations, schedules of contributions and recovery plans have been disclosed.

(k) Other than any Company Benefit Plan that is disclosed on Section 3.16(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever (i) been an employer in relation to, participated in, or had any liability to or in respect of a pension scheme which is not a money purchase pension scheme, as defined under section 181(1) of the United Kingdom Pension Schemes Act 1993 or the local equivalent thereof in France or (ii) to the Knowledge of the Company, in the six years prior to the date of this Agreement been an “associate” of or “connected” with (with the meanings given to them in Sections 435 and 249 of the United Kingdom Insolvency Act 1986 (respectively)) any Person who is or has been an employer in relation to a pension scheme to which Section 32, 43, 47 or 58 of the United Kingdom Pensions Act 2004 applies.

(l) Since the Applicable Date no Person has previously transferred to the Company or any of its Subsidiaries pursuant to the EU Transfer Legislation. To the Knowledge of the Company, there is no UK Company Employee who has so transferred and who, prior to such transfer, participated in a defined benefit pension scheme that made provision for benefits other than related to old age, invalidity or on death.

(m) None of the Non-U.S. Company Benefit Plans in the UK contain any change of control or ‘poison pill’ provisions (howsoever called) which will, could or might be triggered (whether automatically or at the behest of any third party) by the approval or execution of this Agreement or consummation of the Transactions.

3.17. Labor Matters.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract that is a collective bargaining agreement with a labor union, labor organization, works council or similar organization representing Company Employees and in effect as of the date of this Agreement (collectively, the “Company Labor Agreements”). To the Knowledge of the Company, there are no activities or proceedings pending by any individual or group of individuals, including representatives of any labor organizations, works councils or similar organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries. The Company has made available to Parent or its outside legal counsel accurate and complete copies of each Company Labor Agreement (together with any variations of the same). The execution and delivery of this Agreement, shareholder or other approval of this Agreement and the consummation of the Transactions will not entitle any third party (including any labor organization, labor union, works council, similar organization representing Company Employees or Governmental Entity) to any material payments under any of the Company Labor Agreements, and the Company and its Subsidiaries are in compliance in all material respects with their obligations pursuant to all notification, consultation and bargaining obligations arising under applicable Law or any Company Labor Agreements, including in relation to the execution of this Agreement and the consummation of the Transactions.

(b) Since the Applicable Date, no strike, lockout, work stoppage, unfair labor practice, arbitration, grievance or other material labor dispute is or has been pending or, to the Knowledge of the Company, threatened. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, since the Applicable Date, each of the Company and its Subsidiaries is and has been in compliance with the Company Labor Agreements and all applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, wages and hours, discrimination, harassment, retaliation, immigration, equitable pay practices, occupational safety and health, the appropriate classification of all current and former U.S. employees of the Company as “exempt” or “non-exempt,” the payment of appropriate overtime and the appropriate classification of employees as independent contractors. Since the Applicable Date, neither the Company nor any of its Subsidiaries has incurred any obligation or liability under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar U.S. state Law, or the local equivalent Laws outside of the United States or any social plan, relating to plant closings layoffs or collective dismissals that remains unsatisfied.

(c) Since the Applicable Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of harassment or workplace misconduct by, and, to the Knowledge of the Company, no allegations of harassment or workplace misconduct have been made against, (i) any employee of the Company at the level of vice president or above or (ii) a member of the Company Board, in each case, in their capacity as such. To the Knowledge of the Company, as of the date of this Agreement there are no Proceedings or subpoenas currently pending or threatened in writing related to any allegations of harassment or workplace misconduct by any of the individuals identified in clauses (i) and (ii), in each case, in their capacity as such.

3.18. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws, (b) no property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance that would reasonably be expected to require remediation or other action pursuant to any Environmental Law, (c) neither the Company nor any of its Subsidiaries has assumed any obligation, or liability for any Hazardous Substance disposal or contamination on any third-party property, which obligation remains in effect as of the date of this Agreement, (d) neither the Company nor any of its Subsidiaries is subject to any Order or Proceeding with any Governmental Entity (other than Orders or Proceedings that have been fully resolved with no further liability or obligations on the part of the Company or any of its Subsidiaries), or any Contract with any third party, which imposes on the Company or its Subsidiaries obligations or liabilities under any Environmental Law, (e) neither the Company nor any of its Subsidiaries has used, generated, treated, stored, disposed of, arranged for disposal of, transported, handled or released any Hazardous Substance or owned, occupied or operated any facility or property in a manner that would reasonably be expected to result in the Company or any of its Subsidiaries having any liability under Environmental Law and (f) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any Proceeding, obligation, liability, cost or restriction on the ownership, use or transfer of any property pursuant to any Environmental Law.

3.19. Tax Matters.

(a) The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them with the appropriate Taxing Authority and all such filed

Tax Returns are true, correct and complete in all material respects, (ii) have paid all material Taxes that are required to be paid by them whether or not shown on any Tax Returns other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (iii) have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, creditor, independent contractor or third party (each as determined for Tax purposes) and (iv) have complied with all information reporting (and related withholding) and record retention requirements relating to material Taxes.

(b) No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that remains unpaid, and there are no pending or, to the Knowledge of the Company, threatened in writing Proceedings regarding any material Taxes of the Company and its Subsidiaries, in each case, other than deficiencies for Taxes or threatened Taxes that have been paid or are being contested in good faith in appropriate Proceedings and for which appropriate reserves have been established to the extent required by GAAP.

(c) Neither the Company nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time with respect to a material Tax assessment or deficiency, in each case, other than pursuant to extensions of a due date for filing a Tax Return obtained in the ordinary course of business.

(d) There are no Encumbrances for any material amount of Taxes (other than any Permitted Encumbrance) on any of the properties or assets of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is any Taxing Authority in the process of imposing an Encumbrance (other than any Permitted Encumbrance) for Taxes upon such assets.

(e) Neither the Company nor any of its Subsidiaries is party to or bound by any material Tax sharing, allocation or indemnification Contract (other than those (i) solely between or among the Company or its Wholly Owned Subsidiaries or (ii) not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice).

(f) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or one of its Subsidiaries) or (ii) has any obligation or liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) or as a transferee or successor.

(g) Neither the Company nor any of its Subsidiaries has, in the past two (2) years, distributed shares of another Person, or has had shares of its stock distributed by another Person, in a distribution that was intended to be governed by Section 355 of the Code.

(h) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) No jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return of a particular type has asserted in writing a claim that the Company or such Subsidiary is subject to Taxes of such type or required to file Tax Returns of such type in such jurisdiction.

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any Taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of Tax Law) executed prior to the Closing Date, (ii) any installment sale or open transaction disposition made prior to the Closing Date, (iii) any accounting method change for a Taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date, (v) any deferred intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of Tax Law) existing at or prior to the Closing Date or (vi) any election pursuant to Section 965(h) of the Code (or any corresponding provision of Tax Law) made with respect to any Taxable period (or portion thereof) ending on or prior to the Closing Date.

(k) The accrual or reserves for Taxes with respect to the Company and each of its Subsidiaries for any Tax period ending on or before the Closing Date reflected on the Company’s financial statements (or the notes thereto) included in the Company Reports are adequate, in accordance with GAAP, to cover all material Taxes payable by the Company and each of its Subsidiaries for all periods through the date of such Company Reports and such accrual or reserves.

(l) None of the Company nor any of its Subsidiaries have claimed any employee retention credit pursuant to Section 2301 of the CARES Act or Section  3134 of the Code.

3.20. Real Property.

(a) Section 3.20 of the Company Disclosure Schedule sets forth an accurate and complete list of (i) all Owned Real Property and (ii) all Leased Real Property that is material to the businesses of the Company and its Subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) the Company and its Subsidiaries have good and marketable title to all Owned Real Property and valid leasehold interests in all Leased Real Property, in each case free and clear of any Encumbrances (other than any Permitted Encumbrances);

(ii) the Real Property has been maintained in accordance with normal industry practice and is in good operating condition and repair, except for ordinary wear and tear, and is suitable for the purposes for which it is currently used; and

(iii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notice of any pending or, to the Knowledge of the Company, threatened condemnation of any Real Property by any Governmental Entity.

3.21. Intellectual Property; IT Assets; Privacy Matters.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date hereof, of all Registered patents, trademarks, copyrights and Internet domain names included in the Owned IPR, indicating for each item the record owner, registration or application number, registration or application date, and the applicable filing jurisdiction (or domain name registrar, in the case of Internet domain names).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) all Owned IPR is (A) subsisting and the issued or granted items included therein are, to the Knowledge of the Company, valid and enforceable and (B) not subject to any outstanding Order adversely affecting the validity or enforceability of, or the Company’s or its Subsidiaries’ ownership or use of, or rights in or to, any such Owned IPR;

(ii) the Company and its Subsidiaries exclusively own all right, title and interest in and to all Owned IPR, free and clear of all Encumbrances, except for Permitted Encumbrances;

(iii) the Company and its Subsidiaries own or have valid and sufficient rights to use all Intellectual Property Rights used in or necessary for the conduct of their respective businesses as currently conducted;

(iv) since the Applicable Date, (A) to the Knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Owned IPR and (B) neither the Company nor any of its Subsidiaries has asserted or threatened in writing, any action against any third party alleging such infringement, misappropriation or violation;

(v) since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written claim (including any invitation to license) (A) contesting or challenging the use, validity, enforceability or ownership of any Owned IPR or (B) alleging that the Company or any of its Subsidiaries or any of their respective products or services infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party;

(vi) to the Knowledge of the Company, the conduct of the respective businesses of the Company and its Subsidiaries has not, since the Applicable Date, infringed, misappropriated or otherwise violated any Intellectual Property Rights of any third party;

(vii) each Person who is or was an employee or independent contractor of the Company or any of its Subsidiaries and has made a contribution to the development or creation of any Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries has assigned pursuant to an irrevocable present assignment to the Company or a Subsidiary thereof, as appropriate, all such Intellectual Property Rights (or the Company or a Subsidiary thereof owns such Intellectual Property Rights by operation of law), and, to the Knowledge of the Company, no such Person retains or claims to retain any right, title or interest in or to any such Intellectual Property Rights;

(viii) since the Applicable Date, the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and, to the Knowledge of the Company, since the Applicable Date, there have not been any unauthorized uses or disclosures of any such Trade Secrets;

(ix) the Company IT Assets (A) are sufficient to conduct the businesses of the Company and its Subsidiaries as conducted as of the date of this Agreement, (B) have not malfunctioned or failed since the Applicable Date and (C) to the Knowledge of the Company, are free from any time bomb, virus, software lock, drop dead device, worm, Trojan horse, ransomware or other malicious program, routine, device or other malicious feature;

(x) since the Applicable Date, to the Knowledge of the Company, there has been no (A) unauthorized access to or unauthorized use of the Company IT Assets or the information stored or contained therein or transmitted thereby nor (B) any Cybersecurity Incident;

(xi) since the Applicable Date, the Company and its Subsidiaries have maintained written policies and organizational, physical, administrative and technical measures regarding privacy, cybersecurity and data security that are commercially reasonable and consistent with (A) all applicable Data Protection Laws and Cybersecurity Measures, (B) any applicable contractual commitments of the Company or any of its Subsidiaries relating to Personal Information, privacy, cybersecurity, breach notification or the security of electronic communications and (C) any public-facing privacy policies adopted by the Company or any of its Subsidiaries (clauses (A) through (C), collectively, the “Privacy and Security Requirements”);

(xii) since the Applicable Date, (A) the Company and each of its Subsidiaries have (1) complied with all applicable Privacy and Security Requirements and (2) taken commercially reasonable steps to protect the confidentiality, privacy and security of all Personal Information that is collected, used, stored, transferred or otherwise processed by or on behalf of the Company or its Subsidiaries, (B) through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice (including any enforcement notice), letter or complaint from any Person or applicable Governmental Entity alleging, or providing notice of any investigation concerning, any noncompliance with any Privacy and Security Requirements or any legal obligations concerning such Personal Information and (C) to the Knowledge of the Company, no Person has gained unauthorized access to or misused any Personal Information; and

(xiii) since the Applicable Date, neither the Company nor its Subsidiaries has received any funding or support from a Governmental Entity or agency or nonprofit organization in the development of any Owned IPR that have resulted in any such Governmental Entity, agency or nonprofit organization obtaining ownership rights in, licenses to, or other rights to use or exploit (or the option to obtain any of the foregoing rights to, including any “march in” rights), such Owned IPR, other than assignments or licenses of Owned IPR that are explicitly granted to such Governmental Entity or agency or nonprofit organization in Company Government Contracts with the Company or its Subsidiaries that are set forth on Section 3.11(a)(iii) of the Company Disclosure Schedule.

3.22. Related Party Transactions. Since the Applicable Date, no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand, are in existence that were not, but were required to be, disclosed under Item 404 of Regulation S-K of the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursement of expenses in the ordinary course of business).

3.23. Insurance. All Insurance Policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers and provide, in the reasonable judgment of the Company, adequate coverage for normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets. Each such Insurance Policy is in full force and effect (except for ordinary course terminations after the date of this Agreement or for which substitute or replacement insurance is obtained therefor), and, to the extent applicable, all premiums due with respect to all Insurance Policies have been paid, and, to the extent applicable, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action (including with respect to the Transactions) that, with or without notice or lapse of time, would constitute a breach of or default under, or would permit a termination, non-renewal or material modification of any of the Insurance Policies, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.24. Takeover Statutes; No Stockholder Rights Plan. No “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation, or similar anti-takeover provision in the Company’s Organizational Documents, is applicable to this Agreement or the Merger, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries or prevent, materially impair or materially delay the ability of the Company to consummate the Transactions. There is no stockholder rights plan, or similar device, Contract or instrument in effect with an intended similar effect as any stockholder rights plan, to which the Company or any of its Subsidiaries is a party or otherwise bound. The Company’s certificate of incorporation provides that the Company has elected not to be governed by Section 203 of the DGCL.

3.25. Brokers and Finders. Except for Morgan Stanley & Co. LLC and Moelis & Company LLC pursuant to and to the extent provided in the agreements described in the following sentence and made available (which, for this purpose, includes by email) to Parent prior to the date of this Agreement, neither the Company, nor any of its Subsidiaries has employed or retained any broker, finder or investment bank, or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finder’s fees, in each case, in connection with the Transactions (including, for the avoidance of doubt, any action contemplated by Section 5.5). The Company has made available to Parent true, correct and complete copies (which, for this purpose, includes by email) of all agreements under which Morgan Stanley & Co. LLC and Moelis & Company LLC are entitled to any such fees or any indemnification rights related to the Transactions.

3.26. Disclosure Documents. The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement (and any amendment thereof or supplement thereto) will not, as of the date such Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information included or incorporated by reference therein based on information that was not supplied by or on behalf of the Company or any of its Affiliates for inclusion in the Registration Statement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will not, as of the date such Proxy Statement is mailed to the Company Stockholders and at the time of any meeting of the Company Stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information included or incorporated by reference therein based on information that was not supplied by or on behalf of the Company or any of its Affiliates for inclusion in the Proxy Statement.

3.27. No Other Representations or Warranties; Non-Reliance.

(a) Except for the express written representations and warranties made by the Company in this Article III of this Agreement and in any certificate delivered pursuant to Section 6.2(d) of this Agreement, neither the Company nor any other Person makes, has made or has been authorized to make, and the Company, on behalf of itself and each such other Person, expressly disclaims, any express or implied representation or warranty with respect to the Company or any of its Affiliates, or with respect to any other information provided to Parent, Merger Sub or their respective Affiliates or Representatives in connection with this Agreement or the Transactions, including the accuracy, completeness or timeliness thereof. None of the Company or any of its Subsidiaries or its or their respective Representatives has relied on, and none are relying on, any representations or warranties from Parent or any of its Subsidiaries or any other Person in determining to enter into this Agreement, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered pursuant to Section 6.3(d) of this Agreement.

(b) The Company expressly acknowledge and agree (on their own behalf and on behalf of each of their respective Representatives and Subsidiaries) that, except for the express representations and warranties expressly contained in Article IV or in any certificate delivered pursuant to Section 6.3(d) of this Agreement, neither Parent nor any of its Subsidiaries, Affiliates or Representatives makes, has made in connection with this Agreement or the Transactions or has been authorized to make in connection with this Agreement or the Transactions or in connection with the negotiation of this Agreement, and none of the Company or any of its Representatives or Affiliates has relied upon in connection with their evaluation of Parent and its Subsidiaries or the negotiation of this

Agreement or otherwise been induced to enter into the this Agreement by, any other representation or warranty, whether or not express or implied, by or on behalf of Parent, any of its Subsidiaries or Affiliates, any of their respective Representatives or any other Person, or with respect to any other information provided or made available to the Company or any of its Representatives or Affiliates by or on behalf of Parent, any of its Subsidiaries or Affiliates, any of their respective Representatives or any other Person in connection with this Agreement or the Transactions or in connection with the negotiation of this Agreement, including any information, documents, projections, forecasts or other material made available to the Company or its Representatives in any “data rooms,” management presentations or otherwise in connection with this Agreement or the Transactions, their evaluation of Parent and its Subsidiaries or the negotiation of this Agreement.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in the Parent Reports that are publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System and were filed after the Applicable Date and prior to the date of this Agreement (but excluding any disclosure contained under the heading “Risk Factors” (other than any factual information contained therein) or in any “forward-looking statements” legend therein) and other than with respect to the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4 and Section 4.5(a), or in the corresponding sections of Parent’s confidential disclosure schedule delivered to the Company in connection with this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub each jointly and severally make the representations and warranties, as applicable, set forth in this Article IV.

4.1. Organization, Good Standing and Qualification.

(a) Each of Parent and Merger Sub (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted in all material respects and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Parent or Merger Sub to consummate the Transactions or have a Parent Material Adverse Effect. Parent has provided to the Company the complete and correct copies of Merger Sub’s Organizational Documents as amended through the date of this Agreement.

(b) Each of Parent’s “significant subsidiaries” (as such term is defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization, except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or prevent, materially impair or materially delay the ability of Parent or Merger Sub to consummate the Transactions. Each of Parent’s “significant subsidiaries” (as such term is defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) has all requisite corporate or similar organizational power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially impair or materially delay the ability of Parent or Merger Sub to consummate the Transactions.

4.2. Capitalization of Parent.

(a) As of the Capitalization Date, the authorized capital stock of Parent consists of 1,200,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, of the par value $1 each (“Parent Preferred Stock”). As of the Capitalization Date (i) 615,472,741 shares of Parent Common Stock were issued and outstanding, (ii) 396,788,418 shares of Parent Common Stock were issued and held by Parent in its treasury, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) 58,657,458 shares of Parent Common Stock were reserved for issuance, (v) no shares of Parent Preferred Stock were reserved for issuance, (vi) options to purchase 796,709 shares of Parent Common Stock were outstanding and (vii) other stock-based awards (other than shares of restricted stock or other equity-based awards included in the number of shares of Parent Common Stock outstanding set forth above) with respect to 8,398,211 shares of Parent Common Stock were outstanding (assuming maximum performance for outstanding performance based restricted stock units).

(b) Since the Capitalization Date and through the date of this Agreement, except for securities issued or issuable pursuant to employee benefit plans or arrangements, including options issued pursuant to Parent stock option plans and awards payable in Parent Common Stock, (i) no shares of Parent Common Stock or Parent Preferred Stock have been repurchased or redeemed or issued, and (ii) no shares of Parent Common Stock have been reserved for issuance.

(c) Neither Parent nor any of its Subsidiaries have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the equityholders of Parent or any of its Subsidiaries on any matter.

(d) Except for securities issued or issuable pursuant to employee benefit plans or arrangements, including options issued pursuant to Parent stock option plans and awards payable in Parent Common Stock, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, Contracts, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or to sell any securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any of the foregoing securities.

4.3. Capitalization and Business of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock of Merger Sub, no par value. All such shares have been duly authorized and are validly issued, fully paid and non-assessable and owned by Parent. Since the date of its incorporation, Merger Sub has not engaged in any business or operations or incurred any liabilities or obligations, except pursuant to this Agreement.

4.4. Corporate Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and comply with this Agreement and to consummate the Transactions, subject only to the adoption by Parent (as the sole stockholder of Merger Sub) of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.5. Governmental Filings; No Violations.

(a) Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits or authorizations (i) under any Antitrust Law, (ii) under any Foreign Investment Law, (iii) under the other Regulatory Approvals, (iv) pursuant to the DGCL, (v) required to be made with or obtained from the SEC, (vi) required to be made with or by NYSE, (vii) under the Takeover Statutes and state securities and “blue sky” Laws and (viii) as set forth in Section 3.4(a) of the Company Disclosure Schedule, in each case, as applicable, no waiting periods, filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made or obtained by Parent or any of its Subsidiaries with or from any Governmental Entity in connection with the execution and delivery of and performance under this Agreement by Parent and Merger Sub and the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent, materially impair or materially delay the ability of Parent or Merger Sub to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions by Parent and Merger Sub, will not (i) constitute or result in a breach or violation of or conflict with the Organizational Documents of Parent or Merger Sub or (ii) assuming compliance with the matters referred to in Section 4.5(a), (A) violate or conflict with any Law to which Parent or Merger Sub or any of their respective Affiliates is subject or (B) with notice, lapse of time or both, constitute a breach of or default under, or cause or permit the termination, acceleration or creation of any right or obligation under, or the creation of an Encumbrance on any of the rights, properties or assets of Parent or Merger Sub pursuant to any provision of any Contract binding on Parent or Merger Sub, except, in the case of clause (ii) of this Section 4.5(b), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent, materially impair or materially delay the ability of Parent or Merger Sub to consummate the Transactions.

4.6. Compliance with Laws. Since the Applicable Date, (A) the businesses of Parent and each of its Subsidiaries have been conducted in compliance with applicable Law (excluding the FCPA, Other Anti-Bribery Laws and Export and Sanctions Regulations), (B) Parent and its Subsidiaries have instituted, maintained and operated in accordance with internal policies, procedures and controls designed to ensure compliance with applicable Law and (C) neither Parent nor any of its Subsidiaries has received any written notice or other written communication from a Governmental Entity asserting noncompliance with any applicable Law by Parent or any of its Subsidiaries except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially impair or materially delay the ability of Parent or Merger Sub to consummate the Transactions.

4.7. Parent Reports. Since the Applicable Date, Parent has filed or furnished, on a timely basis, each Parent Report required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act, each of which, as of its respective date, after giving effect to any amendments, supplements or superseding filings thereto filed or furnished prior to the date of this Agreement, (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable, and (ii) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

4.8. Disclosure Controls and Procedures and Internal Control Over Financial Reporting.

(a) Parent (with respect to itself and its consolidated Subsidiaries) maintains internal control over financial reporting as defined in and required by Rule 13a-15 or Rule 15d-15 under the Exchange

Act. Since the Applicable Date, Parent’s disclosure controls and procedures have been reasonably designed to provide reasonable assurance that (i) all material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer, its principal financial officer or those individuals responsible for the preparation of the consolidated financial statements of Parent included in the Parent Reports to allow timely decisions regarding required disclosure and to make the certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act and pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) transactions are executed only in accordance with the authorization of management and (iv) reasonable prevention and timely detection of the unauthorized acquisition, use or disposition of the properties and assets of Parent and its Subsidiaries.

(b) Since the Applicable Date, Parent has disclosed, based on the most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board, (i) any “significant deficiencies” in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information.

(c) Since the Applicable Date and prior to the date of this Agreement, Parent has not received any complaints regarding material violations of or deficiencies in Parent’s accounting controls, internal accounting controls or auditing matters that have not been reported to the audit committee of the Parent Board.

4.9. Financial Statements; Undisclosed Liabilities.

(a) Financial Statements. Each of the consolidated financial statements included in the Parent Reports (including all related notes and schedules, where applicable) filed since the Applicable Date was prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements to the extent permitted by the SEC), and fairly presents, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, in each case, which are not material).

(b) Undisclosed Liabilities. There are no obligations or liabilities of any kind of Parent or any of its Subsidiaries required by GAAP to be reflected or reserved on a consolidated balance sheet of Parent and its Subsidiaries included in the Parent Reports, except (i) as reflected or reserved against in the consolidated balance sheet of such Parent Reports, (ii) those incurred in the ordinary course of business since December 31, 2023, or incurred pursuant to the terms of this Agreement or (iii) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.10. Litigation. As of the date of this Agreement, there are no (a) Proceedings against Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened, or (b) Orders to which Parent or Merger Sub or any of their respective Subsidiaries is a party or subject, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent, materially impair or materially delay the ability of Parent or Merger Sub to consummate the Transactions.

4.11. Absence of Certain Changes. Since December 31, 2023, and prior to the date of this Agreement, there has not been any event that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.12. Disclosure Documents. The information supplied by Parent or Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Registration Statement (and any amendment thereof or supplement thereto) will not, as of the date such Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information included or incorporated by reference therein based on information that was supplied by or on behalf of the Company or any of its Affiliates for inclusion in the Registration Statement. The information supplied by Parent or Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will not, as of the date such Proxy Statement is mailed to the Company Stockholders and at the time of any meeting of the Company Stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information included or incorporated by reference therein based on information that was not supplied by or on behalf of Parent or Merger Sub or any of their respective Affiliates for inclusion in the Proxy Statement.

4.13. No Other Representations or Warranties; Non-Reliance.

(a) Except for the express written representations and warranties made by Parent and Merger Sub in this Article IV of this Agreement and in any certificate delivered pursuant to Section 6.3(d) of this Agreement, none of Parent, Merger Sub or any other Person makes, has made or has been authorized to make, and Parent, on behalf of itself, Merger Sub and each such other Person, expressly disclaims, any express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Affiliates, or with respect to any other information provided to the Company or its Affiliates or Representatives in connection with this Agreement or the Transactions, including the accuracy, completeness or timeliness thereof. None of the Company, its Subsidiaries or its Affiliates or its or their respective Representatives has relied on, and none are relying on, any representations or warranties from Parent, Merger Sub or any of their respective Subsidiaries or any other Person in determining to enter into this Agreement, except for the representations and warranties expressly set forth in this Article IV or in any certificate delivered pursuant to Section 6.3(d) of this Agreement.

(b) Parent and Merger Sub expressly acknowledge and agree (on their own behalf and on behalf of each of their respective Representatives and Subsidiaries) that, except for the express representations and warranties expressly contained in Article III or in any certificate delivered pursuant to Section 6.2(d) of this Agreement, neither the Company nor any of its Subsidiaries, Affiliates or Representatives makes, has made in connection with this Agreement or the Transactions or has been authorized to make in connection with this Agreement or the Transactions or in connection with the negotiation of this Agreement, and none of Parent, Merger Sub or any of their respective Representatives or Affiliates has relied upon in connection with their evaluation of the Company and its Subsidiaries or the negotiation of this Agreement or otherwise been induced to enter into the this Agreement by, any other representation or warranty, whether or not express or implied, by or on behalf of the Company, any of its Subsidiaries or Affiliates, any of their respective Representatives or any other Person, or with respect to any other information provided or made available to Parent,

Merger Sub or any of their respective Representatives or Affiliates by or on behalf of the Company, any of its Subsidiaries or Affiliates, any of their respective Representatives or any other Person in connection with this Agreement or the Transactions or in connection with the negotiation of this Agreement, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in any “data rooms,” management presentations or otherwise in connection with this Agreement or the Transactions, their evaluation of the Company and its Subsidiaries or the negotiation of this Agreement.

ARTICLE V

Covenants

5.1. Interim Operations. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, and except (i) as required or expressly permitted or contemplated by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.1(c), (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (v) as set forth in Section 5.1 of the Company Disclosure Schedule:

(a) The Company shall, and shall cause each of its Subsidiaries to (provided, with respect to non-Wholly Owned Subsidiaries, Company shall cause such Subsidiaries to the extent within its reasonable control), use its and their respective reasonable best efforts to (x) conduct its business in all material respects in the ordinary course of business, (y) to the extent consistent therewith, preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities and key customers, suppliers, distributors, creditors, lessors, employees (including any labor union, labor organization, works council or other similar organization) and business associates and keep available the services of its and their present officers, key employees and workforce (including any directors), and (z) maintain in force and enforce internal policies, procedures and controls (as updated or amended from time to time) designed to ensure compliance with applicable Law; provided that (i) no action or inaction by the Company or any of its Subsidiaries with respect to any matters specifically permitted by any portion of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action or inaction would constitute a breach of such portion of Section 5.1(b); and (ii) the failure of the Company or any of its Subsidiaries to take any action prohibited by Section 5.1(b) shall in no circumstances be deemed a breach of this Section 5.1(a);

(b) The Company shall not, and shall cause its Wholly Owned Subsidiaries not to (provided, with respect to non-Wholly Owned Subsidiaries, the Company shall instruct its directors and officers of such Subsidiary to use their reasonable best efforts to cause such Subsidiaries not to, the extent within their reasonable authority and control):

(i) amend its or their respective Organizational Documents;

(ii) adopt a plan of complete or partial liquidation, dissolution, merger, restructuring, recapitalization, or other reorganization of the Company or any of its Subsidiaries;

(iii) acquire (including by acquisition of equity (including any debt securities convertible into equity) or assets) any business, Person, equity interest in any Person, material properties or material assets, other than (A) acquisitions of inventory or other goods or services in the ordinary course of business consistent with past practice or (B) solely in the case of acquisitions of properties or assets (but not businesses, Persons or equity interests), acquisitions (x) for consideration not in excess of $5,000,000 in any individual transaction or series of related transactions or $15,000,000 in the aggregate in any twelve (12)-month period after the date of this Agreement or (y) expressly contemplated by the Company’s then-current capital budget described in or adopted in accordance with the terms of Section 5.1(b)(x);

(iv) transfer, sell, lease, license, abandon, cancel, allow to lapse, or otherwise dispose of any material assets of the Company or any of its Subsidiaries, or incur, permit or suffer to exist the creation of any material Encumbrance (other than a Permitted Encumbrance) upon any such assets (in each case, excluding Intellectual Property Rights), except (A) for inventory in the ordinary course of business consistent with past practice, (B) for obsolete assets in the ordinary course of business consistent with past practice, (C) for properties or assets with a fair market value not in excess of $5,000,000 individually, or $15,000,000 in the aggregate in any twelve (12)-month period after the date of this Agreement, or (D) pursuant to existing contractual rights or obligations in effect prior to the date of this Agreement and made available to Parent or its outside legal counsel prior to the date of this Agreement;

(v) transfer, sell, lease, license, abandon, cancel, allow to lapse, or otherwise dispose of any material Intellectual Property Rights of the Company or any of its Subsidiaries, or incur, permit or suffer to exist the creation of any material Encumbrance (other than a Permitted Encumbrance) upon, any such material Intellectual Property Rights, except (A) the lapse or expiration of Registered Owned IPR at the end of its natural term or (B) non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(vi) issue, sell, dispose of, grant, transfer, encumber or otherwise enter into any Contract with respect to the voting of, any equity interests of the Company or any of its Subsidiaries, convertible or exchangeable securities in respect of such equity interests, or any options, warrants or other rights of any kind to acquire any such equity interests or such convertible or exchangeable securities in each case, other than (A) any such transaction or action by a Wholly Owned Subsidiary of the Company to the Company or between or among Wholly Owned Subsidiaries of the Company, (B) issuances in respect of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms, (C) grants of Company Equity Awards after the date of this Agreement as permitted by Section 5.1(b)(xx) without violation of this Agreement, or issuances in respect of such Company Equity Awards in accordance with their terms, (D) as permitted by Section 5.1(b)(ix), (E) pursuant to, or rights granted under, the Company Exchangeable Notes in effect as of the date of this Agreement or (F) pursuant to the ESPP in accordance with its terms as of the date of this Agreement and in compliance with Section 2.3(d);

(vii) (A) make any loans or advances to, or provide any guarantees on behalf of, any Person (other than to or from the Company and any of its Wholly Owned Subsidiaries or between or among any of its Wholly Owned Subsidiaries) in excess of $2,000,000 individually, or $5,000,000 in the aggregate in any twelve (12)-month period after the date of this Agreement, other than pursuant to existing contractual obligations in effect as of the date of this Agreement and made available to Parent prior to the date of this Agreement, (B) cancel, modify or waive any Indebtedness or other amounts owed to the Company or any of its Subsidiaries having in each case a value in excess of $2,000,000 individually, or $5,000,000 in the aggregate in any twelve (12)-month period after the date of this Agreement, other than in the ordinary course of business consistent with past practice or Indebtedness or other amounts owed between or among the Company and any of its Subsidiaries in the ordinary course of business, or (C) incur any Indebtedness in excess of $10,000,000 individually or $25,000,000 in the aggregate in any twelve (12)-month period after the date of this Agreement, assume or guarantee the Indebtedness of any other Person (other than the Company or any of its Subsidiaries), or make any voluntary prepayment in respect of any Indebtedness in each case of this clause (C), other than (1) intercompany borrowings, (2) capital or finance leases entered into after the date hereof in the ordinary course of business or (3) under surety or performance bonds and letters of credit in existence as of the date hereof and made available to Parent prior to the date of this Agreement or entered into in the ordinary course of business and without violation of Section 5.1(b)(xi);

(viii) declare, set aside or pay any dividend or other distribution, with respect to any securities of the Company or its Subsidiaries, other than dividends or other distribution paid by any Wholly Owned Subsidiary of the Company to the Company or to any other Wholly Owned Subsidiary of the Company;

(ix) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or enter into any agreement to do any of the foregoing with respect to any equity interests of the Company or any Subsidiary of the Company or securities convertible or exchangeable in respect of such equity interests, in each case, other than (A) to satisfy applicable Tax withholding or exercise prices upon vesting, settlement or exercise of any Company Equity Award outstanding on the date of this Agreement or granted after the date of this Agreement as permitted by Section 5.1(b)(xx), (B) repurchases of shares of capital stock as permitted under any Company Equity Award outstanding on the date of this Agreement or granted after the date of this Agreement as permitted by Section 5.1(b)(xx) or (C) any such transactions solely involving Wholly Owned Subsidiaries of the Company;

(x) (A) authorize any new capital expenditures, in each case, other than (I) for capital expenditures first authorized in 2024, as contemplated by the Company’s existing capital budget for calendar year 2024 set forth in Section 5.1(b)(x)(A) of the Company Disclosure Schedule, (II) for capital expenditures first authorized in calendar year 2025, as contemplated by the Company’s capital budget for calendar year 2025 so long as such 2025 capital budget allocates capital expenditures substantially consistently with the Company’s 2024 capital budget, does not exceed the Company’s 2024 capital budget by more than five percent (5%) and is delivered to Parent by no later than February 1, 2025, or (III) any unbudgeted capital expenditures not to exceed $10,000,000 individually, or $25,000,000 in the aggregate in any twelve (12)-month period after the date of this Agreement, or (B) fail to make material capital expenditures expressly contemplated by the Company’s capital budget then in effect, except to the extent that the Company determines, in good faith after consultation with Parent, that delaying such capital expenditure or utilizing the amounts otherwise budgeted for such capital expenditure for other purposes is reasonably necessary under the circumstances existing at any time;

(xi) other than with respect to Contracts relating to the activities described in any other clause of this Section 5.1(b), which shall be governed by those respective clauses, enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement (including by amending any Contract in a manner that would make such Contract a Company Material Contract), other than any Contract of the type described in Section 3.11(a)(ii) (solely with respect to Contracts with a Company Top Supplier), Section 3.11(a)(iii) (excluding any fixed-price Contracts), Section 3.11(a)(iv) (excluding any Material Company Bid for a fixed-price Contract), Section 3.11(a)(v) (excluding any Contract of a type required to be disclosed under any other clause of Section 3.11(a)), Section 3.11(a)(vi) (solely with respect to personal property) or Section 3.11(a)(xi) (solely with respect to customer or supplier Contracts containing customary indemnification obligations), in each case, that is entered in the ordinary course of business consistent with past practice, in each case; provided that such Contract does not provide that the Transactions or any divestiture of any businesses, assets, properties, product lines, programs, projects and equity or other business interests of the Company and its Subsidiaries in connection with the Transactions would constitute a breach or default thereunder or permit the termination, acceleration, or creation of any right or obligation thereunder, or result in the creation of an Encumbrance on any of the rights, properties or assets of the Company or any of its Subsidiaries pursuant thereto or otherwise prevent, materially impair, or materially delay the ability of the Parties to consummate the Transactions;

(xii) assign, terminate, fail to renew, materially amend or waive any material rights under any Company Material Contract (other than non-renewals, non-material amendments or non-material waivers in the ordinary course of business);

(xiii) amend, terminate or allow to lapse any material Company License held by the Company or any of its Subsidiaries in a manner that materially and adversely impacts the ability of the Company and its Subsidiaries to conduct their respective businesses;

(xiv) except in the ordinary course of business consistent with past practice or for which replacement insurance is to be obtained on substantially equivalent terms, voluntarily terminate, cancel or modify any material third-party insurance policies;

(xv) other than any Transaction Litigation, which shall be governed exclusively by Section 5.14, settle or compromise any Proceeding (A) for an amount in excess of $15,000,000 individually, or $30,000,000 in the aggregate in any twelve (12)-month period after the date of this Agreement (net of any insurance proceeds or indemnity, contribution or similar payments received by the Company or any Wholly Owned Subsidiary of the Company in respect thereof, or amounts reserved for such matters in the consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2023 by the Company or such Wholly Owned Subsidiary), (B) which involves any criminal liability of the Company or any of its Wholly Owned Subsidiaries, (C) which results in any non-monetary obligation or binding precedential effect that is material to the Company and its Subsidiaries (taken as a whole) or would be binding on Parent’s or its Subsidiaries’ operations after the Closing or (D) that is a stockholder derivative Proceeding or a Proceeding commenced by a Governmental Entity;

(xvi) make any material changes with respect to any financial accounting policies or procedures, in each case, except as required by GAAP or SEC rules or policies (or any interpretation thereof) or any regulatory accounting requirements (or any interpretation thereof) or any Governmental Entity (including the Financial Accounting Standards Board or any similar organization);

(xvii) write up, write down or write off the book value of any material assets of the Company or any of its Subsidiaries, except to the extent required by GAAP as consistently applied by the Company since the Applicable Date;

(xviii) enter into any new line of business that is not incidental to, or an iteration, extension, natural evolution, expansion or advancement of, the lines of business of the Company or any of its Subsidiaries as of the date of this Agreement;

(xix) (A) make (other than in the ordinary course of business), change or revoke any material Tax election, (B) change any material Tax accounting period or method, (C) file any material amended Tax Return, (D) enter into any closing agreement with respect to material Taxes, (E) settle any material Tax claim, audit, assessment or dispute, (F) enter into any material Tax indemnification, sharing, allocation reimbursement or similar agreement, arrangement or understanding, (G) initiate any voluntary Tax disclosure or Tax amnesty or similar filings with any Taxing Authority with respect to U.S. state or local Taxes and other than in connection with the CAP Program, (H) fail to timely file any material Tax Returns (taking into account any extension of time within which to file) or pay any Tax that becomes due and payable (other than Taxes that are being contested in good faith in appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP), or (I) surrender any right to claim a material Tax refund;

(xx) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date hereof, any Company Labor Agreement (as may be amended pursuant to this Agreement), or as otherwise required by applicable Law, (A) increase the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Company Employee, except for (1) increases in annual base salary or wage rate in the ordinary course of business consistent with past practice that do not exceed five percent (5%) in the aggregate or, for

(x) employees at the level of Vice President or above, four percent (4%) individually or (y) all other employees, eight percent (8%) individually (in each case, excluding any Company Employee represented by a representative body, labor organization, labor union, works council or similar organization where such increase in base salary or wage rate is mandated by the terms of any existing agreement (as may be amended) with such representative body, labor organization, labor union, works council or similar organization), (2) the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice, (3) promotions below the level of Vice President in the ordinary course of business and promotions in accordance with part (G) below and (4) benefits, fringe benefits and de minimis amounts payable or provided in the ordinary course of business consistent with past practice, (B) become a party to, establish, adopt, amend, commence participation in or terminate any material Company Benefit Plan or any arrangement that would have been a material Company Benefit Plan had it been entered into prior to this Agreement, other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs, (C) grant any new awards, or materially amend or modify the terms of any outstanding awards, under any Company Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any material loans or issue any loans (other than routine travel advances issued in the ordinary course of business consistent with past practice) to any Company Employee, (G) hire any employee at the level of Vice President or above, except for individuals hired or promoted following the date hereof to replace employees at the level of Vice President or above who terminate employment on or following the date of this Agreement or (H) terminate the employment of any employee at the level of Vice President or above, other than for cause;

(xxi) other than as required pursuant to the terms of a Company Labor Agreement, become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other Contract with a labor union, labor organization, works council or similar organization, except renewals of existing Company Labor Agreements in accordance with the terms thereof;

(xxii) implement any plant closing or mass layoff, collective redundancy or restructuring exercise; or

(xxiii) agree, authorize or commit to do any of the foregoing.

(c) Without limiting the Company’s obligations under Section 5.1(b), Section 5.1(a) shall not prevent the Company or any of its Subsidiaries from taking or failing to take any such actions in good faith and in a commercially reasonable manner as are reasonably necessary to protect the health and safety of the personnel or employees of the Company or any of its Subsidiaries in direct response to a Contagion Event (including taking or following any Pandemic Measures); provided that, except in exigent circumstances, the Company consults in good faith with Parent regarding the merits thereof prior to taking any such action, considers in good faith any reasonable requests made by Parent in respect of such actions and keeps Parent reasonably informed of each such action.

(d) Notwithstanding the foregoing in Section 5.1, (i) nothing contained in this Agreement is intended to or shall give Parent or any of its Affiliates, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing, including the Company’s and its Subsidiaries full discretion, authority and decision making over any and all matters relating to any Parent Commercial Contracts pursuant to the terms thereof, and any changes, modifications, supplements or amendments thereto in accordance with the terms thereof (provided that the foregoing in this clause (i) shall not be deemed to limit any rights of Parent or any of its Affiliates under such Parent Commercial Contracts), (ii) the Company and its Subsidiaries will not be required to take any action or prohibited from taking any action required or prohibited by this Agreement if the inclusion of such requirement or prohibition in this Agreement would reasonably be expected to violate applicable Law (including Antitrust Law), and (iii) prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

5.2. Acquisition Proposals; Change of Recommendation.

(a) Termination of Existing Discussions. The Company shall, and shall cause its Wholly Owned Subsidiaries and its and their respective directors and officers to, and shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ other Representatives and the Company’s non-Wholly Owned Subsidiaries to, promptly cease and cause to be terminated any solicitations, discussions and negotiations with any Person conducted prior to the date of this Agreement with respect to any Acquisition Proposal, and (i) if such Person has executed a confidentiality agreement in connection therewith, request the prompt return or destruction of all confidential information relating to the Company and any of its Subsidiaries, subject to the terms and conditions of such confidentiality agreement, and (ii) if applicable, terminate any diligence access through physical or electronic dataroom(s) previously granted to such Person. The Company shall not, and shall cause its Wholly Owned Subsidiaries and its and their respective directors and officers not to, and shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ other Representatives and the Company’s non-Wholly Owned Subsidiaries not to, terminate, waive, amend or modify any provision of any confidentiality or standstill obligations (or other similar restrictions that would prevent the making or pursuing of any Acquisition Proposal) to which the Company or any of its Subsidiaries is or becomes a party and shall, and shall cause its Wholly Owned Subsidiaries to, and shall instruct and use reasonable best efforts to cause its non-Wholly Owned Subsidiaries to, enforce the provisions of any such agreements; provided in each case, that the Company shall be permitted to release or waive any such standstill obligations (or other similar restrictions that would prevent the making or pursuing of any confidential, non-public Acquisition Proposal) to permit a Person to make and pursue and submit a confidential, non-public Acquisition Proposal to the extent that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law.

(b) No Solicitation. Except as expressly permitted by this Section 5.2, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, the Company shall not, and shall cause its Wholly Owned Subsidiaries and its and their directors and officers not to, and shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ other Representatives and the Company’s non-Wholly Owned Subsidiaries not to, directly or indirectly:

(i) initiate, solicit, knowingly encourage or knowingly facilitate any Acquisition Proposal or any inquiry with respect to the making of an Acquisition Proposal;

(ii) participate in any discussions or negotiations (other than with Parent and its Representatives) regarding any Acquisition Proposal or any inquiry with respect to the making of an Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions); or

(iii) disclose any nonpublic information to any Person concerning the Company or its Subsidiaries in connection with any Acquisition Proposal or any inquiry with respect to the making of an Acquisition Proposal.

(c) Exceptions. Notwithstanding anything to the contrary set forth in Section 5.2(a) or Section 5.2(b), prior to the time the Requisite Company Vote is obtained, in response to an Acquisition Proposal which did not result from a material breach by the Company, its Wholly Owned Subsidiaries or its or their respective Representatives of Section 5.2(a) or Section 5.2(b) (including, for the avoidance of doubt, any failure by any such Representatives to follow an instruction required to be given by the Company thereunder), (i) the Company and its Representatives may contact the Person or Group (including its or their Representatives) that made such Acquisition Proposal in writing to request written clarification of the terms and conditions thereof and (ii) if the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, the Company may take the actions set forth in Section 5.2(b)(ii) and Section 5.2(b)(iii); provided that prior to any disclosure of any information contemplated by Section 5.2(b)(iii) by or on behalf of the Company, the Person or Group making such Acquisition Proposal must execute a confidentiality agreement with the Company with confidentiality and use terms in favor of the Company that are not less restrictive in any material respect than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain any standstill obligations (or other similar restrictions that would prevent the making or pursuing of any Acquisition Proposal)), and the Company shall substantially concurrently with the delivery to such Person or Group of any such nonpublic information concerning the Company or any of its Subsidiaries, provide or make available such information to Parent or its outside legal counsel, to the extent not previously provided or made available (subject to the terms of the Confidentiality Agreement and Clean Team Agreement).

(d) Notice of Acquisition Proposals. The Company shall promptly (but, in any event, within 24 hours) notify Parent in writing if any Acquisition Proposal or any inquiry with respect to the making of an Acquisition Proposal is received by, any information is requested in connection with any Acquisition Proposal from, or any discussion or negotiation with respect to an Acquisition Proposal is sought to be initiated or continued with, it or any of its Representatives acting on the Company’s behalf or at its direction, setting forth in such notice the name of the Person(s) making the Acquisition Proposal or inquiry, requesting such information or seeking to initiate or continue such discussion or negotiation and the material terms and conditions of any such Acquisition Proposal or inquiry (including, if applicable, copies of any written requests, proposals or offers, any substantive written communications between the Company or any of its Representatives and the Person(s) making the Acquisition Proposal or its Representatives, or other materials that describe the terms and conditions of such Acquisition Proposal received in connection with any such Acquisition Proposal or inquiry, including proposed agreements) and thereafter shall promptly (but, in any event, within 24 hours) (i) keep Parent reasonably informed of the status and terms of any material developments regarding any such Acquisition Proposal or inquiry (including any material amendments thereto) and the status of any such discussions or negotiations and (ii) provide to Parent (or its outside legal counsel) copies of all written materials that describe the terms and conditions of such Acquisition Proposal provided by, or on behalf of, such Person(s) to the Company or any of its Representatives and any substantive written communications between the Company or any of its Representatives and the Person(s) making the Acquisition Proposal or its Representatives.

(e) No Change of Recommendation or Alternative Acquisition Agreement.

(i) Except as permitted by Section 5.2(e)(ii), Section 5.2(e)(iii) or Section 5.2(f), the Company Board shall not (A) effect a Change of Recommendation, (B) approve or recommend, or publicly declare advisable, any Acquisition Proposal or other proposal that would reasonably be expected to lead to an Acquisition Proposal, (C) approve, recommend, enter into or publicly declare advisable or publicly propose to enter into any Alternative Acquisition Agreement or (D) agree, authorize or commit to do any of the foregoing.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the time the Requisite Company Vote is obtained, in response to an Acquisition Proposal that did not result from a material breach by the Company, its Wholly Owned Subsidiaries or its or their respective Representatives of Section 5.2(a) or Section 5.2(b) (including, for the avoidance of doubt, any failure by any such Representatives to follow an instruction required to be given by the Company thereunder) and that the Company Board determines, in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, the Company Board may (x) effect a Change of Recommendation or (y) terminate this Agreement pursuant to and in accordance with Section 7.3(b) and substantially concurrently with such termination enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, however, that prior to taking any such action: (A) the Company must give Parent written notice of its intention to take such action at least four (4) Business Days in advance (the “Takeover Notice Period”), which notice shall include all information required by Section 5.2(d), mutatis mutandis (it being understood that each time any material revision or material amendment to the terms of such Acquisition Proposal is made, the Takeover Notice Period shall be extended for an additional three (3) Business Days); (B) during the Takeover Notice Period, to the extent requested by Parent, the Company negotiates in good faith with Parent regarding any adjustments or modifications to the terms of this Agreement proposed by Parent; and (C) at the end of the Takeover Notice Period, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel (after taking into account any written revisions to this Agreement proposed by Parent and any other information offered by Parent prior to the end of the Takeover Notice Period), that such Acquisition Proposal continues to be a Superior Proposal and failure to make a Change of Recommendation or terminate this Agreement and substantially concurrently with such termination enter into an Alternative Acquisition Agreement would be inconsistent with the directors’ fiduciary duties under applicable Law.

(iii) Notwithstanding anything in this Agreement to the contrary, the Company Board may, at any time prior to the time the Requisite Company Vote is obtained, effect a Change of Recommendation in response to an Intervening Event if: (A) the Company provides Parent with four (4) Business Days’ prior written notice of its intention to take such action, which notice shall include the material information considered by the Company Board with respect to such Intervening Event; (B) during such four (4) Business Day period, to the extent requested by Parent, the Company negotiates in good faith with Parent regarding any adjustments or modifications to the terms of this Agreement proposed by Parent; and (C) at the end of such four (4) Business Day period, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel (after taking into account any adjustments or modifications to the terms of this Agreement committed to by Parent in writing and any other information offered by Parent), that the failure to make a Change of Recommendation in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) Certain Permitted Disclosure. Nothing set forth in this Agreement shall prohibit the Company from (i) complying with its disclosure obligations under applicable Law, (ii) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (iii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that no disclosure or communication will be permitted pursuant to this clause (iii) that constitutes a Change of Recommendation or has the effect of any action or communication prohibited by Section 5.2(e)(i) unless the Company Board has complied with Section 5.2(e)(ii) or Section 5.2(e)(iii), as applicable; provided, further, that this Section 5.2(f) shall not be deemed to affect whether any such disclosure described in this this Section 5.2(f) (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) in and of itself would otherwise be deemed to be a Change of Recommendation.

5.3. Proxy Statement; Registration Statement; Company Stockholders Meeting.

(a) As promptly as practicable and in any event within thirty (30) Business Days after the date of this Agreement, (i) the Company shall prepare a preliminary proxy statement/prospectus relating to the Company Stockholders Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, and the definitive proxy statement/prospectus related thereto, the “Proxy Statement”) and shall file such preliminary proxy statement/prospectus with the SEC and (ii) Parent shall prepare a registration statement on Form S-4 pursuant to which shares of Parent Common Stock issuable in connection with the Transactions will be registered with the SEC (together with any amendments or supplements thereto, the “Registration Statement”), of which the Proxy Statement will be a part, and shall file such Registration Statement with the SEC. The Company, Parent and Merger Sub shall promptly furnish to the other Parties all information concerning themselves and their Affiliates that is required by Law to be included in the Registration Statement or the Proxy Statement, as applicable, and shall provide reasonable cooperation in the preparation of the Registration Statement or the Proxy Statement, as applicable, as may be reasonably requested by Parent or the Company, as applicable. Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement and the Proxy Statement cleared by the SEC as promptly as practicable, including by responding to any comments of the SEC with respect thereto, and the Company shall use reasonable best efforts to mail the Proxy Statement and all other proxy materials for the Company Stockholders Meeting to its stockholders as of the record date for the Company Stockholders Meeting as promptly as practicable after the Registration Statement is declared effective. Except to the extent prohibited by Law, each Party shall notify the other Parties promptly (and in any case within twenty-four (24) hours) of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and shall provide the other Parties with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Registration Statement or the Proxy Statement. The Company shall use reasonable best efforts to cause the Proxy Statement at the date that it (and any amendment or supplement thereto) is first filed or delivered to the stockholders of the Company and at the time of the Company Stockholders Meeting to comply as to form and substance in all material respects with the requirements of the applicable Law; provided that the Company makes no covenant or representation with respect to any information provided by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement. Parent shall use reasonable best efforts to cause the Registration Statement at the date that it (and any amendment or supplement thereto) is first filed and at the Effective Time to comply as to form and substance in all material respects with the requirements of the applicable Law; provided that Parent and Merger Sub make no covenant or representation with respect to any information provided by the Company or any of its Affiliates for inclusion or incorporation by reference in the Registration Statement. If, at any time prior to receipt of the Requisite Company Vote, there occurs any event that should, under the requirements of applicable Law, be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, including correcting any information that has become false or misleading in any material respect, the Company or Parent, as applicable, shall promptly prepare and file with the SEC an amendment or supplement to the Proxy Statement or Registration Statement, as applicable, and, to the extent required by applicable Law, cause the same to be disseminated to the Company Stockholders. Parent and Merger Sub shall use reasonable best efforts to provide the Company such information as the Company may reasonably request for inclusion in the Proxy Statement and cause such information to comply with all legal requirements applicable thereto. The Company agrees that all information relating to Parent, its Affiliates and its and their respective Representatives included in the Proxy Statement shall be in form and content reasonably satisfactory to Parent, and Parent agrees that all information relating to the Company, its Affiliates and its and their respective Representatives included in the Registration Statement shall be in form and content reasonably satisfactory to the Company. Parent shall use reasonable best efforts to keep the

Registration Statement effective for so long as necessary to consummate the issuances of Parent Common Stock in connection with the Merger.

(b) Except to the extent the Company Board effects a Change of Recommendation in accordance with the terms of Section 5.2(e), the Company shall take, in accordance with applicable Law and its Organizational Documents, all action necessary to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as reasonably practicable after the SEC’s clearance of the Registration Statement.

(c) Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change or establish a different record date for the Company Stockholders Meeting unless (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that such action is required by applicable Law, (ii) necessary or advisable as a result of any postponement or adjournment of the Company Stockholders Meeting effected pursuant to Section 5.3(d) or (iii) it has obtained the prior written consent of Parent.

(d) The Company will schedule the Company Stockholders Meeting to be held within twenty-five (25) Business Days of the initial mailing of the Proxy Statement; provided that to the extent the Company’s proxy solicitor recommends in writing a later date, the Company may schedule the Company Stockholders Meeting to be held at such later date subject to Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Company Stockholders Meeting shall not be postponed or adjourned by the Company without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided that the Company may, without Parent’s prior consent but after giving written notice to Parent, postpone or adjourn the Company Stockholders Meeting by no more than fifteen (15) Business Days beyond the originally scheduled date (i) to the extent the Company Board determines in good faith, after consultation with its outside legal counsel, that such action is (x) required by applicable Law or (y) reasonably necessary to ensure that any required supplement or amendment to the Proxy Statement is disseminated to the stockholders of the Company for the amount of time required by applicable Law in advance of the Company Stockholders Meeting, or (ii) to the extent the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Company Vote, whether or not a quorum is present, or (iii) to the extent reasonably necessary to obtain a quorum to conduct the business of the Company Stockholders Meeting or to obtain the Requisite Company Vote.

(e) Unless the Company Board shall have effected a Change of Recommendation, the Proxy Statement shall include the Company Recommendation and the Company shall use reasonable best efforts to solicit the holders of Shares to obtain the Requisite Company Vote, including soliciting proxies therefor. If requested by Parent, the Company shall promptly provide to Parent voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent or proxy solicitor.

5.4. Approval of Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent (as Merger Sub’s sole stockholder) shall execute and deliver, in accordance with applicable Law and Merger Sub’s Organizational Documents, a written consent approving this Agreement and promptly provide evidence thereof to the Company. Parent shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement. Any consent or waiver by Parent under this Agreement shall be deemed to also be a consent or waiver by Merger Sub.

5.5. Cooperation; Efforts to Consummate.

(a) Subject to the other provisions of this Agreement, each Party shall cooperate with the other and use (and shall cause its respective Wholly Owned Subsidiaries to use, and shall instruct and use reasonable best efforts to cause their non-Wholly Owned Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions necessary or advisable on its part under this Agreement and applicable Laws to consummate the Transactions as promptly as reasonably practicable and in any event prior to the Outside Date, including preparing and filing all documentation to effect all necessary filings and notices and seeking to obtain as promptly as reasonably practicable, unless otherwise agreed by Parent and the Company by mutual written consent (provided that any disagreement between the parties with respect to timing shall be subject to the Regulatory Strategy Framework), all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any contractual counterparty or any Governmental Entity in order to consummate the Transactions; provided that in connection with obtaining any such consent or approval from any contractual counterparty, none of the Company, Parent, or any of their respective Affiliates shall be required to, and neither the Company nor any of its Affiliates shall, without the prior written consent of Parent, be permitted to, pay any fees or concede anything of monetary or economic value or otherwise make any accommodation or provide any benefit, in each case, except to the extent expressly set forth in the Airbus Term Sheet or any definitive agreements with respect to the transactions contemplated thereby entered into with the prior written consent of Parent pursuant to Section 5.5(f)(ii) (it being understood that this sentence shall not prohibit the Company from divesting any of the assets set forth in Section 5.5(d) of the Company Disclosure Schedule to the extent consented to by Parent pursuant to Section 5.5(f)(ii)); provided, however, that whether or not the Transactions are consummated, Parent shall be responsible for the payment to any Governmental Entity of all filing fees payable by Parent, the Company or any of their respective Subsidiaries in connection with obtaining the Regulatory Approvals.

(b) In furtherance of the provisions of Section 5.5(a), each of the Company and Parent, as applicable, shall (and shall cause their respective Wholly Owned Subsidiaries to, and shall instruct and use reasonable best efforts to cause their non-Wholly Owned Subsidiaries to):

(i) prepare and file (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act no later than twenty (20) Business Days after the date of this Agreement, and (B) all other initial filings, notices and reports (or where applicable, drafts thereof) pursuant to all other applicable Antitrust Laws or Foreign Investment Laws or with respect to the other Regulatory Approvals, in each case, as promptly as reasonably practicable after the date of this Agreement; provided that the timing of all such filings described in this Section 5.5(b)(i) shall be subject to the Regulatory Strategy Framework;

(ii) promptly provide or cause to be provided to each Governmental Entity any non-privileged information and documents (x) requested by such Governmental Entity in connection with any applicable Antitrust Law, Foreign Investment Law or other Regulatory Approvals or (y) that are otherwise necessary or advisable to permit consummation of the Transactions as promptly as practicable following any such request or otherwise following the date hereof; and

(iii) contest or defend against any actual, anticipated or threatened Order or Proceeding under any applicable Antitrust Law or Foreign Investment Law seeking to prevent, restrain, prohibit, make illegal, materially impair or materially delay the consummation of the Transactions, including seeking to have any adverse decision, stay or temporary restraining order entered by any court or other Governmental Entity vacated, lifted or reversed.

(c) In furtherance of and without limiting the provisions of Section 5.5(a) and Section 5.5(b), but subject to Section 5.5(d), Parent shall, and shall cause its Subsidiaries to, to the extent necessary to obtain the Regulatory Approvals and to permit the Closing to occur prior to the Outside Date:

(i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate and other disposition of the businesses, assets, properties, product lines, programs, projects and equity or other business interests of the Company or Parent or any of their respective Subsidiaries;

(ii) create, amend, terminate, unwind, divest or assign, subcontract or otherwise secure substitute parties for relationships, ventures or contractual or commercial rights or obligations of the Company or Parent or any of their respective Subsidiaries; and

(iii) take or commit to take any action that would limit or otherwise restrict Parent’s or the Company’s or any of their respective Subsidiaries’ freedom of action, including with respect to, or that would effect changes to the conduct of business of, any businesses, assets, properties, product lines, programs, projects and equity or other business interests, relationships, ventures or contractual rights and obligations of the Company, Parent, and their respective Subsidiaries.

(d) Notwithstanding anything to the contrary set forth in this Agreement, in no event shall (i) any Party or any of its Subsidiaries be required to take, or agree to take, any action set forth in Section 5.5(c) (whether to obtain the Regulatory Approvals or any other approvals with any Governmental Entity) that is not conditioned upon the consummation of the Merger (it being understood that the foregoing shall not prohibit the Company from divesting any of the assets set forth in Section 5.5(d) of the Company Disclosure Schedule, whether or not conditioned upon the consummation of the Merger, to the extent consented to by Parent pursuant to Section 5.5(f)(ii)), (ii) except to the extent expressly provided by the Airbus Term Sheet or any definitive agreements with respect to the transactions contemplated thereby entered into with the prior written consent of Parent pursuant to Section 5.5(f)(ii), the Company or any of its Subsidiaries agree with any Governmental Entity to take any action set forth in Section 5.5(c) (whether to obtain the Regulatory Approvals or any other approvals with any Governmental Entity) without the prior written consent of Parent (it being understood that the foregoing shall not prohibit the Company from divesting any of the assets set forth in Section 5.5(d) of the Company Disclosure Schedule to the extent consented to by Parent pursuant to Section 5.5(f)(ii)), or (iii) Parent or any of its Subsidiaries be required to take or to agree to take any action as set forth in Section 5.5(c) (whether to obtain the Regulatory Approvals or any other approvals with any Governmental Entity) that (A) relates to businesses, assets, properties, product lines, programs, projects, equity or other business interests or other contractual rights and obligations of Parent or any of its Subsidiaries, (B) relates to businesses, assets, properties, product lines, programs, projects, equity or other business interests or other contractual rights and obligations of the Company or any of its Subsidiaries other than as set forth in Section 5.5(d) of the Company Disclosure Schedule or (C) would require Parent to commit to provide prior notice or seek prior approval from any Governmental Entity for or appoint a monitor with respect to any future transaction (any such actions, a “Burdensome Condition”).

(e) Cooperation. Subject to applicable Laws and the other provisions of this Agreement (including Section 5.7), Parent and the Company shall keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all consents, registrations, approvals, permits and authorizations relating to the Transactions, including the Regulatory Approvals, any consents or approvals required from any contractual counterparty and the Requisite Company Vote. Parent and the Company shall jointly develop, consult and cooperate with one another with respect to the strategy for obtaining any consents, registrations, approvals, permits or authorizations relating to the Transactions, including the Regulatory Approvals, or responding to any request from, inquiry by, or investigation by any Governmental Entity in connection with this Agreement and the Transactions, including the timing and content of any registrations, filings, agreements, forms, notices, petitions, statements, submissions of information, applications and other documents, communications and correspondence contemplated by, made in accordance with or subject to this Section 5.5. Notwithstanding the foregoing, in the event of any disagreement between the Parties relating to the strategy or appropriate course of action or content of any submission made in connection with obtaining any consents, registrations, approvals, permits or authorizations relating to the Transactions, including the Regulatory Approvals, the Parties shall escalate such dispute to the chief legal counsel of Parent and the general counsel of the Company for resolution. If such dispute is not resolved pursuant to the preceding sentence, Parent shall have the right to make the final determination with respect to such matter (the procedures with respect to determining strategy or appropriate courses of action or content of any submission and resolving any disagreements between the parties with respect thereto described in this sentence and the immediately preceding two sentences, the “Regulatory Strategy Framework”). The Regulatory Strategy Framework shall also apply to any decision of a Party to (i) agree to stay, toll or extend the waiting period under the HSR Act with respect to the Transactions, (ii) withdraw and thereafter refile its Notification and Report Form pursuant to the HSR Act in accordance with 16 C.F.R. § 803.12 and any other applicable Laws or (iii) enter into timing or similar agreements with any Governmental Entity. Parent and the Company shall have the right to review in advance, and, to the extent reasonably practicable, each shall consult with the other on, and consider in good faith the views and comments of the other in connection with, all the information relating to Parent or the Company, as the case may be, any of their respective Subsidiaries and any of its or their respective Representatives, that appears in any filing made with, or written materials delivered or submitted to, any Governmental Entity (including, for the avoidance of doubt, the Proxy Statement and any correspondence with the SEC relating thereto) in connection with the Transactions. If either Party receives a request for additional information or documentary material from any Governmental Entity in connection with the Transactions, then such Party will make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request (and in any event, as soon as reasonably practicable (provided that such timing shall be subject to the Regulatory Strategy Framework), certify compliance with any request for additional information issued pursuant to the HSR Act unless otherwise agreed to by the other Party in writing). Neither the Company nor Parent shall, nor shall either permit any of its Subsidiaries or any of its or their respective Representatives to, participate in any substantive discussion, teleconference, videoconference or meeting with any Governmental Entity in respect of any filings, investigation or other inquiry directly relating to the Transactions unless (to the extent reasonably practicable) it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate thereat; provided that the foregoing shall not apply to communications or interactions with any Governmental Entity in connection with any filing, investigation, inquiry, or other matter or arrangement that is or was initiated independent of and without relation to the Transactions (it being understood that a filing, investigation or inquiry shall not be deemed to relate to the Transactions solely by virtue of mentioning the other Party) unless the scope of any such investigation, inquiry or other discussion changes to become primarily related to the Transactions, in which case the foregoing shall apply only with respect to communications or interactions to the extent related to the Transactions. Each of the Company and Parent may, as each may determine in good faith is reasonably necessary pursuant to applicable Law, designate competitively sensitive materials and information provided to the other pursuant to this Section 5.5 as “Outside Counsel Only” or “Clean Team Only,” and such materials and information shall be given only to the outside legal counsel or clean team, as the case may be, of the recipient and will not be disclosed by such outside counsel or clean team, as the case may be, to directors, officers or employees of the recipient (unless, in the case of information designated as “Clean Team Only,” the providing party has previously approved such directors, officers or employees being members of the clean team) unless express permission is obtained in advance from the source of the materials (Company or Parent, as the case may be) or its legal counsel, and that any materials shared may be redacted to the extent required by Law before being provided to the other Party or its Representatives; provided that, for the avoidance of doubt, nothing in the foregoing in this sentence shall be deemed an exception to any obligations of the parties under the Clean Team Agreement or the Parent Clean Team Agreement.

(f) Assistance.

(i) Subject to the Regulatory Strategy Framework, the Company shall (and shall cause its Wholly Owned Subsidiaries and its and their respective directors, officers and employees to, and shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ other Representatives and the Company’s non-Wholly Owned Subsidiaries to) cooperate with Parent in good faith to facilitate as promptly as reasonably practicable any potential divestiture of any businesses, assets, properties, product lines, programs, projects and equity or other business interests of the Company and its Subsidiaries proposed by Parent, including by using reasonable best efforts to (A) enter into confidentiality and other customary preliminary agreements with potential acquirers, (B) permit such acquirers to conduct customary due diligence and delivering such information (including an entanglements analysis, tax structuring schematics, a data room, a vendor due diligence report, site visits, a quality of earnings report, management presentations or disclosure schedules) subject to receipt by the Company from such potential acquirers of a confidentiality agreement in form and substance reasonably acceptable to the Company (provided, that the Company shall have the authority to designate information as “Outside Counsel Only” or “Clean Team Only” in its reasonable discretion based on the reasonable advice of outside antitrust counsel, and such materials and information shall be given only to the outside legal counsel or clean team, as the case may be, of the potential acquirer), (C) take such actions (including making any requisite regulatory filings and engaging in any requisite works council consultation or similar processes) and execute or amend such contracts (including any purchase agreement, transition services agreement, manufacturing agreement, intellectual property license agreement, lease agreement, employment agreement or other ancillary agreement) relating to such potential divestiture and (D) obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable from any contractual counterparty or any Governmental Entity in order to consummate such potential divestiture, in each case, subject to Section 5.5(d). The Company shall keep Parent apprised of the status of any such potential divestiture and, subject to Section 5.7, shall provide, as promptly as reasonably practicable, Parent with information and access to data and personnel reasonably necessary to permit Parent to (i) expeditiously market the assets or businesses that are the subject of such potential divestiture, (ii) prepare, negotiate and finalize documentation effecting such potential divestiture, and (iii) conduct and complete discussions with contractual counterparties and Governmental Entities related to such potential divestiture (provided, that the Company shall have the authority to designate information as “Outside Counsel Only” or “Clean Team Only” in its reasonable discretion based on the reasonable advice of outside antitrust counsel, and such materials and information shall be given only to the outside legal counsel or clean team, as the case may be, of the potential acquirer). In furtherance of and without limiting the foregoing, the Company and its Subsidiaries shall comply with their respective obligations under the Airbus Term Sheet and any definitive agreements with respect to the transactions contemplated thereby entered into with the prior written consent of Parent pursuant to Section 5.5(f)(ii), and shall not amend, terminate or waive any rights under the Airbus Term Sheet or any definitive agreements with respect to the transactions contemplated thereby entered into with the prior written consent of Parent pursuant to Section 5.5(f)(ii), in each case, without the prior written consent of Parent, and shall use reasonable best efforts to enter into definitive agreements providing for the transactions contemplated by the Airbus Term Sheet on the terms set forth therein as promptly as reasonably practicable, and Parent shall reasonably cooperate with the Company in connection therewith.

(ii) Notwithstanding the foregoing or any provision of Section 5.1 to the contrary, for a period of one hundred twenty (120) days following the date of this Agreement, the Company shall have the right to solicit, direct and control discussions and negotiations with potential acquirers mutually agreed by the Parties (it being acknowledged that the identified potential acquirers set forth in Section 5.5(f)(ii) of the Company Disclosure Schedule have been mutually agreed by the Parties) related to the transactions contemplated by the Airbus Term Sheet and the divestiture of the other assets set forth in Section 5.5(d) of the Company Disclosure Schedule; provided that the Company (1) shall keep Parent reasonably apprised of the status of such discussions or negotiations as promptly as reasonably practicable, (2) shall not provide any non-public information about the Company or any of its Subsidiaries to any such potential acquirer unless such potential acquirer executes a confidentiality agreement with the Company, (3) shall as promptly as reasonably practicable inform Parent and, if in writing, furnish Parent with copies of (or, in the case of oral communications, advise Parent of), any substantive communication from or with any such potential acquirer, and, to the extent reasonably practicable, consult with, and consider in good faith the views of, Parent on any written materials delivered or submitted to, or received from any such potential acquirer, (4) shall not enter into a definitive agreement with any Person providing for or otherwise effecting any such disposition without the prior consent of Parent, including with respect to the final form of all agreements, schedules, exhibits, annexes, certificates and other documents or instruments proposed to be executed and delivered in connection therewith (provided that, during such one hundred and twenty (120)-day period, Parent shall act in good faith in granting or withholding its consent in respect of any definitive agreements with respect to the divestiture of any of the assets described in Section 5.5(d)(iii) of the Company Disclosure Schedule or with respect to the transactions contemplated by the Airbus Term Sheet, to the extent reflecting the terms of the Airbus Term Sheet (except with respect to the divestiture of the assets described in Section 5.5(d)(ii) of the Company Disclosure Schedule, for which Parent’s consent shall not be unreasonably withheld, conditioned or delayed during such period)) and (5) shall, during such period, at the direction of Parent, market the sale of such businesses, assets, properties, product lines, programs, projects and equity or other business interests to any additional third party potential acquirer identified by Parent. If the Company or its applicable Subsidiaries have not, with respect to any portion of the assets specified in Section 5.5(d) of the Company Disclosure Schedule, entered into a definitive agreement providing for a disposition of such assets within one hundred twenty (120) days following the date of this Agreement (or if any such definitive agreement is terminated after the end of such one hundred and twenty (120)-day period), Parent shall at all times thereafter have the option (elected in its sole discretion) to itself solicit, direct and control any or all discussions and negotiations with any third party(ies) relating to the disposition of any such assets; provided that Parent shall keep the Company reasonably apprised of the status of such discussions or negotiations. Each Party shall promptly provide or cause to be provided to the other Party information and documents reasonably requested by the other Party in connection the disposition of the assets specified in Section 5.5(d) of the Company Disclosure Schedule and the transactions contemplated by the Airbus Term Sheet.

(iii) Notwithstanding anything to the contrary in this Section 5.5 or Section 5.1, it is acknowledged by Parent that the Company and its Subsidiaries have certain obligations under the Airbus Term Sheet and that the Company and its Subsidiaries are permitted to comply with the terms and conditions expressly set forth in the Airbus Term Sheet and any definitive agreements with respect to the transactions contemplated thereby entered into with the prior written consent of Parent pursuant to Section 5.5(f)(ii). Parent acknowledges and agrees (including for purposes of Section 1.1) that the closing of the transactions contemplated by the Airbus Term Sheet is intended to occur immediately prior to the Closing under this Agreement, and that, if all of the conditions to Closing in Section 6.1 and Section 6.2 have been satisfied or waived (other than Section 6.2(f) and those conditions that by their nature are to be satisfied at the Closing), Parent shall (A) comply with its and its Subsidiaries’ obligations expressly set forth in the Airbus Term Sheet and any definitive agreements with respect to the transactions contemplated thereby entered into with the prior written consent of

Parent pursuant to Section 5.5(f)(ii) and (B) implement and effect, for the benefit of the Company and its Subsidiaries, payments to the Company and its Subsidiaries to satisfy any cash shortfall to enable the Company and its Subsidiaries to effect the closing of the transactions contemplated by the Airbus Term Sheet.

(g) Without limitation to Section 5.5(d), the Company shall not, under any circumstance, be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract) to any Person to obtain any consents or approvals (or to avoid any termination, step-in or other rights of the contractual counterparty adverse to the Company, in each case, that would be triggered by the entry into this Agreement or the consummation of the Transactions) required from any contractual counterparty in connection with the entry into this Agreement or the consummation of the Transactions, including in connection with the actions set forth in this Section 5.5, in each case, that is not conditioned upon the consummation of the Transactions.

5.6. Status and Notifications. Each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the Transactions, including, as promptly as practicable, notifying the other of any notices or communications received by Parent or the Company, as the case may be, or any of their respective Affiliates, from any third party with respect to the Transactions and, as promptly as practicable following such receipt, furnishing the other with, if applicable, copies of notices or other communications.

5.7. Information and Access.

(a) Subject to applicable Law, from the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VII, (i) the Company shall (and shall cause its Subsidiaries to), afford Parent and its Representatives reasonable access, at Parent’s sole cost and expense, in a manner as not to unreasonably interfere with the operations of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice, to the employees, officers, agents, facilities, books and records of the Company and its Subsidiaries and (ii) the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all other information and documents concerning or regarding its businesses, properties and assets and personnel as may reasonably be requested by Parent; provided, however, that nothing in this Agreement shall require the Company or any of its Subsidiaries to provide access or to disclose information if such access or disclosure would, or would reasonably be expected to, (A) contravene any applicable Law (including Data Protection Laws) or Pandemic Measure, (B) result in the waiver of or otherwise jeopardize any attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or other applicable legal privilege or protection, (C) in the reasonable determination of the Company, after consultation with outside legal counsel, expose the Company or any of its Subsidiaries to risk of material liability with respect to the violation of any confidentiality provision of any Contract or disclosure of sensitive, confidential or personal information or would cause competitive harm to the Company, its Subsidiaries or their respective businesses if the Transactions are not consummated, (D) involve any invasive investigations, sampling or testing with respect to any environmental matters, (E) result in the disclosure of any Trade Secrets in a manner that would result in any such Trade Secrets no longer being protected as such under applicable Law following such disclosure; provided, however, that in each case of clauses (A), (B), (C), or (E), the Company and Parent shall use reasonable best efforts to communicate, or make reasonable substitute arrangements, if applicable and as may be mutually agreed, to make available, the applicable information or documents to Parent in a manner that would not violate applicable Law, Pandemic Measure, result in such loss of legal privilege or protection, or Contract, expose the Company to risk of material liability or result in such Trade Secret no longer being protected as such under applicable Law (as applicable), including pursuant to customary clean team, joint defense or similar arrangements. To the extent that any of the information or documents furnished or otherwise made available pursuant to this Section 5.7 or otherwise in accordance with the terms and conditions of this Agreement, the Confidentiality Agreement or the Parent Confidentiality Agreement constitutes information or documents that may be subject to an attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened Proceedings, the Parties (x) understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material and information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under such privileges and protections and (y) shall use reasonable best efforts to ensure that disclosure thereof does not result in the loss of any such privilege or protection, including entering into a joint defense agreement or other arrangements.

(b) All information and documents disclosed or otherwise made available in connection with this Agreement and the Transactions shall be governed by the terms and conditions of the Confidentiality Agreement, the Clean Team Agreement, the Parent Confidentiality Agreement and the Parent Clean Team Agreement, as applicable, and subject to applicable Laws relating to the exchange or sharing of information and any restrictions or requirements imposed by any Governmental Entity. The Parties expressly agree that, notwithstanding any provision of the Confidentiality Agreement, the Clean Team Agreement, the Parent Confidentiality Agreement or the Parent Clean Team Agreement to the contrary, the Confidentiality Agreement, the Clean Team Agreement, the Parent Confidentiality Agreement and the Parent Clean Team Agreement shall continue in full force and effect until the earlier of (i) the Closing and (ii) twelve (12) months following termination of this Agreement in accordance with its terms.

(c) In furtherance of and without limiting the foregoing, from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company shall provide Parent and its Representatives with the information and access described in Section 5.7(c) of the Company Disclosure Schedule.

(d) For the avoidance of doubt, the Company and its Subsidiaries shall only be required to provide Parent or its Representatives access or information pursuant to this Section 5.7 in connection with this Agreement and the Transactions.

(e) Notwithstanding anything to the contrary in this Agreement, following the initiation and during the pendency of any Proceeding between or among the Parties (or any of their respective Affiliates) in which the Company and Parent (or their respective Affiliates) are adverse parties, this Section 5.7 shall not require either Party or its respective Affiliates to provide access or to disclose information in connection with any such Proceeding.

5.8. Publicity. The initial press releases with respect to the Transactions shall be issued by the Company and Parent separately and shall be, in all material respects, as mutually agreed upon by the Parties. Thereafter, so long as this Agreement is in effect and has not been terminated in accordance with Article VII, the Parties shall consult with each other, and provide each other with a reasonable opportunity for review and give due consideration to reasonable comments by each other, prior to issuing any press releases or other public statements, disclosures or communications with respect to the Transactions, except (a) as may be required by applicable Law, national stock exchange rule or listing agreement of any of the Parties, (b) with respect to any Change of Recommendation made in accordance with Section 5.2 or Parent’s responses thereto or (c) with respect to any determination by the Company in accordance with Section 5.2 relating to any Acquisition Proposal or any Superior Proposal or Parent’s response thereto. Notwithstanding the foregoing to the contrary, the Parties and their respective Representatives may make any public statements, disclosures or communications (i) to the extent such statements, disclosures or communications are not inconsistent with the Proxy Statement or previous public statements, disclosures or communications made by the Company and Parent in accordance with this Section 5.8 and would not otherwise require the other Party to make additional public disclosure or to the extent such statements, disclosures or communications have been reviewed and previously approved by both the Company and Parent and (ii) in connection with a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties.

5.9. Employee Benefits.

(a) Parent agrees that each employee of the Company and its Subsidiaries at the Effective Time who continues to remain employed with the Company or its Subsidiaries after the Effective Time (a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending on the twelve (12) month anniversary of the Effective Time, be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (ii) the same work location (or a work location no more than fifty (50) miles from the work location as of the Effective Time), (iii) total short-term target incentive compensation opportunities that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Effective Time (provided that Parent shall not be obligated to provide such incentives in the form of equity or equity-based compensation) and (iv) retirement and health and welfare benefits to each Continuing Employee that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time; provided, however, that the requirements of this sentence shall not apply to Continuing Employees who are covered by a collective bargaining agreement or as otherwise required by applicable Law.

(b) To the extent a Continuing Employee becomes eligible for a Parent Benefit Plan, Parent shall, or shall cause the Surviving Corporation to, subject to applicable Law and the terms of the applicable plan or arrangement, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any Parent Benefit Plans providing health and welfare benefits to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which such Continuing Employee first becomes eligible to participate in such Parent Benefit Plans towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred by the Continuing Employee and his or her eligible dependents during such plan year for which payment has been made and (iii) give each Continuing Employee full service credit for such Continuing Employee’s employment with the Company and its Subsidiaries and their respective predecessors for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent Benefit Plan (to the extent a Parent Benefit Plan is not already closed to new participants), as if such service had been performed with Parent, except for benefit accruals under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits for the same period of service.

(c) In the event that the Closing occurs on or prior to the end of the applicable performance period for annual incentives in respect of the calendar year in which the Closing occurs, or prior to the payment of such annual incentives, each Continuing Employee that is a participant in a Company Benefit Plan that is an annual cash incentive plan shall be eligible to receive a cash bonus for such period (the “Annual Bonus”) that shall be determined as follows: (i) if the Closing takes place during the first quarter of such calendar year, then the Annual Bonus shall be in an amount equal to the bonus that such Continuing Employee would have earned based upon actual performance as determined reasonably and in good faith by Parent, based on attainment of the actual level of the applicable performance criteria for the performance period (and after giving appropriate effect to the Transactions and actions taken by Parent in connection therewith that affect the Surviving Corporation and its Subsidiaries); (ii) if the Closing takes place during the second or third quarter of such calendar year, then the Annual Bonus shall be in an amount equal to the sum of (A) the Annual Bonus that such Continuing Employee would have earned based upon actual performance (with determinations of actual performance made by the Company Compensation Committee, in consultation with Parent, immediately prior to the Effective Time based upon a good faith estimate of the full-year results) and pro-rated based on the number of days in the applicable portion of the performance period that have elapsed as of the Effective Time and (B) the Annual Bonus that such Continuing Employee would have earned based upon actual performance as determined reasonably and in good faith by Parent, based on attainment of the actual level of the applicable performance criteria for the performance period (and after giving appropriate effect to the Transactions and actions taken by Parent in connection therewith that affect the Surviving Corporation and its Subsidiaries) and pro-rated for the period following the Effective Time through the remainder of the applicable performance period; and (iii) if the Closing takes place during the fourth quarter of such calendar year or after the end of such calendar year but prior to the payment of the Annual Bonus, then the Annual Bonus shall be in an amount equal to the bonus that such Continuing Employee would have earned based upon actual performance (with determinations of actual performance made by the Company Compensation Committee, in consultation with Parent, immediately prior to the Effective Time based upon a good faith estimate of the full-year results to the extent the Effective Time precedes the availability of final results); provided that, with respect to the portion of the Annual Bonus determined by the Company Compensation Committee, if any, actual performance shall be adjusted at the discretion of the Company Board or Company Compensation Committee, as applicable, in good faith, to account for any consequences of the Transactions on the applicable performance targets. Unless more favorable treatment is otherwise provided pursuant to a Company Benefit Plan, if a Continuing Employee incurs a Qualifying Termination prior to the payment date of the Annual Bonus, Parent shall, or shall cause the Surviving Corporation or their respective Subsidiaries to, pay the portion of the Annual Bonus determined by the Company Compensation Committee, if any, prorated to reflect the number of days the Continuing Employee was employed during the applicable performance period, to such Continuing Employee, at the same time or times that the Annual Bonus is payable to other similarly situated employees, but in no event later than March 15 of the year following the year in which the applicable performance period ends. For the avoidance of doubt, payment of any portion of the Annual Bonus under this Section 5.9(c) (including amounts payable upon a Qualifying Termination prior to the payment date of the Annual Bonus) shall be made only to the extent it would not result in a duplication of payments of a Continuing Employee’s Annual Bonus under any Company Benefit Plan.

(d) Parent acknowledges that the consummation of the Merger shall be a “change in control” for purposes of the Company Benefit Plans, as applicable, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees under the Company Benefit Plans in accordance with their terms.

(e) Prior to the Effective Time, if requested by Parent in writing at least ten (10) Business Days preceding the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company 401(k) Plan to be terminated effective immediately prior to the Effective Time and contingent upon the occurrence of the Merger. In the event that Parent requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such Company 401(k) Plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than two (2) days immediately preceding the Effective Time, and (ii) Parent shall establish or designate one or more 401(k) plans (the “Parent 401(k) Plans”) in which the Continuing Employees shall be eligible to participate as of the Effective Time. Company shall take any and all actions as may be required, including amendments to the Company 401(k) Plan, to permit the Continuing Employees who participated in the Company 401(k) Plan as of the date such plan is terminated and who elect such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including, subject to the next sentence, the in-kind rollover of promissory notes evidencing all outstanding loans) in an amount equal to the full account balance distributed to such employee from the Company 401(k) Plan. Company and Parent shall cooperate in good faith to work with the Company 401(k) Plan and Parent 401(k) Plan recordkeepers to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from the Company 401(k) Plan to the Parent 401(k) Plan, and the obligation of the Company 401(k) Plan to permit the direct rollover of loan promissory notes is conditioned on the development of a loan rollover process and procedure that is acceptable to the respective recordkeepers.

(f) Prior to (i) making any broad based written or oral communications (except where such oral communications are immaterial or substantially similar to previously reviewed written communications) to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are directly related to the Transactions or (ii) formally or informally commencing any information or consultation exercise with any employee representative body, labor organization, labor union, works council or similar organization representing Company Employees that is directly related to the Transactions, the Company shall use its reasonable best efforts to provide Parent with an advance copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

(g) Nothing set forth in this Agreement is intended to (i) be deemed or construed to be an amendment or other modification to any particular Company Benefit Plan or Parent Benefit Plan, (ii) restrict or prevent Parent, the Surviving Corporation or any of their Affiliates from amending, modifying or terminating any Company Benefit Plan or Parent Benefit Plan, as applicable, after the Effective Time, in accordance with their terms, (iii) confer upon any Person any right to continue in the employ or service of Parent, the Surviving Corporation, or any of their Affiliates, or interfere with or restrict in any way the rights of, Parent, the Surviving Corporation or any of their Affiliates to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, after the Effective Time, or (iv) give or create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

5.10. Indemnification; Directors’ and Officers’ Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, being held harmless and exculpation and limitation from liabilities, including advancement of expenses, for facts, events, matters, acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with this Agreement and the Transactions), existing in favor of any current or former director or officer of the Company (each, a “D&O Indemnified Party”), as provided in the Organizational Documents of the Company as in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall, and shall cause the Surviving Corporation to, comply with, perform and honor all such obligations to the fullest extent permitted under applicable Law and to the fullest extent required by such Organizational Documents. For a period of six (6) years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) maintain in effect in the Surviving Corporation’s certificate of incorporation and bylaws the exculpation and limitation from liabilities, being held harmless, indemnification and advancement of expenses provisions equivalent in all respects to the provisions of the Organizational Documents of the Company as in effect immediately prior to or at the Effective Time with respect to facts, events, matters, acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with this Agreement and the Transactions) and (ii) not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party. Without limitation to the foregoing, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to, comply with, perform and honor the obligations of the Company and its Subsidiaries under any indemnification Contracts between any D&O Indemnified Party, on the one hand, and the Company or any of its Subsidiaries, on the other hand, in effect prior to the date of this Agreement (to the extent copies thereof, or the form thereof, was made available to Parent or its outside legal counsel prior to the date of this Agreement), and Parent shall not (and shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time not to) amend, repeal or otherwise modify any such Contracts in any manner that would adversely affect in any respect the rights thereunder of any such D&O Indemnified Party. For the avoidance of doubt, Parent’s obligations to comply with, perform and honor any obligations set forth in this Section 5.10(a) shall be independent obligations of Parent that shall be effective only to the extent that the Company would be permitted to comply with, perform and honor such obligations under applicable Law.

(b) Prior to the Effective Time, (i) the Company shall, or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, purchase from the Company’s directors’ and officers’ liability insurance carrier as of the date of this Agreement or from one or more insurance carriers with the same or better credit rating as such carrier, a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable to the insureds than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to facts, events, matters, acts or omissions arising at or before the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with this Agreement and the Transactions), and (ii) Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided that the Company shall not pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by the Company in respect of such “tail” policy. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies prior to or as of the Effective Time, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company as of the date of this Agreement with the Company’s directors’ and officers’ liability and fiduciary liability insurance carriers as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as the applicable carrier with respect to matters arising prior to or at the Effective Time; provided that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company in respect of the coverage required to be obtained by this Section 5.10, but, in such case, shall purchase as much coverage as practicable for such amount.

(c) Notwithstanding anything herein to the contrary, all rights to indemnification, being held harmless and exculpation and limitation from liabilities, including advancement of expenses, contemplated by this Section 5.10 in respect of any Proceeding or claim pending as of or asserted on or prior to the sixth (6th) anniversary of the Effective Time in respect of facts, events, matters, acts or omissions occurring at or before the Effective Time shall continue until the final disposition of such Proceeding or resolution of such claim so long as such D&O Indemnified Party provides written notice such Proceeding or claim to the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time.

(d) In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) shall assume all of the obligations thereof set forth in this Section 5.10.

(e) This Section 5.10 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives, and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the written consent of such affected D&O Indemnified Party. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 5.10 if such D&O Indemnified Party provides an undertaking to the Surviving Corporation in advance of any attempts to enforce such rights to repay such expenses if it is ultimately adjudicated that such D&O Indemnified Party is not entitled to indemnification or advancement of expenses to the Surviving Corporation under this Section 5.10. The rights provided under this Section 5.10 are cumulative with, and not exclusive of, any other rights to which any D&O Indemnified Party is entitled, whether pursuant to the Organizational Documents of the Company or any of its Subsidiaries, applicable Laws or Contracts, or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors or officers.

5.11. Financing Cooperation. The Company shall use reasonable best efforts to assist and cooperate with Parent upon Parent’s request in connection with Parent’s payoff, termination and discharge of the Company’s outstanding Indebtedness identified by Parent in writing and delivered to the Company at least fifteen (15) days prior to the date on which the Company would be required to deliver a notice of redemption or prepayment to the trustee, agent or similar Person, as applicable, under the applicable Company Existing Debt Agreement, including by (a) executing and delivering prepayment notices (or obtaining a waiver of the requirement to deliver such prepayment notice) in accordance with and as required by the documentation governing such Indebtedness that Parent will seek to repay at the Closing, and (b) delivering (or causing to be delivered) to Parent (preceded by drafts of the same at least three Business Days prior to the Closing) executed payoff letters (or similar documents) in customary form reasonably acceptable to Parent in respect of such Indebtedness, which shall provide for the aggregate amount required to be paid for the satisfaction of such Indebtedness and, upon receipt of the amount specified and to the extent applicable, release and termination of all Encumbrances and guarantees in connection therewith and authorization of the Company or its designee to file such customary collateral releases to be effected at the Closing, including financing termination statements and other customary instruments and filing documents necessary to reflect the release of such Encumbrances and (c) providing such other customary cooperation relating to the foregoing that Parent may reasonably request. Parent acknowledges and agrees that Parent’s obligation (or those of any of its Affiliates (including Merger Sub)) to consummate the Transactions are not in any way contingent upon or otherwise subject to, and there is no condition to the Closing requiring, (A) the consummation of any payoff, termination or discharge (in whole or in part) of any of the Company’s outstanding Indebtedness or (B) the obtaining (whether by Parent, the Company or any of their respective Affiliates (including, in the case of Parent, Merger Sub)) of any consents, amendments or waivers from the requisite lenders, noteholders, agents, trustees or similar Persons, as applicable, under the applicable Company Existing Debt Agreement that are required thereunder in order to permit the consummation of the Transactions or to effectuate any payoff, termination or discharge (in whole or in part) of any of the Company’s outstanding Indebtedness.

5.12. Takeover Statutes. Subject to applicable Law, if any Takeover Statute is or becomes applicable to the Transactions, each of the Company and Parent and their respective directors shall grant such approvals and shall take such actions within their control as are reasonably necessary and advisable and permitted under applicable Law to eliminate or minimize the effects of any such Takeover Statutes on the Transactions.

5.13. Section 16 Matters. Prior to the Effective Time, the Company and, if applicable, Parent shall take all such actions as may be necessary or advisable to cause the Transactions, including any dispositions of equity securities of the Company (including derivative securities) by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or the acquisitions of equity securities of Parent Common Stock (including derivative securities) resulting from the Transaction by any individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent upon the Closing, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

5.14. Transaction Litigation. The Company shall (i) give Parent prompt notice of any Proceeding filed, or, to the Knowledge of the Company, threatened in writing, against the Company, any of its Subsidiaries or any of their respective Representatives, by any holders of the Shares of the Company in each case to the extent related to this Agreement or the Transactions (such litigation, “Transaction Litigation”), (ii) give Parent a reasonable opportunity to participate in (at Parent’s sole expense and subject to execution of a customary joint defense agreement) the defense or settlement of any Transaction Litigation and (iii) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and consider in good faith Parent’s advice with respect to such Transaction Litigation; provided, however, that the Company shall not settle or offer to settle any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall also give Parent prompt notice of any other Proceeding filed, or, to the Knowledge of the Company, threatened in writing, against the Company, any of its Subsidiaries or any of their respective Representatives to the extent related to this Agreement or the Transactions.

5.15. Delisting and Deregistration. Prior to the Closing Date, the Company shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary or advisable on its part under applicable Laws, including, for the avoidance of doubt, the rules and policies of NYSE, to enable the delisting by the Surviving Corporation of the Shares from NYSE as of or as promptly as practicable after the Effective Time and to facilitate the commencement of the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time

5.16. Resignations. Upon Parent’s written request at least ten (10) Business Days prior to the Closing Date, the Company shall use reasonable best efforts to cause any member of the Company Board to execute and deliver a letter to the Company effectuating his or her resignation therefrom subject to, and effective as of, the Effective Time.

5.17. Parent Forbearances. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, and except (i) as required or expressly permitted or contemplated by this Agreement, (ii) as required by applicable Law or (iii) consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not:

(a) amend the certificate of incorporation of Parent in any manner that would be materially adverse to the Company or the Company Stockholders;

(b) adopt a plan of complete or partial liquidation, dissolution, merger, restructuring, recapitalization, or other reorganization of Parent;

(c) declare, set aside or pay any dividend or other distribution with respect to the capital stock of Parent; or

(d) agree or commit to do any of the foregoing.

5.18. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be listed on the NYSE, subject to official notice of issuance.

ARTICLE VI

Conditions to Closing

6.1. Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each Party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. The Requisite Company Vote shall have been obtained.

(b) Regulatory Approvals. The applicable statutory waiting period (and any extension thereof) under the HSR Act and, if applicable, any contractual waiting periods under any timing agreements with a Governmental Entity applicable to the consummation of the Transactions shall have expired or been earlier terminated and all required approvals set forth in Section 6.1(b) of the Company Disclosure Schedule shall have been obtained (collectively, the “Regulatory Approvals”).

(c) No Legal Prohibition. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law that continues to be in effect and prohibits the consummation of the Merger.

(d) Registration Statement. The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness thereof shall be in effect, and no Proceedings for such purpose shall be pending before or threatened by the SEC.

(e) Stock Exchange Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

6.2. Conditions to Parent’s and Merger Sub’s Obligation to Effect the Closing. The obligations of Parent and Merger Sub to effect the Closing are also subject to the satisfaction or waiver by Parent at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1 (Organization, Good Standing and Qualification), Section 3.24 (Takeover Statutes; No Stockholder Rights Plan) and Section 3.25 (Brokers and Finders) shall be true and correct in all respects (giving effect to any “materiality,” “Material Adverse Effect” or other qualifiers set forth therein) as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), (ii) the representations and warranties of the Company set forth in Section 3.2(e) (Capital Structure) and Section 3.3 (Corporate Authority; Approval and Fairness)

shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), (iii) the representations and warranties set forth in Section 3.2(a), Section 3.2(b) and Section 3.2(d) (Capital Structure) shall be true and correct in all respects (other than in respect of de minimis inaccuracies) as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), (iv) the representations and warranties set forth in Section 3.10(a) shall be true and correct in all respects as of the date of this Agreement and (v) the other representations and warranties of the Company set forth in Article III without giving effect to any “materiality” or “Material Adverse Effect” qualifier set forth therein, shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (v) only, for any failure of any such representation and warranty to be so true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or any event that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except that none of the matters set forth on Section 6.2(c) of the Company Disclosure Schedule shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred for purposes of this Section 6.2(c).

(d) Company Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e) No Burdensome Condition. The Regulatory Approvals shall have been obtained, in each case, without the imposition of a Burdensome Condition.

(f) Divestitures. The Company shall have completed the divestitures of the assets specified in Section 5.5(d)(i) of the Company Disclosure Schedule.

6.3. Conditions to the Company’s Obligation to Effect the Closing. The obligation of the Company to effect the Closing is also subject to the satisfaction or waiver by the Company at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1(a) and Section 4.3 shall be true and correct in all respects (giving effect to any “materiality,” “Parent Material Adverse Effect” or other qualifiers set forth therein) as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.2(d) and Section 4.4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), (iii) the representations and warranties set forth in Section 4.2(a), Section 4.2(b) and Section 4.2(c) shall be true and correct in all respects (other than in respect of de minimis inaccuracies) as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), (iv) the representations and warranties set forth in Section 4.11 shall be true and correct in all respects as of the date of this Agreement and (v) the other representations and warranties of Parent and Merger Sub set forth in Article IV, without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifier set forth therein, shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except, in the case of this clause (v) only, for any failure of any such representations and warranties to be so true and correct that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect or any event that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, except that none of the matters set forth on Section 6.3(c) of the Parent Disclosure Schedule shall constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred for purposes of this Section 6.3(c).

(d) Parent and Merger Sub Closing Certificate. The Company shall have received a certificate, signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub certifying that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

ARTICLE VII

Termination

7.1. Termination by Mutual Written Consent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Company Vote is obtained, by mutual written consent of Parent and the Company.

7.2. Termination by Either the Company or Parent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Company Vote is obtained, by either the Company or Parent if:

(a) the Merger has not been consummated on or before March 31, 2025 (the “Outside Date”); provided that if the conditions to Closing set forth in Section 6.1(b) or Section 6.1(c) (to the extent related to the Regulatory Approvals, any applicable Antitrust Law or Foreign Investment Law), Section 6.2(e) or Section 6.2(f) have not been satisfied or waived by the Outside Date then in effect, but all other conditions to Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are capable of being satisfied if the Closing were to occur on such date)), the Outside Date will be automatically extended by three (3) months and such date, as so extended, shall be the “Outside Date”; provided, further, that (i) the Outside Date shall not automatically extend pursuant to the preceding proviso more than three (3) times, and (ii) the Outside Date may be extended to any other date as the Parties may otherwise agree in writing and such date, as so extended, shall be the “Outside Date”; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any Party whose material breach of its covenants or agreements in this Agreement is the cause of the failure to consummate the Transactions by the Outside Date (it being understood that for the purposes of this Section 7.2(a) any such breach by Merger Sub shall be deemed such a breach by Parent);

(b) the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (or any postponement or adjournment thereof, taken in accordance with this Agreement), at which this Agreement has been voted upon; or

(c) any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law that is in effect and prohibits the consummation of the Merger, and such Order or Law shall have become final and non-appealable.

7.3. Termination by the Company. This Agreement may be terminated at any time, whether before or after the Requisite Company Vote is obtained (except as noted below in Section 7.3(b)), prior to the Effective Time by the Company:

(a) if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants set forth in this Agreement, in each case such that the condition in Section 6.3(a) or Section 6.3(b) would not be satisfied, and such breach or failure is not curable by or prior to the Outside Date, or, if curable by or prior to the Outside Date, has not been cured within thirty (30) days following the Company’s delivery of written notice to Parent and Merger Sub describing such breach or failure in reasonable detail; provided that the right to terminate this Agreement pursuant to this Section 7.3(a) shall not be available to the Company if the Company is then in breach of any of its covenants or agreements set forth in this Agreement such that the condition in Section 6.2(b) would not be satisfied; or

(b) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company Board has authorized the Company to enter into, and the Company substantially concurrently enters into, a definitive agreement with respect to a Superior Proposal, (ii) prior to or substantially concurrently with such termination, the Company pays or causes to be paid to Parent the Company Termination Fee pursuant to Section 7.5(b)(iii) and (iii) the Company has complied in all material respects with Section 5.2(c), Section 5.2(d), Section 5.2(e)(i) and Section 5.2(e)(ii) with respect to such Superior Proposal.

7.4. Termination by Parent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Company Vote is obtained (except as noted below in Section 7.4(b)) by Parent:

(a) if the Company breaches or fails to perform any of its representations, warranties or covenants set forth in this Agreement, in either case such that the conditions in Section 6.2(a) or Section 6.2(b) would not be satisfied, and such breach or failure is not curable by or prior to the Outside Date, or, if curable by or prior to the Outside Date, has not been cured within thirty (30) days following Parent’s delivery of written notice to the Company describing such breach or failure in reasonable detail; provided that the right to terminate this Agreement pursuant to this Section 7.4(a) shall not be available to Parent if either Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in this Agreement such that the condition in Section 6.3(b) would not be satisfied; or

(b) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company Board shall have effected, and not withdrawn, a Change of Recommendation, (ii) the Company shall have failed to include the Company Recommendation in the Proxy Statement, or (iii) the Company shall have committed a material breach of Section 5.2(e)(ii).

7.5. Notice of Termination; Effect of Termination.

(a) In the event of the termination of this Agreement as provided in this Article VII, the Company or Parent, as applicable, shall give written notice to the other Party specifying the provision or provisions of this Agreement pursuant to which such termination is made, and this Agreement shall become void and of no effect with no liability to any Person on the part of any Party, such Party’s Affiliates or its or their respective Representatives; provided, however, that no such termination shall (i) relieve any Party of any requirement of such Party to make the payments set forth in Section 7.5(b) or Section 7.5(c) or (ii) relieve of any liability or damages resulting from fraud or Willful Breach of any covenant or obligation contained in this Agreement prior to such termination (which liability or damages the Parties acknowledge and agree shall not necessarily be limited to reimbursement of expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by or on behalf of Parent or Merger Sub, without limitation to the Company’s rights under Section 7.5(c), may include the benefits of the Transactions lost by the Company and the holders of the Shares, taking into consideration all relevant matters, which shall be deemed, in such event, to be damages of the Company and the holders of the Shares and recoverable by the Company on behalf of itself and the holders of the Shares, as agent for such holders (provided that the foregoing shall not limit the requirement of the Company to prove the amount of damages suffered by the Company or the holders of Shares in connection with such fraud or Willful Breach of this Agreement by Parent or Merger Sub)), in which case (subject to Section 7.5(d)) the aggrieved Party shall be entitled to all remedies available at law or in equity (including as provided for in Section 8.7). Section 5.7(b) and this Section 7.5 shall survive any termination of this Agreement.

(b) In the event that:

(i) (A) after the date of this Agreement, but prior to the Company Stockholders Meeting, an Acquisition Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal”) (a “Qualifying Transaction”) shall have been publicly announced and not withdrawn, (B) this Agreement is subsequently terminated by either the Company or Parent pursuant to Section 7.2(a), Section 7.2(b) or Section 7.4(a), at a time when such Qualifying Transaction has not been withdrawn and (C) within twelve (12) months after any such termination, the Company consummates any Qualifying Transaction or enters into any Alternative Acquisition Agreement providing for a Qualifying Transaction that is ultimately consummated, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee (by wire transfer of immediately available funds to an account designated by Parent in writing) promptly, but in no event later than two (2) Business Days after the consummation of such Qualifying Transaction;

(ii) this Agreement is terminated by Parent pursuant to Section 7.4(b), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee (by wire transfer of immediately available funds to an account designated by Parent in writing) promptly, but in no event later than two (2) Business Days, after the date of such termination; or

(iii) this Agreement is terminated by the Company pursuant to Section 7.3(b), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee (by wire transfer of immediately available funds to an account designated by Parent in writing) substantially concurrent with, and as a condition to the effectiveness of, any such termination.

(c) In the event that this Agreement is terminated by the Company or Parent (A) pursuant to Section 7.2(a) and at the time of such termination, one or more of the conditions to Closing set forth in Section 6.1(b) or Section 6.1(c) (to the extent related to the Regulatory Approvals or any applicable Antitrust Law or Foreign Investment Law), Section 6.2(e) or Section 6.2(f) have not been satisfied or waived, but all other conditions to Closing set forth in Section 6.1(a), Section 6.1(c) (other than to the extent related to the Regulatory Approvals or any applicable Antitrust Law or Foreign Investment Law) and Section 6.2 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are capable of being satisfied if the Closing were to occur on such date)), or (B) pursuant to Section 7.2(c) (to the extent related to the Regulatory Approvals or any applicable Antitrust Law or Foreign Investment Law), then, in each case, Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee (by wire transfer of immediately available funds to an account designated by the Company in writing) promptly, but in no event later than two (2) Business Days, after the date of such termination, in each case, so long as a material breach by the Company of its obligations under Section 5.5 was not the primary cause of the failure of the Transactions to be consummated by the Outside Date or of the entry of such Law or Order, as applicable; provided that (x) if the Cash Advance Balance as of such date is less than or equal to the Parent Termination Fee, then the amount payable pursuant to this Section 7.5(c) shall be reduced by the Cash Advance Balance, and the Cash Advance Balance shall be deemed to be repaid in full and (y) if the Cash Advance Balance as of such date is greater than the Parent Termination Fee, then Parent shall be entitled to set off the Parent Termination Fee against the Cash Advance Balance, Parent shall have no obligation to make any payments pursuant to this Section 7.5(c), and the Cash Advance Balance shall be reduced by the amount of the Parent Termination Fee, beginning with the earliest scheduled repayments.

(d) The Parties acknowledge and agree that (i) in no event shall the Company be required to pay, or cause to be paid, the Company Termination Fee on more than one occasion or Parent be required to pay, or cause to be paid, the Parent Termination Fee on more than one occasion and (ii) the agreements set forth in this Section 7.5 are an integral part of the Transactions and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if either Party fails to promptly pay, or cause to be paid, to the other Party the applicable Termination Fee in accordance with Section 7.5(b) or Section 7.5(c), as applicable, and, in order to obtain such Termination Fee, the Party to which such Termination Fee is payable commences a Proceeding that results in a judgment in its favor, the Party owing the Termination Fee shall pay, or cause to be paid, to the other Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Proceeding, together with interest on the applicable Termination Fee (or unpaid portion thereof, as the case may be), at the prime rate published in the Wall Street Journal in effect on the date such amounts were required to be paid from such date through the date of payment. Notwithstanding anything to the contrary set forth in this Agreement, a Party’s receipt in full of in the event that either Termination Fee becomes payable pursuant to this Section 7.5 and is paid, or caused to be paid, such Termination Fee shall be the sole and exclusive remedy of the Party receiving the Termination Fee pursuant to this Agreement (including, Merger Sub in the event the Company Termination Fee is paid, or caused to be paid, to Parent); provided, however, that, for the avoidance of doubt, any such payment shall not relieve either Party of any obligations for liabilities or damages resulting from fraud or a Willful Breach prior to termination of this Agreement as provided herein.

ARTICLE VIII

Miscellaneous and General

8.1. Survival. None of the representations and warranties in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

8.2. Notices. All notices and other communications to be provided hereunder to a Party shall be in writing and shall be deemed to have been duly provided to such Party on the date such notice or communication is (a) served by personal delivery upon the Party or Parties for whom it is intended, (b) delivered by FedEx or other internationally recognized overnight delivery service, or (c) sent by email (provided that the sending Party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient), in each case, to the following addresses or email addresses, as applicable (or at such other address or email address as may be designated in writing by the Party to receive such notice or communication as provided in this Section 8.2).

If to the Company:

Spirit AeroSystems Holdings, Inc.

3801 South Oliver Street

Wichita, Kansas 67210

Attention:   Mindy McPheeters

Email:    mindy.mcpheeters@spiritaero.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

320 South Canal Street

Chicago, Illinois 60606

Attention:   Shilpi Gupta

      David Clark

Email:    shilpi.gupta@skadden.com

      david.clark@skadden.com

If to Parent or Merger Sub:

The Boeing Company

929 Long Bridge Dr.

Arlington, VA 22202

Attention:   John Demers

      M. Keith Jackson

Email:    john.demers@boeing.com

      keith.jackson@boeing.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:   H. Rodgin Cohen

      Melissa Sawyer

      Lee C. Parnes

Email:    cohenhr@sullcrom.com

      sawyerm@sullcrom.com

      parnesl@sullcrom.com

8.3. Expenses. Except as set forth in Section 5.5, Section 5.7, Section 5.14 and Section 7.5(d), all costs, fees and expenses incurred in connection with this Agreement and the Transactions, including all costs, fees and expenses of its Representatives, shall be paid by the Party incurring such cost, fee or expense.

8.4. Amendment or Other Modification; Waiver.

(a) Subject to applicable Law and Section 5.10, at any time prior to the Effective Time, this Agreement may be amended or otherwise modified only by a written instrument duly executed and delivered by the Parties (and in the case of the Company and Merger Sub, by action taken or authorized by the Company Board or board of directors of Merger Sub, respectively); provided, however, if such amendment or waiver is proposed after the Requisite Company Vote is obtained, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b) The conditions to each of the respective Parties’ obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver and any other waiver of any term of this Agreement shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights, powers or privileges and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative with, and not exclusive of, any rights or remedies provided by Law, except to the extent provided for otherwise in Section 7.5.

8.5. Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflicts of law provisions of such state.

(b) Each of the Parties agrees that (i) it shall bring any Proceeding arising out of or otherwise relating to this Agreement or the Transactions exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, irrevocably (A) submits to the exclusive jurisdiction of the Chosen Courts, (B) waives any objection (x) to the laying of venue in any such Proceeding in the Chosen Courts or (y) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (C) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

(c) Each Party irrevocably waives any and all right to trial by jury in any Proceeding arising out of or relating to this Agreement or the Transactions.

8.6. Specific Performance. The Parties agree that if the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached (including any party hereto failing to take such actions as are required of it hereunder to consummate the Transactions), significant and irreparable harm would be caused for which money damages would not be an adequate remedy. It is accordingly agreed that each of the Company, on behalf of itself and the holders of the Shares, and Parent, on behalf of itself and Merger Sub, shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in the Chosen Courts in accordance with Section 8.5(b), without proof of actual harm or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

8.7. Third-Party Beneficiaries. The Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. Notwithstanding the foregoing, (i) from and after the Effective Time, the D&O Indemnified Parties and their respective heirs, executors, beneficiaries or representatives shall be express third-party beneficiaries of Section 5.10, (ii) from and after the Effective Time, each holder of Eligible Shares and its heirs, executors, beneficiaries or representatives and each holder of Company Equity Awards and its heirs, executors, beneficiaries or representatives, shall be express third-party beneficiaries of and with respect to their respective rights to receive the consideration payable pursuant to Article II and (iii) the Company, on behalf of itself and the holders of Shares (each of which are express third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), shall have the right to pursue specific performance as set forth in Section 8.6 or, if specific performance is not sought or granted as a remedy, damages in accordance with this Agreement in the event of Parent’s or Merger Sub’s fraud or Willful Breach of this Agreement (which damages payable by or on behalf of Parent or Merger Sub shall not necessarily be limited to reimbursement of expenses or out-of-pocket costs and may include the benefits of the Transactions lost by the Company and the holders of the Shares, taking into consideration all relevant matters, which shall be deemed, in such event, to be damages of the Company and the holders of the Shares), it being agreed that, in no event, shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such fraud or Willful Breach, but, rather, the Company shall have the sole and exclusive right to do so, as agent for and on behalf of such holders. Parent and Merger Sub each hereby agrees that (A) it and its Affiliates will not contest the validity of the appointment of the Company as agent for holders of Shares for purposes of the foregoing or the fact that any damages in respect of losses of the aggregate Per Share Merger Consideration or other losses of the benefits of the Transactions shall, to the extent proven, be deemed to be damages of the Company recoverable on behalf of itself and the holders of the Shares, and (B) the Company shall have the right, on behalf of itself and for holders of Shares, to pursue such damages against Parent or Merger Sub in the event of any fraud or Willful Breach of this Agreement by Parent or Merger Sub; provided that the foregoing shall not limit the requirement of the Company to prove the amount of damages suffered by the Company or the holders of Shares in connection with such fraud or Willful Breach of this Agreement by Parent or Merger Sub.

8.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any of its rights or interests or delegate any of its obligations under this Agreement, without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 8.8 shall be null and void.

8.9. Entire Agreement. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement, the Clean Team Agreement, the Parent Confidentiality Agreement and the Parent Clean Team Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof or thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to be a waiver of any party’s rights under, or an amendment or modification of, any Parent Commercial Contract or to impact any information exchanged or course of dealing between the Parties and their respective Affiliates in connection therewith.

8.10. Severability. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is deemed illegal, invalid or unenforceable by a Governmental Entity, (a) the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties with respect to such illegal, invalid or unenforceable provision in order to consummate the Transactions and (b) the remainder of this Agreement shall not be affected.

8.11. Counterparts; Effectiveness. This Agreement (a) may be executed in any number of counterparts, each of which shall be an original, and all such counterparts shall together constitute the same agreement, and (b) shall become effective when each Party shall have received one or more counterparts of this Agreement signed by each of the other Parties. An executed copy of this Agreement delivered by any means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.

8.12. Definitions. Terms used, but not otherwise defined, in this Agreement have the meanings set forth on Annex 1 attached hereto.

8.13. Interpretation and Construction.

(a) The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to affect or form part of any of the provisions of this Agreement.

(b) Unless otherwise specified in this Agreement or if the context otherwise requires, for purposes of this Agreement: (i) words importing one gender shall include all other genders and vice versa; (ii) whenever the word “includes” or “including” is used, it shall be deemed to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereunder” and similar terms shall refer to this Agreement as a whole; (iv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (v) the term “or” is not exclusive and shall be read as “and/or” unless the context expressly states otherwise.

(c) Unless otherwise specified in this Agreement, the term “dollars” and the symbol “$” mean U.S. Dollars for purposes of this Agreement and all amounts in this Agreement shall be paid in U.S. Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than U.S. Dollars, to the extent applicable, the U.S. Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to U.S. Dollars at the foreign exchange rates published in the Wall Street Journal or, if not reported thereby, another authoritative source reasonably determined by Parent in good faith in effect at the time such amount, cost, fee or expense is incurred, and if the resulting conversion yields a number that extends beyond two (2) decimal points, rounded to the nearest penny.

(d) For purposes of the representations and warranties made by the Company in this Agreement, the Parties agree that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of Article III to the extent that the relevance of such item to such section is reasonably apparent on the face of the disclosure. For purposes of the representations and warranties made by Parent and Merger Sub in this Agreement, the Parties agree that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of Article IV to the extent that the relevance of such item to such section is reasonably apparent on the face of the disclosure.

(e) Unless otherwise specified in this Agreement or the context otherwise requires, all references to any (i) statute in this Agreement include the rules and regulations promulgated thereunder, and (ii) Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(f) The Parties have jointly negotiated and drafted this Agreement and, if an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(g) Unless otherwise specified in this Agreement or the context otherwise requires, references to any information or document being “made available,” “furnished” or “provided” (and words of similar import) to the Parent, Merger Sub or any of their respective Representatives as of or prior to the date of this Agreement shall mean such information or document (i) having been posted to the data room hosted by Datasite and maintained by or on behalf of the Company or its Representatives for purposes of the Transactions, (ii) made physically available to the Parent or its outside legal counsel at the office of Skadden, Arps, Slate, Meagher & Flom LLP, (iii) made physically available to the representatives of Parent’s outside legal counsel at the properties or offices of the Company or any of its Subsidiaries, in each case of clauses (i), (ii) or (iii), in connection with the Transactions and on or prior to the date of this Agreement, or (iv) filed with the SEC and publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System to the extent in unredacted form at least one Business Day prior to the date of this Agreement. For the avoidance of doubt, this clause shall not apply for purposes of Section 8.2.

(h) Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to days shall refer to calendar days unless Business Days are specified.

(i) The Company Disclosure Schedule and the Parent Disclosure Schedule may include items and information the disclosure of which is not required either in response to an express disclosure requirement of this Agreement or as an exception to one or more representations or warranties or covenants set forth in this Agreement. Inclusion of any such items or information in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) did not arise in the ordinary course of business, or is “material” or that, individually or in the aggregate, it has had or would reasonably be expected to result in a Material Adverse Effect or Parent Material Adverse Effect.

(j) Notwithstanding anything herein to the contrary, other than for purposes of Section 3.25, Section 5.5(e), Section 5.6, Section 5.7(b), Section 5.7(d), Section 5.8, Section 5.9, Section 5.10, Section 5.14 and Section 8.3, the term “Transactions” shall not be deemed to include the Airbus Term Sheet, any definitive agreements with respect to the transactions contemplated thereby entered into with the prior written consent of Parent pursuant to Section 5.5(f)(ii), the transactions contemplated by the Airbus Term Sheet or any divestitures contemplated by Sections 5.5(d) or Section 5.5(f).

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the Parties as of the date set forth on the cover page of this Agreement.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Irene Esteves
	Name:	Irene Esteves
	Title:	Executive Vice President and Chief Financial Officer

THE BOEING COMPANY

By:	/s/ David L. Calhoun
	Name:	David L. Calhoun
	Title:	President and Chief Executive Officer

SPHERE ACQUISITION CORP.

By:	/s/ David L. Calhoun
	Name:	David L. Calhoun
	Title:	Authorized Representative

[Signature Page to Agreement and Plan of Merger]

ANNEX 1

Definitions

(a) For the purposes of this Agreement, except as otherwise specifically provided herein, the following terms have the following meanings:

“Acquisition Proposal” means any proposal or offer made by any Person or Group providing for a merger, consolidation, dissolution, liquidation, recapitalization, reorganization, share exchange, acquisition, tender offer, issuance of securities, joint venture or any other similar transaction (or series of related transactions) involving the Company or any of its Subsidiaries pursuant to which any Person or Group would acquire beneficial ownership or control of (a) equity interests representing twenty percent (20%) or more (on a non-diluted basis) of any class of equity or voting interests in the Company or (b) assets (including any securities) that constitute twenty percent (20%) or more of the consolidated net revenues, net income or total assets of the Company and its Subsidiaries (taken as a whole), in each case other than the Transactions or any other proposal made by or on behalf of Parent or any of its Affiliates or any Group of which Parent or any of its Affiliates are members or any acquisition by Parent or any of its Affiliates or any Group of which Parent or any of its Affiliates are members; provided, however, in no event shall an “Acquisition Proposal” include any proposal or offer or other transaction relating to businesses, assets, properties, product lines, programs, projects, equity or other business interests or other contractual rights and obligations of the Company or any of its Subsidiaries as set forth in Section 5.5(d) of the Company Disclosure Schedule.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Airbus” means Airbus SE, a European public limited-liability company (Societas Europaea) with its seat (statutaire zetel) in Amsterdam, The Netherlands.

“Airbus Term Sheet” means that certain Term Sheet, dated as of even date herewith, by and between Airbus and the Operating Company, as may be amended from time to time with the prior written consent of Parent.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, merger agreement or other Contract or understanding providing for or relating to any Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 5.2(c)).

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state antitrust Laws and all other applicable Law and regulations (including non-U.S. Laws and regulations) issued by a Governmental Entity that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Applicable Date” means December 31, 2021.

“Audit Committee” means the audit committee of the Company Board.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to, or affecting, creditors’ rights and general equity principles.

“Book-Entry Share” means each book-entry account formerly representing any non-certificated Eligible Shares.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks in the County of New York, New York are required or authorized by Law to close.

“CAP Program” means the IRS Compliance Assurance Process.

“Capitalization Date” means 5:00 p.m. (New York City time) on June 26, 2024.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (03/27/2020).

“Cash Advance Balance” means, as of the date and time of determination, (a) the aggregate outstanding amount of cash advances to be repaid from the Operating Company to Parent pursuant to Sections 9 and 13 of the Memorandum of Agreement, dated as of October 12, 2023, by and between the Operating Company and Parent, whether or not then due and payable at that time plus (b) the aggregate outstanding amount of cash advances to be repaid from the Company, the Operating Company or their respective Subsidiaries to Parent pursuant to the Memorandum of Agreement, dated as of April 18, 2024, by and between the Operating Company and Parent, as amended on June 20, 2024, and as further amended from time to time (the “April 2024 MOA”) and any similar agreement entered into between Parent and the Company or their respective Subsidiaries after the date of this Agreement providing for cash advances, in each case, whether or not then due and payable by the Company, the Operating Company or their respective Subsidiaries to Parent at such time pursuant to the terms of the April 2024 MOA or such similar agreement.

“Certificate” means each certificate formerly representing any Eligible Shares.

“Certificate of Merger” means a certificate of merger relating to the Merger, substantially in the form attached hereto as Exhibit C.

“Change of Recommendation” means (a) withholding, withdrawing, qualifying or modifying (or publicly proposing or publicly resolving to withhold, withdraw, qualify or modify) the Company Recommendation in a manner adverse to Parent or (b) if an Acquisition Proposal has been publicly disclosed after the date of this Agreement, failing to reaffirm the Company Recommendation within ten (10) Business Days after the receipt of any written request to do so from Parent (which request may only be made once with respect to any such Acquisition Proposal, except that Parent may make an additional request after the public disclosure of any material changes in the terms of such Acquisition Proposal).

“Chosen Courts” means the Court of Chancery of the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the applicable Proceeding is vested exclusively in the U.S. federal courts, such Proceeding or subpoenas shall be heard in any federal court in the State of Delaware and any appellate court thereof.

“Clean Team Agreement” means the Clean Team Agreement, entered into between the Company and Parent, dated as of February 28, 2024 (as it may be amended or modified from time to time).

“Closing” means the closing of the Transactions.

“Closing Date” means such date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986.

“Company 401(k) Plan” means the Spirit AeroSystems Holdings, Inc. Retirement & Savings Plan.

“Company Benefit Plan” means any benefit or compensation plan, fund, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is (or, in the case of any Non-U.S. Company Benefit Plan which is a pension scheme applicable to UK Company Employees, in the past was) sponsored, maintained or administered by, or required to be contributed to, or with respect to which any actual, potential or contingent liability is borne by the Company or any of its Subsidiaries for the benefit of any current or former employee (whether full- or part-time and including any officer) or director of the Company or any of its Subsidiaries or the beneficiaries or dependents of any such individual. Company Benefit Plans include, but are not limited to, ERISA Plans, “voluntary employees’ beneficiary associations” under Section 501(c)(9) of the Code, employment, consulting, retirement, pension, profit sharing, severance, salary continuation, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, disability, death, medical, welfare, post-employment welfare, vacation, sickness, fringe, pay differential/practice, retention or other benefits or remuneration of any kind in respect of any current or former employee, director, consultant or independent contractor, or any dependent, survivor or beneficiary with respect to the foregoing, other than any plan to which the Company or any of its Subsidiaries contribute (or has an obligation to contribute) pursuant to applicable Law and that is sponsored or maintained by a Governmental Entity.

“Company Bid” means each current Government Bid to which the Company or its Subsidiaries is a party, and for which an award has not been issued as of the date of this Agreement.

“Company Board” means the board of directors of the Company.

“Company Bridge Facility Agreement” means that certain Delayed-Draw Bridge Credit Agreement, dated as of the date hereof, by and among the Operating Company, as borrower, the lenders from time to time party thereto and Morgan Stanley Senior Funding Inc., as administrative agent and as collateral agent, as amended, restated, amended and restated, replaced (whether upon or after termination or otherwise, and whether with the original lenders or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including any extension of the maturity thereof or increase in the amount of available borrowings thereof, in each case, with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

“Company Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.

“Company Employee” means any current employee (whether full- or part-time and including any officer) or director of the Company or any of its Subsidiaries.

“Company Equity Awards” means, collectively the Company Restricted Shares, Company RSUs and Company PSUs.

“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Company Exchangeable Notes” means the 3.250% Exchangeable Senior Notes due 2028 issued by the Operating Company.

“Company Existing Debt Agreements” means (i) the Company Term Loan Agreement, (ii) the Indenture, dated as of June 1, 2016, as supplemented by the First Supplemental Indenture, dated as of December 5, 2016, the Second Supplemental Indenture, dated as of February 24, 2020, the Third Supplemental Indenture, dated as of April 17, 2020, the Fourth Supplemental Indenture, dated as of October 5, 2020, the Fifth Supplemental Indenture, dated as of November 23, 2022, and the Sixth Supplemental Indenture, dated as of November 21, 2023, in each case by and among the Operating Company, as issuer, the Company, as guarantor, the other guarantors party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee, and the 3.850% Senior Notes due 2026 governed thereby, (iii) the Indenture, dated as of May 30, 2018, by and among the Operating Company, as issuer, the Company, as guarantor, and the Bank of New York Mellon Trust Company, N.A., as trustee, and the 4.600% Senior Notes due 2028 governed thereby, (iv) the Indenture, dated as of October 5, 2020, as supplemented by the First Supplemental Indenture, dated as of November 23, 2022, in each case by and among the Operating Company, as issuer, the Company, as guarantor, the other guarantor party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, and the 5.500% Senior Secured First Lien Notes due 2025 governed thereby, (v) the Indenture, dated as of November 23, 2022, by and among the Operating Company, as issuer, the Company, as guarantor, the other guarantor party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, and the 9.375% Senior Secured First Lien Notes due 2029 governed thereby, (vi) the Indenture, dated as of November 13, 2023, by and among the Operating Company, as issuer, the Company, as guarantor, the other guarantor party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee, and the 3.250% Exchangeable Senior Notes due 2028 governed thereby, (vii) the Indenture, dated as of November 21, 2023, by and among the Operating Company, as issuer, the Company, as guarantor, the other guarantor party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, and the 9.750% Senior Secured Second Lien Notes due 2030 governed thereby and (viii) the Company Bridge Facility Agreement.

“Company Government Contract” means each Government Contract to which the Company or any of its Subsidiaries is a party and is in effect (i.e., has not completed performance, has not received final payment, or remains subject to audit or final adjustment to costs, rates or price).

“Company IT Assets” means the IT Assets owned, used or held for use by the Company or any of its Subsidiaries.

“Company Preferred Stock” means the preferred stock of the Company, par value $0.01 per share.

“Company Reports” means the reports, forms, proxy statements, prospectuses, registration statements and other statements, certifications and documents required to be or otherwise filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act by the Company, including exhibits thereto and all other information incorporated by reference and any amendments and supplements thereto.

“Company Restricted Share” means any outstanding restricted Share granted under the Stock Plans which remains subject to vesting and a right of repurchase in favor of the Company in the event such shares do not vest.

“Company Stockholders” means the holders of Shares.

“Company Stockholders Meeting” means the meeting of stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Term Loan Agreement” means that certain Term Loan Credit Agreement, dated as of October 5, 2020, by and among the Operating Company, as borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and as collateral agent, as amended by that certain First Refinancing, Incremental Assumption and Amendment Agreement, dated as of November 15, 2021, as further amended by the Second Refinancing Amendment to Term Loan Credit Agreement, dated as of November 23, 2022, and as further amended, restated, amended and restated, replaced (whether upon or after termination or otherwise, and whether with the original lenders or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including any extension of the maturity thereof or increase in the amount of available borrowings thereof.

“Company Termination Fee” means an amount equal to one hundred and fifty million dollars ($150,000,000).

“Confidentiality Agreement” means the Non-Disclosure Agreement, entered into between the Company and Parent, dated as of February 28, 2024 (as it may be amended or modified from time to time).

“Contagion Event” shall mean the outbreak and ongoing effects of a contagious disease, epidemic or pandemic (including COVID-19).

“Contract” means any legally binding agreement, license, note, mortgage, indenture or any other similar obligation.

“Cybersecurity Incident” shall mean any ransomware or malware attack, denial-of-service attack, breach of IT Assets or any information stored therein or processed thereby, unauthorized access or other cybersecurity, data or systems attack or incident.

“Cybersecurity Measures” shall mean all applicable Laws to which the Company or any of its Subsidiaries is subject relating to cybercrime, cyberterrorism, ransomware, malware, privacy or the protection of Personal Information.

“Data Protection Law” means all applicable Laws in any relevant jurisdiction to which the Company or any of its Subsidiaries is subject relating to data privacy, cybersecurity, breach notification or the protection or processing (including the collection, use, storage, transmission, transfer (including cross-border transfers), disclosure or other processing) of Personal Information.

“DGCL” means the General Corporation Law of the State of Delaware.

“Eligible Shares” means, other than any Excluded Shares, each Share issued and outstanding immediately prior to the Effective Time.

“Encumbrance” means any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, title defect, prior assignment or any other charge or encumbrance of any kind or nature whatsoever, whether contingent or absolute.

“Environmental Law” means any Law relating to the protection of the environment or human health and safety as it relates to exposure to any pollutant, contaminant, waste, chemical or hazardous material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plans” means “employee benefit plans” within the meaning of Section 3(3) of ERISA, including “employee welfare benefit plans” within the meaning of Section 3(a) of ERISA and “employee pension benefit plans” within the meaning of Section 3(2) of ERISA.

“EU Transfer Legislation” means United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended), the Service Provision Change (Protection of Employment) Regulations (Northern Ireland) 2006 and article L.1224-1 of the French Labor Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means the U.S. bank or trust company appointed by Parent prior to the Effective Time to act as exchange agent hereunder, which U.S. bank or trust company shall be reasonably acceptable to the Company.

“Exchange Agent Agreement” means the Contract pursuant to which Parent shall appoint the Exchange Agent, which shall be in form and substance reasonably acceptable to the Company.

“Exchange Ratio” means:

(a) if the Parent Stock Price is equal to or less than $149.00, 0.2500;

(b) if the Parent Stock Price is greater than $149.00 but less than $206.94, the quotient obtained by dividing $37.25 by the Parent Stock Price, rounded to four decimal places; or

(c) if the Parent Stock Price is greater than or equal to $206.94, 0.1800.

“Excluded Shares” means, collectively, the Shares owned by Parent, Merger Sub, any other Wholly Owned Subsidiary of Parent, the Company or any Wholly Owned Subsidiary of the Company, and, in each case, not held on behalf of third parties.

“Export and Sanctions Regulations” means all applicable trade, economic and financial sanctions, embargoes, programs, export, import, re-export, and transfer controls, U.S. anti-boycott requirements, Laws and restrictive measures administrated, enacted or enforced by OFAC (including the designation as a “Specially Designated National or Blocked Person” thereunder), His Majesty’s Treasury, the European Union and any relevant European Union member state, the Bureau of Industry and Security of the U.S. Department of Commerce, and the Directorate of Defense Trade Controls within the Bureau of Political-Military Affairs at the U.S. Department of State, including the Tariff Act of 1930, regulations issued or enforced by U.S. Customs and Border Protection, the Export Administration Act of 1979, the Export Control Reform Act of 2018, EAR, the Arms Export Control Act, the ITAR, the U.S. International Emergency Economic Powers Act, the Trading with the Enemy Act, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, and, to the extent applicable, the Laws of non-U.S. Governmental Entities relating to the same subject matter as the U.S. statutes and regulations described above.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Foreign Investment Laws” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions to acquire interests in or control over domestic equities, securities, entities, assets, land or interests, in each case on national interest, public order or security or national security or similar grounds.

“GAAP” means United States generally accepted accounting principles.

“Government Bid” means any offer, quotation, bid or proposal to sell products or services made by the Company or any of its Subsidiaries to any Governmental Entity or any prime contractor or subcontractor which, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, basic ordering agreement, purchase order, task order, delivery order or change order between the Company or any of its Subsidiaries, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (iii) any subcontractor at any tier with respect to any Contract described in clause (a) or (b); provided that, a task, purchase, delivery, change or work order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Governmental Entity” means any governmental, quasi-governmental, regulatory or self-regulatory authority, enforcement authority, agency, commission, body or other entity or any subdivision or instrumentality thereof, including any stock exchange or other self-regulatory organization, court, tribunal or arbitrator or any subdivision or instrumentality thereof, in each case of competent jurisdiction.

“Group” has the meaning set forth in Rule 13d-5 under the Exchange Act.

“Hazardous Substance” means any substance (a) regulated as hazardous, toxic, radioactive, petroleum, oil, a pollutant, a contaminant or words of similar import under Environmental Law or (b) can form the basis of any liability under Environmental Law due to its deleterious properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, all obligations of such Person (a) for borrowed money, (b) as evidenced by bonds, debentures, notes or similar instruments, (c) for capital or financial leases under Accounting Standards Codification 842 (as determined in accordance with GAAP) with respect to which such Person is the lessee (provided that Indebtedness shall not include obligations for or under any operating leases), (d) to pay the deferred or contingent and unpaid purchase price of property, equipment or services (including obligations related to earn-out arrangements) (excluding accounts payable incurred in the ordinary course of business), (e) pursuant to securitization or factoring programs or arrangements, (f) under sale-and-leaseback transactions, agreements to repurchase securities sold and other similar financing transactions, (g) for net cash payment obligations of such Person under swaps, options, forward sales contracts, derivatives and other hedging Contracts, financial instruments or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), (h) for letters of credit, bank guarantees, performance bonds and other similar Contracts or arrangements entered into by or on behalf of such Person, to the extent drawn or outstanding, (i) in respect of advances from customers (whether repayable in cash or by offset against subsequent purchases) or (j) pursuant to guarantees and arrangements having the economic effect of a guarantee of any obligation or undertaking of any other Person contemplated by the foregoing clauses (a) through (h) of this definition (or such lower amount of maximum liability as is expressly provided for under the documentation pursuant to which the respective guarantee or other arrangement is provided), in each case including all interest, premiums, prepayment fees, penalties, commitment or other fees, reimbursements, expenses and other payments due and payable with respect thereto.

“Insurance Policies” means any fire and casualty, general liability, business interruption, product liability, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies.

“Intellectual Property Rights” means all rights anywhere in the world in or to: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing, including all renewals of the same, and all common law rights and goodwill associated therewith or symbolized thereby; (b) patents, patent applications, statutory invention registrations, including divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (c) confidential and proprietary trade secrets, inventions, discoveries, ideas, improvements, information, know-how, data and databases (“Trade Secrets”); (d) copyrights and any equivalent rights in published and unpublished works of authorship (including all rights in or to software, website and mobile content and compilations of information) and any other related rights of authors, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and all moral rights and common law rights associated therewith; (e) Internet domain names, social media accounts and URLs; and (f) any other intellectual property, industrial or proprietary rights.

“Intervening Event” means any event, change, development, circumstance, fact, condition, occurrence or effect occurring after the date of this Agreement that materially affects the business, financial condition, assets, liabilities or operations of the Company and its Subsidiaries (taken as a whole), and that is not actually known or reasonably foreseeable to the Company Board as of or prior to the date of this Agreement (or if actually known or reasonably foreseeable, the material consequences of which were not actually known or reasonably foreseeable to the Company Board at such time); provided that in no event shall the following constitute or be taken into account in determining whether or not an Intervening Event has occurred: (a) the receipt, existence or terms of an Acquisition Proposal or any proposal or offer or other transaction relating to the divestiture of any businesses, assets, properties, product lines, programs, projects, equity or other business interests or other contractual rights and obligations of the Company or any of its Subsidiaries as set forth in Section 5.5(d) of the Company Disclosure Schedule, or any matter relating thereto or consequence thereof; (b) results that were proximately caused by a material breach of this Agreement by the Company; (c) the Company meeting or exceeding any internal, published or other projections, forecasts, estimates, budgets or goals; or (d) changes, after the date of this Agreement, in the market price or trading volumes of the Shares or the shares of Parent Common Stock, in and of themselves; provided that in the case of the foregoing clauses (c) and (d), the underlying cause of such event, change, development, circumstance, fact, condition, occurrence or effect may (to the extent not otherwise excluded under this definition) be taken into account in determining whether an Intervening Event has occurred.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means technology devices, computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge” or any similar phrase means (a) with respect to the Company, the actual knowledge of the individuals set forth in Section 9(b) of the Company Disclosure Schedule, in each case after reasonable inquiry and (b) with respect to Parent or Merger Sub, the actual knowledge of the Chief Legal Officer of Parent, after reasonable inquiry.

“Law” means any law, Order, statute, constitution, principle of common law, ordinance, code, standard, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates, and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Licenses” means all licenses, permits, certifications, qualifications, approvals, clearances, registrations, consents, authorizations, franchises, variances, easements, rulings, waivers and exemptions issued or granted by a Governmental Entity.

“Material Adverse Effect” means any effect, change, development, event or occurrence that, individually or in the aggregate with any other effect, change, development, event or occurrence, has or would be reasonably expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries (taken as a whole); provided, however, that no effect, change, development, event or occurrence resulting from any of the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(a) changes in economic conditions, political conditions, social conditions, the credit, capital, securities or financial markets, commodity prices, interest, currency or exchange rates, inflation or regulatory or business conditions;

(b) changes or developments in the industries in which the Company or any of its Subsidiaries or joint ventures operate or the industries to which the Company or its Subsidiaries or joint ventures sell its or their products or services;

(c) changes in, proposed or pending changes in, or changes in interpretation or enforcement of, GAAP or any Law;

(d) (i) any failure by the Company to meet any internal, public or other projections, forecasts, estimates, budgets or goals or (ii) any decline in the market price or trading volume of the Shares on NYSE; provided that the underlying cause of such failure or decline may (to the extent not otherwise excluded under this definition) be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur;

(e) acts of warfare, outbreak or escalation of hostilities, geopolitical conditions, tariffs, sanctions, riots, looting, unrest, sabotage, trade wars, political unrest, civil disobedience, protests, public demonstrations, sabotage, terrorism, cyberterrorism or cyberattacks (in each case, to the extent not specifically targeting the Company), military, paramilitary or police actions, or national or international calamity, or the escalation or worsening of any of the foregoing or any response by any Governmental Entity to any of the foregoing;

(f) (i) any Contagion Event or other public health event or the escalation or worsening thereof or any response by any Governmental Entity to the foregoing (including Pandemic Measures) or (ii) any weather event, flood, eruption, nuclear incident or other natural or man-made disaster or other force majeure event or the escalation or worsening of any of the foregoing or any response by any Governmental Entity to any of the foregoing;

(g) the taking of any action required by this Agreement (except for the Company’s obligations set forth in Section 5.1(a)) or the failure to take any action prohibited by this Agreement or the taking of any action required by the Airbus Term Sheet (or by the definitive agreements providing for the transactions contemplated thereby, to the extent reflecting the terms of the Airbus Term Sheet or consented to by Parent pursuant to Section 5.5(f)(ii)) or the failure to take any action prohibited by the Airbus Term Sheet (or by the definitive agreements providing for the transactions contemplated thereby, to the extent reflecting the terms of the Airbus Term Sheet or consented to by Parent pursuant to Section 5.5(f)(ii));

(h) changes caused by the negotiation, execution, announcement or performance of this Agreement or the Airbus Term Sheet (or by the definitive agreements providing for the transactions contemplated thereby, to the extent reflecting the terms of the Airbus Term Sheet or consented to by Parent pursuant to Section 5.5(f)(ii)) or the pendency or consummation of the Transactions or the transactions contemplated by the Airbus Term Sheet (including, in each case of the foregoing, any loss or change in relationship with any regulator, Company Employee in or governed by any labor union or similar body, officer, director, customer, supplier, vendor or other business partner of the Company or any of its Subsidiaries to the extent attributable thereto) (it being understood that this clause (h) shall not apply with respect to the representations or warranties in Section 3.4 (or any condition to any Party’s obligation to consummate the Transactions relating to such representation and warranty));

(i) the commencement, pendency or resolution of any Transaction Litigation or any Proceeding to the extent relating to this Agreement or the Transactions (it being understood that this clause (i) shall not apply with respect to the representations or warranties in Section 3.4 (or any condition to any Party’s obligation to consummate the Transactions relating to such representation and warranty));

(j) (A) the identity of Parent or any of its Subsidiaries or (B) any communication or disclosure by Parent or any of its Subsidiaries (including regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and its Subsidiaries after the Effective Time) (it being understood that this clause (j) shall not apply with respect to the representations or warranties in Section 3.4 (or any condition to any Party’s obligation to consummate the Transactions relating to such representation and warranty));

(k) the effect of any event or action taken or omission to act by the Company or any of its Subsidiaries in connection with the Transactions or the transactions contemplated by the Airbus Term Sheet at the written request of Parent;

(l) the effects of the failure to obtain any consents, registrations, approvals, permits or authorizations from any contractual counterparty or any Governmental Entity or the termination, acceleration or the enforcement of any contractual right of any contractual counterparty (including step-in rights), in each case, to the extent resulting from or arising out of the entry into this Agreement or the Transactions (it being understood that this clause (l) shall not apply with respect to the representations or warranties in Section 3.4 (or any condition to any Party’s obligation to consummate the Transactions relating to such representation and warranty)); or

(m) any action required to be taken by Parent or any of its Subsidiaries in order to comply with Parent’s obligations under Section 5.5;

provided, further, that, with respect to clauses (a), (b), (c), (e), and (f), such events that are not otherwise excluded from the definition hereof may be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent (and, for the avoidance of doubt, only to the extent) that they disproportionately adversely affect the Company and its Subsidiaries (taken as a whole) relative to comparable companies operating in the industries and in the geographic markets in which the Company and its Subsidiaries conduct their businesses.

“Multiemployer Plans” means “multiemployer plans” as defined by Section 3(37) of ERISA.

“NYSE” means the New York Stock Exchange.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Operating Company” means Spirit AeroSystems, Inc.

“Order” means any order, award, judgment, injunction, writ, decree, stipulation, ruling, judicial decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its certificate of incorporation and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) with respect to any Person that is a trust, its declaration of trust, or comparable documents, and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Other Anti-Bribery Laws” means, other than the FCPA, all applicable anti-bribery, anti-corruption, anti-money-laundering and similar Laws to which the Company, any of its Subsidiaries or any of their respective Representatives, acting on behalf of the Company or any of its Subsidiaries, is subject.

“Owned IPR” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” means all land held in fee simple, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto owned by the Company or any of its Subsidiaries.

“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, curfew, shutdown, closure, sequester, safety or any other Law, Order, Proceeding, directive, pronouncement or guideline by any industry group or Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to any Contagion Event, including, with respect to COVID-19, the CARES Act, the Families First Coronavirus Response Act and the American Rescue Plan Act of 2021.

“Parent Benefit Plan” means any benefit or compensation plan, fund, program, policy, practice, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or administered by, or required to be contributed to, or with respect to which any obligation or liability is borne by, Parent or any of its Subsidiaries.

“Parent Board” means the board of directors of Parent.

“Parent Clean Team Agreement” means the Clean Team Agreement, entered into between the Company and Parent, dated as of June 24, 2024 (as it may be amended or modified from time to time).

“Parent Commercial Contract” means any Contract between Parent or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, including any such Contracts entered into after the date of this Agreement but excluding this Agreement and any other agreements entered into in connection with this Agreement and the Transactions; provided that any reference to any Parent Commercial Contract shall be deemed to include all amendments, exhibits, addenda, orders and other agreements between the parties thereto or instruments executed or delivered by Parent or any of its Subsidiaries in connection therewith or executed or delivered by the Company or any of its Subsidiaries to and for the benefit of Parent or any of its Subsidiaries in connection therewith.

“Parent Common Stock” means the Common Stock, of the par value of $5 each, of Parent.

“Parent Confidentiality Agreement” means the Non-Disclosure Agreement, entered into between the Company and Parent, dated as of June 24, 2024 (as it may be amended or modified from time to time).

“Parent Material Adverse Effect” means any effect, change, development, event or occurrence that, individually or in the aggregate with any other effect, change, development, event or occurrence, has or would be reasonably expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries (taken as a whole); provided, however, that no effect, change, development, event or occurrence resulting from any of the following shall constitute a Parent Material Adverse Effect or be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur:

(a) changes in economic conditions, political conditions, social conditions, the credit, capital, securities or financial markets, commodity prices, interest, currency or exchange rates, inflation or regulatory or business conditions;

(b) changes or developments in the industries in which Parent or any of its Subsidiaries or joint ventures operate or the industries to which Parent or its Subsidiaries or joint ventures sell its or their products or services;

(c) changes in, proposed or pending changes in, or changes in interpretation or enforcement of, GAAP or any Law;

(d) (i) any failure by Parent to meet any internal, public or other projections, forecasts, estimates, budgets or goals or (ii) any decline in the market price or trading volume of shares of Parent Common Stock on NYSE; provided that the underlying cause of such failure or decline may (to the extent not otherwise excluded under this definition) be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur;

(e) acts of warfare, outbreak or escalation of hostilities, geopolitical conditions, tariffs, sanctions, riots, looting, unrest, sabotage, trade wars, political unrest, civil disobedience, protests, public demonstrations, sabotage, terrorism, cyberterrorism or cyberattacks (in each case, to the extent not specifically targeting Parent), military, paramilitary or police actions, or national or international calamity, or the escalation or worsening of any of the foregoing or any response by any Governmental Entity to any of the foregoing;

(f) (i) any Contagion Event or other public health event or the escalation or worsening thereof or any response by any Governmental Entity to the foregoing (including Pandemic Measures) or (ii) any weather event, flood, eruption, nuclear incident or other natural or man-made disaster or other force majeure event or the escalation or worsening of any of the foregoing or any response by any Governmental Entity to any of the foregoing;

(g) the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement or the taking of any action required by the Airbus Term Sheet (or by the definitive agreements providing for the transactions contemplated thereby) or the failure to take any action prohibited by the Airbus Term Sheet (or by the definitive agreements providing for the transactions contemplated thereby);

(h) changes caused by the negotiation, execution, announcement or performance of this Agreement or the Airbus Term Sheet (or by the definitive agreements providing for the transactions contemplated thereby) or the pendency or consummation of the Transactions or the transactions contemplated by the Airbus Term Sheet (including, in each case of the foregoing, any loss or change in relationship with any regulator, employee in or governed by any labor union or similar body, officer, director, customer, supplier, vendor or other business partner of Parent or any of its Subsidiaries to the extent attributable thereto) (it being understood that this clause (h) shall not apply with respect to the representations or warranties in Section 4.5 (or any condition to any Party’s obligation to consummate the Transactions relating to such representations and warranties));

(i) the commencement, pendency or resolution of any Transaction Litigation or any Proceeding to the extent relating to this Agreement or the Transactions (it being understood that this clause (i) shall not apply with respect to the representations or warranties in Section 4.5 (or any condition to any Party’s obligation to consummate the Transactions relating to such representations and warranties));

(j) (A) the identity of the Company or any of its Subsidiaries or (B) the business or operations of the Company (it being understood that this clause (j) shall not apply with respect to the representations or warranties in Section 4.5 (or any condition to any Party’s obligation to consummate the Transactions relating to such representations and warranties));

(k) the effect of any event or action taken or omission to act by Parent or any of its Subsidiaries in connection with the Transactions or the transactions contemplated by the Airbus Term Sheet at the written request of the Company;

(l) the effects of the failure to obtain any consents, registrations, approvals, permits or authorizations from any contractual counterparty or any Governmental Entity or the termination, acceleration or the enforcement of any contractual right of any contractual counterparty, in each case, to the extent resulting from or arising out of the entry into this Agreement or the Transactions (it being understood that this clause (l) shall not apply with respect to the representations or warranties in Section 4.5 (or any condition to any Party’s obligation to consummate the Transactions relating to such representations and warranties)); or

(m) any action required to be taken by Parent or any of its Subsidiaries in order to comply with Parent’s obligations under Section 5.5;

provided, further, that, with respect to clauses (a), (b), (c), (e), and (f), such events that are not otherwise excluded from the definition hereof may be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent (and, for the avoidance of doubt, only to the extent) that they disproportionately adversely affect Parent and its Subsidiaries (taken as a whole) relative to comparable companies operating in the industries and in the geographic markets in which Parent and its Subsidiaries conduct their businesses.

“Parent Reports” means the reports, forms, proxy statements, prospectuses, registration statements and other statements, certifications and documents required to be or otherwise filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act by Parent, including exhibits thereto and all other information incorporated by reference and any amendments and supplements thereto.

“Parent Stock Price” means the volume weighted average price per share of Parent Common Stock on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the period of the fifteen (15) consecutive trading days ending on and including the second full trading day prior to the Effective Time.

“Parent Termination Fee” means an amount equal to three hundred million dollars ($300,000,000).

“Permitted Encumbrances” means: (a) Encumbrances for current Taxes or other governmental charges not yet due and payable or that are being contested in good faith and for which appropriate reserves have been established to the extent required by GAAP; (b) statutory Encumbrances and mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business consistent with past practice; (c) statutory or common law Encumbrances to secure landlords, lessors or renters under leases or rental Contracts; (d) Encumbrances that have been placed by any developer, landlord or other third party on property owned by third parties over which the Company or any of its Subsidiaries has easement rights and subordination or similar Contract relating thereto; (e) any easements, covenants, rights-of-way, restrictions of record and other similar charges not materially interfering with the ordinary conduct of the Company’s business; (f) Encumbrances in connection with zoning, entitlement or other land use or environmental regulation by any Governmental Entity; (g) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice; (h) Encumbrances disclosed and reflected in the Company Reports prior to the date of this Agreement; (i) Encumbrances incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security; (j) licenses or sublicenses of Intellectual Property Rights or IT Assets granted in the ordinary course of business consistent with past practice; (k) other Encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use, operation or value of the properties or assets to which they relate; (l) restrictions, exclusions, Encumbrances or any imperfections that would be shown by a current title report or other similar report; (m) restrictions on transfer solely arising under or relating to applicable securities Laws; (n) Encumbrances not created by the Company or any of its Subsidiaries that affect the underlying fee interest of any real property; (o) with respect to the Company and its Subsidiaries, Encumbrances (i) arising under or relating to this Agreement or (ii) securing obligations under the Company Existing Debt Agreements as of the date of this Agreement; or (p) Encumbrances set forth in Section 9(c) of the Company Disclosure Schedule.

“Person” means any individual or entity.

“Personal Information” means any information that (a) alone or in combination with other information held by the Company or any of its Subsidiaries can reasonably be used to identify an individual person, browser, household or device, or (b) is otherwise defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information” or a similar term under (and protected under) applicable Data Protection Laws.

“Proceeding” means any action, cause of action, claim, litigation, suit, inquiry, investigation, arbitration or other similar proceeding, in each case, by or before a Governmental Entity, whether civil, criminal, regulatory, administrative or otherwise.

“Qualifying Termination” means a termination of employment either (a) by Parent without Cause (as such term is defined in the Stock Plans) or (b) by the Continuing Employee within ninety (90) days after (i) a material diminution in such Continuing Employee’s base compensation, (ii) relocation of such Continuing Employee’s principal office to a location that is greater than fifty (50) miles from the location of such Continuing Employee’s principal office immediately before such relocation or (iii) any action or inaction with respect to the terms and conditions of the Continuing Employee’s service that constitutes a material breach by Parent of any written agreement between such Continuing Employee and Parent (each of clauses (i), (ii) and (iii), a “Good Reason Event”), so long as, with respect to any Good Reason Event, the Continuing Employee has, within thirty (30) days after the occurrence of such Good Reason Event, notified Parent of the Continuing Employee’s intent to terminate as a result of such Good Reason Event and within thirty (30) days after receipt of that notice Parent has not cured such Good Reason Event.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Registered” means registered with, issued by, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, advisor, agent or other representative of such Person, in each case acting in their capacity as such.

“Requisite Company Vote” means the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose, including any postponement or adjournment thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share” means any share of the Company Common Stock.

“Specified Award” means each Company PSU, Company RSU or Company Restricted Share granted under the Stock Plans that (a) is vested but not yet settled as of immediately prior to the Effective Time, (b) is outstanding, as of immediately prior to the Effective Time, and was granted to a non-employee member of the Company Board, (c) vests effective as of the Effective Time in accordance with its terms or (d) is outstanding immediately prior to the Effective Time and held by a Person who, as of immediately prior to the Effective Time, is no longer an employee or other service provider to the Company.

“Stock Plans” means the Company Amended and Restated 2014 Omnibus Incentive Plan, effective as of April 26, 2023, and the Company 2014 Omnibus Incentive Plan, as amended January 25, 2017, and as further amended October 23, 2019.

“Subsidiary,” with respect to any Person, shall have the meaning set forth in the Exchange Act.

“Superior Proposal” means a bona fide written Acquisition Proposal, made after the date of this Agreement by any Person, that did not result from a material breach by the Company, its Wholly Owned Subsidiaries or its or their respective Representatives of Section 5.2(a) or Section 5.2(b) (including, for the avoidance of doubt, any failure by any such Representatives to follow an instruction required to be given by the Company thereunder), on terms that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, are more favorable to the Company’s stockholders than the Transactions, taking into account the financial, legal, regulatory, conditionality and other aspects of such proposal; provided that, solely for purposes of defining a “Superior Proposal,” all references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be deemed to be a reference to “fifty percent (50%).”

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means any taxes including all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties or assessments of any kind, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, and information returns and other related documents and attachments thereto) relating to Taxes, including any amendment or supplements thereof, required to be filed or supplied to any Taxing Authority.

“Taxing Authority” means any Governmental Entity having competent jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Termination Fee” means the Company Termination Fee or the Parent Termination Fee, as applicable.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property Rights.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value-added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“UK” means the United Kingdom.

“UK Company Employee” means a Company Employee employed in the UK.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity or ownership interests of such Subsidiary are beneficially owned by such first Person.

“Willful Breach” means an action taken or failure to act that the breaching Party intentionally takes (or intentionally fails to take) and actually knows (or would reasonably have been expected to have known) would, or would reasonably be expected to, cause a material breach of a covenant or agreement set forth in this Agreement.

(b) As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
Agreement	Preamble
Annual Bonus	Section 5.9(c)
Aviation Regulations	Section 3.14
Burdensome Condition	Section 5.5(d)
Company	Preamble
Company Compensation Committee	Section 2.3(b)
Company Disclosure Schedule	Article III
Company Labor Agreements	Section 3.17(a)

Definition	Section
Company Licenses	Section 3.5(b)
Company Material Contract	Section 3.11(a)
Company PSU	Section 2.3(c)
Company Recommendation	Section 3.3(b)
Company RSU	Section 2.3(a)
Company Top Customer	Section 3.15
Company Top Supplier	Section 3.15
Continuing Employee	Section 5.9(a)
D&O Indemnified Party	Section 5.10(a)
DFARS	Section 3.12(a)
EAR	Section 3.5(a)(v)
Effective Time	Section 1.2
ESPP	Section 2.3(d)
Exchange Fund	Section 2.2(a)
FAA	Section 3.14
FAR	Section 3.12(a)
Final Offering	Section 2.3(d)
ITAR	Section 3.5(a)(v)
Material Company Bid	Section 3.11(a)(iv)
Material Company Government Contract	Section 3.11(a)(iii)
Merger	Section 1.2
Merger Sub	Preamble
Non-U.S. Company Benefit Plan	Section 3.16(a)
Outside Date	Section 7.2(a)
Parent	Preamble
Parent 401(k) Plans	Section 5.9(e)
Parent Disclosure Schedule	Article IV
Parent Stock-Based RSU	Section 2.3(a)
Party	Preamble
Per Share Merger Consideration	Section 2.1(a)
Privacy and Security Requirements	Section 3.21(b)(xi)
Proxy Statement	Section 5.3(a)
Qualifying Transaction	Section 7.5(b)(i)
Registration Statement	Section 5.3(a)
Regulatory Approvals	Section 6.1(b)
Regulatory Strategy Framework	Section 5.5(e)
Surviving Corporation	Section 1.2
Takeover Notice Period	Section 5.2(e)(ii)
Transaction Litigation	Section 5.14
Transactions	Recitals

Annex B

June 30, 2024

Board of Directors

Spirit AeroSystems Holdings, Inc.

3801 South Oliver St.

Wichita, KS 67210

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A common stock, par value $0.01 per share (“Company Common Stock”), of Spirit AeroSystems Holdings, Inc. (the “Company”) of the Per Share Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, The Boeing Company (“Parent”) and Sphere Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”). As more fully described in the Agreement, Merger Sub will be merged with and into the Company (the “Transaction”) and each issued and outstanding share of Company Common Stock (other than the Excluded Shares (as defined in the Agreement)) will be immediately converted into the right to receive a number of shares of common stock, par value $5.00 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio (the “Per Share Merger Consideration”).

As described in the Agreement, (i) “Exchange Ratio” means (a) if the Parent Stock Price (as defined below) is equal to or less than $149.00, 0.2500; (b) if the Parent Stock Price is greater than $149.00 but less than $206.94, the quotient obtained by dividing $37.25 by the Parent Stock Price, rounded to four decimal places; or (c) if the Parent Stock Price is greater than or equal to $206.94, 0.1800; and (ii) “Parent Stock Price” means the volume weighted average price per share of Parent Common Stock on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the period of the fifteen (15) consecutive trading days ending on and including the second full trading day prior to the effective time of the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts, relating to the Company and Parent; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) reviewed information regarding the capitalization of the Company furnished to us by the Company; (iv) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) through (iii) of this paragraph, as well as the businesses and prospects of the Company generally; (v) conducted discussions with members of the senior management and representatives of Parent concerning the information described in clause (i) of this paragraph, as well as the businesses and prospects of Parent generally; (vi) reviewed the reported prices and trading activity for the Company Common Stock and Parent Common Stock;

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(vii) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (viii) reviewed the financial terms of certain other transactions that we deemed relevant; (ix) reviewed the execution version of the Agreement; and (x) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our analysis and opinion, we have, at your direction, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not independently verified any such information (or assumed any responsibility for the independent verification of any such information). With your consent, we have also relied on the representation of the Company’s management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. With your consent, we have assumed that Parent’s filings with the Securities and Exchange Commission comply with applicable securities laws and do not contain any material misstatements or omissions. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal. We have not been provided with financial forecasts for Parent and given the market capitalization of Parent, the trading volume of Parent Common Stock and the aggregate amount of Parent Common Stock to be received by the holders of Company Common Stock in the Transaction, for purposes of our analysis, we have assumed, with your consent, that the value of Parent Common Stock is the closing price per share on the last day prior to the review of our analysis by a Moelis & Company LLC fairness opinion committee.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company. Our opinion does not address any legal, regulatory, tax or accounting matters. We have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Per Share Merger Consideration from a financial point of view to the holders of Company Common Stock. We have not been asked to, nor do we, offer any opinion as to any terms of the Airbus Term Sheet (as defined in the Agreement) or any aspect or implication of the transactions contemplated thereby. We express no opinion as to what the value of Parent Common Stock actually will be when issued pursuant to the Transaction or the prices at which Company Common Stock or Parent Common Stock may trade at any time. We are not expressing any opinion as to fair value, viability or the solvency of the Company or Parent following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, that the representations and warranties of each party set forth in the Agreement are accurate and correct, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis. We have not been authorized to solicit and have not solicited indications of interest in a possible transaction with the Company from any party. We also have not been requested to, and have not, participated in the structuring or negotiation of the Transaction.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We have been engaged by the Company to render this opinion and will earn a fee upon delivery of this opinion, which fee is not contingent upon either the conclusion expressed in this opinion or successful consummation of the Transaction. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company, Parent and Airbus SE (“Airbus”). We have provided investment banking and other services to the Company and Airbus unrelated to the Transaction and have received compensation for such services. In the future, we may provide such services to the Company, Parent or Airbus and may receive compensation for such services. In the past three years prior to the date hereof, we acted as a financial advisor (i) to the Company in connection with a refinancing and capital raise that was consummated in 2023 and (ii) to a division of Airbus in connection with an acquisition transaction that was consummated in 2024.

This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Per Share Merger Consideration from a financial point of view to the holders of Company Common Stock. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Per Share Merger Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by holders of Company Common Stock (other than the Excluded Shares (as defined in the Agreement)) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Moelis & Company LLC
MOELIS & COMPANY LLC

 SPIRIT AEROSYSTEMS HOLDINGS, INC.

 3801 SOUTH OLIVER STREET

 WICHITA, KANSAS 67210

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 30, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SPR2025SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 30, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V55476-S04541       KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

The Board of Directors recommends a vote FOR Proposals 1, 2, and 3:				For	Against	Abstain

1.  Proposal (the “Merger Agreement Proposal”) to adopt the Agreement and Plan of Merger, dated June 30, 2024, as it may be amended from time to time (the “Merger Agreement”), among Spirit AeroSystems Holdings, Inc. (“Spirit”), The Boeing Company (“Boeing”) and Sphere Acquisition Corp., a wholly owned subsidiary of Boeing (“Merger Sub”), providing for the merger of Merger Sub with and into Spirit (the “Merger”).

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2.  Proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the Merger (the “Advisory Compensation Proposal”).

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3.  Proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Merger Agreement Proposal (the “Adjournment Proposal”).

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NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

NOTE: Please sign exactly as your name(s) appear(s) on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor or trustee, or in another representative capacity, sign name and provide full title. If a corporation or partnership, sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

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V55477-S04541

Spirit AeroSystems Holdings, Inc.

Special Meeting of Stockholders

January 31, 2025, at 11:30 a.m. Central Time

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Each signatory on the reverse side hereby appoints Robert D. Johnson and Justin Welner, and each of them, with the power of substitution, as proxies for the undersigned and authorizes them to represent and vote all of the shares of Class A Common Stock of Spirit AeroSystems Holdings, Inc. that the undersigned may be entitled to vote at the Special Meeting of Stockholders to be held on January 31, 2025, at 11:30 a.m. Central Time (the “Special Meeting”), via live audio webcast at www.virtualshareholdermeeting.com/SPR2025SM, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein or, if no such direction is given, will be voted FOR each of Proposal 1 (the Merger Agreement Proposal), Proposal 2 (the Advisory Compensation Proposal) and Proposal 3 (the Adjournment Proposal). In their discretion, the proxies named herein are authorized to vote in accordance with their judgment upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

IMPORTANT: PLEASE MARK, SIGN, AND DATE THIS PROXY ON THE REVERSE SIDE.